UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MARATHON ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(a)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.0001 per share

Warrants, each exercisable for one share of Common Stock

Shares of Common Stock underlying the Warrants

(b)	Aggregate number of securities to which transaction applies:

49,410,850 shares of Common Stock

45,535,850 Warrants, each exercisable for one share of Common Stock

45,535,850 shares of Common Stock underlying the Warrants

(c)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$7.69/share of Common Stock—pursuant to Rule 0-11(c)(1) and 0-11(a)(4) under the Securities Exchange Act of 1934, the average of the high and low sales price of the Common Stock, as quoted on the AMEX on April 14, 2008

$0.75/Warrant—pursuant to Rule 0-11(c)(1) and 0-11(a)(4) under the Securities Exchange Act of 1934, the average of the high and low sales price of the Warrant, as quoted on the OTC Bulletin Board on April 14, 2008

$0.75/share of Common Stock underlying the Warrants—pursuant to Rule 0-11(c)(1) and 0-11(a)(4) under the Securities Exchange Act of 1934, the average of the high and low sales price of the Warrant, as quoted on the OTC Bulletin Board on April 14, 2008

(d)	Proposed maximum aggregate value of transaction:

$414,121,324.00

(e)	Total fee paid:

$16,274.97

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(a)	Amount Previously Paid:

$16,274.97

(b)	Form, Schedule or Registration Statement No.:

Form F-4, Filed April 18, 2008

(c)	Filing Party:

GSL Holdings, Inc.

(d)	Date Filed:

April 18, 2008

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED JUNE 24, 2008

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

OF MARATHON ACQUISITION CORP.

AND PROSPECTUS FOR COMMON SHARES, WARRANTS AND UNITS

OF GSL HOLDINGS, INC.

Joint Proxy Statement/Prospectus dated                     , 2008

and first mailed to stockholders and warrantholders on or about                     , 2008

Dear Marathon Stockholders and Warrantholders:

Marathon stockholders are cordially invited to attend the special meeting of the stockholders of Marathon Acquisition Corp., a Delaware corporation, or Marathon, relating to the agreement and plan of merger by and among Marathon, GSL Holdings, Inc., a Marshall Islands corporation and a newly formed subsidiary of Marathon, CMA CGM S.A., a French corporation, and Global Ship Lease, Inc., a Marshall Islands corporation and a subsidiary of CMA CGM, and related proposals.

Pursuant to the merger agreement, Marathon will merge with and into GSL Holdings, and then Global Ship Lease will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving company incorporated in the Republic of the Marshall Islands and to be renamed “Global Ship Lease, Inc.” (such mergers collectively, the “Merger”). As a result of the Merger, each holder of Marathon common stock will receive one Class A common share of GSL Holdings for each share of Marathon common stock, except that Marathon Founders, LLC and other initial stockholders will receive an aggregate of 5,000,000 Class B common shares of GSL Holdings in lieu of an equal number of Class A common shares; and CMA CGM will receive $66,570,135 in cash, 7,844,600 Class A common shares of GSL Holdings, 5,000,000 Class B common shares of GSL Holdings, and 12,375,000 Class C common shares of GSL Holdings. Each outstanding warrant to acquire a share of Marathon common stock will become a warrant to receive one Class A common share of GSL Holdings. Each outstanding unit of Marathon will represent one Class A common share of GSL Holdings and a warrant to acquire one Class A common share of GSL Holdings.

Global Ship Lease owns 12 containerships which are chartered to CMA CGM. Pursuant to an asset purchase agreement, Global Ship Lease will acquire another five containerships from CMA CGM after the Merger. CMA CGM is the third largest container shipping company in the world. Following the effective date of the Merger, CMA CGM is expected to own between 33.8% and 37.9% of the outstanding common shares of GSL Holdings, depending on the number of shares of Marathon common stock converted for cash. Marathon is a blank check company formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating businesses.

GSL Holdings is applying to have its Class A common shares, warrants and units listed on the New York Stock Exchange under the symbols, “GSL”, “GSL.WS” and “GSL.U”, respectively.

Each Marathon stockholder who holds shares of common stock issued as part of the units issued in Marathon’s initial public offering has the right to vote against adoption of the merger proposal and demand that Marathon convert such shares into cash. This includes any stockholder who acquires shares issued in the initial public offering through purchases following the initial public offering, and such stockholder is entitled to conversion rights. As of March 31, 2008, there was approximately $316 million in the Marathon trust account (inclusive of the deferred underwriting compensation) plus accrued interest on the funds in the trust account and less accrued taxes, or approximately $7.90 per share issued in the initial public offering. The shares for which conversion has been exercised will be converted into cash only if the Merger is completed. However, if the holders of 20% (8,003,167) or more of the shares of common stock issued in the initial public offering vote against adoption of the merger proposal and demand conversion of their shares into cash at the per share conversion price no later than the close of the vote on the merger proposal at the special meeting, Marathon will not complete the Merger. Prior to exercising their conversion rights, Marathon’s stockholders should verify the market price of Marathon’s common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. Shares of Marathon’s common stock are currently listed on the AMEX under the symbol “MAQ.” On                     , 2008, the record date for the special meeting of stockholders, the last sale price of Marathon’s common stock was $    .

With respect to the merger proposal, all of Marathon’s initial stockholders have agreed to vote the shares of common stock held by them that they acquired prior to the initial public offering either for or against the adoption of the merger proposal in the same manner that the majority of the shares issued in the initial public offering that are voted at the meeting are voted on such proposal and have agreed to vote any shares acquired in or after the initial public offering for the adoption of the merger proposal. They have indicated that they will vote such shares “FOR” all of the other proposals, although there is no agreement in place with respect to these proposals.

In connection with the Merger, Marathon is also soliciting the requisite consent of its warrantholders to amend the warrant agreement to revise the definition of “Business Combination” and the other merger-related provisions to include the Merger. With respect to the consent solicitation, the officers of Marathon have indicated that they will provide their consent to the warrant amendment, although there is no agreement in place to do so.

Each stockholder’s vote and warrantholder’s consent is very important. Whether or not you plan to attend the Marathon special meeting in person, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting such stockholder’s shares in person if such stockholder subsequently chooses to attend the Marathon special meeting. Warrantholders may revoke their consents at any time before the requisite consents have been received. The joint proxy statement/prospectus constitutes a proxy statement of Marathon and a prospectus of GSL Holdings for the securities of GSL Holdings that will be issued to securityholders of Marathon.

Holders of Marathon common stock or warrants will not be entitled to any appraisal rights under the Delaware General Corporation Law in connection with the Merger.

HOW TO OBTAIN ADDITIONAL INFORMATION

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Marathon with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

Marathon Acquisition Corp.

500 Park Avenue, 5th Floor

New York, New York 10022

Attention: Corporate Secretary

Tel: 212-993-1670

If you would like to request documents, please do so no later than                     , 2008, to receive them before Marathon’s special meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about Marathon and GSL Holdings. You should rely only on the information contained in this joint proxy statement/prospectus in deciding how to vote on the Merger. Neither Marathon nor GSL Holdings has authorized anyone to give any information or to make any representations other than those contained in this joint proxy statement/prospectus. Do not rely upon any information or representations made outside of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus may change after the date of this joint proxy statement/prospectus. Do not assume after the date of this joint proxy statement/prospectus that the information contained in this joint proxy statement/prospectus is still correct.

The place, date and time of the Marathon special meeting is as follows: the offices of             ,             , New York, New York, on                     , 2008 at 10:00 a.m.

We encourage you to read this joint proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “RISK FACTORS” beginning on page 18.

Marathon’s board of directors unanimously recommends that Marathon stockholders vote “FOR” approval of the Merger and the other proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or otherwise, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

/s/ MICHAEL S. GROSS
Michael S. Gross
Chairman of the Board of Directors of Marathon Acquisition Corp.

                    , 2008

MARATHON ACQUISITION CORP.

500 Park Avenue, 5th Floor

New York, New York 10022

Notice of Special Meeting of Marathon Acquisition Corp. Stockholders To Be Held on                     , 2008

To Marathon Stockholders:

A special meeting of stockholders of Marathon Acquisition Corp., a Delaware corporation, or Marathon, will be held at the offices of             ,             , New York, New York on                     , 2008, at 10:00 a.m., for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the agreement and plan of merger among Marathon, GSL Holdings, Inc., a Marshall Islands corporation and a newly formed subsidiary of Marathon, CMA CGM S.A., a French corporation, and Global Ship Lease, Inc., a Marshall Islands corporation and a subsidiary of CMA CGM, and the transactions contemplated thereby (the “Merger Proposal”).

2. To consider and vote upon a proposal to approve and authorize an amendment to Marathon’s certificate of incorporation to revise the definition of “Business Combination” to include the Merger contemplated by the merger agreement (the “Certificate Amendment Proposal”). The approval of the Merger Proposal is conditioned upon the approval of the Certificate Amendment Proposal.

3. To adjourn the special meeting in the event Marathon does not received the requisite stockholder vote to approve the Merger Proposal and the Certificate Amendment Proposal (the “Adjournment Proposal”).

As of                     , 2008, there were 49,410,850 shares of Marathon common stock issued and outstanding and entitled to vote. Only Marathon stockholders who hold shares of record as of the close of business on                     , 2008 are entitled to vote at the special meeting or any adjournment of the special meeting. Approval of the Merger Proposal requires approval of the holders of a majority of the votes cast of the shares of common stock issued in the initial public offering. In addition, in order for the Merger Proposal to be approved, regardless of whether the Merger Proposal receives such requisite votes, holders of less than 8,003,167 shares of common stock, such number representing 20% of the 40,035,850 shares of Marathon common stock issued in the initial public offering, must vote against the Merger and exercise their conversion rights to have their shares converted for cash. The other proposals require the approval of holders of a majority of the common stock represented and entitled to vote at the special meeting.

Holders of Marathon’s common stock will not be entitled to any appraisal rights under the Delaware General Corporation Law in connection with the Merger.

Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. You may revoke a proxy at any time before it is voted at the special meeting by executing and returning a proxy card dated later than the previous one, by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation to Marathon at 500 Park Avenue, 5th Floor, New York, New York 10022, Attention: Corporate Secretary, before we take the vote at the special meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

Marathon’s board of directors unanimously recommends that Marathon stockholders vote “FOR” approval of each of the proposals.

By order of the Board of Directors,

/s/ MICHAEL S. GROSS
Michael S. Gross
Chairman of the Board of Directors of Marathon Acquisition Corp.

                    , 2008

Appendix A	Agreement and Plan of Merger by and among Marathon Acquisition Corp., GSL Holdings, Inc., Global Ship Lease, Inc. and CMA CGM S.A.
Appendix B	Fairness Opinion

QUESTIONS AND ANSWERS ABOUT THE MARATHON SPECIAL MEETING

Q:	What is the purpose of this document?

A:	This document serves as Marathon’s proxy statement and as the prospectus of GSL Holdings. As a proxy statement, this document is being provided to Marathon stockholders because the Marathon board of directors is soliciting their proxies to vote to approve, at a special meeting of stockholders, the merger agreement, pursuant to which Marathon will merge with and into GSL Holdings (such merger, the “Migratory Merger”), and then Global Ship Lease will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving company incorporated in the Republic of the Marshall Islands and to be renamed “Global Ship Lease, Inc.” (such merger, the “GSL Merger” and collectively with the Migratory Merger, the “Merger”).

As a prospectus, GSL Holdings is providing this document to Marathon stockholders because GSL Holdings is offering its common shares in exchange for shares of Marathon common stock and GSL Holdings is assuming the outstanding warrants of Marathon in the Merger.

In addition, this document is being provided to Marathon’s warrantholders as it contains a Consent Solicitation of Marathon’s warrantholders to certain amendments to the warrant agreement.

Q:	What matters will Marathon stockholders be asked to vote on at the Marathon special meeting?

A:	There are three proposals on which Marathon stockholders are being asked to vote:

•	a proposal to approve and adopt the merger agreement and the transactions contemplated thereby (the “Merger Proposal”);

•

a proposal to approve and authorize an amendment to Marathon’s certificate of incorporation to revise the definition of “Business Combination” to include the Merger (the “Certificate Amendment Proposal”); and

•

a proposal to adjourn the special meeting in the event Marathon does not receive the requisite stockholder vote to approve the Merger Proposal and the Certificate Amendment Proposal (the “Adjournment Proposal”).

Marathon can not complete the Merger unless both the Merger Proposal and the Certificate Amendment Proposal are approved at the special meeting.

Q:	When and where is the special meeting of Marathon stockholders?

A:	The special meeting of Marathon stockholders will take place at the offices of , located at , New York, New York, on , 2008, at 10:00 a.m.

Q:	Who may vote at the special meeting?

A:	Only holders of record of shares of Marathon common stock as of the close of business on , 2008 may vote at the special meeting. As of , 2008, there were 49,410,850 shares of Marathon common stock outstanding and entitled to vote.

Q:	What is the quorum requirement for the special meeting?

A:	Stockholders representing a majority of the Marathon common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy in order to hold the special meeting and conduct business. This is called a quorum. Shares of Marathon common stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting, may adjourn the meeting until a quorum is present.

i

Q	What is the required vote to approve and authorize the Merger?

A:	The Merger must be approved by the holders of at least a majority of the votes cast of the shares of common stock issued in Marathon’s initial public offering. In addition, Marathon may not complete the Merger if the holders of 20% or more of the shares of common stock issued in the initial public offering elect to exercise conversion rights.

With respect to the Merger, Marathon’s initial stockholders have agreed to vote their respective shares of common stock acquired by them prior to the initial public offering in accordance with the majority of the shares of common stock voted by the public stockholders. Marathon’s initial stockholders and Marathon Investors, LLC have also agreed that they will vote any shares they purchase in the open market, in or subsequent to the initial public offering, in favor of the Merger.

Q:	When did Marathon consummate its initial public offering and what proceeds were received in connection therewith?

A:	On August 30, 2006, Marathon consummated its initial public offering of 37,500,000 units, each consisting of one share of common stock and one warrant exercisable for an additional share of common stock at an exercise price of $6.00 per warrant, and received proceeds of approximately $279,000,000, net of underwriting discounts and commissions of approximately $21,000,000 (including approximately $6,000,000 of deferred underwriting discounts and commissions placed in a trust account pending completion of a business combination). In addition, on September 22, 2006, the underwriters for Marathon’s initial public offering exercised their over-allotment option, which closed on September 27, 2006, generating additional proceeds of approximately $18,867,000, net of underwriting discounts and commissions of approximately $1,420,000 (including approximately $400,000 of additional deferred underwriting discounts and commissions placed in a trust account pending completion of a business combination). Also on August 30, 2006, Marathon consummated a private placement of 5,500,000 warrants at $1.00 per warrant to Marathon Investors, LLC for an aggregate purchase price of $5,500,000. The proceeds of this private placement were also placed in the trust account.

Q:	What is the deadline for Marathon to effect a business combination?

A:	If Marathon does not consummate the Merger or another business combination by August 30, 2008, then pursuant to Article Fifth of its certificate of incorporation, Marathon’s officers must take all actions necessary in accordance with the Delaware General Corporation Law to dissolve and liquidate Marathon as soon as reasonably practicable.

Q	Do I have conversion rights in connection with the Merger?

A:	Yes. In order to exercise conversion rights, a stockholder must vote against the Merger and elect to exercise conversion rights on the enclosed proxy card. If a stockholder votes against the Merger but fails to properly exercise conversion rights, such stockholder will not be entitled to have its shares converted to cash. Any request for conversion, once made, may be withdrawn at any time up to the date of the special meeting. The actual per share conversion price will be equal to the aggregate amount then on deposit in Marathon’s trust account, before payment of deferred underwriting discounts and commissions and including accrued interest, net of any income taxes on such interest, which shall be paid from the trust account, and net of interest income of $3.9 million previously released to Marathon to fund working capital requirements (subject to the tax holdback) (calculated as of two business days prior to the consummation of the Merger), divided by the number of shares sold in the initial public offering. For illustrative purposes, based on funds in the trust account on March 31, 2008, the estimated per share conversion price would have been $7.90. Please see “Special Meeting of Marathon Stockholders—Conversion Rights” for the procedures to be followed if you wish to convert your shares into cash.

ii

Q:	What is the required vote to approve the Certificate Amendment Proposal and the Adjournment Proposal?

A:	The Certificate Amendment Proposal and the Adjournment Proposal require the approval of holders of a majority of the Marathon common stock represented and entitled to vote at the special meeting. The Merger will not be consummated if the Certificate Amendment Proposal is not approved.

Q:	Has the board of directors of Marathon recommended approval of the Merger Proposal and the other Proposals?

A:	Yes. Marathon’s board of directors has unanimously recommended to its stockholders that they vote “FOR” the approval of the Merger Proposal, the Certificate Amendment Proposal and the Adjournment Proposal at the special meeting. After careful deliberation of the terms and conditions of these proposals, Marathon’s board of directors has unanimously determined that the Merger, the merger agreement and each of these proposals are fair to, and in the best interests of, Marathon and its stockholders. Marathon’s directors have interests in the Merger that are different from, or in addition to, your interests as a stockholder of Marathon. For a description of such interests, Please see “The Merger Proposal—Interests of Marathon Directors and Officers in the Merger.” Please also see “The Merger Proposal—Background of the Merger” and “The Merger Proposal—Marathon’s Board of Directors’ Reasons for the Approval of the Merger” for a discussion of the factors that Marathon’s board of directors considered in deciding to recommend the approval and authorization of the Merger.

Q.	What is the Consent Solicitation?

A:	Marathon is soliciting the requisite consent of its warrantholders to amend the warrant agreement to revise the definition of “Business Combination” and the other merger-related provisions to include the Merger (the “Consent Solicitation”). Receipt of the requisite consents to these amendments is a condition to the Merger. With respect to the consent solicitation, the officers of Marathon have indicated that they will provide their consent to the warrant amendment, although there is no agreement in place to do so.

Q:	What will CMA CGM receive in the Merger?

A:	Pursuant to the merger agreement, CMA CGM will receive $66,570,135 in cash, 7,844,600 Class A common shares of GSL Holdings, 5,000,000 Class B common shares of GSL Holdings, and 12,375,000 Class C common shares of GSL Holdings. After the Merger, CMA CGM is expected to own between 33.8% and 37.9% of the outstanding common shares of GSL Holdings, depending on the number of shares of Marathon common stock converted for cash.

Q:	What will I receive in the Merger?

A:	Pursuant to the merger agreement, each outstanding share of Marathon common stock will be converted into the right to receive one Class A common share of GSL Holdings (except that Marathon Founders, LLC and other initial stockholders will receive an aggregate of 5,000,000 Class B common shares of GSL Holdings in lieu of an equal number of Class A common shares) and each outstanding warrant of Marathon will be assumed by GSL Holdings and contain the same terms and restrictions except that each will be exercisable for Class A common shares of GSL Holdings. After the Merger, the current stockholders of Marathon are expected to own between 62.1% and 66.2% of the outstanding common shares of GSL Holdings, depending on the number of shares of Marathon common stock converted for cash.

Q:	How can I vote?

A:	Please vote your shares of Marathon common stock as soon as possible after carefully reading and considering the information contained in this joint proxy statement/prospectus. You may vote your shares prior to the special meeting by signing and returning the enclosed proxy card. If you hold your shares in “street name” (which means that you hold your shares through a bank, brokerage firm or nominee), you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you.

iii

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:	No. Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee how to vote your shares, following the instructions contained in the voting instruction card that your bank, brokerage firm or nominee provides to you.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:	Abstaining from voting or failing to instruct your bank, brokerage firm or nominee to vote your shares will have no effect on the outcome of the Merger Proposal but will have the same effect as a vote “against” the other proposals.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation stating that you would like to revoke your proxy. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. You should send any notice of revocation or your completed new proxy card, as the case may be, to:

Marathon Acquisition Corp.

500 Park Avenue, 5th Floor

New York, New York 10022

Attention: Corporate Secretary

Q:	Should I send in my stock certificates now?

A:	No. If we complete the Merger, you will receive written instructions for returning your stock certificates. These instructions will tell you how and where to send in your stock certificates in order to receive the common stock of GSL Holdings. Marathon shareholders who intend to have their shares converted, by electing to have those shares converted to cash on the proxy card at the same time they vote against the Merger, should not send their certificates now, but should do so only after the effective date of the Merger.

Q:	When is the Merger expected to occur?

A:	Assuming the requisite stockholder and warrantholder approval are received, Marathon expects that the Merger will occur during the third quarter of 2008. Marathon’s certificate of incorporation requires that the Merger or another business combination be consummated by August 30, 2008.

Q:	May I seek statutory appraisal rights with respect to my shares?

A:	Under applicable Delaware law, you do not have appraisal rights with respect to your shares.

Q:	What happens if the Merger is not consummated?

A:

If Marathon does not consummate the Merger or another business combination by August 30, 2008, then pursuant to Article Fifth of its certificate of incorporation, Marathon’s officers must take all actions necessary in accordance with the Delaware General Corporation Law to dissolve and liquidate Marathon as soon as reasonably practicable. Following dissolution, Marathon would no longer exist as a corporation. In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes), together

iv

with any remaining out-of-trust net assets will be distributed pro-rata to holders of shares of Marathon common stock who acquired such shares of common stock in Marathon’s initial public offering or in the aftermarket. If the Merger or another business combination is not effected by August 30, 2008, the warrants will expire worthless. The estimated consideration that each share of Marathon common stock would be paid at liquidation would be $7.90 per share, based on amounts on deposit in the trust account as of March 31, 2008. The closing price of Marathon’s common stock on the American Stock Exchange (“AMEX”) on             , 2008 was $            per share. Holders of shares issued prior to Marathon’s initial public offering have waived any right to any liquidation distribution with respect to such shares.

Q:	What happens post-Merger to the funds deposited in the trust account?

A:	Following the closing of the Merger, funds in the trust account will be released to Marathon. Marathon stockholders exercising conversion rights will receive their per share conversion price. The balance of the funds will be utilized to fund a part of the cash portion of the merger consideration payable to CMA CGM and to pay down the credit facility of Global Ship Lease.

Q:	Who will manage Global Ship Lease after the Merger?

A:	The members of the initial board of directors of GSL Holdings will be identified by Marathon prior to the effective time of the Merger. Marathon has not yet identified the individuals who will serve on the board of directors of GSL Holdings, but expects that the directors of GSL Holdings will include Mr. Gross and some of Marathon’s other current directors. The current officers of Global Ship Lease will become the officers of GSL Holdings.

Q:	What is the anticipated dividend policy after the Merger?

A:	After the consummation of the Merger, GSL Holdings intends to pay quarterly dividends on the Class A common shares beginning with an initial dividend of $0.18 per share. With respect to the third quarter of 2009, GSL Holdings intends to increase its quarterly dividend on the Class A common shares and subordinated Class B common shares to $0.19 per share.

It is anticipated that no part of the initial dividend will include return of capital. Subsequent dividend payments, however, are likely to have a substantial return of capital component.

The payment of dividends is not guaranteed or assured and may be discontinued at the sole discretion of the board of directors and may not be paid in the anticipated amounts and frequency set forth in this joint proxy statement/prospectus. The board of directors will continually review its dividend policy and make adjustments that it believes appropriate. Please see “Dividend Policy” for more information.

v

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire joint proxy statement/prospectus, including the Agreement and Plan of Merger attached as Appendix A. Please read these documents carefully as they are the legal documents that govern the Merger and your rights in the Merger. Unless the context otherwise requires, references to “we, “ “us” or “our” refers to Marathon Acquisition Corp. before the consummation of the Merger and to GSL Holdings (to be renamed Global Ship Lease, Inc.) after the consummation of the Merger, and the words “CMA CGM” refer to CMA CGM S.A. and its wholly owned subsidiaries. Global Ship Lease is a wholly owned subsidiary of CMA CGM and will be so until the consummation of the Merger. For the definition of certain terms used in this joint proxy statement/prospectus, please see “Glossary of Shipping Terms” at the end of this joint proxy statement/prospectus.

Unless otherwise indicated, all references to “$” and “dollars” in this joint proxy statement/prospectus are in United States dollars. We use the term “TEU”, meaning 20-foot equivalent unit, the international standard measure of container size, in describing volumes in world container trade and other measures, including the capacity of Global Ship Lease’s containerships, which we also refer to as the vessels. Unless otherwise indicated, we calculate the average age of Global Ship Lease’s vessels on a weighted average basis, based on TEU capacity.

The Parties

Marathon Acquisition Corp. and

GSL Holdings, Inc.

500 Park Avenue, 5th Floor

New York, New York 10022

Telephone: (212) 993-1670

Marathon is a blank check company organized under the laws of the State of Delaware on April 27, 2006. Marathon was formed to acquire an operating business or several operating businesses through a merger, stock exchange, asset acquisition, reorganization or similar business combination. On August 30, 2006, Marathon consummated its initial public offering of 37,500,000 units, each consisting of one share of common stock and one warrant exercisable for an additional share of common stock at an exercise price of $6.00 per warrant, and received proceeds of approximately $279,000,000, net of underwriting discounts and commissions of approximately $21,000,000 (including approximately $6,000,000 of deferred underwriting discounts and commissions placed in a trust account pending completion of a business combination). In addition, on September 22, 2006 the underwriters for Marathon’s initial public offering exercised a portion of their over-allotment option, which closed on September 27, 2006, generating proceeds of approximately $18,867,000, net of underwriting discounts and commissions of approximately $1,420,000 (including approximately $400,000 of deferred underwriting discounts and commissions placed in a trust account pending completion of a business combination). On August 30, 2006, Marathon also consummated a private placement of warrants, which we refer to as the “sponsor warrants,” to Marathon Investors, LLC, an entity owned and controlled by Marathon’s chief executive officer, for an aggregate purchase price of $5,500,000. The proceeds of the private placement were also placed into the trust account. Marathon’s units commenced trading on the AMEX under the symbol “MAQ.U.” Marathon’s common stock has traded separately on the AMEX under the symbol “MAQ” since September 29, 2006. Marathon’s warrants have traded separately on the OTC Bulletin Board under the symbol “MAQ.WS” since September 29, 2006.

GSL Holdings is a corporation formed by Marathon under the laws of the Republic of the Marshall Islands on March 14, 2008 for the purpose of being the surviving company in the Merger. Upon the Merger, GSL Holdings will be renamed “Global Ship Lease, Inc.”

Global Ship Lease, Inc.

c/o 10 Greycoat Place

London

SWIP 1SB

United Kingdom

Telephone: 44 (0) 207 960 6340

Global Ship Lease is a Republic of the Marshall Islands corporation formed on May 3, 2007 to establish a business of owning a fleet of modern containerships of diverse sizes. Global Ship Lease has purchased the 12 vessels in its initial fleet and will purchase the five vessels in its contracted fleet from CMA CGM and will initially derive all of its revenue from CMA CGM, which will be its only charterer immediately following the Merger. Global Ship Lease’s business strategy is to expand its fleet through additional accretive vessel acquisitions and to charter those vessels under long-term, fixed-rate charters to reputable container shipping companies, including CMA CGM.

Global Ship Lease has acquired 10 secondhand vessels and two newly built vessels from CMA CGM and certain of its vessel-owning subsidiaries. Global Ship Lease refers to these 12 containerships collectively as its “initial fleet.” The initial fleet has an aggregate capacity of 36,322 TEU, a weighted average age of 5.3 years and a non-weighted average age of 5.8 years at delivery. In addition to its initial fleet, Global Ship Lease will also acquire from CMA CGM and its subsidiaries four secondhand vessels and one newbuilding, with an additional aggregate capacity of 29,975 TEU, a weighted average age of 3.5 years and a non-weighted average age of 3.5 years at the time of their delivery. Three of the secondhand vessels and the newbuilding are expected to be delivered in December 2008. Global Ship Lease refers to these four containerships as the “first contracted fleet.” One additional secondhand vessel is expected to be delivered in July 2009 and is referred to as the “second contracted fleet” and, together with the first contracted fleet, the “contracted fleet.” Global Ship Lease refers to the combined initial fleet and contracted fleet as the “initial and contracted fleet.”

Global Ship Lease is a wholly owned subsidiary of CMA CGM. CMA CGM, a French corporation, is the third largest container shipping company in the world, operating a fleet of 393 ships with a total capacity of 935,975 TEU as of March 31, 2008.

Upon completion of the acquisition of the initial and contracted fleet, Global Ship Lease will own a modern fleet of 17 containerships ranging in sizes from 2,207 TEU to 10,960 TEU, with an average TEU capacity of approximately 3,900 TEU. Its initial and contracted fleet will have an aggregate capacity of 66,297 TEU, a weighted average age of 5.5 years and a non-weighted average age of 5.8 years upon delivery of all of its vessels, which Global Ship Lease expects to occur in July 2009. All of the vessels in its initial and contracted fleet will be time chartered to CMA CGM for terms between five and 17 years, equal to a non-weighted average term of 11 years. Global Ship Lease refers to CMA CGM, in its capacity as the initial charterer, as the Charterer. Global Ship Lease intends to add additional container shipping companies as customers and increase the size of its fleet beyond the initial and contracted fleet through acquisitions of newbuildings and secondhand vessels.

Each member of Global Ship Lease’s senior management team has a professional background in the shipping industry. Ian J. Webber, its Chief Executive Officer, has over 12 years of experience in the shipping industry, Susan J. Cook, its Chief Financial Officer, has over 15 years of experience in the shipping industry and Thomas A. Lister, its Chief Commercial Officer, has over 15 years of experience in liner shipping and ship finance.

Global Ship Lease’s management team will undertake all management of and strategy for its fleet, and supervise the day-to-day ship management of its vessels provided under ship management agreements. Ship management will initially be provided by CMA Ships, a wholly owned subsidiary of CMA CGM. As Global Ship Lease expands its fleet and adds other charterers in addition to CMA CGM, ship management will be provided by third party technical managers under the supervision of Global Ship Lease’s management team. Global Ship Lease refers to CMA Ships as the Ship Manager. CMA Ships subcontracts its management duties to CMA Ships UK, an affiliate of CMA Ships, for eight of the vessels and to Midocean (IOM) Limited, an unaffiliated third party, for four of the vessels in accordance with the provisions of the ship management agreements. Pursuant to the ship management agreements, Global Ship Lease pays the Ship Manager a fixed management fee per vessel and reimburses the Ship Manager for operating expenses incurred by it on Global Ship Lease’s behalf, up to a quarterly cap. The global expense agreement establishes the quarterly cap and the Ship Manager will bear the amount of operating costs incurred on Global Ship Lease’s behalf in excess of the quarterly cap. The ship management agreements may be terminated at Global Ship Lease’s request under certain circumstances after the first anniversary of the acquisition of the respective vessel.

Set forth below are diagrams showing the relationship among the parties and certain of their affiliates before and after the Merger.

BEFORE THE MERGER

AFTER THE MERGER

The Merger and the Merger Agreement

On March 21, 2008, Marathon entered into the Agreement and Plan of Merger (the “merger agreement”) by and among Marathon, GSL Holdings, CMA CGM and Global Ship Lease pursuant to which Marathon will merge with and into GSL Holdings, its newly-formed, wholly owned Marshall Islands subsidiary, and then Global Ship Lease will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving company incorporated in the Republic of the Marshall Islands and to be renamed “Global Ship Lease, Inc.” (such mergers collectively, the “Merger”).

As a result of the Merger, each holder of a share of Marathon common stock issued and outstanding immediately prior to the effective time of the Merger will receive Class A common shares of GSL Holdings, except that Marathon Founders, LLC and other initial stockholders will receive an aggregate of 5,000,000 Class B common shares of GSL Holdings in lieu of an equal number of Class A common shares; and CMA CGM will receive $66,570,135 in cash, 7,844,600 Class A common shares of GSL Holdings, 5,000,000 Class B common shares of GSL Holdings, and 12,375,000 Class C common shares of GSL Holdings. The rights of holders of Class B common shares will be identical to those of holders of Class A common shares subject to meeting certain tests, except that the holders of Class B common shares will not be entitled to receive any dividends with respect to any quarter prior to the first quarter of 2009 and their dividend rights will be subordinated to those of holders of Class A common shares until at least the third quarter of 2011. The rights of holders of Class C common shares will be identical to those of holders of Class A common shares, except that holders of Class C common shares will not be entitled to receive any dividends and the Class C common shares will convert into Class A common shares on a one-for-one basis on January 1, 2009.

Pursuant to an asset purchase agreement (the “asset purchase agreement”), Global Ship Lease, a subsidiary of CMA CGM, has acquired its initial fleet from CMA CGM and will purchase five additional vessels from CMA CGM with expected delivery of four vessels in December 2008 and one in July 2009 for an aggregate purchase price of $437 million, of which $99 million will be deemed to be prepaid by the consideration paid to CMA CGM in the Merger.

The merger agreement contains customary representations and warranties by each of the parties. The representations and warranties do not survive the closing.

Marathon and Global Ship Lease have agreed to operate in the ordinary course and to refrain from taking certain material prohibited actions without obtaining the other party’s prior written consent (which shall not be unreasonably withheld) until the consummation of the Merger. Until the termination of the merger agreement or the closing of the Merger, the parties have agreed not to encourage, solicit, initiate, engage or participate in negotiations regarding an alternate transaction. The parties have agreed to use commercially reasonable efforts to consummate the transaction, including commercially reasonable efforts by Marathon to obtain the requisite stockholder approval and warrantholder consent. Marathon and Global Ship Lease will afford to each other reasonable access to their properties, books, records, advisors, accountants, counsel and other representatives and to all information reasonably requested by each other, and Marathon will be permitted to conduct an inspection of Global Ship Lease’s vessels prior to the closing.

The obligations of Marathon and GSL Holdings, on the one hand, and CMA CGM and Global Ship Lease, on the other hand, to consummate the transaction are subject to the following closing conditions: (i) Marathon shall have obtained the approval of its stockholders and consent of its warrantholders with respect to the transaction, (ii) holders of less than 20% of Marathon’s common stock shall have exercised their rights to convert their shares into a pro rata share of the aggregate amount then on deposit in the trust fund, (iii) the expiration of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, (iv) no statute, rule, regulation, decree, injunction or order of any governmental entity which prohibits the consummation of the transaction shall have been enacted, issued or entered, (v) accuracy of representations and warranties of the other parties, (vi) performance and compliance by the other parties with their respective agreements and covenants, (vii) execution of related transaction agreements and (viii) Marathon and GSL Holdings shall have received tax opinions from legal counsel. In addition, the obligation of Marathon and GSL Holdings to consummate the transaction is also subject to (a) an absence of a material adverse effect on Global Ship Lease and (b) Global Ship Lease’s credit facility shall be in full force and effect as of the time of the Merger, and the obligation of CMA CGM and Global Ship Lease to consummate the transaction is also subject to (a) an absence of a material adverse effect on Marathon or GSL Holdings and (b) Marathon having made appropriate arrangements reasonably satisfactory to Global Ship Lease and CMA CGM to have the trust fund (which shall contain no less than $240 million) disbursed to Marathon and CMA CGM upon the closing.

The merger agreement may be terminated at any time prior to the closing, as follows: (i) by mutual written consent of Marathon and CMA CGM, (ii) by Marathon or CMA CGM if the transaction has not been consummated by August 31, 2008, (iii) by either Marathon, CMA CGM or Global Ship Lease if a governmental entity has issued a final and non-appealable order, decree, judgment or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the closing of the transaction, (iv) by Marathon, on the one hand, or CMA CGM and Global Ship Lease, on the other hand, if either party materially breaches any of its representations, warranties, covenants or agreements such that the applicable closing condition would not be satisfied (subject to cure provisions), and (v) by either party, if Marathon’s stockholders do not approve, and warrantholders do not consent to, the Merger (or if holders of 20% or more of Marathon’s common stock exercise conversion rights).

Marathon, GSL Holdings and Global Ship Lease expect to incur approximately $15,670,000 in fees and expenses in connection with the Merger.

Conversion Rights

Pursuant to Marathon’s certificate of incorporation, a holder of shares of Marathon common stock issued in the initial public offering may, if the stockholder affirmatively votes against the Merger, demand that Marathon convert such shares into cash. This includes any stockholder who acquires shares issued in the initial public offering through purchases following the initial public offering, and such stockholder is entitled to conversion rights. This demand must be made in writing prior to the close of the vote on the Merger Proposal at the special meeting. Such demand may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided. Such demand may also be made in any other writing that clearly states that conversion is demanded and is delivered such that it is received by Marathon at any time up to the special meeting.

In addition, in order to exercise conversion rights, an eligible stockholder must continue to hold its shares through the completion of the Merger and thereafter tender the physical stock certificate to Mellon Investor Services LLC, our transfer agent, together with written instructions that such stockholder wishes to convert its shares and receive its per share conversion price. Certificates that have not been tendered will not be converted into cash even if such stockholder has elected to exercise its conversion rights. If an eligible stockholder holds the shares in street name within ten business days following the vote on the Merger Proposal, it will need to instruct the account executive at its bank, broker or nominee to electronically transfer its shares to the DTC account of Mellon Investor Services LLC, stock transfer agent.

If the conversion is properly demanded by following the instructions described above and the Merger is completed, Marathon will convert each share of common stock into cash. The actual per share conversion price will be equal to the aggregate amount then on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including accrued interest, net of any accrued income taxes on such interest, which shall be paid from the trust account, and net of interest income of $3.9 million previously released to Marathon to fund working capital requirements (subject to the tax holdback) (calculated as of two business days prior to the consummation of the Merger), divided by the number of shares sold in the initial public offering. As of March 31, 2008, there was approximately $316 million in the Marathon trust account (inclusive of the deferred underwriting compensation) plus accrued interest on the funds in the trust account and less accrued taxes, or approximately $7.90 per share issued in the initial public offering. If an eligible stockholder elects to exercise its conversion rights, then it will be exchanging its shares of Marathon common stock for cash and will no longer own the shares after the Merger. Prior to exercising conversion rights, Marathon stockholders should verify the market price of common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

If the Merger is not completed, these shares will not be converted into cash. If Marathon is unable to complete the Merger or an alternative business combination by August 30, 2008, Marathon will be required to commence proceedings to dissolve and liquidate. In such event, Marathon expects that the public stockholders will receive at least the amount they would have received if they sought conversion of their shares and Marathon had completed the Merger. However, Marathon’s dissolution and liquidation may be subject to substantial delays and the amounts in the trust account, and each public stockholder’s pro rata portion thereof, may be subject to the claims of creditors or other third parties.

If the holders of 20% (8,003,167) or more of the shares of common stock issued in the initial public offering vote against adoption of the Merger Proposal and demand conversion of their shares, Marathon will not complete the Merger.

Recommendations of the Boards of Directors and Reasons for the Merger

After careful consideration of the terms and conditions of each proposal, the board of directors of Marathon has determined that the Merger and the related transactions and each proposal made in this joint proxy statement/prospectus are fair to and in the best interests of Marathon and its stockholders. In reaching its decision with respect to the Merger and the related transactions, the board of directors of Marathon reviewed various industry and financial data and considered the due diligence and evaluation materials provided by Global Ship Lease in order to determine that the consideration to be paid in connection with the Merger was reasonable. On March 18, 2008, Jefferies & Company, Inc. (“Jefferies”) delivered to Marathon’s board of directors its oral opinion

(confirmed in writing on March 21, 2008) that, as of that date and based upon and subject to the factors, limitations and assumptions described in the opinion, the consideration to be paid by Marathon pursuant to the Merger and the related transactions was fair from a financial point of view to Marathon, and the fair market value of Global Ship Lease was at least equal to 80% of the balance of the trust account (excluding deferred underwriting discounts and commissions of approximately $6.4 million). Accordingly, Marathon’s board of directors concluded that the Merger meets the requirements for a business combination set forth in Marathon’s initial public offering prospectus and certificate of incorporation and recommends that Marathon stockholders vote “FOR” the Merger Proposal, the Certificate Amendment Proposal and the Adjournment Proposal.

Interests of Certain Persons in the Merger

When you consider the recommendation of Marathon’s board of directors in favor of adoption of the Merger Proposal, you should keep in mind that Marathon’s directors and officers have interests in the Merger that are different from, or in addition to, your interests as a stockholder.

•

If we do not complete the proposed Merger or an alternative business combination by August 30, 2008, Marathon will be required to commence proceedings to dissolve and liquidate. In such event, the 9,375,000 shares of common stock and 5,500,000 warrants held by Marathon’s initial stockholders and Marathon Investors, LLC that were acquired prior to the initial public offering will be worthless because the Marathon initial stockholders and Marathon Investors, LLC have waived any rights to receive any liquidation proceeds with respect to these securities. The common stock and warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such securities) of $             based on the closing sale prices of $             and $            , respectively, on the AMEX and the OTC Bulletin Board on                     , 2008, the record date.

•

Marathon initial stockholders and Marathon Investors, LLC hold an aggregate of 9,375,000 shares of Marathon common stock and 5,500,000 warrants that they purchased prior to the initial public offering for a total consideration of approximately $25,000 and $5,500,000, respectively. In light of the amount of consideration paid, Marathon’s directors and officers will likely benefit from the completion of Merger even if the Merger causes the market price of Marathon’s securities to significantly decrease. This may influence their motivation for promoting the Merger and/or soliciting proxies for the adoption of the Merger Proposal.

•

With respect to the proposal for approval of the Merger only, each of Marathon’s initial stockholders has agreed to vote all of his or its initial shares in accordance with the majority of the votes cast with respect to the Merger Proposal by the holders of the shares issued in the initial public offering, and any shares acquired in or after the initial public offering in favor of the Merger Proposal. This voting arrangement does not apply to any proposal other than the Merger Proposal. With respect to the Consent Solicitation, Marathon Investors, LLC owns 5,500,000 of the 45,535,850 outstanding warrants. While Marathon Investors, LLC and Marathon’s officers and directors are not subject to any voting arrangement with respect to the Consent Solicitation, they have informed Marathon that they intend to give their consent for all warrants currently held, as well as any warrants that they may subsequently acquire. Furthermore, Marathon’s officers and directors and their respective affiliates, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Marathon or its securities, may enter into a written plan to purchase Marathon securities pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may engage in other permissible public market purchases, as well as private purchases, of securities. On June 4, 2008, Mr. Gross entered into a purchase plan, in accordance with the guidelines of Rule 10b5-1 and the provisions of Rule 10b-18 of the Exchange Act, under which he placed a limit order to purchase up to two million shares of Marathon common stock at a price of $8 per share or below. As of June 20, 2008, 942,000 shares have been purchased under this plan at an average price of $7.84 per share. If Marathon’s initial stockholders, Marathon Investors, LLC or

Marathon’s officers and directors purchase securities from existing Marathon stockholders that are likely to vote against the transaction, or that are likely to elect to convert their shares, or Marathon warrantholders that are likely to withhold their consent, the probability that the business combination will succeed, and that the required number of warrant consents will be received, increases.

•

After the completion of the Merger, we expect Mr. Gross and some of Marathon’s other current directors will continue to serve as members of the board of directors of GSL Holdings. As such, in the future they may receive cash compensation, board fees, stock options or stock awards if the GSL Holdings’ board of directors so determines. GSL Holdings currently has made no determinations regarding the amount of compensation it will pay its directors or officers after completion of the Merger.

•

If Marathon dissolves and liquidates prior to the consummation of a business combination, Mr. Gross, pursuant to a written agreement executed in connection with the initial public offering, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of any vendor or other party with which Marathon has contracted for services rendered or products sold to Marathon and target businesses who have entered into written agreements, such as a letter of intent or confidentiality agreement, to the extent such claim actually reduces the amount of funds in the trust account. However, Mr. Gross has agreed to indemnify only if such party has not executed a waiver of its claims or a waiver of its rights to any distribution from the trust account. This agreement was entered into to reduce the risk that, in the event of Marathon’s dissolution and liquidation, the trust account is reduced by claims of creditors. However, Marathon cannot assure you that Mr. Gross will be able to satisfy these indemnification obligations. If the Merger is completed, such obligations will terminate.

In addition, the exercise of Marathon’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Consent Solicitation

In connection with the Merger, Marathon is soliciting consents from holders of its warrants to amend the warrant agreement that would clarify that the “business combination” contemplated by the warrant agreement and the other merger-related provisions include the Merger and the transactions contemplated by the merger agreement. Warrantholders must validly deliver (and not revoke) consents in respect of at least a majority of the currently issued and outstanding warrants in order for the amendment to be effected. Receipt of the requisite consents is a condition to the Merger.

Material U.S. Federal Income Tax Consequences

It is a condition to consummation of the Merger that Marathon shall have received an opinion of Akin Gump Strauss Hauer & Feld LLP, special tax counsel to Marathon and GSL Holdings, to the effect that the Migratory Merger should qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and that no gain or loss should be recognized on the exchange of the Marathon common stock held by the stockholders of Marathon for shares of GSL Holdings. In addition, assuming the Migratory Merger qualifies as a reorganization, (1) no gain or loss will be recognized as a result of the exchange of warrants of Marathon for warrants of GSL Holdings, (2) the federal tax basis of the warrants of GSL Holdings received by the holders of Marathon warrants in the Migratory Merger will be the same as the adjusted tax basis of the Marathon warrants surrendered in exchange therefor, and (3) the holding period of the warrants of GSL Holdings received in the Migratory Merger by the holders of Marathon warrants will include the period during which such Marathon warrants were held as capital assets on the date of the Migratory Merger.

Marathon believes that it will not incur any substantial amount of U.S. federal income tax as a result of the Migratory Merger. However, it is possible that Marathon could recognize U.S. federal income tax as a result of the Migratory Merger and such tax could be substantial. Any tax incurred by Marathon as a result of the Migratory Merger would become a liability of GSL Holdings.

See “Material U.S. Federal Income Tax Consequences—Tax Consequences of the Migratory Merger” for a more comprehensive discussion of the tax aspects of the Merger.

The opinions of tax counsel neither bind the Internal Revenue Service, or IRS, nor preclude the IRS or courts from adopting a contrary position. In addition, certain types of investors specifically referred to in “Material U.S. Federal Income Tax Consequences” may be subject to special rules for U.S. federal income tax purposes. The tax consequences to investors will depend on their own particular situation. Accordingly, Marathon investors may want to consult their tax advisors for a full understanding of the particular tax consequences to them.

Anticipated Accounting Treatment

The Merger will be accounted for using the purchase method of accounting, with Marathon being treated as the acquiring entity for accounting purposes. Marathon is required to record the acquired tangible and identifiable intangible assets and assumed liabilities (“net acquired assets”) of Global Ship Lease at fair value. The acquisition will result in an excess of the fair value of net acquired assets over the fair value of the consideration to be given for the acquisition. This excess has been allocated pro rata to identified intangible assets, vessels in operation and other fixed assets. The assets of Marathon will continue to be reported at historical cost. Results of operations of Global Ship Lease will be included with Marathon from the date of acquisition.

Regulatory Approvals

Marathon and GSL Holdings do not expect that the Merger will be subject to any state or federal regulatory requirements other than filings under applicable securities laws and the effectiveness of the registration statement of which this joint proxy statement/prospectus is part, and the filing of certain merger documents with the Registrar of Corporations of the Republic of the Marshall Islands and with the Secretary of State of the State of Delaware. Marathon and Global Ship Lease intend to comply with all such requirements. The parties have determined that a filing under the Hart Scott Rodino Antitrust Improvements Act is not required for the consummation of the Merger and related transactions.

GLOBAL SHIP LEASE SUMMARY FINANCIAL INFORMATION

You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Global Ship Lease” and Global Ship Lease’s combined financial statements and notes thereto, which are referred to as Global Ship Lease’s combined financial statements, included elsewhere in this joint proxy statement/prospectus. Global Ship Lease uses the term “Predecessor Group” to mean the container shipping services provided by the 10 secondhand vessels and two newly built vessels in Global Ship Lease’s initial fleet when these vessels were owned and operated by CMA CGM and its subsidiaries rather than to mean any particular entity or entities.

The historical summary combined financial data as of March 31, 2008 and for the three months ended March 31, 2008 and March 31, 2007, as of December 31, 2007 and 2006 and for each of the years then ended together with such information for the year ended December 31, 2005 have been derived from audited and unaudited combined financial statements of Global Ship Lease included elsewhere in this joint proxy statement/prospectus. The historical summary combined financial data as of December 31, 2005 and for the year ended December 31, 2004 is derived from carve-out information of the Predecessor Group prepared by management of CMA CGM. Summary historical financial data as of December 31, 2003 and for the year then ended is not provided because carve-out financial statements for the Predecessor Group as of dates prior to January 1, 2004 and periods ending prior to such date cannot be prepared without unreasonable effort and cost. Certain financial information has been rounded, and, as a result, certain totals shown in this joint proxy statement/prospectus may not equal the arithmetic sum of the figures that should otherwise aggregate to those totals. In addition, as discussed elsewhere in joint proxy statement/prospectus, there are significant differences between Global Ship Lease’s business after the acquisition of its initial fleet and the business of Global Ship Lease’s Predecessor Group to which most of the historical financial and operating data included in this joint proxy statement/prospectus statement applies. The Predecessor Group’s business was the operation of vessels earning revenue from carrying cargo for customers, whereas Global Ship Lease operates as a vessel owner, earning revenue from chartering out its vessels. Accordingly, the summary historical combined financial data, which includes mainly the Predecessor Group’s trading activities of the vessels earning freight rates or revenue from carrying cargo for third party customers, are not indicative of the results Global Ship Lease would have achieved had it historically operated as an independent shipowning company earning charterhire or of Global Ship Lease’s future results. This information should be read together with, and is qualified in its entirety by, Global Ship Lease’s combined financial statements and the notes thereto included elsewhere in this joint proxy statement/prospectus.

GLOBAL SHIP LEASE, INC.

The following combined financial information is not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time-charters. Please refer to the GSL Holdings’ unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial condition.

	Summary combined financial information
	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005	2004
	(in millions of U.S. dollars, except per share data)
Statement of Income

Operating revenues:
Freight revenue (1)	$2.1	$77.0	$332.2	$299.6	$111.6	$58.1
Time charter revenue (2)	21.8	—	2.9	—	—	—

Operating expenses:
Voyage expenses (3)	(1.9)	(58.5)	(249.5)	(213.1)	(70.2)	(38.6)
Vessel expenses	(7.3)	(5.8)	(24.0)	(22.6)	(13.7)	(8.7)
Depreciation	(5.0)	(3.8)	(16.1)	(16.7)	(7.2)	(5.3)
General and administrative (4)	(0.7)	(2.9)	(17.8)	(11.3)	(2.7)	(1.3)
Other operating income / (expense)	(0.3)	(0.1)	2.3	11.9	(2.5)	—

Total operating expenses	(15.3)	(71.0)	(304.9)	(251.9)	(96.2)	(53.9)

Operating income	8.6	5.9	30.2	47.7	15.4	4.2

Non operating income/expense

Interest income	0.3	—	0.2	—	—	—
Interest expense	(8.2)	(2.5)	(13.6)	(15.1)	(6.4)	(2.6)

Income before income taxes	0.7	3.5	16.8	32.7	9.0	1.7

Taxes on income	—	—	—	—	—	—

Net income	$0.6	$3.5	$16.8	$32.7	$9.0	$1.7

Net income per share in thousand $ per share
Basic and diluted (5)	6	35	168	327	90	17
Weighted average number of common shares outstanding
Basic and diluted	100	100	100	100	100	100

Statement of cash flow
Net cash from operating activities	$3.9	$5.9	$56.6	$22.8	$17.4	$3.0

Balance sheet data (at period end)

Total current assets	8.8	n/a	192.9	32.1	11.2	n/a
Total vessels	471.9	n/a	475.3	286.2	177.8	n/a
Total assets	485.9	n/a	674.6	344.5	203.0	n/a
Long-term debt (current and non-current portion)	401.1	n/a	401.1	139.2	109.9	n/a
Shareholder loan (6)	176.9	n/a	176.9	—	—	n/a
Stockholder’s Equity	(101.0)	n/a	87.5	170.0	18.4	n/a

(1)	This line item reports revenue earned by the Predecessor Group by carrying cargo on the vessels.
(2)	This line item reports revenues earned from Global Ship Lease’s chartering business following the purchase of its initial fleet of 10 secondhand vessels in December 2007.

(3)	This line item reports the voyage related expenses of carrying cargo by the Predecessor Group.
(4)	Global Ship Lease’s combined financial statements include the general and administrative expenses incurred by its Predecessor Group related to its operations and such costs incurred by Global Ship Lease as a wholly owned subsidiary of CMA CGM. Subsequent to the completion of the Merger, Global Ship Lease will incur additional administrative expenses, including legal, accounting, treasury, premises, securities regulatory compliance and other costs normally incurred by an independent listed public entity. Accordingly, general and administrative expenses incurred by and allocated to the Predecessor Group do not purport to be indicative of future expenses.
(5)	The weighted average number of shares outstanding of Global Ship Lease as of March 31, 2008 has been used for purposes of computing earnings per share for all presented prior periods.
(6)	Amounts due to group companies that will not be assumed by GSL Holdings following completion of the Merger.

MARATHON SUMMARY FINANCIAL INFORMATION

Marathon was incorporated in Delaware on April 27, 2006 as a blank check company for the purpose of acquiring, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating businesses. Marathon has not acquired an entity as of the date of this joint proxy statement/prospectus. Marathon has selected December 31 as its fiscal year end. Marathon is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. The condensed financial information set forth below should be read in conjunction with the audited financial statements of Marathon for the period from inception to December 31, 2007 and for the fiscal years ended December 31, 2006 and 2007, as well as the unaudited financial statements of Marathon for the three months ended March 31, 2008 and 2007 and related notes included elsewhere in this joint proxy statement/prospectus.

Marathon Acquisition Corp.

Balance Sheets

	March 31, 2008	December 31, 2007	December 31, 2006
	(Unaudited)
Cash and cash equivalents	$2,132,372	$2,671,034	$1,370,943
Investments held in trust account	316,142,702	314,130,809	308,608,131
Interest receivable	450,781	999,199	1,333,770
Prepaid expenses	945,932	498,074	181,304
Deferred tax asset	—	—	193,441
Deferred acquisition costs	1,421,951
Total assets	$321,093,738	$318,299,116	$311,687,589
Total liabilities	10,211,133	6,616,181	6,687,450
Common stock subject to possible redemption	61,795,116	61,795,116	61,795,116
Interest attributable to common stock subject to possible conversion (net of income taxes of $1,156,989)	1,612,462	1,402,720	—
Total stockholders’ equity	247,475,027	248,485,099	243,205,023
Total liabilities and stockholders’ equity	$321,093,738	$318,299,116	$311,687,589

Marathon Acquisition Corp.

Statements of Operations

	Three Months ended March 31, 2008	Three Months ended March 31, 2007	Period from April 27, 2006 (inception) through March 31, 2008	For the year ended December 31, 2007	For the period April 27, 2006 (inception) through December 31, 2006
	(Unaudited)	(Unaudited)
Loss from operations	$(1,862,784)	$(286,275)	$(3,470,688)	$(1,183,948)	$(423,957)
Interest income	1,953,413	3,911,907	22,082,681	14,875,339	5,253,929

Income before provision for income taxes	90,629	3,625,632	18,611,993	13,691,391	4,829,972
Provision for income taxes	(890,960)	(1,639,000)	(10,082,512)	7,008,594	2,182,957

Net Income (loss)	(800,331)	1,986,632	8,529,481	6,682,797	2,647,015
Less: Interest attributable to common stock subject to possible conversion (net of income taxes of $172,998, $182,817 $1,329,987, $172,998, $182,817 and $1,329,987)	(209,741)	(221,646)	(1,612,462)	(1,402,721)	—

Net income (loss) attributable to common stock not subject to possible conversion	$(1,010,072)	$1,764,986	$6,917,019	$5,280,076	$2,647,015

Maximum number of shares subject to possible conversion:
Weighted average shares outstanding subject to possible conversion	8,033,166	8,033,166		8,003,166	4,162,937
Income (loss) per share amount (basic and diluted)	$(0.03)	$0.03		$0.18	$0.00

Weighted average number of shares outstanding not subject to possible conversion
Basic	41,407,684	41,407,684		41,407,684	26,035,219
Diluted	41,407,684	50,682,881		52,374,624	30,224,108
Net income (loss) per share amount
Basic	$(0.02)	$0.04		$0.13	$0.10
Diluted	$(0.02)	$0.03		$0.10	$0.09

GSL HOLDINGS, INC. SUMMARY FINANCIAL INFORMATION

The following summary unaudited pro forma combined balance sheet presents the financial position of GSL Holdings as of March 31, 2008, assuming the Merger had been completed as of that date. The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable. GSL Holdings was recently formed on March 14, 2008, did not have any assets or operations as of March 31, 2008, and therefore has not been included within this analysis because its results would not differ from those of Marathon.

The summary unaudited pro forma combined financial information shows the impact of the Merger on the combined balance sheets and the combined income statement under the purchase method of accounting with Marathon treated as the acquiror. Under this method of accounting, the assets and liabilities of Global Ship Lease are recorded by Marathon at their estimated fair values as of the acquisition date. The summary unaudited pro forma combined balance sheet as of March 31, 2008 assumes the Merger was completed on that date.

The summary unaudited pro forma combined income statements for the year ended December 31, 2007 and for the three months ended March 31, 2008 were prepared assuming the Merger was completed on January 1, 2007.

•

The pro forma statement of income reflects the contracted charterhire revenue of the 10 secondhand vessels in the initial fleet at the amended charterhire rates which were agreed upon as part of the merger transaction which were operated by Global Ship Lease’s Predecessor Group until their sale to Global Ship Lease in December 2007 and that are now chartered to CMA CGM by Global Ship Lease under long-term charter agreements. Additionally, the pro forma statement of income includes the contracted charterhire revenue and related expenses including depreciation and interest expense for the two newly built vessels for the period from delivery to the Predecessor Group on November 5, 2007 and December 27, 2007 through December 31, 2007 and through March 31, 2008.

•

The pro forma financial information does not reflect the five contracted vessels, four of which are expected to be delivered in December 2008, and one of which is expected to be delivered in July 2009.

It is anticipated that the Merger will provide financial benefits such as possible expense efficiencies among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the unaudited pro forma financial information. As required, the unaudited pro forma combined financial information includes adjustments which give effect to events that are directly attributable to the transaction, expected to have a continuing impact and are factually supportable; as such, any planned adjustments affecting the balance sheet, statement of operations, or shares of common stock outstanding subsequent to the assumed acquisition completion date are not included. The summary unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined businesses had they actually been combined on the dates noted above. However, management believes (a) that the assumptions used provide a reasonable basis for presenting the significant effect of (i) the change in activity from the activities of the CMA CGM as a ship operator deriving its revenue from the provision of containerized transportation to Global Ship Lease’s activities as a ship owner deriving its revenue from long-term time charters and (ii) the Merger, and (b) that the pro forma adjustments give appropriate effect to the assumptions and are properly applied in the summary unaudited pro forma financial statements.

As explained in more detail in the notes to the unaudited pro forma combined financial information under “Unaudited Pro Forma Combined Financial Information,” the allocation of the purchase price reflected in the pro forma combined financial information is subject to adjustment. The actual purchase price allocation will be recorded based upon final estimated fair values of the assets and liabilities acquired, which is likely to vary from the purchase price allocations adopted in the pro forma combined financial statements. In addition, there may be further refinements of the purchase price allocation as additional information becomes available.

The summary unaudited pro forma combined financial information is derived from and should be read in conjunction with the financial statements and related notes of Marathon and the combined financial statements and related notes of Global Ship Lease, which are included in this joint proxy statement/prospectus. For further information, see “Unaudited Pro Forma Combined Financial Information” and related notes.

GSL HOLDINGS, INC.

	Pro Forma financial information (5)(6)
	Three months ended March 31, 2008		Year ended December 31, 2007
	No conversions	Maximum conversions	No conversions	Maximum conversions
Statement of Income	($ millions except per share)

Operating revenues:
Time charter revenue (1)	$24.0	$24.0	$74.0	$74.0

Operating expenses:
Vessel expenses	(7.4)	(7.4)	(23.5)	(23.5)
Depreciation	(5.7)	(5.7)	(17.5)	(17.5)
General and administrative (2)	(2.0)	(2.0)	(8.0)	(8.0)
Other operating income / (expense)	—	—	—	—

Total operating expenses	(15.1)	(15.1)	(48.9)	(48.9)

Operating income	8.9	8.9	25.1	25.1

Non operating income/expense

Interest income	0.3	0.3	0.2	0.2
Interest expense	(2.4)	(3.1)	(2.9)	(6.7)

Income before income taxes	6.8	6.1	22.4	18.6

Taxes on income	—	—	(0.1)	(0.1)

Net income	$6.8	$6.1	$22.3	$18.5

Weighted average number of Class A common shares outstanding (3)
Basic	52,255,450	44,252,284	52,255,450	44,252,284
Diluted	62,701,774	54,698,608	62,499,821	54,496,655
Net income per share amount
Basic	$0.13	0.14	0.43	0.42
Diluted	$0.11	0.11	0.36	0.34
Weighted average number of Class B common shares outstanding (3)
Basic	10,000,000	10,000,000	10,000,000	10,000,000
Diluted	10,000,000	10,000,000	10,000,000	10,000,000
Net income per share amount
Basic	$—	$—	$—	$—
Diluted	$—	$—	$—	$—
Weighted average number of Class C common shares outstanding (3)
Basic	12,375,000	12,375,000	12,375,000	12,375,000
Diluted	12,375,000	12,375,000	12,375,000	12,375,000
Net income per share amount
Basic	$—	$—	$—	$—
Diluted	$—	$—	$—	$—

Balance sheet data (at period end)

Total current assets	21.2	21.2	n/a	n/a
Total vessels	696.1	696.1	n/a	n/a
Total assets	763.1	763.1	n/a	n/a
Long-term debt (current and non-current portion)	186.6	250.0	n/a	n/a
Shareholder loan (4)	—	—	n/a	n/a
Stockholder’s Equity	498.5	435.1	n/a	n/a

(1)	This line item reports revenues earned from Global Ship Lease’s chartering business.
(2)	Global Ship Lease’s combined financial statements include the general and administrative expenses incurred by its Predecessor Group related to its operations and such costs incurred by Global Ship Lease as a wholly owned subsidiary of CMA CGM. Subsequent to the completion of the Merger, Global Ship Lease will incur additional administrative expenses, including legal, accounting, treasury, premises, securities regulatory compliance and other costs normally incurred by an independent listed public entity. Accordingly, general and administrative expenses incurred by and allocated to the Predecessor Group do not purport to be indicative of future expenses.
(3)	Please refer to note AB to the unaudited pro forma combined financial information for the determination of the weighted average number of shares outstanding used for the purpose of calculating the net income per share amounts.
(4)	Amounts due to group companies that will not be assumed by GSL Holdings following completion of the Merger.
(5)	The pro forma combined financial information for GSL Holdings for the three months ended March 31, 2008 and for the year ended December 31, 2007 adjusts the combined financial information for those periods to eliminate the financial information relating to the operations of the Predecessor Group in its business of carrying containerized cargo and to include the effect of Global Ship Lease’s chartering and associated contracts as if they had been in place for the entire period, to the extent the relevant vessels were owned by the Predecessor Group, rather than just from the dates of transfer of the individual vessels as well as to reflect the impact of the Merger under the purchase method of accounting with Marathon as the acquiror.
(6)	The pro forma financial information is presented with no conversion of common stock into cash and on the basis of maximum conversion of 19.99% (or 8,003,166 shares) of common stock. Please see note L.

MARKET PRICE INFORMATION

Marathon’s units, which consist of one share of Marathon’s common stock, par value $0.0001 per share, and one warrant, each to purchase an additional share of Marathon’s common stock, have traded on the AMEX under the symbol “MAQ.U” since the initial public offering. Marathon’s common stock has traded separately on the AMEX under the symbol “MAQ” since September 29, 2006. Marathon’s warrants have traded separately on the OTC Bulletin Board under the symbol “MAQ.WS” since September 29, 2006. Each warrant entitles the holder to purchase from Marathon one share of common stock at an exercise price of $6.00 upon the completion of a business combination. Marathon’s warrants will expire at 5:00 p.m., New York City time, on August 24, 2010, or earlier upon redemption. Marathon has not paid any dividends on its common stock.

The following tables set forth, for the calendar quarter indicated, the quarterly high and low sale prices for Marathon’s units, common stock and warrants, respectively, as reported on the AMEX and the OTC Bulletin Board, as applicable.

Units

Quarter ended	High		Low
June 30, 2008(1)	$		$
March 31, 2008		$9.13		$8.08
December 31, 2007		$9.56		$8.97
September 30, 2007		$10.00		$9.25
June 30, 2007		$9.80		$8.98
March 31, 2007		$9.21		$8.45
December 31, 2006		$8.40		$7.70
September 30, 2006(2)		$8.25		$7.86

(1)	Represents the high and low sale prices for Marathon’s units from April 1, 2008 through , 2008.
(2)	Represents the high and low sale prices for Marathon’s units from Marathon’s initial public offering on August 24, 2006 through September 30, 2006.

Common Stock

Quarter ended	High		Low
June 30, 2008(1)	$		$
March 31, 2008		$7.95		$7.65
December 31, 2007		$8.00		$7.71
September 30, 2007		$8.05		$7.75
June 30, 2007		$7.96		$7.56
March 31, 2007		$7.72		$7.31
December 31, 2006		$7.60		$7.10
September 30, 2006(2)		$7.30		$7.15

(1)	Represents the high and low sale prices for Marathon’s shares of common stock from April 1, 2008 through , 2008.
(2)

Represents the high and low sale prices for Marathon’s shares of common stock from September 29, 2006, the date that Marathon’s common stock first became separately tradable, through September 30, 2006.

Warrants

Quarter ended	High	Low
June 30, 2008(1)	$	$
March 31, 2008	$1.46	$0.45
December 31, 2007	$1.74	$1.21
September 30, 2007	$2.00	$1.60
June 30, 2007	$1.90	$1.47
March 31, 2007	$1.56	$0.97
December 31, 2006	$0.90	$0.58
September 30, 2006(2)	$0.90	$0.70

(1)	Represents the high and low sale prices for Marathon’s warrants from April 1, 2008 through , 2008.
(2)	Represents the high and low sale prices for Marathon’s warrants from September 29, 2006, the date that Marathon’s warrants first became separately tradable, through September 30, 2006.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this joint proxy statement/prospectus, before making a decision on the Merger.

Risk Factors Relating to Global Ship Lease

Global Ship Lease’s growth depends on its ability to expand its relationship with CMA CGM and obtain new charterers, for which Global Ship Lease will face substantial competition.

One of Global Ship Lease’s principal objectives is to acquire additional vessels and charter them out to container shipping companies as charterers. The process of obtaining new charterers is highly competitive and often takes several months. Charters are awarded based upon a variety of factors relating to the vessel owner, including:

•	competitiveness of overall price;

•	containership experience and quality of ship operations (including cost effectiveness);

•	shipping industry relationships and reputation for reliability, customer service and safety;

•	quality and experience of seafaring crew;

•	the ability to finance containerships at competitive rates and financial stability generally;

•	relationships with shipyards and the ability to get suitable berths for newbuildings; and

•	construction management experience, including the ability to obtain on-time delivery of new vessels according to customer specifications.

Global Ship Lease expects substantial competition in expanding its business, including with respect to obtaining new containership charters, from a number of experienced and substantial companies. Many of these competitors currently have significantly greater financial resources than Global Ship Lease does, and can therefore operate larger fleets and may be able to offer better charter rates. There may be an increasing number of owners with vessels available for charter, including many with strong reputations and extensive resources and experience. This increased competition may cause greater price competition for charters. As a result of these factors, Global Ship Lease may be unable to maintain or expand its relationships with CMA CGM or to obtain new charterers on a profitable basis, if at all, which would have a material adverse effect on its business, results of operations and financial condition and its ability to pay dividends to its shareholders.

Global Ship Lease may be unable to make or realize expected benefits from vessel acquisitions, and implementing its growth strategy through acquisitions may harm its business, financial condition and operating results.

Global Ship Lease’s growth strategy includes, among other things, selectively acquiring newbuildings and secondhand vessels. Growing any business through acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and obtaining the necessary resources to manage an enlarged business. Global Ship Lease cannot give any assurance that it will be successful in executing its growth plans, that Global Ship Lease will be able to employ acquired vessels under long-term charters or have ship management agreements with similar or better terms than those Global Ship Lease has obtained from its Ship Manager or that it will not incur significant expenses and losses in connection with its future growth.

Factors that may limit Global Ship Lease’s ability to acquire additional vessels include the limited shipyard capacity for newbuildings, the relatively small number of independent fleet owners and the limited number of modern vessels with appropriate characteristics not subject to existing long-term or other charters. Competition from other purchasers could reduce Global Ship Lease’s acquisition opportunities or cause Global Ship Lease to pay higher prices.

Any acquisition of a vessel may not be profitable to Global Ship Lease and may not generate cash flow sufficient to justify Global Ship Lease’s investment. In addition, Global Ship Lease’s acquisition growth strategy exposes Global Ship Lease to risks that may harm its business, financial condition and operating results, including risks that Global Ship Lease may:

•	fail to obtain financing, ship management agreements and charters on acceptable terms in order to make any acquisition accretive to earnings and dividends per common share;

•	be unable, including through its ship managers, to hire, train or retain qualified shore and seafaring personnel to manage and operate its growing business and fleet;

•	fail to realize anticipated benefits of cost savings or cash flow enhancements;

•	decrease its liquidity by using a significant portion of its available cash or borrowing capacity to finance acquisitions;

•	significantly increase its interest expense or financial leverage if Global Ship Lease incurs additional debt to finance acquisitions;

•	incur or assume unanticipated liabilities, losses or costs associated with the vessels acquired; or

•	not be able to maintain its ability to pay regular dividends.

Unlike newbuildings, secondhand vessels typically do not carry warranties as to their condition at the time of acquisition. While Global Ship Lease would inspect existing containerships prior to purchase, such an inspection would normally not provide Global Ship Lease with as much knowledge of a containership’s condition as if it had been built for Global Ship Lease and operated by Global Ship Lease during its life. Future repairs and maintenance costs for existing vessels may be difficult to predict and may be substantially higher than for equivalent vessels Global Ship Lease has operated since they were built. These additional costs could decrease Global Ship Lease’s cash flow and reduce its liquidity and its ability to pay dividends.

Global Ship Lease cannot assure you that it will be able to borrow amounts under its credit facility, and restrictive covenants in its credit facility may impose financial and other restrictions on Global Ship Lease, such as limiting its ability to pay dividends.

Global Ship Lease established an $800 million credit facility with Fortis Bank (Nederland) N.V., Citibank Global Markets Limited, HSH Nordbank AG, Sumitomo Mitsui Banking Corporation, Brussels Branch, KFW and DnB Nor Bank ASA, which Global Ship Lease used to acquire its initial fleet and intends to use to acquire its contracted fleet and additional vessels and fund working capital, among other things. Global Ship Lease’s ability to borrow amounts under the credit facility is subject to compliance with terms and conditions included in the loan documents. Global Ship Lease’s ability to borrow funds from the credit facility to acquire additional vessels and include them in the security package under the credit facility will be partially dependent on whether the purchase of the acquired vessels meets certain financial criteria, and whether the vessels meet certain age and minimum capacity requirements and are to be employed by an acceptable charterer. In addition, as a condition for obtaining financing from its lenders, Global Ship Lease’s vessels needs to be certified “in class” and without material overdue recommendations or conditions of class as determined by a member of the International Association of Classification Societies Ltd., or IACS. Six of the vessels in Global Ship Lease’s initial fleet currently have recommendations. Global Ship Lease’s ability to borrow amounts under the credit facility will also be subject to, among other things, all of its borrowings under the credit facility not exceeding 70% of the aggregate charter-free market value of the vessels that are chartered to the initial Charterer or otherwise employed by an acceptable charterer and that secure its obligations under the credit facility.

Additionally, Global Ship Lease’s credit facility provides that it may not pay dividends if there is a continuing default under the facility. Global Ship Lease is prohibited from paying dividends if the payment of the dividend would result in a default and any payments to be made into the retention account are not fully up to date. Global Ship Lease’s ability to declare and pay dividends therefore depends on whether it is in compliance with its credit facility. Global Ship Lease’s credit facility is a revolving credit facility and it may be required to make repayments under the facility although these repayments may be redrawn. It is probable that the market value of Global Ship Lease’s vessels will decrease over time, as vessels generally decrease in value as they age. In addition, the market value of Global Ship Lease’s vessels can fluctuate substantially depending on market supply and demand for vessels. Consequently, the ratio of its outstanding borrowings under Global Ship Lease’s credit facility relative to the asset value of its vessels will likely increase, which will negatively affect Global Ship Lease’s ability to comply with its financial ratio covenants. This, in turn, will impact Global Ship Lease’s ability to pay dividend payments. In addition, following five years from the date of the closing of the credit facility, the amounts available for borrowing will be permanently reduced. Therefore, unless Global Ship Lease is able to use other sources or refinance borrowings under its credit facility with new indebtedness that has a later maturity date, following five years after the date of the closing of the credit facility, the amount of cash that Global Ship Lease will have available to pay as dividends in any period will be decreased by the amount of any principal repayments that it is required to make.

The credit facility will impose additional operating and financial restrictions on Global Ship Lease. These restrictions may limit its ability to, among other things:

•	incur additional indebtedness in the vessel owning subsidiaries, including through the issuance of guarantees;

•	change the management of its vessels without the prior consent of the lender;

•	permit liens on its assets;

•	sell its vessels or change the ownership of its subsidiaries;

•	merge or consolidate with, or transfer all or substantially all its assets to, another person; and

•	enter into certain types of charters.

Therefore, Global Ship Lease may need to seek consent from its lenders in order to engage in certain corporate actions. Its lenders’ interests may be different from Global Ship Lease’s and it cannot guarantee that it will be able to obtain its lenders’ consent when needed. This may limit its ability to pay dividends to you, finance its future operations, make acquisitions or pursue business opportunities. Please see “Global Ship Lease Credit Facility” for more information.

Global Ship Lease cannot assure you that it will be able to refinance any indebtedness incurred under its credit facility.

Global Ship Lease cannot assure you that, when required, it will be able to refinance its indebtedness on terms that are acceptable to Global Ship Lease or at all. The actual or perceived credit quality of its charterers, any defaults by them, and the market value of its fleet, among other things, may materially affect its ability to obtain new or replacement debt financing. If Global Ship Lease is not able to refinance its indebtedness, it will have to dedicate a portion of its cash flow from operations to pay the principal and interest of its indebtedness. Global Ship Lease cannot assure you that it will be able to generate cash flow in amounts that are sufficient for these purposes. If Global Ship Lease is not able to satisfy its debt service obligations with its cash flow from operations, Global Ship Lease may have to sell some or all of its assets, which may not be possible and which would have an adverse effect on its cash flows and results of operations. If Global Ship Lease is unable to meet its debt obligations for any reason, its lenders could declare its debt, together with accrued interest and fees, to be immediately due and payable and foreclose on vessels in its fleet which are mortgaged as part security for the debt, which could result in the acceleration of other indebtedness that Global Ship Lease may have at such time and the commencement of similar foreclosure proceedings by other lenders.

Global Ship Lease is highly dependent on CMA CGM.

All of Global Ship Lease’s vessels in its initial and contracted fleet are or will be chartered to its initial Charterer, CMA CGM. The initial Charterer’s payments to Global Ship Lease under the charters are currently its sole source of revenue. Global Ship Lease is highly dependent on the performance by the initial Charterer of its obligation under the charters. CMA CGM has guaranteed the payment of charterhire in cases of default where the initial Charterer is one of its wholly owned subsidiaries. If the initial Charterer ceases doing business or fails to perform its obligations under Global Ship Lease’s charters or pursuant to any guarantees, Global Ship Lease’s business, financial position and cash available for the payment of dividends could be adversely affected. Under its ship management agreement with CMA Ships, the Ship Manager is obligated to provide Global Ship Lease with requisite financial information so that Global Ship Lease can meet its own reporting obligations under U.S. securities laws. CMA CGM has guaranteed the performance of CMA Ships and any payments due to Global Ship Lease under the ship management agreements. CMA CGM and CMA Ships are privately held French corporations with financial reporting schedules different from Global Ship Lease. If CMA CGM, CMA Ships or any of their subsidiaries is delayed in providing Global Ship Lease with key financial information, Global Ship Lease could miss its financial reporting deadlines. Although Global Ship Lease’s Ship Manager has agreed to indemnify Global Ship Lease for all losses and damages incurred as a result of its failure to provide financial information on a timely basis, up to a capped amount, its shareholders do not have any direct recourse against its Ship Manager or CMA CGM.

CMA CGM and Global Ship Lease’s Ship Manager have conflicts of interest with Global Ship Lease and limited contractual duties, which may make them favor their own interests to Global Ship Lease’s detriment.

Conflicts of interest may arise between Global Ship Lease, on the one hand, and CMA CGM, Global Ship Lease’s initial Charterer, and CMA Ships, its Ship Manager, on the other hand. As a result of these conflicts, Global Ship Lease’s Ship Manager may favor its own or its parent company’s interests over Global Ship Lease’s interests. These conflicts may have unfavorable results for Global Ship Lease. For example, Global Ship Lease’s Ship Manager could be encouraged to incur unnecessary costs, for which it would seek reimbursement from Global Ship Lease. Although Global Ship Lease’s ship management agreements expressly prohibit its Ship Manager from giving preferential treatment when performing any of its ship management services to any other vessel that is affiliated with it, or otherwise controlled by CMA CGM, conflicts of interest may arise between Global Ship Lease, and its Ship Manager and its initial Charterer.

Global Ship Lease’s Ship Manager and CMA CGM, its initial Charterer, are privately held companies and there is little or no publicly available information about them.

CMA CGM is Global Ship Lease’s initial sole Charterer and CMA Ships is Global Ship Lease’s initial Ship Manager. CMA CGM’s ability to continue to pay charterhire and CMA Ships’ ability to render ship management services will depend in part on their own financial strength. Circumstances beyond their control could impair CMA CGM’s and CMA Ships’ financial strength, and because they are privately held companies, information about the financial strength of their companies is not available. As a result, Global Ship Lease and an investor in its common shares might have little advance warning of financial or other problems affecting CMA CGM or its wholly owned subsidiaries even though their financial or other problems could have a material adverse effect on Global Ship Lease and its shareholders. As part of its reporting obligations as a public company, Global Ship Lease will disclose information regarding CMA CGM, in its capacity as Global Ship Lease’s initial Charterer, and CMA Ships, Global Ship Lease’s Ship Manager, that has a material impact on Global Ship Lease or its shareholders to the extent that Global Ship Lease becomes aware of such information.

CMA CGM could compete with Global Ship Lease.

Along with many other vessel-owning transportation companies, CMA CGM, currently Global Ship Lease’s sole Charterer and projected holder of up to 37.9% of its common shares after the Merger, could compete with Global Ship Lease in its search to purchase newbuildings and secondhand vessels. Further, CMA CGM is not precluded from acting as an owner in the direct chartering market. While Global Ship Lease understands that CMA CGM currently has no intention of doing so, competition from CMA CGM may potentially harm Global Ship Lease’s ability to grow the business beyond its initial and contracted fleet and may decrease its results of operations.

Certain terms in Global Ship Lease’s agreements with CMA CGM and its affiliates may be the result of negotiations that were not conducted at arms-length and may not reflect market standard terms. In addition, they may include terms that may not be obtained from future negotiations with unaffiliated third parties.

The asset purchase agreement, the charters, the ship management agreements, the transitional services agreement and the other contractual agreements Global Ship Lease has entered into with CMA CGM and its wholly owned subsidiaries were made in the context of an affiliated relationship and were negotiated in the overall context of the previously contemplated public offering of its common shares, the purchase of the vessels in its initial and contracted fleet, the Merger and other related transactions. Because Global Ship Lease is a wholly owned subsidiary of CMA CGM and will continue to be so until the consummation of the Merger, the negotiation of the asset purchase agreement, the charters, the ship management agreements, the transitional services agreement and its other contractual arrangements may have resulted in certain terms that may not reflect market standard terms. In addition, Global Ship Lease’s agreements with CMA CGM may include terms that could not have been obtained from arms-length negotiations with unaffiliated third parties for similar services and assets. As a result, its future operating results may be negatively affected if Global Ship Lease does not receive terms as favorable in future negotiations with unaffiliated third parties or has to enter into lengthy and costly negotiations with third parties in connection with entering into such agreements.

Global Ship Lease’s business depends upon certain individuals who may not necessarily continue to be affiliated with Global Ship Lease.

Global Ship Lease’s future success depends to a significant extent upon its Chief Executive Officer, Ian J. Webber, its Chief Financial Officer, Susan J. Cook and its Chief Commercial Officer, Thomas A. Lister. Mr. Webber, Ms. Cook and Mr. Lister have an aggregate of over 40 years of experience in the shipping industry and have worked with several of the world’s largest shipping companies. They and members of the board of directors are crucial to the execution of its business strategies and to the growth and development of its business. If these individuals were no longer to be affiliated with Global Ship Lease, or if Global Ship Lease were to otherwise cease to receive advisory services from them, Global Ship Lease may be unable to recruit other employees with equivalent talent and experience, and its business and financial condition may suffer as a result.

Global Ship Lease is a recently formed company with limited separate operating history and its historical financial and operating data may not be representative of its future results.

Global Ship Lease is a recently formed company with limited operating history. The historical combined financial statements included in this joint proxy statement/prospectus include mainly its predecessor’s historical business activities as a container shipping company earning freight from transporting shipper’s cargo and incurring both vessel and voyage expenses, including all costs related to handling of shippers’ cargoes for its vessels while they were owned and operated by CMA CGM until the date of the individual transfer of each vessel in December 2007. These combined financial statements reflect only the results of Global Ship Lease under its fixed-rate long-term charters, ship management agreements and its financing arrangements only from the date of the individual transfer of each vessel in December 2007 and are not a meaningful representation of its future results of operations. GSL Holdings unaudited pro forma financial information has been prepared as if Global Ship Lease had purchased its initial fleet from CMA CGM, and entered into its charter arrangements and ship management agreements as of January 1, 2007. Such information is provided for illustrative purposes only and does not represent what its results of operations or financial position would actually have been if the transactions had in fact occurred on those dates and is not representative of its results of operations or financial position for any future periods. There will likely be variations between its future operating results and its pro forma financial information and such variations may be material.

Global Ship Lease has not performed and does not intend to perform underwater inspections of its vessels.

Although Global Ship Lease has performed physical inspections of the vessels, Global Ship Lease has not performed and does not intend to perform any underwater inspections either prior to or after their delivery. As a result, Global Ship Lease will not be aware of any damage to the vessel that may exist at the time of delivery and which could only be discovered through an underwater inspection. Global Ship Lease has agreed to purchase the vessels and newbuildings on an “as is” basis, subject to CMA CGM being responsible for any class condition or recommendation that is found to have existed at the date of delivery of the vessels. However, if any damage is subsequently found, Global Ship Lease could incur substantial costs to repair the damage.

Delays in the deliveries of the vessels in its contracted fleet could harm its operating results.

Global Ship Lease has agreed to acquire three secondhand vessels and one newbuilding, expected to be delivered in December 2008, and one secondhand vessel, expected to be delivered in July 2009. The delivery of any of these vessels could be delayed and any delay could negatively affect its operating results.

The delivery of the secondhand vessels could be delayed because of, among other things:

•	hostilities or political disturbances;

•	non-performance on the vessel sale agreement by CMA CGM;

•

non-performance of the sale provisions in the charters by the third party owners in the cases where CMA CGM does not already own the secondhand vessels but instead has to exercise a purchase option in the charters;

•

having an outstanding recommendation or condition of class attached to it or a suspension from class that would require, pursuant to its asset purchase agreement, CMA CGM to remedy such recommendation or condition of class prior to delivering the vessel to Global Ship Lease;

•	inability to obtain requisite permits or approvals; or

•	damage to or destruction of the vessels while being operated by the seller prior to the delivery date.

The delivery of the newbuilding could be delayed for a number of reasons, including:

•	a worsening of the business relationship, or a contractual dispute, between the parties to the building contract that would slow or stop the building or delivery of the newbuilding;

•

non-performance on the sale of the newbuilding to CMA CGM by Daewoo Shipbuilding & Marine Engineering Co., Ltd., or Daewoo, the ship builder of the newbuilding, or non-performance on the contractual obligations of CMA CGM to Daewoo;

•	work stoppages or other labor disturbances or other events that disrupt shipyard operations;

•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	bankruptcy or other financial crisis of the shipyard;

•	a backlog of orders at the shipyard;

•	hostilities, political or economic disturbances in the region where its newbuilding is being built;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	requests for changes to the original newbuilding specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	inability to obtain requisite permits or approvals; or

•	a dispute either by us or CMA CGM with the relevant shipyard.

The ship building contract for the newbuilding in Global Ship Lease’s first contracted fleet contains a “force majeure” provision whereby the occurrence of certain events could delay delivery or possibly terminate the contract. Furthermore, CMA CGM is responsible for all construction and delivery costs of the newbuilding. If CMA CGM fails to make construction payments for the newbuilding, Global Ship Lease could lose its opportunity to acquire it.

Any termination of the ship building contract, or any delay in the delivery of the vessels in the contracted fleet, will eliminate or postpone Global Ship Lease’s receipt of revenues under the time charters for those vessels and may permanently reduce its actual and projected revenues, and would therefore adversely affect its results of operations and financial condition, including its ability to pay dividends to its shareholders, and may negatively affect its stock price.

Global Ship Lease is a holding company and it depends on the ability of its subsidiaries to distribute funds to Global Ship Lease in order to satisfy its financial and other obligations.

Global Ship Lease is a holding company and has no significant assets other than the equity interests in its subsidiaries. Global Ship Lease’s subsidiaries will own all of its vessels and payments under charters will be made to its subsidiaries. As a result, its ability to pay dividends depends on the performance of its subsidiaries and their ability to distribute funds to it. The ability of its subsidiaries to make these distributions could be affected by a claim or other action by a third party, including a creditor, or by Marshall Islands law or the laws of any jurisdiction which regulates the payment of dividends by companies. If Global Ship Lease is unable to obtain funds from its subsidiaries, Global Ship Lease may not be able to pay dividends.

As its fleet ages, Global Ship Lease may incur increased operating costs, which could adversely affect its earnings.

In general, the cost of maintaining a vessel in good operating condition increases with age. In addition, older vessels are typically less fuel efficient. Governmental regulations and safety or other equipment standards may also require expenditures for alterations, or the addition of new equipment, to its vessels and may restrict the type of activities in which its vessels may engage. Although its initial and contracted fleet has a weighted average age of 5.3 years and a non-weighted average age of 5.8 years upon delivery, Global Ship Lease cannot assure you that, as its vessels age, market conditions will justify those expenditures or enable Global Ship Lease to operate its vessels profitably during the remainder of their useful lives.

Global Ship Lease’s insurance may be insufficient to cover losses that may occur to its property or result from its operations.

The shipping industry has inherent operational risks. Although Global Ship Lease carries hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance), Global Ship Lease may not be adequately insured against all risks and its insurers may not pay every claim. Even if its insurance coverage is adequate to cover its losses, Global Ship Lease may not be able to obtain a replacement vessel in the event of a total or constructive loss in a timely manner. Under the terms of its credit facility, Global Ship Lease may be subject to restrictions on the use of any proceeds Global Ship Lease may receive from claims under its insurance policies. Furthermore, in the future, Global Ship Lease may not be able to obtain adequate insurance coverage at reasonable rates for its fleet. Global Ship Lease may also be subject to calls, or premiums, in amounts based not only on its own claim records but also the claim records of all other members of the protection and indemnity associations through which Global Ship Lease receives indemnity insurance coverage for tort liability. Insurers typically have the right to increase immediately the premiums in certain “excluded areas” following acts of war or terrorism and Global Ship Lease cannot be certain that its insurers will continue to provide cover, or that Global Ship Lease will be able to pass these increased costs to any new charterers. Its insurance policies will also contain deductibles, limitations and exclusions which, although Global Ship Lease believes are standard in the shipping industry, may nevertheless increase its costs.

In addition, Global Ship Lease does not presently carry loss-of-hire insurance, which covers the loss of revenue during extended vessel off-hire periods, such as those that might occur during an unscheduled drydocking due to damage to the vessel from accidents. Accordingly, any vessel that is off-hire for an extended period of time, due to an accident or otherwise, could have a material adverse effect on its business, results of operations and financial condition and its ability to pay dividends to its shareholders.

Risk Factors Relating to the Industry of Global Ship Lease

Global Ship Lease’s growth and long term profitability depend mainly upon continued growth in demand for containerships and the condition of the charter market. The container shipping industry is cyclical and volatile and the industry’s upward trend may have passed its peak. Should demand for containerships diminish, charterhire rates may fall, thus reducing its ability to secure new charterers at attractive rates.

The container shipping industry is both cyclical and volatile in terms of charterhire rates and profitability. Charterhire rates are below their historical highs and rates may decrease in the future. Fluctuations in charter rates result from changes in the supply and demand for ship capacity, which is driven mainly by changes in the supply and demand for world trade container shipping services. If demand growth, for example, is not at a level sufficient to absorb the additional containership capacity to be delivered in the future, there may be an over supply of ship capacity which would typically cause freight rates, and in turn charter rates, to fall. The factors affecting the supply and demand for containerships and supply and container shipping services are outside Global Ship Lease’s control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for containership capacity include:

•	supply and demand for products suitable for shipping in containers;

•	changes in global production of products transported by containerships;

•	the globalization of manufacturing;

•	global and regional economic and political conditions;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including changes in the distances over which container cargoes are transported, the size of containerships, and the extent of trans-shipments;

•	environmental and other legal and regulatory developments;

•	currency exchange rates; and

•	port and canal congestion.

The factors that influence the supply of containership capacity include:

•	the containership newbuilding orderbook compared to the existing cellular containership fleet;

•	the scrapping rate of older containerships;

•	the price of steel and other raw materials;

•	changes in environmental and other laws and regulations that may limit the useful life of containerships;

•	the availability of shipyard capacity; and

•	port and canal congestion.

Global Ship Lease’s ability to re-charter its initial and contracted fleet upon the expiration or termination of its charters, and the charter rates payable under and the duration of any renewal or replacement charters will depend upon, among other things, the then current state of the containership market and how the then current age and quality of Global Ship Lease’s initial and contracted fleet are perceived by the market. If the containership market is in a period of depression when Global Ship Lease’s vessels’ charters expire for whatever reason, including an over supply of containership capacity, Global Ship Lease may be forced to re-charter its vessels at reduced or unprofitable rates, which may reduce or eliminate its earnings or make its earnings increasingly volatile, or it may not be able to re-charter its vessels at all. The same issues will exist if Global Ship Lease acquires additional vessels without charter arrangements in place, or at the expiration of such arrangements, obliging Global Ship Lease to try to fix employment of the additional vessels in the spot market while attempting to subject them to a long-term time charter arrangement.

If the market value of vessels substantially declines when Global Ship Lease is attempting to sell one of its vessels, Global Ship Lease may incur a financial loss.

Although the market value of containerships has increased since 2000, containership values can fluctuate substantially over time. A number of factors may contribute to a future decrease in the market value of containerships, including:

•	unfavorable economic conditions in the market in which the containership trades;

•	a substantial or extended decline in world trade growth leading to reduced demand for container shipping services;

•	increases or an over supply in global containership capacity; and

•

the cost of retrofitting or modifying existing ships, as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards or otherwise.

If a charter terminates when the market value of its containerships has been depressed, Global Ship Lease may be unable to re-charter the vessel at attractive rates and, rather than continue to incur costs to maintain and finance the vessel, Global Ship Lease may seek to dispose of it. Inability to dispose of the containership at a reasonable price could result in a loss on the vessel’s sale and adversely affect Global Ship Lease’s results of operations and financial condition and its ability to pay dividends to its shareholders.

Future fluctuations in charter rates and vessel values may trigger a possible impairment of Global Ship Lease’s vessels as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Global Ship Lease—Critical Accounting Policies and Estimates.” This risk may also impact its ability to satisfy its financial covenants under its credit facility.

Global Ship Lease may have more difficulty entering into long-term charters if a more active and cheaper short-term or spot container shipping market develops.

At the expiration of Global Ship Lease’s charters, if a charter terminates early for any reason or if Global Ship Lease acquires vessels charter-free in addition to Global Ship Lease’s current and contracted fleet, Global Ship Lease will need to charter or re-charter its vessels. Should more vessels be available on the spot or short-term market at the time Global Ship Lease is seeking to fix new long-term charters, Global Ship Lease may have difficulty entering into such charters at profitable rates and for any term other than short term and, as a result, Global Ship Lease’s cash flow may be subject to instability in the long-term. In addition, it would be more difficult to fix relatively older vessels should there be an oversupply of younger vessels on the market. A more active short-term or spot market may require Global Ship Lease to enter into charters based on fluctuating market rates, as opposed to long-term contracts based on a fixed rate, which could result in a decrease in Global Ship Lease’s cash flow in periods when the charter rates for container shipping is depressed.

Terrorist attacks and international hostilities could affect its results of operations and financial condition.

Terrorist attacks, such as the attacks on the United States on September 11, 2001, and the continuing response of the United States and other countries to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets and may affect Global Ship Lease’s business, results of operations and financial condition from increased security costs and more rigorous inspection procedures at borders and ports. The conflict in Iraq may lead to additional acts of terrorism, regional conflict and other armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect Global Ship Lease’s ability to obtain additional financing on terms acceptable to Global Ship Lease or at all.

Terrorist attacks targeted at oceangoing vessels, such as the October 6, 2002 attack in Yemen on the VLCC Limburg, a ship not related to Global Ship Lease, may also negatively affect Global Ship Lease’s future operations and financial condition and directly impact its containerships or its customers. Future terrorist attacks could result in increased market volatility or even a recession in the United States or global financial markets, and could further increase inspection and security requirements and regulation that could slow its operations and negatively affect its profitability. Any of these occurrences could have a material adverse impact on its operating results, revenue and costs.

Global Ship Lease’s vessels may call on ports located in countries that are subject to restrictions imposed by the United States government, which could negatively affect the trading price of its common shares.

From time to time and in relation to the initial Charterer’s business, Global Ship Lease’s vessels may call on ports located in countries subject to sanctions and embargoes imposed by the United States government and countries identified by the United States government as state sponsors of terrorism, such as Syria and Iran. Although these sanctions and embargoes do not prevent Global Ship Lease’s vessels from making calls to ports in these countries, potential investors could view Global Ship Lease’s presence at those ports negatively, which could in turn adversely affect its reputation and the receptiveness of the market for Global Ship Lease’s common shares.

Risks inherent in the operation of containerships could impair the ability of the initial Charterer to make payments to Global Ship Lease, increase its costs or reduce the value of Global Ship Lease’s assets.

Global Ship Lease’s containerships and its cargoes are at risk of being damaged or lost because of events such as marine accidents, bad weather, mechanical failures, human error, war, terrorism, piracy, environmental accidents and other circumstances or events. Any of these events connected to Global Ship Lease’s vessels or other vessels under the initial Charterer’s control, or any other factor which negatively affects the initial Charterer’s business, could impair the ability of the initial Charterer to make payments to Global Ship Lease pursuant to its charters. Although the initial Charterer is obligated to pay Global Ship Lease regardless of the safety of the cargoes, it is possible that such events may render the initial Charterer financially unable to pay Global Ship Lease its hire. Furthermore, there is a risk that the vessel may become damaged, lost or destroyed and any such occurrence may cause Global Ship Lease additional expenses to repair or substitute the vessel or may render Global Ship Lease unable to provide the vessel for chartering, which will cause Global Ship Lease to lose charterhire revenue.

These occurrences could also result in death or injury to persons, loss of property or environmental damage, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates, and damage to Global Ship Lease’s reputation and customer relationships generally. Any of these circumstances or events could increase its costs or lower Global Ship Lease’s revenues, which could result in reduction in the market price of its common shares.

Maritime claimants could arrest Global Ship Lease’s vessels, which could interrupt the initial Charterer’s or Global Ship Lease’s cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of Global Ship Lease’s vessels, for valid or invalid reasons, could interrupt the initial Charterer’s or Global Ship Lease’s cash flow and require the initial Charterer or Global Ship Lease or Global Ship Lease’s insurance to pay a significant amount to have the arrest lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in its fleet for claims relating to another vessel in its fleet. In any event, any lien imposed may adversely affect its results of operations by delaying the revenue gained from ships.

Governments could requisition Global Ship Lease’s vessels during a period of war or emergency without adequate compensation.

A government could requisition one or more of Global Ship Lease’s vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes its owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although Global Ship Lease would be entitled to compensation in the event of a requisition of one or more of its vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of Global Ship Lease’s vessels may negatively impact its revenues and reduce the amount of cash Global Ship Lease has available for distribution as dividends to its shareholders.

Technological innovation could reduce Global Ship Lease’s charterhire income and the value of Global Ship Lease’s vessels.

The charterhire rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical condition. Efficiency includes speed, fuel economy and the ability to load and discharge containers quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities, such as cranes, and pass through canals and straits. Physical condition is related to the original design and construction, maintenance and the impact of the stress of operations. If new containerships are built that are more efficient or more flexible or have longer physical lives than Global Ship Lease’s vessels, competition from these more technologically advanced containerships could adversely affect the amount of charterhire payments Global Ship Lease receives for its vessels once their initial charters expire and the resale value of its vessels could significantly decrease. As a result, the cash available for the payment of dividends could then be adversely affected.

Compliance with safety and other vessel requirements imposed by classification societies may be costly and may adversely affect Global Ship Lease’s business and operating results.

The hull and machinery of every commercial vessel must conform to the rules and standards of a classification society approved by Global Ship Lease’s country of registry. Such societies set the rules and standards for the design, construction, classification, and surveys of vessels and conduct surveys to determine whether vessels are in compliance with such rules and standards. A certification by the society is an attestation that the vessel is in compliance with the society’s rules and standards. A vessel involved in international trade must also conform to national and international regulations on safety, environment and security, including (but not limited to) the Safety of Life at Sea Convention, or SOLAS, and the International Convention for the Prevention of Pollution from Ships. A vessel conforms to such regulations by obtaining certificates from its country of registry and/or a classification society authorized by the country of registry.

A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special or class renewal survey, a vessel’s machinery may be reviewed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Please see “Global Ship Lease Business—Inspection by Classification Societies” for more information regarding annual surveys, intermediate surveys and special surveys. Bureau Veritas, the classification society for all of the vessels in Global Ship Lease’s current and contracted fleet, may approve and carry out in-water inspections of the underwater parts of its vessels once every three to five years, in lieu of drydocking inspections. In-water inspections are typically less expensive than drydocking inspections and Global Ship Lease intends to conduct in-water inspections when that option is available to it.

If a vessel does not maintain its “in class” certification or fails any annual survey, intermediate survey or special survey, port authorities may detain the vessel, refuse her entry into port or refuse to allow her to trade resulting in the vessel being unable to trade and therefore rendering her unemployable. In the event that a vessel becomes unemployable, Global Ship Lease could also be in violation of provisions in its charters, insurance coverage, covenants in its loan agreements and ship registration requirements and its revenues and future profitability would be negatively affected.

Global Ship Lease is subject to regulation and liability under environmental laws that could require significant expenditures and affect Global Ship Lease’s cash flows and net income.

The shipping industry, and the operations of containerships, are materially affected by environmental regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which Global Ship Lease’s containerships operate, as well as in the country or countries of their registration, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions, water discharges and ballast water management. Because such conventions, laws and regulations are often revised, Global Ship Lease cannot predict the cost of complying with such requirements or the impact thereof on the value or useful life of its containerships. Additional conventions, laws and regulations may be adopted that could limit Global Ship Lease’s ability to do business or increase the cost of its doing business and which may materially adversely affect Global Ship Lease’s operations. Global Ship Lease is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and financial assurances with respect to its operations. Many environmental requirements are designed to reduce the risk of pollution, such as oil spills, and compliance with these requirements can be costly.

Environmental requirements can also affect the value or useful lives of its vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, Global Ship Lease could incur material liabilities, including cleanup obligations and natural resource damages, in the event that there is a release of oil-based products or other hazardous materials from its vessels or otherwise in connection with its operations. Global Ship Lease could also become subject to personal injury or property damage claims relating to the release of hazardous materials associated with its existing or historic operations. Violations of, or liabilities under, environmental requirements can result in substantial penalties, fines and other sanctions, including in certain instances, criminal liabilities or seizure or detention of its vessels.

In addition, significant compliance costs could be incurred due to existing environmental laws and regulations and those that may be adopted, which could require new maintenance and inspection procedures and new restrictions on air emissions from its containerships, the development of contingency arrangements for potential spills and/or obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become increasingly strict in the future and require Global Ship Lease to incur significant capital expenditures on its vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. Global Ship Lease believes that regulation of the shipping industry will continue to become more stringent and more expensive for Global Ship Lease and its competitors. Substantial violations of applicable requirements or a catastrophic release of bunker fuel from one of its containerships, among other events, could have a material adverse impact on its financial condition, results of operations and its ability to pay dividends to its shareholders. For additional information on these and other environmental requirements, you should carefully review the information contained in “Business—Environmental and Other Regulations.”

Risk Factors Relating to Marathon

Marathon may not be able to consummate the Merger or another business combination by August 30, 2008, in which case, Marathon would be forced to liquidate.

Marathon must complete the Merger or another business combination with a fair market value of at least 80% of the balance of the trust account at the time of the Merger or other business combination (excluding deferred underwriting discounts and commissions of approximately $6.4 million) by August 30, 2008. If Marathon fails to consummate the Merger or another business combination within the required time frame, it will be forced to liquidate its assets. In addition, from March 21, 2008 until the termination of the merger agreement or the closing of the Merger, the parties to the merger agreement have agreed that neither Marathon, GSL Holdings, CMA CGM, Global Ship Lease nor any of its subsidiaries shall, and each party shall use its commercially reasonable best efforts to cause each of their respective representatives not to, directly or indirectly, encourage, solicit, or participate in negotiations with a third party concerning any merger or other business combination or sale of any of its capital stock or a material portion of its assets. In addition, Marathon’s negotiating position and its ability to conduct adequate due diligence on its target or any potential target may be reduced as it approaches the deadline for the consummation of the Merger or another business combination. Accordingly, Marathon’s auditors have included an explanatory paragraph in their report related to the uncertainty of Marathon’s ability to continue as a going concern.

If Marathon liquidates before concluding the Merger or another business combination, Marathon’s public stockholders will receive less than $8.00 per share on distribution of trust account funds and Marathon’s warrants will expire worthless.

If Marathon is unable to complete the Merger or another business combination and must liquidate its assets, the Liquidation Price will be less than $8.00 per share because of the expenses of Marathon’s initial public offering, its general and administrative expenses including the $7,500 per month paid to Marathon Management LLC, and the costs incurred in seeking a business combination. Furthermore, its outstanding warrants are not entitled to participate in a liquidating distribution and the warrants will therefore expire worthless if Marathon liquidates before completing a business combination.

If third parties bring claims against Marathon, the proceeds held in trust could be reduced and the Liquidation Price received by you could be reduced.

Marathon’s placing of funds in a trust account may not protect those funds from third party claims against Marathon. Pursuant to Delaware General Corporation Law Sections 280 and 281, upon Marathon’s dissolution, it will be required to pay or make reasonable provision to pay all of its claims and obligations, including all contingent, conditional, or unmatured claims. These amounts must be paid or provided for before Marathon makes any distributions to its stockholders. While Marathon intends to pay such amounts, if any, from the interest on the trust account available to it for working capital, Marathon cannot assure you those funds will be sufficient to cover such claims and obligations. Although Marathon has sought to and intends to have all vendors, prospective target businesses or other entities it engages execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements, or if executed, that such waivers will be enforceable or otherwise prevent potential contracted parties from making claims against the trust account. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Marathon and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of Marathon’s public stockholders and, as a result, the actual Liquidation Price could be less than the Liquidation Price based upon the proceeds of Marathon’s initial public offering and the concurrent private placement of the sponsor warrants placed in the trust account, without taking into account interest earned on the trust account subsequent to Marathon’s initial public offering, due to claims of such creditors. If Marathon is unable to complete the Merger or another business combination by August 30, 2008 and is forced to liquidate, Mr. Gross will be personally liable for ensuring that the proceeds in the trust account are not reduced by the claims of any third party if such third party does not execute a waiver of its rights, title, interest or claim of any kind in or to the trust account, but only to the extent any claims made against the trust account and the payment of such debts or obligations actually reduces the amount in the trust account. However, Marathon cannot assure you that Mr. Gross will be able to satisfy those obligations. Based on the information in his director and officer questionnaire provided to Marathon in connection with its initial public offering as well as the representations as to his accredited investor status (as such term is defined in Regulation D under the Securities Act), Marathon currently believes that Mr. Gross is of substantial means and is capable of funding his indemnity obligations, even though Marathon has not asked him to reserve for such an eventuality. However, Marathon cannot assure you Mr. Gross will be able to satisfy those obligations. Marathon believes the likelihood of Mr. Gross having to indemnify the trust account is limited because Marathon has sought to and intends to have all vendors and prospective target businesses as well as other entities execute agreements with Marathon waiving any right, title, interest or claims of any kind in or to monies held in the trust account.

Marathon expects that all costs associated with implementing its plan of dissolution and liquidation as well as payments to any creditors will be funded from the interest on the trust account available to Marathon as working capital. If such funds are insufficient to cover the costs of Marathon’s dissolution and liquidation, Mr. Gross has agreed to indemnify Marathon for its out-of-pocket costs associated with such dissolution and liquidation, excluding any special, indirect or consequential costs, such as litigation, pertaining to such dissolution and liquidation. Marathon estimates that its total costs and expenses for implementing and completing its stockholder-approved plan of dissolution and liquidation will be in the range of $50,000 to $75,000. This amount includes all costs and expenses relating to the filing of Marathon’s dissolution in the State of Delaware, the winding up of the company and the costs of a proxy statement and meeting relating to the approval by its stockholders of its plan of dissolution and liquidation.

Furthermore, creditors may seek to interfere with the distribution of the trust account pursuant to federal or state creditor and bankruptcy laws, which could delay the actual distribution of such funds or reduce the amount ultimately available for distribution to Marathon’s public stockholders. If Marathon is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Marathon which is not dismissed, the funds held in Marathon’s trust account will be subject to applicable bankruptcy law, and may be included in Marathon’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Marathon’s stockholders. To the extent any bankruptcy claims deplete the trust account Marathon cannot assure you that it will be able to return to its public stockholders the liquidation amounts due them. Accordingly, the actual per share amount distributed from the trust account to Marathon’s public stockholders could be significantly less than expected Liquidation Price, without taking into account interest earned on the trust account subsequent to Marathon’s initial public offering (net of taxes payable on interest income on the funds in the trust account and interest income of $3.9 million on the trust account balance previously released to Marathon to fund its working capital requirements, including the costs of its dissolution and liquidation). Any claims by creditors could cause additional delays in the distribution of trust funds to the public stockholders beyond the time periods required to comply with Delaware General Corporation Law procedures and federal securities laws and regulations.

Stockholders may be held liable for claims by third parties against Marathon to the extent of distributions received by them in a dissolution.

If Marathon does not complete the Merger or another business combination by August 30, 2008, it will dissolve and distribute to Marathon’s public stockholders an amount equal to the amount in the trust account, including (i) all accrued interest, net of income taxes payable on such interest and interest of $3.9 million on the trust account balance previously released to it to fund its working capital requirements, including the costs of its dissolution and liquidation, and (ii) all deferred underwriting discounts and commissions plus any remaining assets. Under Delaware law, creditors of a corporation have a superior right to stockholders in the distribution of assets upon dissolution. Consequently, if the trust account is dissolved and paid out prior to all creditors being paid on their claims, stockholders may be held liable for claims by third parties against Marathon to the extent of distributions received by them in a dissolution.

Section 280 and Section 281(b) of the Delaware General Corporation Law set forth two procedures that a dissolved corporation may follow when winding up its affairs. Marathon cannot predict at this time which procedure it would comply with in the event of liquidation. If Marathon elects to comply with Section 280 of the Delaware General Corporation Law, it would obtain greater certainty as to potential claims, and Marathon, or a successor entity to it, may reject, in whole or in part, claims that are made. In addition, should Marathon choose to comply with Section 280, a creditor who receives actual notice of Marathon’s dissolution, as required by Section 280, would be barred from receiving payment if the claimant failed to present the claim in accordance with the required timeframes. Specifically, if Marathon complies with certain procedures intended to ensure that Marathon makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against it and a 90-day period during which Marathon may reject any claims brought, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. If Marathon elects to comply with the procedures set forth at Section 281(b) of the Delaware General Corporation Law, stockholders will not know at the time of dissolution the scope of potential claims against Marathon. Marathon’s stockholders could therefore potentially be liable for claims to the extent of distributions received by them in a dissolution and any liability of Marathon’s stockholders will extend beyond the third anniversary of such dissolution.

Under Delaware law, Marathon’s dissolution requires the approval of the holders of a majority of Marathon’s outstanding stock, without which Marathon will not be able to dissolve and liquidate, and distribute its assets to its public stockholders.

Marathon will promptly adopt a plan of dissolution and liquidation and initiate procedures for Marathon’s dissolution and liquidation if Marathon does not effect a business combination by August 30, 2008. However, pursuant to Delaware law, Marathon’s dissolution requires the affirmative vote of stockholders owning a majority of Marathon’s then outstanding common stock. Soliciting the vote of Marathon’s stockholders will require the preparation of preliminary and definitive proxy statements, which will need to be filed with the SEC and could be subject to its review. This process could take a substantial amount of time ranging from 40 days to several months.

As a result, the distribution of Marathon’s assets to the public stockholders could be subject to a considerable delay. Furthermore, Marathon may need to postpone the stockholders’ meeting, re-solicit Marathon’s stockholders, or amend its plan of dissolution and liquidation to obtain the required stockholder approval, all of which would further delay the distribution of its assets and result in increased costs. If Marathon is not able to obtain approval from a majority of its stockholders, it will not be able to dissolve and liquidate and it will not be able to distribute funds from its trust account to holders of its common stock sold in its initial public offering, and these funds will not be available for any other corporate purpose. In the event Marathon seeks stockholder approval for a plan of dissolution and liquidation and does not obtain such approval, Marathon will nonetheless continue to pursue stockholder approval for its dissolution. However, Marathon cannot assure you that its stockholders will approve its dissolution in a timely manner or will ever approve its dissolution. As a result, Marathon cannot provide investors with assurances of a specific timeframe for the dissolution and distribution.

Members of Marathon’s management team and board are and may in the future become affiliated with entities engaged in business activities similar to those conducted by Marathon and may consider transactions with entities reviewed by Marathon as possible targets.

Members of Marathon’s management team and board are and may in the future become affiliated with entities engaged in business activities similar to those conducted by Marathon and may consider transactions with entities reviewed by Marathon as possible targets. In this connection, certain officers or directors or their affiliates might pursue transactions with businesses that were considered by Marathon as possible targets.

Because the shares of common stock owned by Marathon’s initial stockholders before its initial public offering are prohibited from participating in liquidation distributions by Marathon, Messrs. Gross, Aron, Simon and Sheft may have a conflict of interest in deciding if a particular target business is a good candidate for a business combination.

Marathon’s initial stockholders have waived their right to receive distributions with respect to the shares of common stock purchased by them before Marathon’s initial public offering if Marathon liquidates because it fails to complete a business combination. Additionally, Marathon Investors, LLC, an entity owned and controlled by Mr. Gross, has purchased 5,500,000 warrants exercisable for shares of Marathon’s common stock. On March 24, 2008, the warrant agreement was amended to provide that in the event the Merger is consummated, the sponsor warrants must be exercised on a cashless basis and may be redeemed at Marathon’s option under the same conditions applicable to the public warrantholders. The mandatory cashless exercise provision will reduce the cash proceeds to be paid to Marathon upon the exercise of the sponsor warrants. Such common stock and warrants will be worthless if Marathon does not consummate the Merger or another business combination, and the $5,500,000 purchase price of the sponsor warrants held in the trust account will be part of any liquidating distribution. The personal and financial interests of Messrs. Gross, Aron, Simon and Sheft may influence their identification and selection of a target business, and may affect how or when Marathon completes the Merger or another business combination. The exercise of discretion by Messrs. Gross, Aron, Simon and Sheft in identifying and selecting one or more suitable target businesses may result in a conflict of interest when they decide if the terms, conditions and timing of a particular business combination are appropriate and in Marathon’s stockholders’ best interest.

Ownership and further purchases by the initial stockholders and their respective affiliates may influence the outcome of the stockholder vote and the consent solicitation.

With respect to the proposal for approval of the Merger only, each of Marathon’s initial stockholders has agreed to vote all of his or its initial shares in accordance with the majority of the votes cast with respect to the Merger Proposal by the holders of the shares issued in the initial public offering, and any shares acquired in or after the initial public offering in favor of the Merger Proposal. This voting arrangement does not apply to any proposal other than the Merger Proposal. With respect to the Consent Solicitation, Marathon Investors, LLC owns 5,500,000 of the 45,535,850 outstanding warrants. While Marathon Investors, LLC and Marathon’s officers and directors are not subject to any voting arrangement with respect to the Consent Solicitation, they have informed Marathon that they intend to give their consent for all warrants currently held, as well as any warrants that they may subsequently acquire. Furthermore, Marathon’s officers and directors and their respective affiliates, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Marathon or its securities, may enter into a written plan to purchase Marathon securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other permissible public market purchases, as well as private purchases, of securities. On June 4, 2008, Mr. Gross entered into a purchase plan, in accordance with the guidelines of Rule 10b5-1 and the provisions of Rule 10b-18 of the Exchange Act, under which he placed a limit order to purchase up to two million shares of Marathon common stock at a price of $8 per share or below. As of June 20, 2008, 942,000 shares have been purchased under this plan at an average price of $7.84 per share. If Marathon’s initial stockholders, Marathon Investors, LLC or Marathon’s officers and directors purchase securities from existing Marathon stockholders that are likely to vote against the transaction, or that are likely to elect to convert their shares, or Marathon warrantholders that are likely to withhold their consent, the probability that the business combination will succeed, and that the required number of warrant consents will be received, increases.

Unless Marathon completes the Merger or another business combination, members of Marathon’s management team will not receive reimbursement for any out-of-pocket expenses they incur if such expenses exceed the amount not in the trust account and interest income of $3.9 million on the trust account balance that has been released to Marathon to fund Marathon’s working capital requirements. Therefore, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination and in the public stockholders’ best interest.

Members of Marathon’s management team will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount not in the trust account and interest income of $3.9 million on the trust account balance that has been released to Marathon to fund Marathon’s working capital requirements, unless the Merger or another business combination is consummated. Members of Marathon’s management team may, as part of the Merger or another business combination, negotiate the repayment of some or all of any such expenses. If the target business’ owners do not agree to such repayment, this could cause Marathon’s management team to view such potential business combination unfavorably, thereby resulting in a conflict of interest. The financial interests of members of Marathon’s management team could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders’ best interest.

Sponsor warrants have a superior exercise right to warrants received in Marathon’s initial public offering and must be exercised on a cashless basis.

The sponsor warrants issued to Marathon Investors, LLC, an entity owned and controlled by Mr. Gross, upon the consummation of Marathon’s initial public offering may be exercised pursuant to an exemption to the requirement that the securities underlying such warrants be registered pursuant to an effective registration statement. Therefore, the sponsor warrants may be exercised whether or not a current registration statement is in place and are exerciseable upon the consummation of the Merger. In addition, on March 24, 2008, the warrant agreement was amended to provide that in the event the Merger is consummated, the sponsor warrants must be exercised on a cashless basis and may be redeemed at Marathon’s option under the same conditions applicable to the public warrantholders. The mandatory cashless exercise provision will reduce the cash proceeds to be paid to Marathon upon the exercise of the sponsor warrants. The warrants issued in Marathon’s initial public offering may only be exercised if a current registration statement is in place. Marathon is required only to use its best efforts to maintain a current registration statement; therefore, the warrants issued in Marathon’s initial public offering may expire worthless.

Risk Factors Relating to the Merger

GSL Holdings is incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law.

GSL Holdings’ corporate affairs are governed by its articles of incorporation and bylaws and by the Business Corporations Act of the Republic of the Marshall Islands, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, GSL Holdings’ shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. For more information with respect to how shareholder rights under Marshall Islands law compare with shareholder rights under Delaware law, please see “Comparison of Marshall Islands Corporate Law to Delaware Corporate Law.”

Because GSL Holdings is organized under the laws of the Republic of the Marshall Islands, it may be difficult to serve GSL Holdings with legal process or enforce judgments against it, its directors or its management.

GSL Holdings is organized under the laws of the Republic of the Marshall Islands, and substantially all of its assets are located outside of the United States. Its principal executive offices will be located outside the United States and some of its directors and officers will reside outside the United States. As a result, it may be difficult or impossible for you to bring an action against GSL Holdings or against its directors or its management in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Republic of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against GSL Holdings’ assets or its directors and officers.

The price of GSL Holdings’ common shares after the Merger may be volatile.

The price of GSL Holdings’ common shares after the Merger may be volatile, and may fluctuate due to factors such as:

•	actual or anticipated fluctuations in quarterly and annual results;

•	limited operating history;

•	mergers and strategic alliances in the shipping industry;

•	market conditions in the industry;

•	changes in government regulation;

•	fluctuations in GSL Holdings’ quarterly revenues and earnings and those of its publicly held competitors;

•	shortfalls in GSL Holdings’ operating results from levels forecasted by securities analysts;

•	announcements concerning GSL Holdings or its competitors; and

•	the general state of the securities markets.

The international containership industry has been highly unpredictable and volatile. The market for common shares in this industry may be equally volatile.

GSL Holdings cannot assure you that it will pay any dividends and GSL Holdings’ dividend policy is subject to change at the discretion of its board of directors.

GSL Holdings intends to pay regular quarterly dividends. The declaration and payment of dividends is subject at all times to the discretion of GSL Holdings’ board of directors. GSL Holdings intends to distribute a portion of its cash flow to its shareholders, while retaining cash flow for reinvestment in its business. Retained cash flow may be used to fund vessel or fleet acquisitions, make debt repayments and for other purposes, as determined by GSL Holdings’ management and board of directors. GSL Holdings’ dividend policy reflects its judgment that by reinvesting cash flow in its business, it will be able to provide value to its shareholders by enhancing its long-term dividend paying capacity. GSL Holdings’ objectives are to increase distributable cash flow per share through acquisitions of additional vessels beyond its initial and contracted fleet of 17 vessels. GSL Holdings cannot assure you that it will be successful in achieving these objectives. There can be no assurance that its actual results will be as anticipated, that its board of directors will not increase the level of reserves or otherwise change its dividend policy or that GSL Holdings will not have additional cash expenses or liabilities, including extraordinary expenses.

The amounts of future dividends set forth in “Dividend Policy” represent only estimates of future dividends based on its charters, estimated ship management costs, estimates of the delivery dates for its initial and contracted fleet, other expenses and the other matters and assumptions set forth therein and assume that none of its expenses will increase during the periods presented in those sections.

The timing and amount of future dividends, if any, could also be affected by various factors, including:

•	GSL Holdings’ earnings, financial condition and anticipated cash requirements;

•	delays in acquiring any or all of the vessels in its contracted fleet;

•	unexpected repairs to, or required capital expenditures on, vessels or drydocking costs in excess of amounts held in reserve;

•	additional acquisitions of vessels (other than its contracted fleet);

•	the loss of a vessel;

•	restrictions under its credit facility and in any future debt agreements; and

•

the provisions under Marshall Islands law affecting distributions to shareholders, which generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received from the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such dividend.

GSL Holdings’ ability to pay dividends is limited by its payments to CMA CGM and by Marshall Islands law.

In addition to limiting payments of dividends if GSL Holdings is, or could become, insolvent, Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares). For accounting purposes, GSL Holdings will be deemed to have been under common control of CMA CGM at the time of the transfer of the initial vessels to Global Ship Lease. GSL Holdings will therefore treat the difference between its initial fleet’s purchase price and its initial fleet’s book value as a distribution to CMA CGM. This deemed distribution will reduce the size of its surplus amount available for distribution by a corresponding amount. This accounting treatment may adversely affect its ability to pay dividends to you immediately following the Merger.

Marathon and Global Ship Lease have incurred and expect to incur significant costs associated with the Merger, whether or not the Merger is completed and the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes.

Marathon and Global Ship Lease expect to incur significant costs associated with the Merger. If the Merger is completed, we expect to incur approximately $15,670,000 in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes.

Marathon may waive one or more of the conditions to the Merger without resoliciting stockholder approval for the Merger.

Marathon may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Merger, to the extent permitted by applicable laws. The board of directors of Marathon will evaluate the materiality of any waiver to determine whether amendment of this joint proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the board of directors of Marathon determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, Marathon has the discretion to complete the Merger without seeking further stockholder approval.

GSL Holdings has anti-takeover provisions in its organizational documents that may discourage a change of control.

Certain provisions of GSL Holdings’ articles of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Certain of these provisions provide for:

•	a classified board of directors with staggered three-year terms;

•	restrictions on business combinations with certain interested shareholders;

•	directors only to be removed for cause and only with the affirmative vote of holders of at least a majority of the common shares entitled to vote in the election of directors;

•	advance notice for nominations of directors by shareholders and for shareholders to include matters to be considered at annual meetings; and

•	a limited ability for shareholders to call special shareholder meetings.

These anti-takeover provisions could make it more difficult for a third party to acquire GSL Holdings, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

There will be a substantial number of GSL Holdings’ common shares available for sale in the future that may adversely affect the market price of GSL Holdings’ Class A common shares.

The common shares (not including the common shares underlying the sponsors warrants) to be issued in the Merger to Marathon’s initial stockholders and CMA CGM will be subject to transfer restrictions set forth in the stockholders agreement. Generally, such shares cannot be sold for one year from the date of the Merger, except that CMA CGM will be permitted to transfer (i) up to 4,094,600 Class A common shares after the date that is 120 days after the date of the Merger, (ii) Class A common shares to the extent necessary for CMA CGM to satisfy its obligation to return any prepaid amounts pursuant to the asset purchase agreement on or after March 31, 2009, and (iii) up to 125,000 common shares to its directors and officers. Pursuant to the registration rights agreement to be entered into as of the Merger, Marathon’s initial stockholders and CMA CGM can demand that GSL Holdings register the resale of their common shares at any time after the one year anniversary of the Merger. In addition, an entity owned and controlled by Michael S. Gross will have the right to demand that GSL Holdings register the sponsor warrants and the underlying Class A common shares that it will hold at any time after the Merger. Furthermore, under the registration rights agreement, these holders can request that GSL Holdings file a shelf registration statement with respect to their common shares as soon as the applicable transfer restrictions under the stockholders agreement expire. If all registration rights are exercised in full, there will then be an additional 40,035,850 common shares, in addition to common shares which may be issued on exercise of the 5,500,000 sponsor warrants, respectively, that are eligible for trading in the public market. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of GSL Holdings’ Class A common shares.

GSL Holdings’ working capital will be reduced if Marathon stockholders exercise their right to convert their shares into cash. This would reduce cash reserves after the Merger.

Pursuant to Marathon’s certificate of incorporation, holders of shares issued in Marathon’s initial public offering may vote against the Merger and demand that Marathon convert their shares into cash. Marathon will not consummate the Merger if holders of 8,003,167 or more shares of common stock issued in Marathon’s initial public offering exercise these conversion rights. To the extent the Merger is consummated and holders have demanded to so convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the Merger. As of March 31, 2008, assuming the Merger Proposal is adopted, the maximum amount of funds that could be disbursed to Marathon’s stockholders upon the exercise of their conversion rights is approximately $63.2 million, or approximately 20% of the funds then held in the trust account. Any payment upon exercise of conversion rights will reduce cash reserves after the Merger.

Risk Factors Relating to Tax Matters

GSL Holdings’ operating income could fail to qualify for an exemption from U.S. federal income taxation, which will reduce its cash flow.

GSL Holdings does not expect to be engaged in a United States trade or business. In the case of a foreign corporation that is not so engaged, the Code imposes a 4% U.S. federal income tax (without allowance of any deductions) on 50% of the corporation’s gross transportation income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, unless the corporation qualifies for the exemption provided in Section 883 of the Code. The imposition of this tax could have a negative effect on its business and could result in decreased earnings available for distribution to its shareholders. Under the charter agreements, the initial Charterer has agreed to provide reimbursement for any such taxes.

GSL Holdings may qualify for the tax exemption provided by Section 883 of the Code. However, there are factual circumstances beyond its control that could cause GSL Holdings not to have the benefit of this exemption and thereby be subject to the 4% tax described above. For example, if shareholders with a 5% or greater interest in its common shares were collectively to own 50% or more of its outstanding common shares on more than half the days during a taxable year, GSL Holdings would probably not be able to qualify for the exemption provided under Section 883 of the Code. Based on information that Marathon has as to its current stockholders, it appears that, if such stockholders were to retain the GSL Holdings Class A common shares that they receive in the Migratory Merger, GSL Holdings likely would not qualify for the Section 883 exemption. Because this, as well as other factors relevant to the availability of the Section 883 exemption, will depend on future facts over which GSL Holdings has no control, GSL Holdings can give no assurances that it will qualify for the Section 883 exemption. See “Material U.S. Federal Income Tax Consequences—Taxation of GSL Holdings Following the Merger—The Section 883 exemption” for a more comprehensive discussion of the transportation income exemption.

GSL Holdings could be taxed as a United States corporation

Section 7874 of the Code provides that a foreign corporation which acquires substantially all the properties of a U.S. corporation is generally treated as though it were a U.S. corporation for U.S. federal income tax purposes if, after the acquisition, at least 80% (by vote or value) of the stock of the foreign corporation is owned by former shareholders of the U.S. corporation by reason of owning stock in the U.S. corporation. Completion of the Merger is conditioned on the receipt of a legal opinion of Akin Gump Strauss Hauer & Feld LLP that this rule should not apply to GSL Holdings following the Merger. It is expected that such opinion will be based on the reasoning that GSL Holdings common shares issued to CMA CGM in the Merger should dilute the ownership of former owners of Marathon common stock in GSL Holdings below the 80% threshold. Such opinion will rely, in part, on assumptions, representations and other information as to certain factual matters, including valuation. Valuation is a question of fact and is subjective. There can be no assurance that the Internal Revenue Service would not seek to challenge the correctness of such assumptions, representations or other information or the conclusion reached in such legal opinion, or that such a challenge would not be successful.

If GSL Holdings were to be treated as a U.S. corporation, its net income would be subject to U.S. federal corporate income tax, with the highest statutory rate currently being 35%. The imposition of this tax would likely have a negative effect on its business and result in decreased earnings available for distribution to its shareholders. See “Material U.S. Federal Income Tax Consequences—Taxation of GSL Holdings Following the Merger—Possibility of taxation as a U.S. corporation” for a more comprehensive discussion of the tax consequences to GSL Holdings being taxed as a U.S. corporation.

Certain adverse U.S. federal income tax consequences could arise for United States holders.

Shareholders of a “passive foreign investment company,” or PFIC, that are United States persons within the meaning of the Code, which GSL Holdings refers to as “United States shareholders,” are subject to a disadvantageous U.S. federal income tax regime with respect to the distributions they receive from a PFIC and the gain, if any, they derive from the sale or other disposition of their shares in a PFIC (as discussed below). In addition, dividends paid by a PFIC do not constitute qualified dividend income and, hence, are ineligible for the preferential rate of tax that applies to qualified dividend income.

A foreign corporation is treated as a PFIC if either (1) 75% or more of its gross income for any taxable year consists of certain types of “passive income” or (2) 50% or more of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business; income derived from the performance of services does not, however, constitute “passive income.”

While there are legal uncertainties involved in this determination, based on representations made by Global Ship Lease, GSL Holdings and Marathon, Simpson Thacher & Bartlett LLP, or Simpson Thacher, has advised GSL Holdings, and will deliver an opinion to the effect, that (1) the charters Global Ship Lease has entered into with CMA CGM should constitute service contracts rather than leases for U.S. federal income tax purposes and (2) as a result, the income from these charters should not constitute “passive income,” and the assets GSL Holdings owns for the production of this income should not constitute passive assets. Based on this opinion, GSL Holdings does not expect that it will constitute a PFIC with respect to the current or any future taxable year.

There is, however, no direct legal authority under the PFIC rules addressing its current and projected future operations. In addition, Simpson Thacher’s opinion will be based on certain representations to be made by Global Ship Lease, GSL Holdings and Marathon, and such representations will not be presented for review to the IRS. Accordingly, no assurance can be given that the IRS will not assert that GSL Holdings is a PFIC with respect to any taxable year, nor that a court would not uphold any such assertion. Moreover, no assurance can be given that GSL Holdings will be able to avoid PFIC classification for any future taxable year if GSL Holdings decides to change the nature and/or extent of its operations.

If the IRS were to determine that GSL Holdings is or has been a PFIC for any taxable year, its U.S. holders of shares or warrants will face adverse United States tax consequences. Distributions paid by GSL Holdings with respect to its shares will not constitute qualified dividend income if GSL Holdings were a PFIC in the year GSL Holdings pays a dividend or in the prior taxable year and, hence, will not be eligible for the preferential rate of tax that applies to qualified dividend income. In addition, its U.S. holders of shares or warrants (other than shareholders who have made a “qualified electing fund” or “mark-to-market” election) will be subject to special rules relating to the taxation of “excess distributions”—with excess distributions being defined to include certain distributions GSL Holdings may make on its common shares as well as gain recognized by a U.S. holder on a disposition of its common shares or warrants. In general, the amount of any “excess distribution” will be allocated ratably to each day of the U.S. holder’s holding period for its common shares or warrants. The amount allocated to the current year and any taxable year prior to the first taxable year for which GSL Holdings was a PFIC will be included in the U.S. holder’s gross income for the current year as ordinary income. With respect to amounts allocated to prior years for which GSL Holdings was a PFIC, the tax imposed for the current year will be increased by the “deferred tax amount,” which is an amount calculated with respect to each prior year by multiplying the amount allocated to such year by the highest rate of tax in effect for such year, together with an interest charge as though the amounts of tax were overdue. See “Material U.S. Federal Income Tax Consequences—Tax Consequences of Holding Shares and Warrants—U.S. holders—Consequences of possible passive foreign investment company classification” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. holders of common shares or warrants if GSL Holdings were treated as a PFIC (including those applicable to U.S. shareholders who make a qualified electing fund or mark-to-market election).

GSL Holdings may be subject to taxation on all or part of its income in the United Kingdom, which could have a material adverse affect on its results of operations.

If GSL Holdings were considered to be a resident of the United Kingdom or to have a permanent establishment in the United Kingdom, all or a part of its profits could be subject to UK corporate tax, which currently has a maximum rate of 30%. GSL Holdings intends to be managed and controlled from outside the United Kingdom and to restrict its activities within the United Kingdom so that its UK taxes will be minimized. Certain intra-group services may be provided from within the United Kingdom, in which case UK corporate tax will be payable on the arms-length price for those services. The appropriate arms-length price in these circumstances is likely to be a matter of negotiation with the UK taxing authorities.

Because some administrative and executive services will be provided to GSL Holdings by a subsidiary company located in the United Kingdom and certain of its directors may reside in the United Kingdom, and because UK statutory and case law fail to definitively identify the activities that constitute a trade being carried on in the United Kingdom through a permanent establishment, the UK taxing authorities may contend that GSL Holdings is subject to UK corporate tax on all of its income, or on a greater portion of its income than GSL Holdings currently expects to be taxed. If the UK taxing authorities made such a contention, GSL Holdings could incur substantial legal costs defending its position, and, if GSL Holdings was unsuccessful in its defense, its results of operations would be materially adversely affected.

Marathon may be subject to tax on the Migratory Merger.

Although Marathon does not expect to incur any substantial U.S. federal income tax as a result of the Migratory Merger, it is possible that Marathon could recognize income for U.S. federal income tax purposes as a result of the Migratory Merger and that the amount of tax on such income could be substantial. Any tax incurred by Marathon as a result of the Migratory Merger would become a liability of GSL Holdings. See “Material U.S. Federal Income Tax Consequences—Tax Consequences of the Migratory Merger” for a more comprehensive discussion of the tax aspects of the Migratory Merger.

The Migratory Merger may be taxable to stockholders, warrantholders and Marathon.

Although consummation of the Merger is conditioned on the receipt of an opinion of counsel to the effect that the Migratory Merger should constitute a reorganization, due to the absence of definitive legal authority involving transactions similar to the Merger, it is possible that the IRS could successfully assert that the Migratory Merger does not so qualify. In that case, stockholders of Marathon would recognize gain or loss equal to the difference between their basis in their Marathon common stock and the fair market value of GSL Holdings common shares received in the Migratory Merger. Holders of warrants would recognize gain or loss equal to the difference between their basis in their Marathon warrants and the fair market value of GSL Holdings warrants received in the Migratory Merger, and Marathon would recognize gain equal to the excess of GSL Holdings common shares and warrants issued in the Migratory Merger over its basis in its assets. See “Material U.S. Federal Income Tax Consequences—Tax Consequences of the Migratory Merger” for a more comprehensive discussion of the tax aspects of the Migratory Merger.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this joint proxy statement/prospectus include, but are not limited to, statements regarding our disclosure concerning Global Ship Lease’s operations, cash flows, financial position, dividend policy and likelihood of success to acquire all vessels in Global Ship Lease’s initial and contracted fleet to expand Global Ship Lease’s business, including acquiring additional vessels.

Forward-looking statements appear in a number of places in this joint proxy statement/prospectus including, without limitation, in the sections entitled “Dividend Policy,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Global Ship Lease,” “The International Containership Industry” and “Global Ship Lease Business” The risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	expectations regarding the strength of the future growth of the shipping industry, including the rate of annual demand growth in the international containership industry;

•	future payments of dividends and the availability of cash for payment of dividends;

•	Global Ship Lease’s expectations relating to dividend payments and forecasts of its ability to make such payments;

•	future acquisitions, business strategy and expected capital spending;

•	operating expenses, availability of crew, number of off-hire days, drydocking (beyond the disclosed reserve), survey requirements and insurance costs;

•	general market conditions and shipping industry trends, including charter rates and factors affecting supply and demand;

•	Global Ship Lease’s ability to repay its credit facility and grow using the available funds under its credit facility;

•	assumptions regarding interest rates and inflation;

•	change in the rate of growth of global and various regional economies;

•	risks incidental to vessel operation, including discharge of pollutants and vessel collisions;

•

Global Ship Lease’s financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve Global Ship Lease’s capital base;

•	ability to effect an acquisition and to meet target returns;

•	Global Ship Lease’s expectations about the availability of ships to purchase, the time that it may take to construct new ships, or the useful lives of its ships;

•	Global Ship Lease’s continued ability to enter into long-term, fixed-rate charters;

•	Global Ship Lease’s ability to capitalize on its management team’s and board of directors’ relationships and reputations in the containership industry to its advantage;

•	changes in governmental and classification societies’ rules and regulations or actions taken by regulatory authorities;

•	expectations about the availability of insurance on commercially reasonable terms;

•	unanticipated changes in laws and regulations;

•	potential liability from future litigation; and

•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this joint proxy statement/prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission, or SEC, after the date of this joint proxy statement/prospectus.

DIVIDEND POLICY

Based on the assumptions and the other matters set forth below and subject to the matters set forth under “Risk Factors,” after consummation of the Merger, GSL Holdings intends to pay an initial base quarterly dividend of at least $0.18 per share, or $0.72 per share per year, payable with respect to the third quarter of 2008 and quarterly thereafter increasing to an adjusted base dividend of at least $0.19 per share, or $0.76 per share per year, payable with respect to the third quarter of 2009 to the holders of GSL Holdings Class A common shares and subordinated Class B common shares. There can be no assurance, however, that GSL Holdings will pay regular quarterly dividends in the future.

The Merger will create three classes of common shares. For the third and fourth quarters of 2008, GSL Holdings intends to pay to Class A shareholders an initial quarterly dividend of $0.18 per share. The dividend policy of GSL Holdings is to make distributions to its stockholders out of available cash flow, rather than net income, after all relevant cash expenditures, including cash interest expense on borrowings that finance operating assets, cash income taxes and after an allowance for the cash cost of future drydockings but not including deductions for non-cash items including depreciation and amortization and changes in the fair values of financial instruments, if any.

It is anticipated that no part of the initial dividend will include return of capital. Subsequent dividend payments, however, are likely to have a substantial return of capital component.

The table below analyzes GSL Holdings’ ability to pay the proposed initial amounts on its Class A common stock based on the pro forma financial information for the quarter ended March 31, 2008. Under three of the four scenarios (maximum conversions/fully diluted, maximum conversions/basic and no conversions/basic), GSL Holdings has sufficient cash from operations. Under the no conversions/fully diluted scenario, there is a shortfall. GSL Holdings believes that the likelihood of such shortfall occurring during this period is low because warrants and other convertible securities are typically not exercised significantly in advance of their expiration date (August 2010).

			Three months ended March 31, 2008
			No conversions	Maximum conversions
			($ thousands)
Pro forma net income			6,758	6,057
Adjustment for non cash items
Depreciation and amortization			5,743	5,743
Reverse accretion of earnings for intangible liabilities (1)			(1,302)	(1,302)
Reverse charge for equity incentive awards (2)			488	488

			11,687	10,986
Allowance for future dry dock (3)			(700)	(700)

Cash from operations available for dividends			10,987	10,286

Weighted average number of Class A common shares outstanding

No conversions (4)
Basic	52,255,450
Fully diluted	62,701,774

Maximum conversions (4)
Basic	44,252,284
Fully diluted	54,698,608

Dividend per common share per quarter ($)		0.18
Total dividend
Basic			9,406	7,965
Fully diluted			11,286	9,846

Surplus/(shortfall)
Basic			1,581	2,321
Fully diluted			(299)	440

(1)	Reversal of accretion to earnings for the amortization of the intangible liability established as a result of the Merger to record the effect of below market leases. See note O.
(2)	Reversal of the pro forma charge for equity incentive awards which are not expected to give rise to a cash expense in the quarter. See note T.
(3)	In determining cash available from operations for the payment of dividends, it is the intention of the board of directors to set aside an amount estimated to cover anticipated cash costs of future drydockings to manage what would be otherwise potentially substantial and volatile effects on quarterly cashflow as the costs of drydocking are significant (an average of $940 per ship) and at five yearly intervals with timing largely determined by the relevant regulatory rules.
(4)	The pro forma financial information is presented with no conversion of common stock into cash and also on the basis of maximum conversion of 19.99% (or 8,003,166 shares) of common stock into cash.

Retained cash flow may be used to fund vessel or fleet acquisitions, make debt repayments and for other purposes, as determined by GSL Holdings’ management and board of directors. GSL Holdings’ dividend policy reflects its judgment that by reinvesting cash flow in its business, it will be able to provide value to its shareholders by enhancing its long-term dividend paying capacity. GSL Holdings’ objectives are to increase distributable cash flow per share through acquisitions of additional vessels beyond its initial and contracted fleet of 17 vessels. GSL Holdings cannot assure you that it will be successful in achieving these objectives.

After the Merger, Marathon’s initial stockholders and CMA CGM will hold an aggregate of 10 million subordinated Class B common shares. The terms of the subordinated Class B common shares are intended to provide added assurance that GSL Holdings will be able to pay regular quarterly dividends on its Class A common shares equal to its initial base dividend of $0.18 per share or an adjusted base dividend of $0.19 per share payable with respect to the third quarter of 2009. In general, during the subordination period, GSL Holdings will pay quarterly dividends on its Class A common shares and subordinated Class B common shares from its operating surplus (as defined in the amended and restated articles of incorporation) in the following manner:

first, 100% to all Class A common shares, pro rata, until each outstanding common share has been paid an amount equal to the applicable base dividend for that quarter;

second, 100% to all Class A common shares, pro rata, until they have received any unpaid arrearages in the base dividend for prior quarters during the subordination period;

third, 100% to all subordinated Class B common shares, pro rata, until each outstanding Class B common share has been paid an amount equal to the applicable base dividend for that quarter;

after that, 100% to all Class A and Class B common shares, pro rata, as if they were a single class.

Notwithstanding the foregoing, subordinated Class B common shares will not be entitled to receive dividends prior to those paid with respect to the first quarter of 2009. Class C common shares will not be entitled to receive dividends and will convert into Class A common shares on a one-for-one basis on January 1, 2009 or, if earlier, upon a change of control of GSL Holdings.

The declaration and payment of any dividend is subject at all times to the discretion of GSL Holdings’ board of directors and will depend on, among other things, its earnings, financial condition and anticipated cash requirements and availability, additional acquisitions of vessels, restrictions under its credit facility, the provisions of Marshall Islands law affecting the payment of distributions to shareholders, required capital and drydocking expenditures, reserves established by its board of directors, increased or unanticipated expenses, a change in its dividend policy, additional borrowings or future issuances of securities and other factors, many of which will be beyond its control.

GSL Holdings cannot assure you that its future dividends will be distributed in the frequency set forth in this joint proxy statement/prospectus, or that its estimate of cash available for distribution or its estimated future dividends for its initial and subsequent distribution periods will in fact be equal to the amount set forth above or elsewhere in this joint proxy statement/prospectus. Its ability to pay dividends may be limited by the amount of cash it can generate from operations following the payment of fees and expenses and the establishment of any reserves as well as additional factors unrelated to its profitability and assumes that GSL Holdings does not make any vessel acquisitions beyond those set forth in this joint proxy statement/prospectus. GSL Holdings is a holding company, and GSL Holdings will depend on the ability of its subsidiaries to distribute funds to GSL Holdings in order to satisfy its financial obligations and to pay dividend payments. Further, its board of directors may elect to not distribute any dividends or may significantly reduce the dividends GSL Holdings projects in this joint proxy statement/prospectus. As a result, the amount of dividends actually paid, if any, may vary from the amount currently estimated and such variations may be material. Please see “Risk factors” for a discussion of the risks associated with its ability to pay dividends.

Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

GSL Holdings believes that, under current U.S. federal income tax law, some portion of the distributions you receive from GSL Holdings will constitute dividends and, if you are an individual that is a citizen or resident of the United States and that meets certain holding period and other requirements, such dividends will be taxable as “qualified dividend income” (subject to a maximum 15% U.S. federal income tax rate through 2010). Please see “Material U.S. Federal Income Tax Consequences—Tax Consequences of Holding Common Shares and Warrants—U.S. holders—Taxation of dividends paid on common shares” for information regarding the eligibility requirements for “qualified dividend income” and for a discussion of proposed legislation that, if enacted, would prevent dividends paid by GSL Holdings from constituting qualified dividend income.

CAPITALIZATION OF MARATHON

The following table sets forth the capitalization of Marathon as of March 31, 2008:

•	on an actual basis;

•

on an as adjusted basis giving effect to (i) the issuance of 25,219,600 shares of common stock to CMA CGM in respect of the stock consideration portion of the Merger; (ii) the Merger; (iii) the assumption of $186.6 million of indebtedness (net of repayment of $214.5 million); (iv) no conversions of shares; and

•

on an as further adjusted basis after giving effect to the conversion of up to 8,003,166 shares of common stock and the assumption of $250.0 million of indebtedness (net of repayment of $151.1 million).

The capitalization of Marathon as adjusted and as further adjusted does not reflect the estimated long-term intangible liability.

There have been no significant adjustments to Marathon’s capital structure since March 31, 2008. You should read this capitalization table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Marathon” and the financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus.

	Actual	As Adjusted	As Further Adjusted
	(in thousands of U.S. dollars except per share data)
Long term debt:	$—	$186,583	$249,991
Common stock subject to possible redemption	61,795	—	—
Interest attributable to common stock subject to possible conversion	1,613	—	—

Stockholders’ equity:
Preferred stock, $0.0001 par value (1,000,000 shares authorized, none issued or outstanding)	—	—	—
Common stock, $0.0001 par value (249,000,000 shares authorized, 49,410,850 issued and outstanding)	5	—	—
Class A common stock (214,000,000 shares authorized, par value $0.01 per share, 52,255,450 as adjusted, and 44,252,284 as further adjusted, issued and outstanding)	—	523	443
Class B common stock (20,000,000 shares authorized, par value $0.01 per share, 10,000,000 issued and outstanding)	—	100	100
Class C common stock (15,000,000 shares authorized, par value $0.01 per share, 12,375,000 issued and outstanding)	—	124	124
Additional paid-in capital	240,553	489,255	427,540
Retained earnings	6,917	8,530	6,917

Total stockholders’ equity	247,475	498,532	435,124

Total capitalization (including current maturities of long-term debt)	$310,883	$685,115	$685,115

SPECIAL MEETING OF MARATHON STOCKHOLDERS

General

We are furnishing this joint proxy statement/prospectus to the Marathon stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of Marathon stockholders to be held on                     , 2008, and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to our stockholders on or about                     , 2008 in connection with the vote on the Merger Proposal, the Certificate Amendment Proposal and the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held at 10:00 a.m. New York City Time, on                     , 2008, at                     , located at                     , New York, New York.

Purpose of the Marathon Special Meeting

At the special meeting, we are asking holders of Marathon common stock to approve the following proposals:

•

The Merger Proposal—a proposal to adopt the Agreement and Plan of Merger, dated as of March 21, 2008, by and among Marathon, GSL Holdings, Inc., CMA CGM S.A. and Global Ship Lease, Inc., and to approve the Merger contemplated thereby, pursuant to which Marathon and Global Ship Lease will merge with and into GSL Holdings and Global Ship Lease;

•	The Certificate Amendment Proposal—a proposal to amend Marathon’s certificate of incorporation to permit the Merger under the merger agreement; and

•

The Adjournment Proposal—a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the adoption of the Merger Proposal and the transactions contemplated thereby or the Certificate Amendment Proposal.

Recommendation of Marathon Board of Directors

Our board of directors:

•	has determined that each of the Merger Proposal, the Certificate Amendment Proposal and Adjournment Proposal is fair to, and in the best interests of, Marathon and its stockholders;

•	has approved the Merger Proposal, the Certificate Amendment Proposal and Adjournment Proposal; and

•	recommends that Marathon’s common stockholders vote “FOR” each of the Merger Proposal, the Certificate Amendment Proposal and Adjournment Proposal.

Record Date; Who is Entitled to Vote

We have fixed the close of business on                     , 2008, as the “record date” for determining those Marathon stockholders entitled to notice of and to vote at the special meeting. As of the close of business on                     , 2008, there were                      shares of our common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote per share on each proposal on which such shares are entitled to vote at the special meeting. Holders of warrants are not entitled to vote at the special meeting.

As of June 20, 2008, Marathon’s initial stockholders, either directly or beneficially, owned and were entitled to vote 10,317,000 shares, or approximately 20.9% of Marathon’s outstanding common stock. With respect to the Merger, Marathon’s initial stockholders have agreed to vote their respective shares of common stock acquired by them prior to the initial public offering in accordance with the majority of the shares of common stock voted by the public stockholders. Marathon’s initial stockholders and Marathon Investors, LLC have also agreed that they will vote any shares they purchase in the open market in or after the initial public offering in favor of the Merger. They have indicated that they intend to vote their shares “FOR” each of the other proposals although there is no agreement in place with respect to these proposals.

Quorum

Stockholders representing a majority of the common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting, may adjourn the meeting until a quorum is present.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker. If you do not give the broker voting instructions, under the rules of the AMEX, your broker may not vote your shares on the Merger Proposal and the Certificate Amendment Proposal, but may vote on the Adjournment Proposal. Since a stockholder must affirmatively vote against adoption of the Merger Proposal to have conversion rights, individuals who fail to vote or who abstain from voting on the Merger Proposal may not exercise their conversion rights. Record holders whose shares are voted against adoption of the Merger Proposal and beneficial holders of shares held in “street name” that are voted against the adoption of the Merger Proposal may exercise their conversion rights. Please see the information set forth in “Special Meeting of Marathon Stockholders—Conversion Rights.”

Vote of Our Stockholders Required

The adoption of the Merger Proposal will require the affirmative vote of the holders of a majority of the shares of Marathon common stock issued in the initial public offering cast at the special meeting; provided, however, that if 20% (8,003,167) or more of the shares purchased in our initial public offering vote against adoption of the Merger Proposal and demand conversion then the transaction will not be completed. Because abstentions and broker non-votes are not votes cast, they will have no effect on the approval of the Merger Proposal.

The adoption of the Certificate Amendment Proposal and the Adjournment Proposal will require the affirmative vote of the holders of a majority of the common stock represented and entitled to vote at the special meeting in person or by proxy. Abstentions and broker non-votes will have the same effect as a vote “against” these proposals.

Voting Your Shares

Each share of Marathon common stock that you own in your name entitles you to one vote for each proposal on which such shares are entitled to vote at the special meeting. Your proxy card shows the number of shares of our common stock that you own.

There are two ways to ensure that your shares of Marathon common stock are voted at the special meeting:

•

You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board, “FOR” the adoption of the Merger Proposal, the Certificate Amendment Proposal and the Adjournment Proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.

•

You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE MERGER PROPOSAL (AS WELL AS THE OTHER PROPOSALS) AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF MARATHON’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT MARATHON CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST CONTINUE TO HOLD YOUR SHARES THROUGH THE CLOSING DATE OF THE MERGER AND THEN TENDER YOUR PHYSICAL STOCK CERTIFICATE TO OUR STOCK TRANSFER AGENT WITHIN TEN BUSINESS DAYS FOLLOWING THE VOTE ON THE MERGER. IF THE MERGER IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO ELECTRONICALLY TRANSFER YOUR SHARES TO THE DTC ACCOUNT OF MELLON INVESTOR SERVICES LLC, OUR TRANSFER AGENT, WITHIN TEN BUSINESS DAYS FOLLOWING THE VOTE ON THE MERGER.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our corporate secretary in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow & Co., LLC, our proxy solicitor, at (800) 270-3670 or our corporate secretary at (212) 993-1670.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the Merger Proposal, the Certificate Amendment Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in the notice of the special meeting.

Conversion Rights

Pursuant to Marathon’s certificate of incorporation, a holder of shares of Marathon common stock issued in the initial public offering may, if the stockholder affirmatively votes against the Merger, demand that Marathon convert such shares into cash. This includes any stockholder who acquires shares issued in the initial public offering through purchases following the initial public offering, and such stockholder is entitled to conversion rights. This demand must be made in writing prior to the close of the vote on the Merger Proposal at the special meeting. Demand may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided. Such demand may also be made in any other writing that clearly states that conversion is demanded and is delivered so that it is received by Marathon at any time up to the special meeting. If you hold the shares in street name, instruct the account executive at your bank or broker to electronically transfer your shares, within ten business days following the completion of the Merger vote, to the DTC account of Mellon Investor Services LLC, in its capacity as stock transfer agent.

In addition, in order to exercise your conversion rights you must:

•

provide to Mellon Investor Services LLC, with the stock certificate or a copy of the instruction to your bank or broker to electronically transfer your shares at DTC, a written certificate addressed to Marathon to the effect that (i) you are a holder of record as of the record date for purposes of the special meeting of stockholders, (ii) you have held the shares you seek to convert since the record date, and (iii) you will continue to hold the shares through the closing date of the Merger

•

continue to hold your shares through the completion of the transaction. Within ten business days following the completion of the Merger vote, you must tender the book entry shares to the DTC account of Mellon Investor Services LLC or physical stock certificate (together with necessary stock powers, letter of instructions and a certificate addressed to Marathon) to Mellon Investor Services LLC, our transfer agent, at the following address: Mellon Investor Services, LLC, Mellon Investor Services LLC, 480 Washington Boulevard - 29th Floor, Jersey City, New Jersey 07310; Attention: Bryan Shea, Tel. (201) 680-5285, Toll Free (888) 566-9472, Fax (201) 680-4687.

If you hold the shares in street name, you will need to instruct the account executive at your bank or broker to electronically transfer your shares to the DTC account of Mellon Investor Services LLC, in its capacity as stock transfer agent, in order to tender your shares in connection with a demand for conversion. Certificates that have not been tendered will not be converted into cash. In the event you tender shares and later decide that you do not want to convert your shares, you will need to withdraw the tender by delivering a written or facsimile transmission notice of withdrawal to Mellon Investor Services LLC at the address set forth above. Withdrawn shares may be redelivered by following one of the procedures described above. No stockholder may withdraw shares after the Merger. Marathon reserves the right to contest the validity of any withdrawal and all questions as to the form and validity (including time of receipt) of any withdrawal will be determined by Marathon in its sole discretion (whose determination will be final and binding). None of Marathon, Mellon Investor Services LLC or any other person will be under any duty to give notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification. If you have any questions or need assistance with exercising your conversion rights, please contact Jackie Banks at Mellon Investor Services LLC at the numbers stated above as early as possible.

If the conversion is properly demanded by following the instructions described above and the Merger is completed, Marathon will convert each share of common stock into cash. The actual per share conversion price will be equal to the aggregate amount then on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including accrued interest, net of any income taxes on such interest, which shall be paid from the trust account, and net of interest income of $3.9 million previously released to Marathon to fund working capital requirements (subject to the tax holdback) (calculated as of two business days prior to the consummation of the Merger), divided by the number of shares sold in the initial public offering. As of March 31, 2008, there was approximately $316 million in the Marathon trust account (inclusive of the deferred underwriting compensation) plus accrued interest on the funds in the trust account and less accrued taxes, or approximately $7.90 per share issued in the initial public offering. If you exercise your conversion rights, then you will be exchanging your shares of Marathon common stock for cash and will no longer own the shares after the transaction. Prior to exercising conversion rights, Marathon stockholders should verify the market price of common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

If the Merger is not completed, these shares will not be converted into cash. However, if we are unable to complete the Merger or an alternative business combination, we may be required to commence proceedings to dissolve and liquidate. In such an event, we cannot guarantee that the public stockholders will receive at least the amount they would have received if they had sought conversion of their shares and we had completed the Merger. Our dissolution and liquidation may be subject to substantial delays and the amounts in the trust account, and each public stockholder’s pro rata portion thereof, may be subject to the claims of creditors or other third parties.

If the holders of 20% (8,003,167) or more of the shares of common stock issued in the initial public offering vote against adoption of the Merger Proposal and demand conversion of their shares, we will not complete the Merger, notwithstanding that the stockholders may have approved the Merger Proposal.

Appraisal Rights

Stockholders of Marathon do not have appraisal rights in connection with the Merger under the DGCL.

Proxies and Proxy and Consent Solicitation Costs

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement and proxy card. Morrow & Co., LLC, a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid its customary fee of approximately $15,000 plus out-of-pocket expenses. Morrow & Co., LLC will also be paid a consent solicitation fee of approximately $10,500. Such fees will be paid with non-trust account funds.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

If you send in your completed proxy card, you may still vote your shares in person if you revoke your proxy before it is exercised at the special meeting.

Marathon Initial Stockholders

As of June 20, 2008, Marathon’s initial stockholders, either directly or beneficially, owned and were entitled to vote 10,317,000 shares or approximately 20.9% of Marathon’s outstanding common stock. With respect to the Merger, Marathon’s initial stockholders have agreed to vote their respective shares of common stock acquired by them prior to the initial public offering in accordance with the majority of the shares of common stock voted by the public stockholders. Marathon’s initial stockholders and Marathon Investors, LLC have also agreed that they will vote any shares they purchase in the open market in or after the initial public offering in favor of the Merger. They have indicated that they intend to vote their shares “FOR” the Certificate Amendment Proposal and, if necessary, the Adjournment Proposal although there is no agreement in place with respect to these proposals.

THE MERGER PROPOSAL

The discussion in this joint proxy statement/prospectus of the Merger and the principal terms of the merger agreement among Marathon, GSL Holdings, CMA CGM, and Global Ship Lease, is subject to, and is qualified in its entirety by reference to, the merger agreement. The full text of the merger agreement is attached hereto as Appendix A, which is incorporated by reference herein.

General Description of the Merger

On March 21, 2008, Marathon and GSL Holdings, a newly formed, Marshall Islands subsidiary of Marathon entered into a merger agreement with CMA CGM and Global Ship Lease. Pursuant to the merger agreement, Marathon will merge with and into GSL Holdings, and then Global Ship Lease will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving company incorporated in the Republic of the Marshall Islands and to be renamed “Global Ship Lease, Inc.”

As a result of the Merger, each holder of a share of Marathon common stock will receive one share of Class A common shares of GSL Holdings, except that a certain portion of the consideration received by Marathon Founders, LLC and other initial stockholders will include an aggregate of 5,000,000 Class B common shares of GSL Holdings in lieu of an equal number of Class A common shares; and CMA CGM will receive $66,570,135 in cash, 7,844,600 Class A common shares of GSL Holdings, 5,000,000 Class B common shares of GSL Holdings, and 12,375,000 Class C common shares of GSL Holdings.

Background of the Merger

The terms of the merger agreement are the result of negotiations between representatives of Marathon and CMA CGM. The following is a brief discussion of the background of these negotiations, the Merger and related transactions.

Marathon is a blank check company that was organized under the laws of the State of Delaware on April 27, 2006. Marathon was formed to acquire an operating business or several operating businesses through a merger, stock exchange, asset acquisition, reorganization or similar business combination.

On August 30, 2006, Marathon consummated its initial public offering of 37,500,000 units, each consisting of one share of common stock and one warrant exercisable for an additional share of common stock at an exercise price of $6.00 per warrant, and received proceeds of approximately $279,000,000, net of underwriting discounts and commissions of approximately $21,000,000 (including approximately $6,000,000 of deferred underwriting discounts and commissions placed in a trust account pending completion of a business combination). In addition, on September 22, 2006, the underwriters for Marathon’s initial public offering exercised their over-allotment option, which closed on September 27, 2006, generating additional proceeds of approximately $18,867,000, net of underwriting discounts and commissions of approximately $1,420,000 (including approximately $400,000 of additional deferred underwriting discounts and commissions placed in a trust account pending completion of a business combination). On August 30, 2006, Marathon also consummated a private placement of 5,500,000 warrants at $1.00 per warrant with each warrant exerciseable for one share of common stock, which we refer to as the “sponsor warrants,” to Marathon Investors, LLC, an entity owned and controlled by Marathon’s chief executive officer, for an aggregate purchase price of $5,500,000. The proceeds of this private placement were also placed in the trust account. Under the terms of the investment management trust account agreement, Marathon is permitted to receive up to $3,900,000 in interest income from the trust account, in addition to the $100,000 which was held outside of the trust account, for use to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. To date, Marathon has withdrawn the $3,900,000 in interest income.

As disclosed in the prospectus for the initial public offering, at no time prior to the consummation of the initial public offering did Marathon, or any of its officers, directors, advisors, consultants or affiliates, contact, or engage in any discussions regarding a business combination with, any potential target on behalf of Marathon.

Subsequent to the consummation of the initial public offering on August 30, 2006, Marathon commenced efforts to identify and evaluate potential acquisitions with the objective of consummating a business combination. Marathon identified the following criteria and guidelines, as stated in its prospectus, that it used to evaluate prospective target businesses and business combination opportunities, which included, but were not limited to the following:

•	Established companies with positive cash flow

•	Strong competitive position in industry

•	Experienced management team

•	Diversified customer and supplier base

In the initial months after the initial public offering, Marathon conducted screens based upon the following metrics:

•	Private companies with EBITDA greater than $50 million

•	Portfolio companies in mature financial sponsor funds

•	Companies with large near term debt maturities

•	Overleveraged companies

•	Failed or withdrawn initial public offerings

•	Portfolio companies with which Marathon management had previously transacted

In addition, Marathon management attempted to initiate conversations (i) directly with third-party companies they believed could make attractive combination partners, (ii) with professional service providers (lawyers, accountants, consultants and investment bankers) and (iii) with its own network of business associates and friends. Marathon educated these parties on the SPAC structure and Marathon’s criteria for an acquisition. Marathon also responded to inquiries from investment bankers or other similar professionals who represented companies engaged in sale or financing processes. From time to time the database of potential candidates was updated and supplemented based on additional information derived from these discussions with third parties.

On a quarterly basis, the Marathon board of directors was updated with respect to the status of the business combination search.

The screening and sourcing efforts through Marathon’s professional network resulted in a multitude of potential targets. These opportunities were evaluated based on Marathon’s stated criteria. Many did not fit Marathon’s criteria, while some were eliminated due to too small an enterprise value or indications that the sellers’ valuation expectations were too high. The screening process was repeated multiple times, and Marathon remained in continual dialogue with its sourcing network. Through these efforts, the volume of potential targets remained high. Yet, due to the historically high valuations financial sponsors were willing to pay for acquisitions, financed with debt at historically high multiples, Marathon’s management found that valuations of certain target businesses were excessive in relation to their historical returns. However, following the credit market dislocation in the summer of 2007, the opportunities that Marathon sourced and were provided through its network improved.

Marathon declined to move forward on some opportunities because it did not believe the financial characteristics, industry profile and position, management teams, attainable valuations and/or deal structures were suitable. There were also companies that were not interested in pursuing a deal with Marathon based on its publicly-traded status, capital structure or ability to close with sufficient certainty. Other companies decided to accept competitive bids from other acquirers or take themselves public.

Based on Marathon’s screening efforts and criteria evaluation, companies were determined as appropriate targets to advance to the next phase of the selection process. Non-disclosure agreements (and trust waivers) were signed with these potential targets and preliminary discussions were initiated with these potential targets. From this universe of potential targets, 12 companies were further pursued. With these 12 targets, Marathon had substantive discussions, conducted extensive due diligence, and engaged the potential seller in a negotiation process.

The following table highlights the target businesses on which Marathon advanced to the negotiation stage, but which were ultimately dismissed as a business combination candidate:

Target Company Business	Activity Period	Reason not Pursued
Food	November 2006 - December 2006	Auction process

Cruise Line	November 2006 - January 2007	Did not agree on valuation

Financial Services	March 2007 - May 2007	Seller decided not to sell

Brand Licensor	May 2007	Seller decided not to sell

Alternative Asset Management	June 2007 - July 2007	Did not agree on valuation

Alternative Asset Management	July 2007 - September 2007	Seller decided public company not optimal structure

Telecommunications	September 2007 - October 2007	Seller decided to issue debt to meet capital need

Media	November 2007 - February 2008	Industry weakness

Payment Processor	December 2007 - February 2008	High execution risk

Water Supply	January 2008 - February 2008	Seller decided not to sell

Food Processor	January 2008 - March 2008	Transaction would not be as large as desired, and achieving necessary public market valuation would be challenging

On December 18, 2007, the Marathon board of directors convened to hear an update on the progress of sourcing a target business. Marathon management discussed that the dislocation in the markets had caused an influx of more attractive opportunities with less competition from financial sponsors who required significant debt financings at high leverage multiples in order to finance an acquisition. At this meeting, negotiations with a media company requiring capital to fund a near-term debt maturity were discussed. Negotiations with the media company were ultimately terminated because a transaction could not be agreed upon as industry weakness drove lower valuations.

Marathon identified Global Ship Lease as a potential target business which had previously filed a registration statement with the SEC for an initial public offering. After review of Global Ship Lease’s preliminary prospectus, industry research, and calls with industry contacts, Marathon concluded that Global Ship Lease was well-suited for operating as a public company; that its initial attempt at accessing the public markets was hampered by weak market conditions; and that the foreign-owned company would benefit from strong sponsorship from a partner located in the United States.

On January 7, 2008, Marathon contacted representatives of Citigroup Global Markets Inc. (“Citi”), a bookrunner in Global Ship Lease’s attempted initial public offering and also the sole bookrunner of Marathon’s initial public offering, to convey Marathon’s interest in discussing the potential for a transaction with Global Ship Lease. Further discussions with Citi occurred on the following day, after which Marathon requested that an introduction be made to Global Ship Lease.

On January 14, 2008, CMA CGM and Global Ship Lease’s chief executive officer, Ian Webber, gave a business and financial presentation to Marathon. Shortly thereafter, Marathon received additional financial information on Global Ship Lease and Marathon began its due diligence process.

Based upon this information, and review of Global Ship Lease’s SEC filings, comparable company analysis, and several follow-up conversations with Global Ship Lease management and Citi, acting as CMA CGM’s financial advisor, Marathon calculated an initial proposed purchase price, which it presented to CMA CGM on February 2, 2008.

CMA CGM provided a counterproposal on February 4, 2008. At this time, it was evident to both parties that an agreement could be reached because the proposed merger would be advantageous to both Global Ship Lease and Marathon. CMA CGM and the Global Ship Lease management team traveled to New York in order for Marathon to conduct a three-day due diligence review, as well as to provide an in-person opportunity for final negotiations on the purchase price.

On February 15, 2008, the Marathon board of directors met by teleconference to discuss the status of negotiations with various possible targets. Marathon management informed the Marathon board of directors that due to the increased flow of attractive acquisition opportunities, it had advanced discussions with three potential targets; a water supply company, a food processing company and Global Ship Lease. In order to conduct further due diligence and analysis, and maintain an edge in negotiations by having other alternatives available, Marathon management asked that its board of directors authorize Marathon’s entry into non-binding letters of intent with those three companies.

Over the course of the following week, Marathon entered into non-binding letters of intent with the food processing company and the water supply company. On February 24, 2008, Marathon and CMA CGM executed a non-binding letter of intent with respect to a possible acquisition of Global Ship Lease. None of the discussions with potential target companies, other than Global Ship Lease, resulted in a definitive agreement regarding a potential business combination.

Promptly thereafter, Marathon and its advisors began to conduct legal due diligence on Global Ship Lease as business due diligence continued. On February 27, 2008, Simpson Thacher & Bartlett LLP, legal counsel to Marathon circulated an initial draft of the merger agreement.

Over the next several days, the parties engaged in extensive negotiations and the exchange of multiple drafts of the merger agreement and the other transaction documents. In addition, during this period, there were frequent communications between Marathon and CMA CGM and their respective counsel regarding due diligence and transaction terms.

Due diligence conducted by Marathon with respect to Global Ship Lease included the following:

•	Calls with industry experts

•	Research via industry publications on industry dynamics, cycles, operating cost projections, and other industry factors

•	Multiple calls/discussions with management regarding operations and projections

•	Background checks

•	Legal review of documentation, including ship documentation

•	Review by Drewry of the ship inspection reports (Marathon intends to conduct physical inspections on a portion of the vessels prior to closing)

•	Third party review of the insurance contracts

•	Credit analysis on CMA CGM, as Global Ship Lease’s charter counterparty

•	Review of precedent transactions

Concurrently with the due diligence review and document negotiation for Global Ship Lease, Marathon continued its due diligence reviews and negotiations with the other two companies with which it signed non-binding letters of intent. Through this process, Global Ship Lease emerged as the target company for which negotiations had progressed most favorably and which Marathon management believed to be the best investment opportunity for its public stockholders. Negotiations with the water supply company were terminated by the water supply company when it decided to pursue other alternatives.

On March 10, 2008, Jefferies began work as Marathon’s financial advisor with respect to the Global Ship Lease transaction.

On March 13, 2008, representatives of Marathon and Simpson Thacher & Bartlett LLP met in New York City with representatives of CMA CGM, Global Ship Lease, CMA CGM’s financial advisor and CMA CGM’s legal counsel, Orrick, Herrington & Sutcliffe LLP, to negotiate the material issues relating to the Merger.

On March 14, 2008, the Marathon board of directors met by teleconference to discuss the proposed Merger. Marathon management provided an update on the status of the Global Ship Lease transaction as well as the rationale for the transaction and a financial review. Marathon management and Simpson Thacher & Bartlett LLP provided a review of the due diligence conducted on Global Ship Lease. Simpson Thacher & Bartlett LLP reviewed the terms of the current drafts of the merger agreement and related transaction agreements. Jefferies provided a review of the containership industry and a business overview of Global Ship Lease and CMA CGM. Akin Gump Strauss Hauer & Feld provided a review of the tax considerations relating to the transaction. Marathon management and its advisors answered questions from the Marathon board of directors. The Marathon board of directors authorized the continued negotiation of definitive agreements with CMA CGM and Global Ship Lease.

At this meeting, Marathon informed the board of directors that as part of the Global Ship Lease transaction structure, more than 50% of the founders’ shares (5,000,000 of 9,375,000 shares) would be restructured. Upon completion of the Merger, the 5,000,000 founders shares would be converted into Class B common shares, which would be subordinated in terms of dividend payment to the public shareholders (Class A common shares). Marathon informed the board of directors that these Class B common shares would not be entitled to dividends with respect to 2008 and would be subordinated to Class A common shares with respect to the rights to future dividend payments for at least three years. Marathon explained that this would negatively affect the liquidity and value of the founders shares. Marathon concluded that the subordination, coupled with the subordination of 5,000,000 of CMA CGM’s shares, significantly improved the overall structure and attractiveness of the proposed Global Ship Lease transaction for Marathon’s stockholders by providing support to the dividend to Class A common shares.

Over the next four days, the parties continued to negotiate the merger agreement and other transaction documents and Marathon and its advisors concluded their due diligence of Global Ship Lease.

On March 18, 2008, the Marathon board of directors met again by teleconference to authorize the proposed acquisition of Global Ship Lease. Jefferies provided a financial presentation relating to the Merger and rendered to the Marathon board of directors an oral opinion as to the fairness, from a financial point of view, to Marathon of the consideration to be paid by Marathon in the Merger and related transactions and that the fair market value of Global Ship Lease, assuming the close of the Merger and the related transactions, is at least equal to 80% of the Trust Account Assets (as that term is defined therein). Simpson Thacher & Bartlett LLP provided an update on the terms of the merger agreement and related transaction agreements. Marathon again discussed with the board of directors the reasons for the recommendation of the transaction with Global Ship Lease and the appeal of the contemplated structure. See “—Marathon Board of Directors’ Reasons for the Approval of the Merger.” Marathon management, Jefferies, Simpson Thacher & Bartlett LLP and Akin Gump Strauss Hauer & Feld LLP answered questions from members of the Marathon board of directors.

Mr. Gross provided an update on the other two targets with which Marathon had entered into letters of intent. He informed the Marathon board of directors that the water supply company had determined to pursue other alternatives. With respect to the food processing company, it was stated that given that the transaction would be approximately half the size of the Global Ship Lease transaction and issues regarding financial, operating and market uncertainties and other matters surfaced during due diligence which would require substantial explanation, achieving an acceptable public market valuation in the SPAC structure would be difficult. In addition, unlike Global Ship Lease, that had filed a registration statement with the SEC in 2007, with respect to both the water supply company and the food processing company, there was concern regarding the preparation of required public disclosure within a relatively short time frame.

The Marathon board of directors then approved the merger agreement and related transactions by a unanimous vote, subject to negotiation of the final terms by management and subject to the receipt of consents of the lenders under Global Ship Lease’s credit facility. Marathon’s board of directors also determined that Global Ship Lease, assuming the closing of the Merger and the related transactions, would have a fair market value equal to at least 80% of Marathon’s trust value (minus the deferred underwriting fee). The Marathon board of directors also approved the First Supplemental Founders’ Warrant Purchase Agreement and the First Supplemental Warrant Agreement.

Over the following days, the parties finalized the merger agreement and related agreements and CMA CGM obtained the necessary consents of the lenders under Global Ship Lease’s credit facility to the proposed transaction.

On March 20, 2008, a committee of the Marathon board of directors composed of the disinterested directors, and advised by separate legal counsel, met by teleconference to authorize the Second Supplemental Warrant Agreement which would be effective only if the Merger is consummated. Marathon Investors, LLC, an entity owned and controlled by Marathon’s chief executive officer, the holder of all of the outstanding sponsor warrants, consented to the provisions which revised the terms of the sponsor warrants to require mandatory cashless exercise (in which the holder would receive fewer shares upon their exercise than would have been received had the holder been able to exercise the warrants for cash) and redemption of the warrants on the same terms as the public warrants at the company’s option (forcing the acceptance of the $.01 per share redemption price in the event the company exercises its redemption rights). Earlier, as part of the Merger negotiations between the parties, Marathon Founders, LLC and the Marathon directors agreed to subordinate 5,000,000 of their founders’ shares.

On March 21, 2008, Marathon, GSL Holdings, CMA CGM and Global Ship Lease entered into the definitive merger agreement. On the same date, Jefferies delivered a written fairness opinion.

On March 24, 2008, Marathon publicly announced the execution of the merger agreement through a press release. Marathon and Global Ship Lease also conducted a conference call and began investor presentations regarding the transaction.

On June 2, 2008, the parties to the merger agreement amended the merger agreement to modify the stockholders agreement (which is an exhibit to the merger agreement) to exempt shares of common stock purchased after the initial public offering from the transfer restrictions and to add Mr. Gross as a party to the registration rights agreement (which is an exhibit to the merger agreement).

On June 4, 2008 Mr. Gross entered into a purchase plan, in accordance with the guidelines of Rule 10b5-1 and the provisions of Rule 10b-18 of the Exchange Act, under which he placed a limit order to purchase up to two million shares of Marathon common stock at a price of $8 per share or below beginning the first business day after Amendment No. 1 to the joint proxy statement/prospectus was filed with the SEC until the earlier of the business day immediately preceding the record date for the meeting of stockholders at which the Merger is to be voted upon by Marathon’s stockholders or purchases reach two million shares.

There are no finders’ fees payable in connection with the Merger. The merger agreement provides that the initial board of directors of GSL Holdings will be appointed by Marathon. It is expected that Mr. Gross will be one of the directors of GSL Holdings. The remuneration of directors of GSL Holdings has not yet been determined. Other than Mr. Gross, no persons responsible for negotiating the merger agreement on behalf of any party are accepting any position or remuneration from any party in connection with the Merger.

Marathon Board of Directors’ Reasons for the Approval of the Merger

The Marathon board of directors concluded that the Merger and the related transactions are in the best interests of Marathon’s stockholders and that the consideration to be paid in the Merger and the related transactions is fair to Marathon.

The consideration to be paid in the Merger and the related transactions was determined by several factors. Marathon’s board of directors considered various industry and financial data, including certain valuation analyses and metrics compiled by Marathon’s management and Jefferies, in order to determine that the consideration to be paid in the Merger and the related transactions is fair, from a financial perspective, to Marathon and in the best interests of Marathon and its stockholders.

Marathon conducted a due diligence review of Global Ship Lease that included an industry analysis, an evaluation of Global Ship Lease’s existing business model, a valuation analysis and financial projections in order to enable the board of directors to ascertain the reasonableness of the consideration to be paid by Marathon. Prior to approving the merger agreement and the other transaction agreements, the board of directors obtained an opinion from Jefferies as to the fairness, from a financial point of view, to Marathon of the consideration to be paid by Marathon.

Marathon’s board of directors considered a wide variety of factors in connection with its evaluation of the transaction. In light of the complexity of those factors, Marathon’s board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of marathon’s board of directors may have given different weight to different factors. Marathon’s board of directors determined that the merger agreement and the Merger and the related transactions contemplated thereby are fair to Marathon from a financial perspective, and in the best interests of Marathon and its stockholders.

Favorable Factors

In considering the transaction, the Marathon board of directors gave considerable weight to the following favorable factors:

Global Ship Lease is well-positioned for significant fleet growth.

In addition to Global Ship Lease’s initial 12 vessel fleet, the company’s total TEU will increase 82.5% post delivery of five additional vessels, four of which are expected to be delivered in December 2008 and one in July 2009 by CMA CGM. In addition to this contracted growth, Global Ship Lease will have the ability to expand its fleet through acquisitions of vessels in a manner that it determines would provide attractive returns and be accretive to cash flow in the near term. Global Ship Lease will be able to fund acquisitions of additional vessels outside its contracted fleet using borrowings under the existing credit facility, future borrowings under new credit facilities and the gross proceeds of up to $240 million from the possible exercise of the warrants. Global Ship Lease’s existing $800 million credit facility is expected to have approximately $274.3 million of availability after the delivery of the five contracted vessels from CMA CGM. Global Ship Lease also expects to have the ability to raise capital in the future to further grow its fleet.

The global container shipping industry is growing and fundamental to the world economy and Global Ship Lease is well positioned to take advantage of these opportunities.

The container shipping industry has exhibited high demand growth with a compound annual growth rate in volume terms (as measured in TEU’s) of approximately 10% over the period from 1997 through 2007. The global container shipping industry is not concentrated to any specific area of the world, with emerging markets comprising a growing portion of global trade. As a result of global liner companies’ management of their capital, they are increasingly looking to charter owners such as Global Ship Lease from which to charter vessels as an alternative to direct ownership. Chartered-in vessels accounted for approximately 50% of the top 10 container shipping companies’ capacity in February 2008, compared to less than 30% in 1997. Global Ship Lease believes that it is well-positioned to capitalize on this trend by offering container shipping companies competitive charters of newbuildings and secondhand vessels to either grow their fleet or to replace owned vessels with long-term chartered vessels. The containership owner market is highly fragmented, providing Global Ship Lease with ample opportunities for accretive vessel acquisitions. Global Ship Lease currently ranks among the top 20 containership charterowners.

Global Ship Lease’s long-term, fixed-rate charters and predictable operating expenses provide stable cash flow.

Global Ship Lease derives its revenue from long-term fixed-rate charters, with terms of five to 17 years and an average term of approximately eleven years. The staggered expiration of the charters on Global Ship Lease’s 17 vessel fleet reduces its re-chartering risk as charters may expire during different points in economic cycles. These charters provide Global Ship Lease with high fleet utilization and relatively stable revenues. Global Ship Lease owns a modern fleet, which reduces operating costs and improves safety. Moreover, during the first three years of operation, Global Ship Lease’s ship operating costs will be capped, with the ability to switch to a lower cost provider after the first year of the respective ship management agreement in certain circumstances. Global Ship Lease’s predictable revenue, predictable operating expenses and fixed financing costs provide highly visible and stable cash flows.

Global Ship Lease’s strong management team and the complementary skills of Marathon’s management.

Global Ship Lease’s management team has an aggregate of over 40 years of shipping experience and long-term industry relationships that will allow the company to capitalize on the attractive industry growth opportunities. Chief Executive Officer Ian Webber most recently served as Chief Financial Officer of CP Ships. Chief Financial Officer Susan Cook is the former Group Head of Specialized Finance at P&O and Chief Commercial Officer Thomas Lister is a former ship financier at DVB Bank having previously held other positions at charter owners and liner companies. The Marathon board of directors believes that due to management’s long experience in the container shipping industry, Global Ship Lease will be able to identify new vessel acquisitions that meet its rate of return thresholds and are accretive to distributable cash flow per share.

The Marathon board of directors preferred an acquisition opportunity in which the skills of Marathon’s management team could be leveraged to the benefit of the target company. In particular, Marathon management’s financing, deal structuring and management expertise, coupled with the Global Ship Lease management team’s industry relationships and acumen, is an attractive combination that creates a strong platform for future acquisitions. The issuance of subordinated Class B common shares (with a minimum three year subordination period) to Marathon’s initial stockholders demonstrates Marathon management’s long-term support and commitment to Global Ship Lease. Marathon’s Chairman and CEO, with over 20 years of experience in financial structuring, has expertise to assist Global Ship Lease with future capital raisings and accretive acquisitions and intends to be on the board of directors of Global Ship Lease upon the Merger.

GSL Holdings is expected to be able to pay attractive dividends on the common shares.

GSL Holdings intends to pay quarterly dividends to the holders of its common shares in amounts that will allow it to retain a portion of its cash flows to reinvest in its fleet or vessel or fleet acquisitions, or for debt repayment and dry-docking costs, as determined by the board of directors. As currently contemplated, GSL Holdings will pay an initial quarterly dividend of $0.18 per share, which will increase 5.6% to $0.19 per share with respect to the third quarter of 2009 once the five contracted vessels have been delivered. The dividends will be supported by long-term, stable cash flows and enhanced by the 10 million subordinated Class B common shares to be issued to Marathon’s initial stockholders and CMA CGM in the Merger, which will not be entitled to receive any dividends with respect to 2008 and whose dividends will be subordinated to the dividends payable to the Class A common shares during the subordination period.

Comparable company and transaction valuation metrics.

The Marathon board of directors reviewed the fairness opinion delivered by Jefferies and analyses of valuation metrics provided by management and by Jefferies for comparable companies and transactions that Jefferies believed were relevant to the Global Ship Lease transaction. Based on this review and the attributes of Global Ship Lease’s business, the Marathon board of directors was able to conclude that the enterprise value of Global Ship Lease was within the range of values suggested by comparable companies and comparable transactions. Accordingly, the Marathon board of directors found the consideration to be paid to CMA CGM to be fair to Marathon.

The terms of the merger agreement and other transaction agreements.

The terms of the merger agreement, including the closing conditions, covenants and termination provisions are customary and reasonable from Marathon’s perspective. The Marathon board of directors placed importance on the merger agreement including customary and reasonable terms and conditions as it believed that such terms and conditions would protect Marathon’s interests in the transaction and enhance the likelihood of closing. The Marathon board of directors believes that the terms and conditions of the merger agreement permit Marathon to proceed with the transaction with confidence. The Marathon board of directors also placed importance on the asset purchase agreement, the charter agreements, ship management agreements and related guarantees, the global expenses agreement and the transitional services agreement in that these agreements with CMA CGM will provide the framework under which Global Ship Lease will be able to execute its business plan.

Satisfaction of the 80% Test.

Any business acquired by Marathon must have a fair market value equal to at least 80% of the balance of the trust account (net of deferred underwriting discounts and commissions) at the time of the transaction. Based on the financial analysis of Global Ship Lease, Jefferies concluded in its fairness opinion that it presented to Marathon’s board of directors that this condition was met. The Marathon board of directors believes, because of the opinion delivered by Jefferies and the financial skills and background of the directors, it was qualified to conclude that the Merger and the related transactions met this requirement.

Other Factors

The board of directors of Marathon also considered potentially negative factors. Among the potentially negative factors considered by Marathon’s board of directors, which are more fully described in the “Risk Factors” section of this joint proxy statement/prospectus, are the following:

The risk that its public stockholders would vote against the Merger and exercise their conversion rights.

Marathon’s board of directors considered the risk that the current public stockholders of Marathon would vote against the transaction and decide to convert their shares for cash upon consummation of the transaction, thereby depleting the amount of cash available to GSL Holdings following the transaction. Because of the strong capital structure enjoyed by Marathon, Global Ship Lease’s credit facility, and other factors, Marathon’s board of directors deemed this risk to be minimal and believes that Global Ship Lease will still be able to implement its business plan even if the maximum number of public stockholders exercised their conversion rights and the company received only 80% of the funds deposited in the trust account.

Certain officers and directors of Marathon may have different interests in the Merger than the Marathon stockholders.

Marathon’s board of directors considered the fact that certain officers and directors of Marathon may have interests in the Merger that are different from, or are in addition to, the interests of Marathon stockholders generally, including the matters described under “Interests of Marathon Directors and Officers in the Merger” below. However, this fact would exist with respect to a business combination with any target company, and the board of directors does not believe that the potentially disparate interests here are an issue.

Global Ship Lease is a recently formed company with limited separate operating history.

Marathon’s board of directors considered the fact that Global Ship Lease is a recently formed company with limited operating history, and its combined financial statements do not reflect the results Global Ship Lease would have obtained under its long-term fixed-rate charters, ship management agreements and financing arrangements contemplated by the transaction. The board of directors believed that the information reviewed was sufficient to make an assessment as to Global Ship Lease going forward.

Dependency on CMA CGM.

The Marathon board of directors considered the risk that all of Global Ship Lease’s vessels in its initial and contracted fleet are chartered to CMA CGM, or its wholly owned subsidiaries, and such payments to Global Ship Lease under the charters are its sole source of revenue and that Global Ship Lease will be dependent on CMA Ships as Ship Manager and on CMA CGM and its affiliates to provide transitional services in the near term. The Marathon board of directors believes that the strong support provided by CMA CGM, as evidenced by their significant share ownership, the investment grade rating of CMA CGM and the ability of Global Ship Lease to become more diversified over time through vessel acquisitions and its ability to change its ship manager and service providers, mitigates the risk.

Business dependent on certain individuals.

The Marathon board of directors recognized that Global Ship Lease’s future success depends to a significant extent upon its Chief Executive Officer, Ian J. Webber, its Chief Financial Officer, Susan J. Cook and its Chief Commercial Officer, Thomas A. Lister. The board of directors believes that the ability of Marathon to use its publicly traded stock to provide appropriate compensation and incentive packages provides adequate means to retain these individuals as well as the means to attract other people needed to grow the business. In addition, the board of directors considered that the employment agreements signed by Global Ship Lease’s management team mitigated the risk that these key employees would leave Global Ship Lease in the near term.

The foregoing discussion of the information and factors considered by the Marathon board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Marathon board of directors.

Recommendation of Marathon’s Board of Directors

After careful consideration, Marathon’s board of directors determined that the Merger is fair to and in the best interests of Marathon and its stockholders. On the basis of the foregoing, Marathon’s board of directors has approved and declared advisable the Merger and recommends that you vote or give instructions to vote “FOR” the adoption of the Merger Proposal.

The board of directors recommends a vote “FOR” adoption of the Merger Proposal.

Interests of Marathon Directors and Officers in the Merger

When you consider the recommendation of Marathon’s board of directors in favor of adoption of the Merger Proposal, you should keep in mind that Marathon’s directors and officers have interests in the transaction that are different from, or in addition to, your interests as a stockholder.

•	If we do not complete the proposed Merger or an alternative business combination by August 30, 2008, Marathon will be required to commence proceedings to dissolve and liquidate. In such event, the

9,375,000 shares of common stock and 5,500,000 warrants held by Marathon’s initial stockholders and Marathon Investors, LLC that were acquired prior to the initial public offering will be worthless because the Marathon initial stockholders and Marathon Investors, LLC have waived any rights to receive any liquidation proceeds with respect to these securities. The common stock and warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such securities) of $             based on the closing sale prices of $             and $            , respectively, on the AMEX and the OTC Bulletin Board on                     , 2008 the record date.

•

Marathon initial stockholders and Marathon Investors LLC hold an aggregate of 9,375,000 shares of Marathon common stock and 5,500,000 warrants that they purchased prior to the initial public offering for a total consideration of approximately $25,000 and $5,500,000, respectively. In light of the amount of consideration paid, Marathon’s directors and officers will likely benefit from the completion of Merger even if the Merger causes the market price of Marathon’s securities to significantly decrease. This may influence their motivation for promoting the Merger and/or soliciting proxies for the adoption of the Merger Proposal.

•

With respect to the proposal for approval of the Merger only, each of Marathon’s initial stockholders has agreed to vote all of his or its initial shares in accordance with the majority of the votes cast with respect to the Merger Proposal by the holders of the shares issued in the initial public offering, and any shares acquired in or after the initial public offering in favor of the Merger Proposal. This voting arrangement does not apply to any proposal other than the Merger Proposal. With respect to the Consent Solicitation, Marathon Investors, LLC owns 5,500,000 of the 45,535,850 outstanding warrants. While Marathon Investors, LLC and Marathon’s officers and directors are not subject to any voting arrangement with respect to the Consent Solicitation, they have informed Marathon that they intend to give their consent for all warrants currently held, as well as any warrants that they may subsequently acquire. Furthermore, Marathon’s officers and directors and their respective affiliates, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Marathon or its securities, may enter into a written plan to purchase Marathon securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other permissible public market purchases, as well as private purchases, of securities. On June 4, 2008, Mr. Gross entered into a purchase plan, in accordance with the guidelines of Rule 10b5-1 and the provisions of Rule 10b-18 of the Exchange Act, under which he placed a limit order to purchase up to two million shares of Marathon common stock at a price of $8 per share or below. As of June 20, 2008, 942,000 shares have been purchased under this plan at an average price of $7.84 per share. If Marathon’s initial stockholders, Marathon Investors, LLC or Marathon’s officers and directors purchase securities from existing Marathon stockholders that are likely to vote against the transaction, or that are likely to elect to convert their shares, or Marathon warrantholders that are likely to withhold their consent, the probability that the business combination will succeed, and that the required number of warrant consents will be received, increases.

•

After the completion of the Merger, we expect Mr. Gross and some of Marathon’s other current directors will continue to serve as members of the board of directors of GSL Holdings. As such, in the future they may receive cash compensation, board fees, stock options or stock awards if the GSL Holdings board of directors so determines. GSL Holdings currently has made no determinations regarding the amount of compensation it will pay its directors or officers after completion of the Merger.

•

If Marathon dissolves and liquidates prior to the consummation of a business combination, Mr. Gross, pursuant to a written agreement executed in connection with the initial public offering, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of any vendor or other party with which Marathon has contracted for services rendered or products sold to Marathon and target businesses who have entered into written agreements, such as a letter of intent or confidentiality agreement, to the extent such claim actually reduces the amount of funds in the trust account. However, Mr. Gross has agreed to indemnify only if such party has not executed a waiver of its claims or a waiver of its rights to any distribution from the trust account. This agreement was entered into to reduce the risk that, in the event of Marathon’s dissolution and liquidation, the trust account is reduced by claims of creditors. However, Marathon cannot assure you that Mr. Gross will be able to satisfy these indemnification obligations. If the Merger is completed, such obligations will terminate.

In addition, the exercise of Marathon’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Deferred Underwriting Fees for Marathon’s Initial Public Offering and Certain Other Fee Arrangements in connection with the Merger

In connection with Marathon’s initial public offering, the underwriters (including Citi, which is acting as financial advisor to CMA CGM in connection with the Merger), agreed to defer fees equal to 2% of the gross proceeds from the sale of the units to the public stockholders, or approximately $6.4 million, until the consummation of Marathon’s initial business combination, which amount will be paid upon consummation of the Merger. In addition, CMA CGM may cause Global Ship Lease to pay Citi’s financial advisory fee (in the amount of $6.5 million, payable upon consummation of the Merger) and expenses incurred in connection with the Merger.

Fairness Opinion of Jefferies

Jefferies was engaged to render an opinion to Marathon’s board of directors as to whether (i) the consideration to be paid by Marathon pursuant to the Merger and the related transactions contemplated by the merger agreement and the asset purchase agreement is fair, from a financial point of view, to Marathon, and (ii) the fair market value of Global Ship Lease, assuming the closing of the Merger and the related transactions, is at least equal to 80% of the amount in Marathon’s Trust Account, as defined in the merger agreement, excluding any amount that is or will be due and payable as deferred underwriting discounts and commissions pursuant to the terms and conditions of the underwriting agreement entered into in connection with initial public offering of Marathon’s units (as adjusted, the “Trust Account Assets”). On March 18, 2008, Jefferies delivered to the Marathon’s board of directors its oral opinion, subsequently confirmed in writing on March 21, 2008, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications and factors contained in its opinion, (i) the consideration to be paid by Marathon pursuant to the Merger and the related transactions is fair, from a financial point of view, to Marathon, and (ii) the fair market value of Global Ship Lease, assuming the closing of the Merger and the related transactions, is at least equal to 80% of the Trust Account Assets. The March 21, 2008 opinion of Jefferies is referred to hereinafter in this section as the “Opinion.”

The full text of the Opinion is attached to this joint proxy statement/prospectus as Appendix B and incorporated into this joint proxy statement/prospectus by reference. We urge you to read the Opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at the Opinion.

The Opinion is for the use and benefit of the board of directors of Marathon in its consideration of the Merger and the related transactions. The Opinion does not address the relative merits of the Merger and the related transactions contemplated by the merger agreement and the asset purchase agreement as compared to any alternative transaction or opportunity that might be available to Marathon, nor does it address the underlying business decision by Marathon to engage in the Merger and the related transactions. The Opinion does not constitute a recommendation as to how any holder of shares of Marathon common stock should vote on the Merger or any matter related thereto. In addition, the board of directors of Marathon did not ask Jefferies to address, and the Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Merger and the related transactions. Furthermore, Jefferies does not express any view or opinion as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Marathon or Global Ship Lease, or any class of such persons in connection with the Merger and the related transactions, whether relative to the consideration to be paid by Marathon pursuant to the merger agreement and the asset purchase agreement or otherwise. Jefferies expresses no opinion as to the price at which shares of GSL Holdings or Marathon common stock will trade at any time. The Opinion has been approved by a fairness committee of Jefferies.

In arriving at the Opinion, Jefferies has, among other things:

1.	reviewed the merger agreement, dated March 21, 2008;

2.	reviewed the final form of the asset purchase agreement;

3.	reviewed certain publicly available financial and other information about Marathon and Global Ship Lease;

4.	reviewed certain information furnished to Jefferies by Global Ship Lease’s management, including historical financial information and financial forecasts and analyses relating to the business, operations and prospects of Global Ship Lease;

5.	held discussions with members of senior management of Marathon and Global Ship Lease concerning the matters described in items (3) and (4) above;

6.	reviewed the share trading price history for Marathon common stock for the period ended March 14, 2008, and considered the liquidation value per share as of February 29, 2008 as provided by Marathon;

7.	reviewed the valuation multiples for certain publicly traded companies that Jefferies deemed relevant;

8.	compared the proposed financial terms of the Merger and the related transactions with the financial terms of certain other transactions that Jefferies deemed relevant;

9.	reviewed and compared the net asset value of Marathon to the indicated fair market value of Global Ship Lease; and

10.	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering the Opinion, Jefferies assumed and relied upon, but did not independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies by Marathon and Global Ship Lease or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies did not obtain any independent evaluation or appraisal of any assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Marathon or Global Ship Lease. Jefferies has not been furnished with any such evaluations or appraisals of such physical inspections, nor does Jefferies assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies notes that projecting future results of any company is inherently subject to uncertainty. Marathon has informed Jefferies, however, and Jefferies has assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Global Ship Lease as to the future financial performance of Global Ship Lease, and Jefferies has relied solely upon such financial forecasts prepared by the management of Global Ship Lease. Jefferies expresses no opinion as to Global Ship Lease’s financial forecasts or the assumptions on which they are made.

The Opinion was based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date of the Opinion. Jefferies has no undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion of which Jefferies becomes aware after the date of the Opinion.

Jefferies has made no independent investigation of any legal or accounting matters affecting Marathon or Global Ship Lease. Jefferies has assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Marathon and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and the Merger and the related transactions contemplated by, the merger agreement and the asset purchase agreement. Jefferies has also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger and the related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Marathon, Global Ship Lease or the contemplated benefits of the Merger and the related transactions.

In addition, Jefferies was not requested to and did not provide advice concerning the structure, the specific amount of the consideration or any other aspects of the Merger and the related transactions. Jefferies did not participate in negotiations with respect to the terms of the Merger and related transactions. Consequently, Jefferies has assumed that such terms are the most beneficial terms from Marathon’s perspective that could under the circumstances be negotiated among the parties to such transactions. Jefferies expresses no opinion whether any alternative transaction might result in terms and conditions more favorable to Marathon or its stockholders than those contemplated by the merger agreement and the asset purchase agreement.

The following is a brief summary of the analyses performed by Jefferies in connection with the Opinion. This summary is not intended to be an exhaustive description of the analyses performed by Jefferies, but includes all material factors considered by Jefferies in rendering the Opinion. Jefferies did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, the analyses performed by Jefferies must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the Opinion. Each analysis performed by Jefferies is a common methodology utilized in determining valuations. Although other valuation techniques may exist, Jefferies believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for Jefferies to arrive at the Opinion.

Comparable Public Company Analysis

Comparable Public Company Analysis is a method of valuing an entity relative to publicly traded companies with similar products or services, similar operating or financial characteristics, or servicing similar customer markets. Jefferies reviewed and compared selected financial data for 10 publicly traded companies participating in the shipping industry that Jefferies deemed comparable to Global Ship Lease based on their fleet size, vessel age, vessel segments, charter coverage, remaining charter duration and dividend policy. The comparable companies chosen by Jefferies included:

• Danaos Corporation	• Navios Maritime Partners L.P.
• Seaspan Corporation	• OceanFreight Inc.
• Arlington Tankers Ltd.	• Omega Navigation Enterprises, Inc.
• Capital Product Partners L.P.	• Ship Finance International Limited
• Double Hull Tankers, Inc.	• Teekay LNG Partners L.P.

Jefferies noted that Danaos Corporation and Seaspan Corporation are engaged in the ownership, operation and chartering of containerships similar to Global Ship Lease; Arlington Tankers Ltd., Capital Product Partners L.P., Double Hull Tankers, Inc., and Omega Navigation Enterprises, Inc. are engaged in the ownership, operation and chartering of crude oil and product tankers; Navios Maritime Partners L.P. is engaged in the ownership, operation and chartering of drybulk vessels; Teekay LNG Partners L.P. is engaged in the ownership, operation and chartering of LNG, LPG and crude oil tankers; and OceanFreight Inc. and Ship Finance International Limited are engaged in the ownership, operation and chartering of diversified fleets.

For each of the comparable companies, Jefferies calculated total enterprise value as a multiple of (i) that company’s estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), to the extent available, for the year ending December 31, 2008, as reflected in publicly available Wall Street estimates; (ii) that company’s estimated EBITDA, to the extent available, for the year ending December 31, 2009, as reflected in publicly available Wall Street estimates; and (iii) that company’s adjusted asset value, which is the market value of that company’s fleet, based on industry research and adjusted for above or below market charters. Total enterprise value (“TEV”) was calculated as equity market value, plus net debt, all as of March 14, 2008. Net Debt equals total debt plus preferred stock plus minority interest less cash and cash equivalents. Jefferies then calculated each company’s distributable cash yield using (a) that company’s estimated distributable cash, to the extent available, for the year ending December 31, 2008, as reflected in publicly available Wall Street estimates and dividing by that company’s equity value and (b) that company’s estimated distributable cash, to the extent available, for the year ending December 31, 2009, as reflected in publicly available Wall Street estimates and dividing by that company’s equity value. Estimated distributable cash was calculated as EBITDA less interest expense and taxes on income.

Jefferies then calculated a range of implied enterprise values by multiplying the most representative multiple range within the comparable public company set by (i) Global Ship Lease’s projected EBITDA for the year ending December 31, 2008, based on Global Ship Lease management’s estimates; (ii) Global Ship Lease’s projected EBITDA for the year ending December 31, 2009, based on Global Ship Lease management’s estimates; (iii) Global Ship Lease’s projected fully delivered adjusted asset value, which was based on the average appraised value provided by Marathon as of December 31, 2007. Jefferies then calculated a range of implied transaction values by dividing (i) Global Ship Lease’s projected distributable cash for the year ending December 31, 2008, based on Global Ship Lease management’s estimates and adjusted for post-transaction debt repayment and (ii) Global Ship Lease’s projected distributable cash for the year ending December 31, 2009, based on Global Ship Lease management’s estimates by the most representative range of distributable cash yields within the comparable public company set and adding Global Ship Lease’s Net Debt. The resulting ranges of implied enterprise values are set forth in the table below:

	Comparable Public Company Multiple Range	Company Metric (millions)		Implied Enterprise Value Range (millions)
TEV/EBITDA 2008E	7.0x - 16.8x	$54.7	[1]	$383 - $920

TEV/EBITDA 2009E	8.0x - 13.0x	$88.2	[1]	$706 - $1,147

TEV/Adjusted Asset Value	90% - 130%	$1,110.0	[2]	$999 - $1,443

Distributable Cash Yield 2008E	7.6% - 20%	$44.8	[1]	$397 - $762

Distributable Cash Yield 2009E	9.9% - 17%	$68.8	[1]	$916 - $1,206

[1]	Figures are based on expected vessel delivery schedule as provided in Global Ship Lease’s management estimates.
[2]

Adjusted Asset Value for Global Ship Lease based on average appraised value of the 17 vessels as of December 31, 2007. Due to the lack of publicly available information for long-term container charters, Jefferies did not adjust Global Ship Lease’s asset value for its charters.

Jefferies then compared the implied transaction values against the consideration to be paid in the Merger and the related transactions, based on Marathon’s liquidation value per share of $7.88 as of February 29, 2008 (which was higher than trading value per share of $7.74 as of March 14, 2008), or $569.6 million, assuming ownership of 12 vessels upon the closing of the Merger, and $1,005.1 million, assuming ownership of 17 vessels subsequent to the closing of both the Merger pursuant to the merger agreement and the purchase of the five additional vessels in the contracted fleet pursuant to the asset purchase agreement.

Although none of the selected comparable companies are identical to Global Ship Lease, Jefferies believes that Danaos Corporation and Seaspan Corporation are the most relevant comparable public companies because these companies (i) own and operate similar containership assets, (ii) focus on similar customers, although Danaos Corporation and Seaspan Corporation have more diverse customer bases, and (iii) derive their revenue from similar long-term time charters.

No company utilized in the Comparable Public Company Analysis is identical to Global Ship Lease. Jefferies made judgments and assumptions with regard to industry performance; general business, economic, market and financial conditions; and other matters, many of which are beyond the control of Marathon and Global Ship Lease. Mathematical analysis of comparable public companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Comparable Transaction Analysis

Comparable Transaction Analysis is a method of valuing a business relative to recent mergers and acquisitions transactions involving similar businesses. Jefferies analyzed eleven transactions involving the acquisition of international shipping companies since December 13, 2004 with transaction values greater than $100 million. Such transactions are summarized in the following table:

Date Announced	Acquiror	Target	Target Fleet Type
02/29/08	Excel Maritime Carriers Ltd.	Quintana Maritime Limited	Drybulk
10/12/07	PT Berlian Laju Tanker Tbk	Chembulk Tankers, LLC	Chemical
10/08/07	Kohlberg Kravis Roberts & Co.	UN Ro-Ro Management Inc.	Ro-Ro
08/17/07	Apollo Management, L.P.	NCL Corporation Ltd	Cruise
04/17/07	Teekay Shipping Corporation and A/S Dampskibsselskabet TORM	OMI Corporation	Crude oil /refined product
08/22/06	Eitzen Chemical ASA	Songa Shipholding AS	Chemical
09/05/05	CMA CGM S.A.	Delmas	Container
08/21/05	TUI Aktiengesellschaft	CP Ships Ltd.	Container
05/11/05	A.P. Møller - Mærsk A/S	Koninklijke P&O Nedlloyd NV	Container
02/10/05	International Shipping Enterprises, Inc.	Navios Corporation	Drybulk
12/13/04	Overseas Shipholding Group, Inc.	Stelmar Shipping Ltd.	Crude oil /refined product

Jefferies considered certain publicly available historic financial data relating to each transaction and calculated TEV (based on the implied transaction value) as a multiple of that target company’s EBITDA for the last twelve-month period (“LTM”) prior to the announcement of the transaction. Jefferies then calculated a range of implied transaction values for Global Ship Lease by multiplying the most representative range within the comparable transaction multiples by Global Ship Lease’s projected EBITDA, for the year ending December 31, 2009, which accounts for all 17 vessels in Global Ship Lease’s fleet, based on Global Ship Lease management’s estimates. The resulting range of implied enterprise values is set forth in the table below:

Comparable Transaction Multiple Range	Company 2009E EBITDA (millions)	Implied Enterprise Value Range (millions)
7.0x - 11.0x	$88.2	$617 - $970

Jefferies then compared the implied transaction value against the consideration to be paid in the Merger and the related transactions, based on Marathon’s liquidation value per share of $7.88 as of February 29, 2008 (which was higher than the trading value per share of $7.74 as of March 14, 2008), or $1,005.1 million.

The transactions utilized in the Comparable Transaction Analysis are not identical to the Merger and the related transactions. In evaluating the Merger and the related transactions, Jefferies made judgments and assumptions with regard to industry performance; general business, economic, market and financial conditions; and other matters, many of which are beyond the control of Marathon and Global Ship Lease. Mathematical analysis of comparable transactions (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Discounted Cash Flow Analysis

Discounted Cash Flow Analysis values a company as the sum of its unlevered (before financing costs) free cash flows over a forecast period and the company’s terminal or residual value at the end of the forecast period. Jefferies examined the value of Global Ship Lease based on projected free cash flow estimates generated utilizing financial projections from January 1, 2008, to December 31, 2012, that were prepared and furnished to Jefferies by Marathon and Global Ship Lease management. Jefferies used the EBITDA Exit Multiple Method to determine a range of terminal values at December 31, 2012.

For the EBITDA Exit Multiple Method, Jefferies ascribed EBITDA multiples, which ranged from 8.0x to 13.0x, to the projected EBITDA for the LTM ending December 31, 2012. Jefferies calculated a range of discount factors of 8.5% to 10.5% based on the Capital Asset Pricing Model using the weighted average cost of capital indicated by the comparable public companies listed in the “Comparable Public Company Analysis” section. Based on a range of EBITDA exit multiples reflecting the most representative range from the comparable public company analysis and the comparable transaction analysis (8.0x to 13.0x) and discount rates (8.5% to 10.5%), Jefferies calculated enterprise values ranging from $757 million to $1,119 million. Jefferies then compared the implied enterprise value against the consideration to be paid in the Merger and the related transactions, based on Marathon’s liquidation value per share of $7.88 as of February 29, 2008 (which was higher than the trading value per share of $7.74 as of March 14, 2008), or $1,005.1 million.

While Discounted Cash Flow Analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including EBITDA multiples and discount rates. The valuation derived from the Discounted Cash Flow Analysis is not necessarily indicative of Global Ship Lease’s present or future value or results. Mathematical analysis of discounted cash flows (including the EBITDA Exit Multiple Method) in isolation from other analyses is not an effective method of evaluating transactions.

80% of Trust Accounts Assets Test

Jefferies calculated that the fair market value of Global Ship Lease, assuming the closing of the Merger and the related transactions, is at least equal to 80% of the Trust Account Assets as outlined below (in millions):

Marathon’s Trusts Account Assets as of February 29, 2008
Minimum Cash Held in Trust, Restricted	$314.9

Less: Deferred Underwriting Discounts and Commissions	(6.4)

Trust Account Assets	$308.5

80% Test Requirement	80%

80% of Trust Account Assets	$246.8

Conclusion

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at the Opinion, Jefferies considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Jefferies believes that selecting any portion of its analysis, without considering all the analyses, would create an incomplete view of the process underlying the Opinion. In performing its analyses, Jefferies made judgments and assumptions with regard to industry performance; general business, economic, market and financial conditions; and other matters, many of which are beyond the control of Marathon and Global Ship Lease. The analyses performed by Jefferies are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Jefferies did not recommend any specific consideration to Marathon’s board of directors or that any specific consideration constituted the only appropriate consideration with respect to the merger agreement and the asset purchase agreement and the transactions contemplated thereby, including the Merger.

Miscellaneous

Jefferies may seek, in the future, to provide financial advisory and financing services to Marathon, Global Ship Lease, GSL Holdings or entities that are affiliated with such entities, for which Jefferies would expect to receive compensation.

Jefferies was engaged by Marathon in connection with the delivery of the Opinion and will receive a fee for its services, $150,000 of which was payable upon the delivery of the Opinion and $600,000 of which is payable upon the consummation of the Merger. In addition, Jefferies will provide certain other financial advisory services in connection with the Merger, for which Jefferies will receive an additional fee of $1,000,000 payable upon the consummation of the Merger. Jefferies also will be reimbursed for expenses incurred. Marathon has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such engagement.

In the ordinary course of its business, Jefferies and its affiliates may trade or hold securities of Marathon for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

Material U.S. Federal Income Tax Consequences of the Transaction

It is a condition to consummation of the Merger that Marathon shall have received an opinion of Akin Gump Strauss Hauer & Feld LLP, special tax counsel to Marathon and GSL Holdings, to the effect that the Migratory Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss should be recognized on the exchange of the Marathon common stock held by the stockholders of Marathon for shares of GSL Holdings. In addition, assuming the Migratory Merger qualifies as a reorganization, (1) no gain or loss will be recognized as a result of the exchange of warrants of Marathon for warrants of GSL Holdings, (2) the federal tax basis of the warrants of GSL Holdings received by the holders of Marathon warrants in the Migratory Merger will be the same as the adjusted tax basis of the Marathon warrants surrendered in exchange therefor, and (3) the holding period of the warrants of GSL Holdings received in the Migratory Merger by the holders of Marathon warrants will include the period during which such Marathon warrants were held as capital assets on the date of the Migratory Merger.

Marathon believes that it will not incur any substantial amount of U.S. federal income tax as a result of the Migratory Merger. However, it is possible that Marathon could recognize U.S. federal income tax as a result of the Migratory Merger and such tax could be substantial. Any tax incurred by Marathon as a result of the Migratory Merger would become a liability of GSL Holdings.

See “Material U.S. Federal Income Tax Consequences—Tax Consequences of the Migratory Merger” for a more comprehensive discussion of the tax aspects of the Merger.

The opinions of tax counsel neither bind the IRS nor preclude the IRS or courts from adopting a contrary position. In addition, certain types of investors specifically referred to in “Material U.S. Federal Income Tax Consequences” may be subject to special rules for U.S. federal income tax purposes. The tax consequences to stockholders will depend on their own particular situation. Accordingly, Marathon investors may want to consult their tax advisors for a full understanding of the particular tax consequences to them in light of their particular circumstances.

Anticipated Accounting Treatment

The Merger will be accounted for using the purchase method of accounting, with Marathon being treated as the acquiring entity for accounting purposes. Marathon is required to record the acquired tangible and identifiable intangible assets and assumed liabilities (“net acquired assets”) of Global Ship Lease at fair value. The acquisition will result in an excess of the fair value of net acquired assets over the fair value of the consideration to be given for the acquisition. This excess has been allocated pro rata to identified intangible assets, vessels in operation and other fixed assets. The assets of Marathon will continue to be reported at historical cost. Results of operations of Global Ship Lease will be included with Marathon from the date of acquisition.

Regulatory Approvals

Marathon and GSL Holdings do not expect that the Merger will be subject to any state or federal regulatory requirements other than filings under applicable securities laws and the effectiveness of the registration statement of Global Ship Lease of which this joint proxy statement/prospectus is part, and the filing of certain merger documents with the Registrar of Corporations of the Republic of the Marshall Islands and with the Secretary of State of the State of Delaware. Marathon and Global Ship Lease intend to comply with all such requirements. The parties have determined that a filing under the Hart Scott Rodino Antitrust Improvements Act is not required for the consummation of the Merger and related transactions.

THE MERGER AGREEMENT

The following summary of the material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the Merger.

Transaction Structure and Consideration

On March 21, 2008, Marathon, GSL Holdings, CMA CGM and Global Ship Lease entered into an agreement and plan of merger pursuant to which Marathon will merge with and into GSL Holdings, and, immediately thereafter, Global Ship Lease will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving company (such mergers collectively, the “Merger”).

As a result of the Merger, each holder of a share of Marathon common stock will receive one Class A common share of GSL Holdings, except that Marathon Founders, LLC and other initial stockholders of Marathon common stock will receive an aggregate of 5,000,000 Class B common shares of GSL Holdings in lieu of an equal number of Class A common shares; and CMA CGM will receive $66,570,135 in cash, 7,844,600 Class A common shares of GSL Holdings, 5,000,000 Class B common shares of GSL Holdings, and 12,375,000 Class C common shares of GSL Holdings. Please see “Description of Securities” for a description of the terms of the classes of common shares of GSL Holdings.

Directors and Officers

Pursuant to the merger agreement, Marathon will identify the members of the board of directors of GSL Holdings to be appointed as of the effective time of the Merger. The officers of GSL Holdings will be the officers of Global Ship Lease who held such positions immediately prior to the effective time of the Merger.

Representations and Warranties

The merger agreement contains the following representations relating to Global Ship Lease:

•	due organization and qualification;

•	subsidiaries;

•	capital structure;

•	authorization of transaction;

•	no conflict and required filings and consents;

•	compliance with law;

•	financial statements;

•	no undisclosed liabilities;

•	absence of certain changes or events (including absence of a “Material Adverse Effect”);

•	litigation;

•	company benefit plans;

•	labor matters;

•	vessels and other personal property;

•	taxes;

•	environmental matters;

•	brokers’ fees and third party expenses;

•	agreements, contracts and commitments;

•	insurance;

•	governmental actions and filings; and

•	related party transactions.

The merger agreement contains the following representations relating to CMA CGM:

•	due organization and qualification;

•	authorization of transaction;

•	no conflict and required filings and consents;

•	related party transactions;

•	governmental actions and filings; and

•	investment.

The merger agreement contains the following representations relating to Marathon and GSL Holdings:

•	due organization and qualification;

•	subsidiaries;

•	capital structure;

•	authorization of transaction;

•	no conflict and required filings and consents;

•	compliance with law;

•	SEC filings and financial statements;

•	taxes;

•	no undisclosed liabilities;

•	absence of certain changes or events (including absence of a “Material Adverse Effect”);

•	litigation;

•	employee benefit plans;

•	labor matters;

•	property;

•	brokers’ fees;

•	agreements, contracts and commitments;

•	insurance;

•	indebtedness;

•	AMEX quotation;

•	board approval;

•	trust fund; and

•	governmental filings.

The representations and warranties do not survive the closing.

The representations and warranties set forth in the merger agreement are made by and to Global Ship Lease, CMA CGM, Marathon and GSL Holdings as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, may or may not be accurate as of the date they were made, and do not purport to be accurate as of the date of this joint proxy statement/prospectus.

Materiality and Material Adverse Effect

Some of the representations and warranties are qualified by materiality and material adverse effect qualifications. The definition of “material adverse effect” is any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances or effects, would either (a) have a material adverse effect on (i) the business, properties (including the vessels), financial condition, or results of operations of such entity (or, in the case of Global Ship Lease, its predecessor) and its subsidiaries taken as a whole, (ii) the validity of the merger agreement or any transaction agreement or (iii) the ability of any party to perform under the merger agreement or any transaction agreement, or (b) prevent or materially interfere with the consummation of the transactions contemplated by the merger agreement or any transaction agreement, provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (1) general business, economic or industry conditions, (2) national or international political or social conditions, including the engagement by the United States or the United Kingdom in hostilities, whether or not pursuant to the declaration of a national emergency or war, (3) changes in U.S. GAAP, (4) changes in laws, or (5) the taking of any action required by the merger agreement or any transaction agreement. For purposes of determining the amount of material adversity, provisions (1) through (4) are qualified to the extent such change, event, circumstance or effect has a disproportionate adverse effect on the entity as compared to other persons engaged in the same industry.

Interim Covenants Relating to Conduct of Business

During the period from March 21, 2008 until the earlier of the closing date or termination of the merger agreement, each of Global Ship Lease and Marathon will, and will cause its respective subsidiaries to, carry on its business in the usual, regular and ordinary course and use commercially reasonable efforts to (i) preserve its present business organization, (ii) keep its present officers and key employees, (iii) keep its material insurance policies and (iv) preserve its relationships with significant customers, suppliers, distributors, licensors, licensees and others with which they have significant business dealings. In addition, subject to certain exceptions, Global Ship Lease and Marathon have each agreed that it will not, and will not allow its subsidiaries to:

•

declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock;

•

issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

•	amend its organizational documents, except to the extent required to comply with its obligations hereunder or applicable law;

•

acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any vessels or any material assets, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

•	sell, lease, license, charter, encumber or otherwise dispose of any vessels or other properties or assets, except the chartering of vessels to CMA CGM in the ordinary course of business;

•

incur any additional indebtedness or guarantee any indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreements to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•

adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into by Global Ship Lease or any of its subsidiaries in the ordinary course of business with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except, in the case of Global Ship Lease and its subsidiaries only, in the ordinary course of business and only to the extent required to comply with applicable law;

•

grant any severance or termination pay to any officer or employee except pursuant to applicable law, or adopt any new severance plan, agreement or arrangement, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on March 21, 2008;

•

except in the ordinary course of business, pay, discharge, settle or satisfy any claims, liabilities or obligations, or litigation (whether or not commenced prior to the date of the merger agreement) other than the payment, discharge, settlement or satisfaction, in monetary settlements only that do not exceed $300,000 for any individual claim, liability or obligation and $1,000,000 in the aggregate, or in accordance with their terms, or liabilities recognized or disclosed in the financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement;

•	modify, amend or terminate any material contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder, in each case outside the ordinary course of business;

•	except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

•	incur or enter into any material agreement, contract or commitment outside the ordinary course of business;

•	depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating any vessel;

•	defer any scheduled maintenance on any vessel;

•	settle any claim or litigation to which a related party is a party or where the consideration given by Global Ship Lease is other than monetary;

•

make or rescind any material tax elections, settle or compromise any material income tax liability, agree to all extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, surrender any right to claim a refund, or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any tax return in a manner inconsistent with past practice;

•	make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

•

enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business; or

•	agree in writing or otherwise agree, commit or resolve to take any of the prohibited actions described above.

Other Covenants

Exclusivity. From March 21, 2008 until the termination of the merger agreement or the closing of the Merger, neither Marathon, GSL Holdings, CMA CGM, Global Ship Lease nor any of its subsidiaries shall, and each party shall use its commercially reasonable best efforts to cause each of their respective representatives not to, directly or indirectly, encourage, solicit, initiate, engage or participate in negotiations with a third party concerning any merger or other business combination or sale or lease of any of its capital stock or a material portion of its assets or take any other action intended or designed to facilitate the efforts of any person relating to a possible acquisition transaction. In the event that an unsolicited proposal or indication of interest in any such potential transaction is communicated in writing to Marathon, Global Ship Lease, any of Global Ship Lease’s subsidiaries, or any of their representatives or agents, such party shall notify the other parties orally and in writing no later than one business day after receipt. Each party shall keep the other parties informed as to the material terms and conditions of the proposal, the identity of the person making the proposal and the developments with respect to that proposal.

Proxy Statement/Prospectus. The parties have agreed that:

•	Marathon and Global Ship Lease will jointly prepare and Marathon will file a proxy statement of Marathon and a registration statement of GSL Holdings with the SEC as promptly as practicable;

•

as soon as practicable and no later than 10 business days after March 21, 2008, Global Ship Lease and Marathon will deliver to each other certain requested information for the preparation of the proxy statement/prospectus, and the parties will thereafter provide requested information and comments to each other on an ongoing basis;

•

each party will notify the other parties promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments to the proxy statement/prospectus and will supply the other party with copies of all correspondence between such party and the SEC with respect to the proxy statement/prospectus;

•

whenever any event occurs which is required to be set forth in an amendment or supplement to the proxy statement/prospectus, the discovering party will promptly inform the other parties of such occurrence and cooperate in filing with the SEC and/or informing the stockholders of Marathon, such amendment or supplement;

•

as soon as practicable following its approval by the SEC, Marathon will distribute the proxy statement/prospectus to its stockholders and warrantholders, and will call the Marathon stockholders’ meeting and solicit proxies and consents from such holders to vote in favor of the adoption and approval of the proposals contained in the proxy statement/prospectus; and

•

Marathon, acting through its board of directors, will include in the proxy statement/prospectus the recommendation of its board of directors that Marathon’s stockholders vote in favor of the adoption of the merger agreement.

Publicity. The parties have agreed that until either the date of closing or the termination of the merger agreement:

•

neither CMA CGM, Global Ship Lease nor any of their affiliates will make any press releases, public announcements, or communications with third parties pertaining to the merger agreement or the transactions contemplated therein (aside from communications with customers, lenders or other sources of capital, joint venture partners, advisors, suppliers, distributors, licensors, licensees and other third parties with which it has significant business dealings that is limited to information contained in the proxy statement/prospectus, or as required by law) without the prior consent of Marathon, which will not be unreasonably withheld or delayed; and

•

Marathon and GSL Holdings may make public disclosures so long as they comply with law and do not disclose confidential information. If any such written public disclosures include the name of CMA CGM, Global Ship Lease or their management teams, or contain information about any of these parties that was substantially different than the proxy statement/prospectus or prior public disclosures, then Marathon will provide advance copies of the proposed disclosure to CMA CGM, Global Ship Lease and their advisors and will incorporate any changes that they may reasonably request.

Access; Inspection. Each party has agreed to afford the officers, directors, employees, auditors and other agents and advisors of the other parties and their financing sources reasonable access during normal business hours to its property, personnel, and books and records as those parties may reasonably request. In addition, Global Ship Lease has agreed to provide copies of its consolidated financial statements to Marathon within thirty days following the end of any calendar month and forty-five days following the end of any calendar quarter. Global Ship Lease has also agreed to cause its subsidiaries to permit Marathon and its representatives to physically inspect the vessels during the period prior to the closing date, although CMA CGM and Global Ship Lease will not be obligated to repair any breach related to the vessels that is discovered during such inspection unless such obligation is required under the asset purchase agreement.

Commercially Reasonable Efforts. Each of the parties has agreed to use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws to consummate and make effective the contemplated transactions in the most expeditious manner practicable.

No Claim Against Trust Fund. CMA CGM and Global Ship Lease and their affiliates have agreed to waive all claims they have or may have in the future against Marathon’s trust fund.

Directors and Officers Indemnification and Insurance. The parties have agreed that:

•

all rights to indemnification for acts or omissions occurring through the closing date existing at the time the merger agreement was executed of the current officers and directors of Marathon, Global Ship Lease or GSL Holdings shall survive the Merger and continue in full force and effect in accordance with their terms; and

•

for six years after the closing date, GSL Holdings (or its successors or assigns) shall maintain Marathon and Global Ship Lease’s current policies of directors and officers liability insurance (or policies of at least the same coverage and amounts at no less advantageous terms) with respect to claims arising from facts and events that occurred prior to the closing date, provided that in no event will GSL Holdings be required to expend in any one year more than 300% of the aggregate annual premiums currently paid by each of Marathon and Global Ship Lease.

Trust Fund Disbursement. At closing, Marathon will cause its trust fund to disburse to Marathon and CMA CGM an amount not less than $314,870,000 plus interest, less the deferred underwriting fees, payments to converting stockholders and tax liabilities. The total disbursement will not be less than $240 million.

Termination of Related Party Arrangements. Other than agreements to be entered into or to remain in effect pursuant to the merger agreement, GSL Holdings and each of its subsidiaries will be automatically released from all related party arrangements of Global Ship Lease upon the Merger (including the shareholder loan provided by CMA CGM).

Non-Solicitation; Confidentiality. The parties have agreed that, for a period of one year after the closing date, they will not solicit, make an offer or hire any employee of the other parties. The parties also agree to keep all confidential and proprietary information, know-how, technical information and trade secrets confidential and not use such information for their own purposes or advantages unless the information becomes public knowledge through no breach by the other party, it is independently developed, or its disclosure is required by law.

Payment of Certain Fees. Certain fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of the parties in connection with the Merger will be paid by Global Ship Lease.

Internal Controls. At the effective time of the Merger, Global Ship Lease and its subsidiaries will have systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepting accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Tax Treatment. The parties intend to obtain the opinion of Akin, Gump, Strauss, Hauer & Feld LLP, tax counsel to Marathon, to the effect that (i) the merger of Marathon into GSL Holdings should qualify as a reorganization within the meaning of the Code, (ii) no gain should be recognized by the shareholders of Marathon in the merger of Marathon into GSL Holdings and (iii) GSL Holdings should not be treated as a U.S. corporation under the Code. Marathon, GSL Holdings and CMA CGM will provide representation letters to Akin, Gump, Strauss, Hauer & Feld LLP. In addition, each party to the merger agreement has agreed to, and to cause their respective affiliates to, take any action and not fail to take any action that would be reasonably likely to prevent the tax opinions from being delivered.

Marathon Securities. Prior to the closing of the Merger, CMA CGM and its affiliates will not acquire beneficial ownership of any equity securities of Marathon, including its common stock and warrants.

Conditions to Closing

The parties’ respective obligations to consummate the Merger are subject to closing conditions including:

•

Marathon will have obtained the approval of its stockholders and warrantholders with respect to the Merger, and holders of 20% or more of Marathon’s common stock will not have exercised the right to convert their shares of common stock into a pro rata share of the aggregate amount then on deposit in the trust fund;

•	all applicable waiting periods under the HSR Act will have expired or been terminated;

•	no statute, rule, regulation, injunction or order of any governmental entity which prohibits the consummation of the transaction is in effect; and

•	Marathon and GSL Holdings will have received certain tax opinions from Akin, Gump, Strauss, Hauer & Feld LLP.

The obligations of Global Ship Lease and CMA CGM to consummate the transaction are subject to closing conditions including:

•

the representations and warranties of Marathon and GSL Holdings that are qualified by Material Adverse Effect will be true and correct on the closing date, and those that are not qualified as to Material Adverse Effect will be true and correct in all material respects on the closing date;

•

Marathon and GSL Holdings shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them at or prior to the closing;

•

Marathon shall have made arrangements satisfactory to Global Ship Lease and CMA CGM to insure that the trust fund contains no less than the agreed minimum disbursement amount and makes the required disbursements upon closing;

•	no Material Adverse Effect with respect to Marathon or GSL Holdings shall have occurred since March 21, 2008; and

•	Marathon Founders, LLC shall have executed and delivered the stockholders agreement.

The obligations of Marathon and GSL Holdings to consummate the transaction are subject to closing conditions including:

•

the representations and warranties of Global Ship Lease and CMA CGM that are qualified by Material Adverse Effect will be true and correct on the closing date, and those that are not qualified as to Material Adverse Effect will be true and correct in all material respects on the closing date;

•

Global Ship Lease and CMA CGM shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the closing;

•	No Material Adverse Effect with respect to Global Ship Lease shall have occurred since March 21, 2008;

•	Global Ship Lease’s credit facility shall be in full force and effect; and

•

Global Ship Lease and its subsidiaries and CMA CGM or their affiliates, as applicable, shall have executed and delivered the transaction agreements required to be entered into pursuant to the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the closing:

•	by mutual written consent of Marathon and CMA CGM;

•

by either Marathon or CMA CGM if the transaction has not been consummated by August 31, 2008, however, the right to terminate the merger agreement will not be available to either party if the failure of such party to fulfill any obligation under the merger agreement will have been the principal cause of, or will have resulted in, the failure of the closing to occur on or prior to such date;

•

by either Marathon, CMA CGM, or Global Ship Lease if a governmental entity shall have issued a final and non-appealable order, decree, judgment or ruling or taken any other action that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

•

by Global Ship Lease or CMA CGM, if Marathon or GSL Holdings materially breaches any representation, warranty, covenant or agreement or if any representation or warranty of Marathon has become untrue, in either case such that the conditions to the transaction would not be satisfied (subject to cure provisions);

•	by CMA CGM or Global Ship Lease, if Marathon’s board of directors or management has withdrawn or changed its recommendation to the Marathon stockholders regarding the Merger;

•

by Marathon, if Global Ship Lease or CMA CGM materially breaches any representation, warranty, covenant or agreement or if any representation or warranty of Global Ship Lease or CMA CGM has become untrue, in either case such that the conditions to the transaction would not be satisfied (subject to cure provisions); or

•

by either Marathon, Global Ship Lease or CMA CGM if Marathon fails to obtain stockholder and warrantholder approval with respect to the Merger, or if holders of 20% or more of Marathon’s common stock exercise the right to convert their shares of common stock into a pro rata share of the aggregate amount then on deposit in the trust fund.

Upon termination, the merger agreement will become null and void and have no effect, except for certain specified provisions and except that such termination will not relieve any party of any liability for willful breach of the merger agreement.

Governing Law

The merger agreement is governed by and interpreted and enforced in accordance with the laws of the State of New York.

Judicial proceedings brought against the parties arising out of or relating to the merger agreement, or any obligations hereunder, will be brought in the Court of Chancery in the State of Delaware (or if that court does not have subject matter jurisdiction over such proceeding, then it will be brought in the U.S. District Court for the District of Delaware).

OTHER TRANSACTION AGREEMENTS

The following is a summary of the material terms of other transaction agreements that the parties to the merger agreement or their affiliates will enter into immediately prior to or as of the effective time of the Merger. For more information, you should read each such transaction agreement filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also obtain copies of these agreements by following the instructions under “Where You Can Find Additional Information.”

Asset Purchase Agreement

Immediately prior to the Merger, Global Ship Lease will enter into an amendment and restatement of the asset purchase agreement with CMA CGM and certain of its vessel-owning subsidiaries pursuant to which Global Ship Lease will purchase five additional vessels from CMA CGM with expected deliveries in December 2008 and July 2009 for an aggregate purchase price of $437 million, of which $99 million will be deemed to be prepaid by the consideration paid to CMA CGM in the Merger. Please see “Acquisition of Initial and Contracted Fleet of Global Ship Lease—Asset Purchase Agreement” for more information about this agreement.

Amended and Restated Charter Agreements

Immediately prior to the Merger, the applicable subsidiaries of Global Ship Lease will enter into amended and restated charter agreements with CMA CGM or its applicable subsidiaries pursuant to which CMA CGM or its applicable subsidiary will charter the Global Ship Lease vessels. The terms of the amended and restated agreements are substantially the same as the current agreements and will reflect an increase in the charter rates for eight vessels of the initial fleet as of April 1, 2008. The charter agreements to be entered into at the time of delivery of the vessels in the contracted fleet will also reflect an increase in the charter rates as initially contemplated by CMA CGM and Global Ship Lease. The aggregate amount of the increased charter rates will be $3.6 million per year. Please see “Global Ship Lease Business—Time Charters” for more information about these agreements.

Amended and Restated Ship Management Agreements

Immediately prior to the Merger, the applicable subsidiaries of Global Ship Lease will enter into amended and restated ship management agreements with CMA Ships, a wholly owned subsidiary of CMA CGM, pursuant to which CMA Ships will provide a variety of ship management services, including purchasing, crewing, vessel maintenance including arranging drydocking inspections and ensuring compliance with flag, class and other statutory requirements necessary to support Global Ship Lease’s business. The terms of the amended and restated agreements are substantially the same as those in the current agreements. Please see “Ship Manager and Management Related Agreements of Global Ship Lease—Ship Management Agreements” for more information about these agreements.

Amended and Restated Guarantees

Immediately prior to the Merger, Global Ship Lease and CMA CGM will enter into amended and restated guarantees under which each will guarantee the obligations of each of its subsidiaries under the charter agreements and ship management agreements. Please see “Global Ship Lease Business—Time Charters” and “Ship Manager and Management Related Agreements of Global Ship Lease—Ship Management Agreements.”

Amended and Restated Global Expense Agreement

Immediately prior to the Merger, Global Ship Lease will enter into an amended and restated global expense agreement with CMA CGM pursuant to which Global Ship Lease will reimburse the ship managers for operating expenses incurred under the ship management agreements. The terms of the amended and restated agreement are substantially the same as those in the current agreement. Please see “Ship Manager and Management Related Agreements of Global Ship Lease—Ship Global Expense Agreement” for more information about this agreement.

Transitional Services Agreement

Immediately prior to the Merger, Global Ship Lease will enter into a transitional services agreement with CMA CGM pursuant to which CMA CGM will provide general administrative and support services to Global Ship Lease upon its request. Please see “Global Ship Lease Business—Transitional Services Agreement” for more information about this agreement.

Stockholders Agreement

GSL Holdings will enter into a stockholders agreement with CMA CGM and Marathon Founders, LLC, pursuant to which such shareholders will agree not to transfer any common shares of GSL Holdings (excluding common shares underlying the sponsor warrants or received with respect to Marathon securities purchased after Marathon’s initial public offering) prior to the first anniversary of the date of the Merger other than to affiliates or to the members of Marathon Founders, LLC who agree to be subject to such transfer restrictions. Notwithstanding the foregoing, CMA CGM will be permitted to transfer (i) up to 4,094,600 Class A common shares after the date that is 120 days after the date of the Merger, (ii) Class A common shares to the extent necessary for CMA CGM to satisfy its obligation to return any prepaid amounts pursuant to the asset purchase agreement on or after March 31, 2009, and (iii) up to 125,000 common shares to its directors and employees.

In addition, for a period of five years from the date of the Merger, CMA CGM will agree not to:

•	acquire additional common shares or other equity securities of GSL Holdings;

•	make any tender offer or exchange offer for any common shares or other equity securities of GSL Holdings;

•

make, or take any action to solicit, initiate or encourage, any offer or proposal for, or any indication of interest in, a merger, other business combination or other extraordinary transaction involving GSL Holdings or any of its subsidiaries, or the acquisition of any common shares or other equity interest in, or a substantial portion of the assets of, GSL Holdings or any of its subsidiaries;

•	propose any changes to the size or members of the board of directors of GSL Holdings

•

solicit, or become a participant in any solicitation of, any proxy from any holder of common shares in connection with any vote on the matters described in the two preceding bullet points above, or agree or announce its intention to vote with any person undertaking a solicitation or grant any proxies with respect to any common shares to any person with respect to such matters, or deposit any common shares in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof; or

•	form, join or in any way participate in a “group” (within the meaning of the Exchange Act) with respect to any common shares of GSL Holdings.

These standstill restrictions will be temporarily released (i) in the event GSL Holdings or its shareholders receive an unsolicited third party tender offer or exchange offer to acquire at least a majority of the outstanding common shares or there is a public announcement of a proposal or offer, or commencement of a proxy contest, to effect a change of control of GSL Holdings, until such time as the board of directors of GSL Holdings notifies CMA CGM that in the good faith determination of the board of directors such offer or proposal or proxy contest has concluded or been withdrawn, and (ii) to allow CMA CGM to respond to any vote, offer or other transaction involving a tender offer or exchange offer or a merger, business combination, sale of a substantial portion of assets or other extraordinary transaction that has been approved by the board of directors and/or for which the board of directors has granted its recommendation. GSL Holdings agrees to include such standstill exceptions in any shareholder rights plan it may adopt.

Registration Rights Agreement

GSL Holdings will enter into a registration rights agreement with CMA CGM, Marathon Investors, LLC, Marathon Founders, LLC and the other initial stockholders of Marathon common stock (including Michael Gross), pursuant to which GSL Holdings will agree to register for resale on a registration statement under the Securities Act of 1933, as amended, and applicable state securities laws, the common shares to be issued to such shareholders pursuant to the Merger or upon exercise of warrants. CMA CGM will have the right to demand up to three registrations and the Marathon initial stockholders will have the right to demand up to two registrations. These shareholders will also have the right to request that GSL Holdings file a shelf registration statement with respect to their common shares as soon as the applicable transfer restrictions under the stockholders agreement expire. In addition, these shareholders will also have piggyback registration rights allowing them to participate in offerings by GSL Holdings and in demand registrations of the other shareholders. GSL Holdings will be obligated to pay all expenses incidental to the registration, excluding underwriter discounts and commissions.

THE CERTIFICATE AMENDMENT PROPOSAL

General Description of the Certificate Amendment

The Certificate Amendment Proposal, if approved by Marathon stockholders, would clarify that the “business combination” contemplated by Marathon’s certificate of incorporation includes the Merger and the transactions to be consummated pursuant to the merger agreement by amending the definition of “business combination” to include (i) the merger of Marathon with and into another entity and (ii) a merger of Marathon into or with a non-U.S. entity and the subsequent business combination with another entity. If the Certificate Amendment Proposal is not approved by Marathon stockholders, it is not certain that the Merger would constitute a “business combination” as currently defined in the certificate of incorporation. Consummation of the Merger is conditioned on the approval of the Certificate Amendment Proposal, among other conditions.

In the prospectus included in the registration statement Marathon filed in connection with its initial public offering (File No. 333-134078), Marathon stated that it was formed “to acquire one or more operating businesses through a merger, stock exchange, asset acquisition, reorganization or similar business combination.” The prospectus and the certificate of incorporation refer to this transaction as a “business combination,” which is defined in Article Fifth of the certificate of incorporation as “the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition, reorganization or other similar type of transaction or a combination of any of the foregoing, of one or more operating businesses.”

While both Marathon’s certificate of incorporation and Marathon’s prospectus disclosure contemplate a variety of methodologies for consummating the business combination, Marathon’s certificate of incorporation is ambiguous as to whether a merger in which Marathon does not acquire another business and/or is not the surviving entity would qualify as a “business combination.” In order to clarify the meaning of “business combination” in this context, Marathon proposes to amend Article Fifth of the certificate of incorporation as follows:

“FIFTH: Paragraphs A through J set forth below shall apply during the period commencing upon the consummation of the Corporation’s IPO (as defined below) and terminating upon the consummation of any “Business Combination” (as defined below), and may not be amended after the consummation of the Corporation’s IPO (as defined below) without the unanimous approval of the Corporation’s stockholders prior to the consummation of any Business Combination. A “Business Combination” shall mean the ~~acquisition by the Corporation, whether by~~ effecting of a merger, capital stock exchange, asset ~~or stock~~ acquisition, stock purchase, reorganization or other similar ~~type of transaction or a~~ business combination ~~of any of~~ involving the ~~foregoing, of~~Corporation and one or more operating businesses (collectively, the “Target Business”) having, collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the amount in the Trust Account (as defined below) (after excluding from such amount any amount that is or will be due and payable as deferred underwriting discounts and commissions (the “Deferred Underwriting Compensation”) pursuant to the terms and conditions of the underwriting agreement (the “Underwriting Agreement”) to be entered into in connection with the Corporation’s initial public offering (the “IPO”) of its Common Stock (such shares of Common Stock issued in connection with the IPO, the “IPO Shares”)) at the time of such acquisition; provided, that any acquisition of multiple operating businesses shall occur contemporaneously with one another. “Trust Account” shall mean the trust account established by the Corporation in connection with the consummation of its IPO and into which the Corporation will deposit a designated portion of the net proceeds from the IPO, including any Deferred Underwriting Compensation, and certain other amounts. For purposes of this Article Fifth, fair market value shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. If the Board of Directors of the Corporation is not able to independently determine the fair market value of the Target Business, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. The Corporation is not required to obtain an opinion from an investment banking firm as to fair market value of the Target Business if the Corporation’s Board of Directors independently determines the fair market value for such Target Business. For the avoidance of doubt, a Business Combination could include a merger of the Corporation into or with a non-U.S. entity and the subsequent Business Combination with another entity by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction.”

For the reasons described above, Marathon’s board of directors believes the proposed amendment is clarifying only. As such, it does not effect a change in the underlying nature of the acquisitions that would qualify as “business combinations” as set forth in Marathon’s initial public offering prospectus and it does not change the original purpose or intent of the business combination provisions contained in Marathon’s certificate of incorporation.

Recommendation of Marathon’s Board of Directors

In the judgment of Marathon’s board of directors, the adoption of the Certificate Amendment Proposal is desirable because it would eliminate an ambiguity in Marathon’s certificate of incorporation as applied to the Merger, by amending the certificate of incorporation to provide expressly for a transaction structure that has been contemplated by Marathon since its inception as one of the possible methodologies for effecting a business combination. On the basis of the foregoing, Marathon’s board of directors has approved and declared advisable the Certificate Amendment Proposal and recommends that you vote or give instructions to vote “FOR” the adoption of the Certificate Amendment Proposal.

The board of directors recommends a vote “FOR” adoption of the Certificate Amendment Proposal.

THE ADJOURNMENT PROPOSAL

In the event there are not sufficient votes for, or otherwise in connection with, the adoption of the Merger Proposal and the transactions contemplated thereby, or the Certificate Amendment Proposal, the Marathon board of directors may adjourn the special meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. In no event will Marathon seek adjournment which would result in soliciting of proxies, having a stockholder vote, or otherwise consummating a business combination after August 30, 2008.

The board of directors recommends a vote “FOR” adoption of the Adjournment Proposal.

CONSENT SOLICITATION

General

In connection with the Merger, Marathon is soliciting consents from holders of its warrants upon the terms and subject to the conditions set forth in this joint proxy statement/prospectus, in the accompanying Consent Letter and in the warrant agreement.

Consents may not be revoked at any time after the earlier of (1) 5:00 p.m. New York City time, on                     , 2008 (the “Expiration Time”), as it may be extended by Marathon, and (2) the time and date on which Marathon receives consents from holders in respect of least a majority of the currently issued and outstanding warrants (the “Requisite Consents”) (such earlier time and date, the “Consent Date”). The proposed amendment will be effected by the Third Supplemental Warrant Agreement, which is to be executed by Marathon and the Warrant Agent on the Consent Date or as soon as practicable thereafter.

Following execution of the Third Supplemental Warrant Agreement, all current warrantholders, including non-consenting warrantholders, and all subsequent warrantholders, will be bound by the proposed warrant amendment. If the Consent Solicitation is terminated for any reason before the Expiration Time, any consents received by the Tabulation Agent will be voided and the Third Supplemental Warrant Agreement will not be executed.

Regardless of whether the proposed warrant amendment become operative, the warrants will continue to be outstanding in accordance with all other terms of the warrant agreement. The changes included in the proposed warrant amendment will not alter the other terms of the warrant agreement and the warrant.

Purpose and Description of the Proposed Amendment to the Warrant Agreement

Marathon is conducting this Consent Solicitation to obtain the consent of holders of the warrants to an amendment to the warrant agreement that would clarify that the “business combination” contemplated by the warrant agreement includes the Merger and the transactions to be consummated pursuant to the merger agreement (1) by amending the definition of “business combination” to include (A) the merger of Marathon with and into another entity and (B) a merger of Marathon into or with a non-U.S. entity and the subsequent business combination with another entity and (2) by making a conforming change to the merger provision to include a merger of Marathon into or with a non-U.S. entity. If the requisite number of consents are not received from the warrantholders, the Merger as currently contemplated pursuant to the merger agreement would not be permitted under the warrant agreement. Consummation of the Merger is conditioned on the receipt of the requisite number of consents in the Consent Solicitation, among other conditions.

Adoption of the proposed warrant amendment would amend the third paragraph of Section 2.02 and the entire Section 6.02 of the warrant agreement as follows:

“[Third paragraph of SECTION 2.02] As used herein, the term “Business Combination” shall mean the ~~acquisition by the Company, whether by~~effecting of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar ~~type of~~business combination~~, of~~involving the Company and one or more operating businesses having, collectively, a fair market value (as calculated in accordance with the Company’s Amended and Restated Certificate of Incorporation) of at least 80% of the ~~balance~~amount in the Trust Account (as defined in the Company’s Amended and restated Certificate of Incorporation (excluding from such balance any amount that is or will be due and payable as deferred underwriting discounts and commissions pursuant to the terms of the Underwriting Agreement)) at the time of such acquisition. For the avoidance of doubt, a Business Combination could include a merger of the Company into or with a non-U.S. entity and the subsequent Business Combination with another entity by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction.”

“SECTION 6.02. Merger, Consolidation, Sale, Transfer or Conveyance. The Company may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of its assets to any other corporation; provided, that (i) either (x) the Company is the continuing corporation or (y) the corporation or entity (if other than the Company) that is formed by or results from any such consolidation or merger or that receives such assets ~~is a corporation organized and existing under the laws of the United States of America or a state thereof and such corporation~~ assumes the obligations of the Company (the “Successor Entity”) with respect to the performance and observance of all of the covenants and conditions of this Agreement to be performed or observed by the Company and (ii) the Company or such ~~successor corporation~~Successor Entity, as the case may be, must not immediately be in default under this Agreement. For the avoidance of doubt, the Successor Entity can result from the company merging into a non-U.S. entity which merges into another non-U.S. corporation and effects a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more operating businesses. If at any time there shall be any consolidation or merger or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, then in any such event the ~~successor or assuming corporation~~Successor Entity shall succeed to and be substituted for the Company, with the same effect as if it had been named herein and in the Warrant Certificates as the Company; the Company shall thereupon be relieved of any further obligation hereunder or under the Warrants, and, in the event of any such sale, lease, transfer, conveyance (other than by way of lease) or other disposition, the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound-up or liquidated. Such ~~successor or assuming corporation~~Successor Entity thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, Warrant Certificates evidencing the Warrants not theretofore exercised, in exchange and substitution for the Warrant Certificates theretofore issued. Such Warrant Certificates shall in all respects have the same legal rank and benefit under this Agreement as the Warrant Certificates evidencing the Warrants theretofore issued in accordance with the terms of this Agreement as though such new Warrant Certificates had been issued at the date of the execution hereof. In any case of any such merger or consolidation or sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company, such changes in language and form (but not in substance) may be made in the new Warrant Certificates, as may be appropriate.”

Requisite Consents

Warrantholders must validly deliver (and not revoke) consents in respect of at least a majority of the currently issued and outstanding warrants. As of                     , 2008, there were 45,535,850 warrants outstanding. The failure of a holder to deliver a consent (including any failure resulting from broker non-votes) will have the same effect as if such holder had voted “against” the proposed warrant amendment.

Record Date

The record date for the purposes of this Consent Solicitation is                , 2008. Marathon reserves the right to establish from time to time any new date as such record date and, thereupon, any such new date will be deemed to be the “record date” for purposes of the Consent Solicitation.

If the requisite consents are obtained and the proposed warrant amendment becomes effective, it will be binding on all warrantholders and their transferees, whether or not such warrantholders have consented to the proposed warrant amendment.

Expiration Time; Extensions; Amendment

The Consent Solicitation will expire at the Expiration Time, unless terminated or extended by Marathon. Consents may be revoked at any time until the earlier of the Expiration Time and the Consent Date, but may not be revoked thereafter. See “—Revocation of Consents” below.

Marathon expressly reserves the right to extend the Consent Solicitation at any time and from time to time by giving oral (promptly confirmed in writing) or written notice to the Solicitation and Information Agent. For purposes of the Consent Solicitation, a notice given by Marathon before 9:00 a.m., New York City time, on any day shall be deemed to have been made on the preceding day. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the warrantholders). Such announcement or notice may state that Marathon is extending the Consent Solicitation for a specified period of time or on a daily basis.

Marathon expressly reserves the right for any reason to abandon, terminate or amend the Consent Solicitation at any time prior to the Expiration Time by giving oral (promptly confirmed in writing) or written notice of such abandonment, termination or amendment to the Solicitation and Information Agent. If the conditions to the execution of the Third Supplemental warrant agreement are not satisfied or waived, the Third Supplemental Warrant Agreement will not be executed and the proposed warrant amendment will not become effective. Any such action by Marathon will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the warrantholders).

Procedures for Delivering Consents

The delivery of a consent by a warrantholder pursuant to one of the procedures set forth below will constitute a consent to the proposed warrant amendment in accordance with the terms and subject to the conditions set forth herein and in the Consent Letter.

Only holders of warrants are authorized to consent to the proposed warrant amendment. The procedures by which consents given by beneficial owners that are not holders will depend upon the manner in which the warrants are held.

HOLDERS OF WARRANTS SHOULD NOT TENDER OR DELIVER WARRANTS AT ANY TIME.

Warrants Held in Physical Form. To effectively deliver a consent with respect to warrants held in physical form pursuant to the Consent Solicitation, a properly completed Consent Letter (or a facsimile thereof duly executed by the holder thereof, with the original to follow promptly and, in any event, prior to the Expiration Time) and any other documents required by the Consent Letter must be received by the Tabulation Agent at its address set forth below on or prior to the Consent Date. The Consent Letter should be sent only to the Tabulation Agent and should not be sent to Marathon.

Warrants Held Through a Custodian. To effectively deliver a consent with respect to warrants held of record by a custodian bank, depositary, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to deliver the Consent Letter on the beneficial owner’s behalf. A Letter of Instructions is included in the Consent Solicitation materials provided with this joint proxy statement/prospectus which may be used by a beneficial owner in this process to deliver the consent. Any beneficial owner of warrants held of record by DTC or its nominee, through authority granted by DTC, may direct the DTC Participant through which such beneficial owner’s warrants are held in DTC to execute on such beneficial owner’s behalf a consent with respect to warrants beneficially owned by such beneficial owner on the day of execution.

The method of delivery of Consent Letter and all other required documents is at the election and risk of the person delivering the Consent Letter and, except as otherwise provided in the Consent Letter, delivery will be deemed made only when actually received by the Tabulation Agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Time to permit delivery to the Tabulation Agent prior to such date. No alternative, conditional or contingent deliveries of consents will be accepted.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any consents pursuant to any of the procedures described above will be determined by Marathon in its sole discretion (whose determination shall be final and binding). Marathon reserves the absolute right to reject any or all consents determined by it not to be in proper form. Marathon also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any delivery of consents of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. Marathon’s interpretation of the terms and conditions of its Consent Solicitation (including the Consent Letter and the Instructions thereto) will be final and binding. None of Marathon, the Solicitation and Information Agent, the Tabulation Agent, the Warrant Agent or any other person will be under any duty to give notification of any defects or irregularities in delivery of consents or will incur any liability for failure to give any such notification.

Revocation of Consents

Delivered consents may be validly revoked at any time prior to the earlier of the Expiration Time and the Consent Date. For a revocation of a consent to be effective, a written or facsimile transmission notice of revocation must be timely received by the Tabulation Agent at its address set forth below. Any such notice of revocation must (A) specify the name of the person who delivered the consents to be revoked, (B) contain the certificate number and number of warrants to which such revoked consent relates and (C) be signed by the holder of such warrants in the same manner as the original signature on the Consent Letter or be accompanied by (x) documents of transfer sufficient to have the Warrant Agent register the transfer of the warrants into the name of the person revoking such consents and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. Revoked consents may be redelivered by following one of the procedures described under “Procedures for Delivering Consents.” No warrantholder may revoke a consent after the Consent Date.

Marathon reserves the right to contest the validity of any revocation and all questions as to the form and validity (including time of receipt) of any revocation will be determined by Marathon in its sole discretion (whose determination will be final and binding). None of Marathon, the Warrant Agent, the Solicitation and Information Agent, the Tabulation Agent or any other person will be under any duty to give notification of any defects or irregularities in any revocation or incur any liability for failure to give any such notification.

Consent by Marathon Investors, LLC and Marathon Directors

Marathon Investors, LLC owns 5,500,000 of the 45,535,850 outstanding warrants as of                     , 2008. While Marathon Investors, LLC and Marathon’s officers and directors and their respective affiliates are not subject to any voting arrangement with respect to the Consent Solicitation, they have informed Marathon that they intend to give their consent for all warrants currently held, as well as any warrants that they may subsequently acquire. If Marathon Investors, LLC or Marathon’s officers and directors and their respective affiliates purchase warrants from warrantholders that are likely not to give consent with respect to the Consent Solicitation, the probability that the required number of warrant consents will be received will increase.

Solicitation and Information Agent and Tabulation Agent

Marathon has retained Morrow & Co., LLC as Solicitation and Information Agent in connection with the Consent Solicitation. The Solicitation and Information Agent will solicit consents and will receive a customary fee for such services and reimbursement for reasonable out-of-pocket expenses. Marathon has agreed to indemnify the Solicitation and Information Agent against certain liabilities and expenses, including liabilities under the securities laws in connection with the Consent Solicitation.

Mellon Investor Services LLC will act as Tabulation Agent in connection with the Consent Solicitation.

Requests for additional copies of this joint proxy statement/prospectus or the Consent Letter may be directed to Morrow & Co., LLC, the Solicitation and Information Agent, at (800) 270-3670.

The Solicitation and Information Agent and the Tabulation Agent do not assume any responsibility for the accuracy or completeness of the information contained in this joint proxy statement/prospectus or any failure by Marathon to disclose events that may have occurred and may affect the significance or accuracy of such information.

Fees and Expenses

Marathon will bear the costs of the Consent Solicitation. Marathon will reimburse the Solicitation and Information Agent and the Tabulation Agent for expenses that are incurred in connection with the Consent Solicitation. Marathon will also reimburse banks, trust companies, securities dealers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding Consent Letters and other materials to warrantholders.

The Merger is conditioned upon receipt of the Requisite Consents, adoption of the proposed warrant amendment and execution and delivery of the Third Supplemental Warrant Agreement. The Consent Solicitation is not conditioned on the Merger.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet presents the financial position of GSL Holdings as of March 31, 2008, assuming the Merger had been completed as of that date. The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable. GSL Holdings was recently formed on March 14, 2008, did not have any assets or operations as of March 31, 2008, and therefore has not been included within this analysis because its results would not differ from those of Marathon.

The unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Marathon and Global Ship Lease may have appeared had the businesses actually been combined as of the dates noted below. The unaudited pro forma combined financial information shows the impact of the Merger on the combined balance sheets and the combined income statement under the purchase method of accounting with Marathon treated as the acquiror. Under this method of accounting, the assets and liabilities of Global Ship Lease are recorded by Marathon at their estimated fair values as of the acquisition date. The unaudited pro forma combined balance sheet as of March 31, 2008 assumes the Merger was completed on that date.

The unaudited pro forma combined income statements for the year ended December 31, 2007 and for the three months ended March 31, 2008 were prepared assuming the Merger was completed on January 1, 2007.

•

The pro forma statement of income reflects the contracted charterhire revenue of the 10 secondhand vessels in the initial fleet at the amended charterhire rates which were agreed upon as part of the merger transaction which were operated by Global Ship Lease’s Predecessor Group until their sale to Global Ship Lease in December 2007 and that are now chartered to CMA CGM by Global Ship Lease under long-term charter agreements. Additionally, the pro forma statement of income includes the contracted charterhire revenue and related expenses including depreciation and interest expense for the two newly built vessels for the period from delivery to the Predecessor Group on November 5 and December 27, 2007 through December 31, 2007 and through March 31, 2008.

•

The pro forma financial information does not reflect the five contracted vessels, four of which are expected to be delivered in December 2008, and one of which is expected to be delivered in July 2009.

It is anticipated that the Merger will provide financial benefits such as possible expense efficiencies among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the unaudited pro forma financial information. As required, the unaudited pro forma combined financial information includes adjustments which give effect to events that are directly attributable to the transaction, expected to have a continuing impact and are factually supportable; as such, any planned adjustments affecting the balance sheet, statement of operations, or shares of common stock outstanding subsequent to the assumed acquisition completion date are not included. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined businesses had they actually been combined on the dates noted above. However, management believes (a) that the assumptions used provide a reasonable basis for presenting the significant effect of (i) the change in activity from the activities of the CMA CGM as a ship operator deriving its revenue from the provision of containerized transportation to Global Ship Lease’s activities as a ship owner deriving its revenue from long-term time charters and (ii) the Merger, and (b) that the pro forma adjustments give appropriate effect to the assumptions and are properly applied in the unaudited pro forma financial statements.

As explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price reflected in the pro forma combined financial information is subject to adjustment. The actual purchase price allocation will be recorded based upon final estimated fair values of the assets and liabilities acquired, which is likely to vary from the purchase price allocations adopted in the pro forma combined financial statements. In addition, there may be further refinements of the purchase price allocation as additional information becomes available.

The unaudited pro forma combined financial information is derived from and should be read in conjunction with the financial statements and related notes of Marathon and the combined financial statements and related notes of Global Ship Lease, which are included in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

The following unaudited pro forma combined balance sheet as of March 31, 2008, combines the March 31, 2008 historical balance sheets of Marathon and Global Ship Lease assuming the businesses had been combined on March 31, 2008, on a purchase accounting basis.

Unaudited Pro Forma Combined Balance Sheet, March 31, 2008

	Marathon	Global Ship Lease Inc.	Pro Forma Adjustments (assuming no conversions)	Note	Pro Forma Combined	Pro Forma Adjustments (assuming maximum conversions)	Note	Pro Forma Combined
	($ thousands)
Cash and cash equivalents	$2,132	$4,288	$301,143	A	$1,000	63,408	K	$1,000
			(66,570)	B		(63,408)	L
			(15,670)	B
			(6,406)	C
			(3,400)	D
			(214,517)	D
Restricted Cash	—	—	15,000	A	15,000			15,000
Interest receivable	451	—	—		451			451
Prepaid expenses and other receivables	946	3,753	—		4,699			4,699
Deferred financing costs	—	774	(774)	E	—			—

Current assets	3,529	8,815	8,806		21,150	—		21,150
Investments held in trust account	316,143	—	(316,143)	A	—			—
Vessel Deposit			99,000	B	99,000			99,000
Vessels in operation	—	471,879	125,245	B	597,124			597,124
Other fixed assets	—	30	(4)	B	26			26
Intangible assets	—	—	42,384	B	42,384			42,384

Non-current assets	316,143	471,909	(49,518)		738,534	—		738,534
Deferred acquisition costs	1,422	—	(1,422)	F	—			—
Deferred financing costs	—	5,181	(5,182)	E	3,400			3,400
			3,400	D

Total Assets	$321,094	$485,905	$(43,916)		$763,084	$—		$763,084

Liabilities and Stockholders’ Equity

Liabilities
Current installments of long-term debt	$—	$401,100	$(401,100)	D	$—			$—
Accounts payable	—	3,466	—		3,466			3,466
Accrued expenses and other liabilities	10,211	3,301	(6,406)	C	5,684			5,684
			(1,422)	F
Amounts due to group companies	—	2,273	(2,273)	G	—			—

Current liabilities	10,211	410,140	(411,201)		9,150	—		9,150
Long term debt	—	—	401,100	D	186,583	63,408	K	249,991
			(214,517)	D
Amounts due to group companies	—	176,875	(176,875)	G	—			—
Intangible liabilities	—	—	68,819	B	68,819			68,819

Total Liabilities	10,211	587,015	(332,674)		264,552	63,408		327,960

Commitments and contingencies	—	—	—		—			—
Common stock subject to possible redemption	61,795	—	(61,795)	H	—	—		—
Interest attributable to common stock								—
subject to possible conversion	1,613	—	(1,613)	H	—	—		—

Stockholders’ Equity

Preferred stock	—	—	—		—	—		—
Common stock-Marathon	5	—	(5)	I	—	—		—
Class A common stock	—	—	523	I	523	(80)	L	443
Class B common stock	—	—	100	I	100	—		100
Class C common stock	—	—	124	I	124	—		124
Additional paid in capital	240,553	—	186,906	I	489,255	(61,715)	L	427,540
			61,795	H
Retained earnings (deficit)	6,917	(101,110)	101,110	J	8,530	(1,613)	L	6,917
			1,613	H

Total Stockholder’s Equity	247,475	(101,110)	352,166		498,532	(63,408)		435,124

Total Liabilities and Stockholder’s Equity	$321,094	$485,905	$43,916		$763,084	$—		$763,084

UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS

The following unaudited pro forma combined income statement for the year ended December 31, 2007 and for the three months ended March 31, 2008, combines the historical income statements of Marathon and Global Ship Lease assuming the businesses had been combined on January 1, 2007, on a purchase accounting basis.

	Three months Ended March 31, 2008
	Marathon	Global Ship Lease Inc.	Pro Forma Adjustments (assuming no conversions)	Note	Pro Forma Combined		Pro Forma Adjustments (assuming maximum conversions)		Pro Forma Combined
	($ thousands except per share)
Operating Revenues
Voyage revenue	$—	$2,072	$(2,072)	M	$—		$—		$—
Time charter revenue	—	21,822	877	N	24,001		—		24,001
			1,302	O

Total operating revenues	—	23,894	107		24,001		—		24,001

Operating expenses
Voyage expenses	—	(1,944)	1,944	P	—		—		—
Vessel expenses	—	(7,345)	(8)	Q	(7,353)		—		(7,353)
Depreciation and amortization	—	(5,020)	(617)	R	(5,743)		—		(5,743)
			(106)	S
General and administrative	(1,863)	(722)	598	T	(1,988)		—		(1,988)
Other operating income/(expense)	—	(280)	280	U	—		—		—

Total operating expenses	(1,863)	(15,311)	2,090		(15,084)		—		(15,084)

Operating Income (loss)	(1,863)	8,583	2,197		8,917		—		8,917
Non operating income/expense
Interest income	1,953	302	(1,953)	V	302		—		302
Interest expense	—	(8,234)	6,171	W	(2,445)		(701)	AA	(3,146)
			(382)	X

Income before Income Taxes	90	651	6,033		6,774		(701)		6,073
Income taxes	(891)	(16)	—		(16)		—		(16)
			891	Z

Net Income	$(801)	$635	$6,924		$6,758		$(701)		$6,057

Weighted average number of shares outstanding subject to possible conversion
Basic	8,003,166		(8,003,166)		—				—
Diluted	8,003,166		(8,003,166)		—				—
Net income per share amount
Basic	$(0.03)				$—				$—
Diluted	$(0.03)				$—				$—
Weighted average number of shares outstanding not subject to possible conversion
Basic	41,407,684		(41,407,684)		—				—
Diluted	41,407,684		(41,407,684)		—				—
Net income per share amount
Basic	$(0.02)				$—				$—
Diluted	$(0.02)				$—				$—
Weighted average number of Class A common shares outstanding
Basic	—		52,255,450	AB	52,255,450	AB	(8,003,166)		44,252,284
Diluted	—		62,701,774	AB	62,701,774	AB	(8,003,166)		54,698,608
Net income per share amount
Basic	$—				$0.13	AB			$0.14
Diluted	$—				$0.11	AB			$0.11
Weighted average number of Class B common shares outstanding
Basic	—		10,000,000	AB	10,000,000	AB			10,000,000
Diluted	—		10,000,000	AB	10,000,000	AB			10,000,000
Net income per share amount
Basic	$—				$—	AB			$—
Diluted	$—				$—	AB			$—
Weighted average number of Class C common shares outstanding
Basic	—		12,375,000	AB	12,375,000	AB			12,375,000
Diluted	—		12,375,000	AB	12,375,000	AB			12,375,000
Net income per share amount
Basic	$—				$—	AB			$—
Diluted	$—				$—	AB			$—

	Year Ended December 31, 2007
	Marathon	Global Ship Lease Inc.	Pro Forma Adjustments (assuming no conversions)	Note	Pro Forma Combined		Pro Forma Adjustments (assuming maximum conversions)		Pro Forma Combined
	($ thousands except per share)
Operating Revenues
Voyage revenue	$—	$332,186	$(332,186)	M	$—		$—		$—
Time charter revenue	—	2,909	65,906	N	74,022		—		74,022
			5,207	O

Total operating revenues	—	335,095	(261,073)		74,022		—		74,022

Operating expenses
Voyage expenses	—	(249,457)	249,457	P	—		—		—
Vessel expenses	—	(23,959)	489	Q	(23,470)		—		(23,470)
Depreciation and amortization	—	(16,119)	(982)	R	(17,526)		—		(17,526)
			(425)	S
General and administrative	(1,184)	(17,751)	10,985	T	(7,950)		—		(7,950)
Other operating income/(expense)	—	2,341	(2,341)	U	—		—		—

Total operating expenses	(1,184)	(304,945)	257,183		(48,946)		—		(48,946)

Operating Income (loss)	(1,184)	30,150	(3,890)		25,076		—		25,076
Non operating income/expense
Interest income	14,875	207	(14,875)	V	207		—		207
Interest expense	—	(13,561)	12,647	W	(2,874)		(3,843)	AA	(6,718)
			(1,960)	X

Income before Income Taxes	13,691	16,796	(8,078)		22,409		(3,843)		18,565
Income taxes	(7,009)	(20)	(76)	Y	(96)		—		(96)
			7,009	Z

Net Income	$6,683	$16,776	$(1,145)		$22,313		$(3,843)		$18,469

Weighted average number of shares outstanding subject to possible conversion
Basic	8,003,166		(8,003,166)		—				—
Diluted	8,003,166		(8,003,166)		—				—
Net income per share amount
Basic	$0.18				$—				$—
Diluted	$0.18				$—				$—
Weighted average number of shares outstanding not subject to possible conversion
Basic	41,407,684		(41,407,684)		—				—
Diluted	52,374,624		(52,374,624)		—				—
Net income per share amount
Basic	$0.13				$—				$—
Diluted	$0.10				$—				$—
Weighted average number of Class A common shares outstanding
Basic	—		52,255,450	AB	52,255,450	AB	(8,003,166)		44,252,284
Diluted	—		62,499,821	AB	62,499,821	AB	(8,003,166)		54,496,655
Net income per share amount
Basic	$—				$0.43	AB			$0.42
Diluted	$—				$0.36	AB			$0.34
Weighted average number of Class B common shares outstanding
Basic	—		10,000,000	AB	10,000,000	AB			10,000,000
Diluted	—		10,000,000	AB	10,000,000	AB			10,000,000
Net income per share amount
Basic	$—				$—	AB			$—
Diluted	$—				$—	AB			$—
Weighted average number of Class C common shares outstanding
Basic	—		12,375,000	AB	12,375,000	AB			12,375,000
Diluted	—		12,375,000	AB	12,375,000	AB			12,375,000
Net income per share amount
Basic	$—				$—	AB			$—
Diluted	$—				$—	AB			$—

Notes to the Pro Forma Combined Financial Statements ($ thousands except per share and per day amounts)

Unaudited Pro Forma Combined Balance Sheet

The balance sheets included in this joint proxy statement/prospectus do not reflect the financial condition GSL Holdings will have as of the date of the closing of the Merger. Therefore, we have recorded pro forma adjustments to reflect the relevant financial arrangements of the Merger and the January 2008 newly built vessel acquisitions as if those transactions had occurred on March 31, 2008. The pro forma adjustments are described in more detail as follows:

A.	Transfer of funds held in trust to restricted and unrestricted cash accounts. Restricted cash represents the minimum cash balance required by the Global Ship Lease credit facility.

B.	Marathon will account for the business combination under the purchase method. Under the purchase method, the assets acquired and liabilities assumed will be recorded at their fair values as of the acquisition date. Any excess of the fair value of the net acquired assets over the purchase price will be recorded as a pro rata reduction of identified intangible assets, vessels in operation and other fixed assets. The following table shows the adjusted fair values, as of the date of this filing, of the assets purchased and liabilities assumed in the transaction from Global Ship Lease. These values do not reflect the final adjustments to the purchase price or the final allocation of the fair value excess of the net acquired assets, as the process to assign a fair value to the various tangible and intangible assets and liabilities has not been completed. Final adjustments may result in a materially different allocation of the purchase price, which will affect the value assigned to tangible and/or intangible assets and liabilities acquired.

	Shares	Fair Value	Fair Value per share
Calculation of Allocable Purchase Price:
Cash payment		$66,570
Class A common shares (1)	7,844,600	61,031	$7.78
Class B common shares (1)	5,000,000	34,300	6.86
Class C common shares (1)	12,375,000	92,318	7.46
Transaction related expenses (2)		15,670

Total allocable purchase price		$269,889

Estimated Allocation of Purchase Price:
Cash and cash equivalents		$4,288
Prepaid expenses and other receivables		3,753
Vessel Deposit (3)		99,000
Vessels in operation (4)		597,124
Other fixed assets (5)		26
Debt		(401,100)
Accounts payable		(3,466)
Accrued expenses and other liabilities		(3,301)
Intangible assets (6)		42,384
Intangible liabilities (7)		(68,819)

Total Allocable Purchase Price		$269,889

The fair value of the acquired assets and liabilities has been reduced by $84,746, which equals the estimated excess of the fair value of the net acquired assets over the purchase price. Accordingly, three assets classes were reduced pro rata: (i) identified intangible assets of $48,000 to $42,384, (ii) other fixed assets from $30 to $26 and (iii) the fair value of the vessels in operation from $676,250 to $597,124.

(1)	Recognition of issuance of common shares to CMA CGM as consideration pursuant to the merger agreement. The Class A common shares have been valued at the $7.78 per share average closing price of Marathon’s common stock (using the average closing price of the five days on and surrounding the announcement date of March 24, 2008). The rights of holders of Class B common shares will be identical to those of holders of Class A common shares subject to meeting certain tests, except that the holders of Class B common shares will not be entitled to receive any dividends with respect to any quarter prior to the first quarter of 2009 and their dividend rights will be subordinated to those of holders of Class A common shares until at least the third quarter of 2011. The rights of holders of Class C common shares will be identical to those of holders of Class A common shares, except that holders of Class C common shares will not be entitled to receive any dividends and the Class C common shares will convert into Class A common shares on a one-for-one basis on January 1, 2009. Please see “Description of Securities.”

Management estimated the per share value of the Class C common shares by discounting the share price of $7.78 by the present value of the two $0.18 dividends foregone in the third quarter of 2008 and the fourth quarter of 2008. Management calculated the discount rate of 10.10% by using the average of (a) an 11.5% cost of equity using the dividend growth model (assumes a comparable dividend of 7.5% and long-term dividend growth of 4.0%) and (b) an 8.7% cost of equity using the beta method (4.40% U.S. Risk Free Rate (30-year U.S. Treasury) plus a 4.25% adjusted equity market risk premium). Using this rate, the discount for the present value of the waived dividends is $0.32. This results in an implied share price of $7.46.

Management estimated the per share value of the Class B common shares using the same method for the waived third quarter of 2008 and fourth quarter of 2008 dividends as used for Class C common shares. Management applied an additional discount for subordinated dividend risk and impaired liquidity. Management estimated a discount of 7.8% ($0.61) by examining trading performance of subordinated share class for precedent transactions. This results in an implied share price of $6.86.

(2)	Payment of costs related to the Merger, including advisory fees, legal fees, accounting fees, and other miscellaneous transaction fees. The calculation of estimated costs related to the Merger reflects costs incurred to date combined with estimated costs to complete the transaction, as provided by the parties and their advisors, attorneys and accountants.

(3)	Deposit included in purchase price related to prepayment for the five contracted vessels. If the vessels are not delivered, CMA CGM must cash refund the deposit.

(4)	Reflects the adjustment of Global Ship Lease’s vessel carrying value to the charter-free fair value as of December 2007, less an adjustment due to the excess of the fair value of the net assets acquired over the purchase price of approximately $79,126. Please refer to note R for details. These ships will be re-valued to reflect fair value on the date of the Merger, and adjusted accordingly in the purchase price allocation.

(5)	The $30 other fixed assets were reduced by $4 as an allocation of the excess fair value of the net acquired assets over the purchase price.

(6)	Intangible assets related to purchase agreements for three of the five vessels expected to be delivered in December 2008 and July 2009 of $48,000 were identified. The contractual purchase prices of the three vessels, which were negotiated in 2007, are currently less than the fair value of the vessels. The current assumption is that the newbuilding and one secondhand vessel are being purchased at fair value, and therefore result in no intangible asset. Due to the overall excess of the fair value of the net assets acquired over the purchase price, these intangible assets were reduced $5,616 to $42,384. These intangible assets will not be amortized. At the time of purchase, these intangible asset will be reversed and the book basis of the purchased ships will be increased. The total book basis will be depreciated over the vessels’ expected useful lives.

(7)	To record Marathon management’s estimate of fair value for intangible liabilities consisting of below-market charters to be amortized for each vessel over the remaining life of the charter. The fair value of current market rate charters was estimated by management based on its experience with regard to availability of similar vessels, costs to build new vessels and current market demand. The contracted lease rates were compared to the estimated current market lease rates for similar vessels. The estimated lease intangibles were computed by discounting the difference in the projected lease cash flows using a discount rate of 8% and the length of the charter as the relevant time period. The intangible liabilities related to the 10 secondhand vessels in the initial fleet total $31,844. Please refer to note O for details. There is no adjustment required for the two newly built ships. The intangible liabilities for the five contracted vessels total $36,975, which will begin amortizing at the time of each vessel acquisition. These estimates are Marathon management’s best estimates and are subject to change pending completion of appraisals of Marathon’s principal assets by experts upon completion of the Merger.

C.	Payment of deferred underwriting discounts and commissions placed in trust account pending completion of a business combination.

D.	$401,100 transfer of outstanding credit facility borrowings from short-term debt to long-term as a result of the credit facility amendment to allow for the Merger, which extends the maturity of the credit facility; capitalization of credit facilities fees of $3,400; $214,517 repayment of credit facility from remaining trust proceeds.

E.	To reverse Global Ship Lease’s capitalized deferred financing costs.

F.	Reversal of accrued merger related expenses incurred through March 31, 2008 that will be paid as part of the $15.67 million of transaction related expenses within the purchase price.

G.	Reversal of former Global Ship Lease parent company liabilities.

H.	Reversal of common stock subject to possible redemption and attributable interest due to assumed 0 shares converted.

I.	Recognition of issuance of common shares to CMA CGM as consideration pursuant to the merger agreement and reversal of old common shares.

J.	Reversal of Global Ship Lease’s stockholder equity.

K.	Reversal of credit facility repayment to allow for payment from trust to convert Marathon shares and interest.

L.

Repayment of 8,003,166 shares of common stock (19.99%) converted at the initial estimated per share conversion price plus interest allocated net of taxes. The initial per share conversion price, estimated at $7.72 at the time of the initial public offering, was calculated by dividing the total initial public offering proceeds deposited into the trust account by the number of shares issued in the initial public offering. Interest allocated net of income taxes to the 8,003,166 shares subject to possible conversion equaled $1,613 as of March 31 , 2008. Upon actual conversion, the amount paid will equal the initial per share conversion price plus the per share portion of interest accumulated within the trust that is allocated to the shares subject to possible conversion as of the date of the consummation of the Merger.

Other potential adjustments to the balance sheet depending on certain levels of conversion are shown below. The table depicts a range of possible conversion: 5% (2,001,793 shares), 10% (4,003,583 shares) and 15% (6,005,378 shares).

	5% Conversion	10% Conversion	15% Conversion	19.9% Conversion
Long term debt	15,851	31,704	47,555	63,408
Class A common shares	(20)	(40)	(60)	(80)
Additional Paid In Capital	(15,436)	(30,873)	(46,309)	(61,715)
Retained Earnings	(395)	(791)	(1,186)	(1,613)

Unaudited Pro Forma Combined Income Statement

The statements of income included in this joint proxy statement/prospectus does not reflect the operating results that would have been obtained under Global Ship Lease’s fixed-rate long-term charters and ship management agreements. As such, pro forma adjustments have been made to the combined statement of income to reflect the pro forma results of operations under the fixed rate long-term charters and ship management agreements as if those contractual arrangements had been in place on January 1, 2007 for the 10 secondhand vessels of Global Ship Lease’s initial fleet which were operated for the full year in 2007 and for the three months ended March 31, 2008.

Additionally, the pro forma adjustments include operation of the two newly built vessels as if the fixed rate long-term charters and ship management agreements had been in place for the period from delivery on November 5 and December 27, 2007 until December 31, 2007 and for the three months ended March 31, 2008. Revenues from these vessels, interest expense on the related borrowings, depreciation expense and related vessel expenses have only been included from the time of their delivery to the Predecessor Group in November and December 2007 through December 31, 2007. Had these vessels been included for the full year with no off hire, time charter revenue would have increased by $22,278, depreciation would have increased by $4,791, interest expense on the related borrowings would have increased by $9,969 and related vessel expenses would have increased by $5,367.

M.	This adjustment eliminates voyage revenue generated by Global Ship Lease’s Predecessor Group. Global Ship Lease operates as a ship owner generating revenue from its long-term charters.

N.	This adjustment is to recognize Global Ship Lease’s charter hire receivable for its initial fleet under the long-term charter arrangements in place with CMA CGM based on the actual number of days of operation. The 2007 adjustment reflects the charter revenue which would have been derived from (i) the 10 secondhand vessels operated by the Predecessor Group up to the dates of their acquisition in December 2007 by Global Ship Lease, (ii) the two newly built vessels from their delivery to the Predecessor Group in November and December 2007 until December 31, 2007 and (iii) the increase in certain charter rates due to the amended and restated charter agreements entered into with CMA CGM in connection with the merger agreement.

The adjustment for the first quarter of 2008 reflects $831 charter revenue that would have been derived from the two newly built vessels from January 1, 2008 through the dates Global Ship Lease purchased them from the Predecessor Group in January 2008, as well as the incremental impact of $46 for the increase in charter rates due to the amended and restated charter agreements entered into with CMA CGM as a result of the merger agreement. For the purposes of this unaudited pro forma financial information, Global Ship Lease’s charters have been classified as operating leases under U.S. GAAP.

Please see “Global Ship Lease Business—Time Charters” for more information on these agreements.

	Year ended December 31, 2007
	Amended/ Restated Charter rate ($/day) (A)	Actual number of days operation in 2007			Total pro forma charter revenue for the year (A) * (B)
		Predecessor Group	GSL	Total (B)
Ville d’Orion	$21,500	332	11	343	7,389
Ville d’Aquarius	$21,500	349	13	362	7,773
CMA CGM Matisse	$17,965	352	12	364	6,533
CMA CGM Utrillo	$17,965	344	21	365	6,547
MOL Rainbow	$17,965	352	13	365	6,549
Julie Delmas	$17,965	332	22	354	6,350
Kumasi	$17,965	340	12	352	6,317
Marie Delmas	$17,965	331	19	350	6,283
CMA CGM La Tour	$17,965	352	12	364	6,549
CMA CGM Manet	$17,965	339	25	364	6,530
CMA CGM Alcazar	$33,250	56	—	56	1,862
CMA CGM Château d’lf	$33,250	4	—	4	133

					68,815
Less Global Ship Lease Inc. actual					(2,909)

Pro forma adjustment					65,906

	Three months ended March 31, 2008
	GSL charter rate ($/day) (A)	Number of days of operation at GSL for the three month period ended March 31, 2008			Pro forma adjustment to revenue for GSL Predecessor Group for the period (thousand $) (A) * (B)
		Predecessor Group (B)	GSL	Total
CMA CGM Alcazar (1)	$33,250	16	75	91	532
CMA CGM Château d’lf (1)	$33,250	9	82	91	299

					831

	Three months ended March 31, 2008
	Number of days of operation at GSL for the three month period ended March 31, 2008 (A)	Incremental Charter Rate increase due to amended/ restated agreements ($/day) (B)	Pro forma adjustment to revenue for incremental rate for the period (thousand $) (A) * (B)
CMA CGM Matisse	90	$65	6
CMA CGM Utrillo	91	$65	6
MOL Rainbow	76	$65	5
Julie Delmas	91	$65	6
Kumasi	91	$65	6
Marie Delmas	91	$65	6
CMA CGM La Tour	89	$65	5
CMA CGM Manet	91	$65	6

			46

O.	Recognition of intangible liabilities to adjust below market leases to current market prices.

Vessel Name	Charter Duration	Intangible Liability	Annual Accretion	Quarter Accretion
Ville d’Orion	5	$(9,716)	1,943	488
Ville d’Aquarius	5	(9,716)	1,943	488
CMA CGM Matisse	9	(1,787)	199	33
CMA CGM Utrillo	9	(1,787)	199	33
MOL Rainbow	10	(1,316)	132	33
Julie Delmas	10	(1,316)	132	33
Kumasi	10	(1,316)	132	50
Marie Delmas	10	(1,316)	132	50
CMA CGM La Tour	9	(1,787)	199	50
CMA CGM Manet	9	(1,787)	199	50

		(31,844)	5,207	1,302

P.	This adjustment eliminates the voyage expenses related to Predecessor Group freight revenue, which has been adjusted in M above. Voyage expenses are borne by the charterer.

Q.	The 2007 adjustment amounting to $489 is to (i) recognize the fees relating to Global Ship Lease’s ship management agreements with CMA Ships for $114 per vessel per year, amounting to $1,109 for the initial fleet (ii) remove the fees relating to the management agreements with Midocean (IOM) Limited for four of Global Ship Lease’s vessels, amounting to $456 million, which would not have been incurred and (iii) reflect the effect of the global expense agreement with CMA Ships, which is determined on a fleet basis, that would have reduced Global Ship Lease’s vessel expenses by $1,139.

	Year ended December 31, 2007
Vessel Name	Actual vessel expenses in GSL combined financial statements (thousand $)	Pro forma adjustments to vessel expenses (in thousand of U.S. dollars)
		CMA Ships management fees	Midocean management fees	Effect of the global cap agreement	Total pro forma adjustment to vessel expense
Ville d’Orion	2,525	110	—	47	157
Ville d’Aquarius	2,684	110	—	(93)	17
CMA CGM Matisse	2,274	110	—	(120)	(10)
CMA CGM Utrillo	2,406	107	—	(252)	(144)
MOL Rainbow	2,145	110	(116)	102	4
Julie Delmas	2,009	107	(113)	136	130
Kumasi	2,046	110	(116)	98	92
Marie Delmas	2,101	108	(114)	41	35
CMA CGM La Tour	2,796	110	—	(626)	(516)
CMA CGM Manet	2,588	106	—	(433)	(327)
CMA CGM Alcazar	326	17	—	84	102
CMA CGM Château d’lf	59	1	—	(30)	(29)

	23,959	1,109	(459)	(1,139)	(489)

	Three months ended March 31, 2008
	Pro forma adjustments to vessels expenses (in thousand of U.S. dollars)
	CMA Ships management fees in thousand $	Effect of the global cap agreement	Total pro forma adjustment to GSL vessel expense
CMA CGM Alcazar	5	—	4
CMA CGM Château d’lf	3	—	3

	8	—	8

R.	To record additional depreciation related to the adjustment of Global Ship Lease’s vessel carrying value to current fair value.

($ in millions)	Fair Value	Residual Value	Depreciable Amount	Useful Life	2007 Depreciation	Three months ended March 31, 2008 Depreciation
Vessel
Ville d’Orion	$51.1	4.0	$47.1	20	$2.4	$0.6
Ville d’Aquarius	$49.8	4.0	$45.8	19	$2.4	0.6
CMA CGM Utrillo	$35.6	2.5	$33.1	22	$1.5	0.3
CMA CGM Utrillo	$35.6	2.5	$33.1	22	$1.5	0.4
MOL Rainbow	$41.8	2.9	$38.9	26	$1.4	0.4
Julie Delmas	$40.2	2.9	$37.3	25	$1.5	0.4
Kumasi	$40.2	2.9	$37.3	25	$1.5	0.4
Marie Delmas	$38.5	2.9	$35.6	25	$1.4	0.4
CMA CGM Manet	$37.9	2.9	$35.0	24	$1.5	0.4
CMA CGM La Tour	$37.9	2.9	$35.0	24	$1.5	0.4
CMA CGM Alcazar (1)	$94.0	5.0	$89.0	30	$0.5	0.7
CMA CGM Château d’lf (1)	$94.5	5.0	$89.5	30	$0.0	0.7

Total	597.1		556.7		17.1	5.6

This adjustment also reflects the effect of the change from 25 to 30 years in estimated useful lives of Global Ship Lease’s vessels as if its initial fleet was operated under its chartering activity from January 1, 2007. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Global Ship Lease—Vessel Lives” for more detail.

S.	To recognize the amortization of deferred financing costs associated with credit facility amendments to allow for the Merger. $3,400 of deferred financing costs are amortized on a straight-line basis over the eight year life of the facility.

T.	As a result of the Merger, GSL Holdings will become a charterhire company rather than a freight company. This adjustment is to recognize estimated general and administrative expenses related to Global Ship Lease of approximately $7,950 per year, which includes directors’ fees and expenses, salaries and benefits, equity incentive awards, office rent, legal and professional fees, directors’ and officers’ insurance and miscellaneous fees and expenses. GSL Holdings will benefit from a simpler general and administrative structure to manage its ship owning business compared to the business of its Predecessor Group. The substantial reduction in pro forma general and administrative expenses compared to historical amounts reflects GSL Holdings’s simplified business model of ship ownership compared to the Predecessor Group’s business of carrying containerized cargo which required significant infrastructure, information systems and staff. General and administrative expenses in the historical financial statements were determined as an allocation of overhead of the CMA CGM group of which the Predecessor Group was a part, with allocation based on fleet capacity pro rata to the vessels in the Predecessor Group’s fleet. Pro forma general and administrative expenses have been determined specifically for the on-going GSL Holdings business, which outsources a significant portion of its operational support under its ship management contracts and therefore, compared to other business models, has a lower overhead structure. Despite becoming a publicly listed entity, GSL Holdings anticipates the new business model will result in lower general and administrative expenses. The estimated general and administrative expenses are analyzed as follows:

In thousands of U.S. dollars	Estimated annual amount	Basis of determination
Directors fees and expenses	$1,000	Based upon current estimates by Marathon.

Salaries and benefits	2,100	Based upon current estimates by Marathon.

Equity incentive awards	1,950	Based upon current contract negotiations.

Directors and officers insurance	500	Premiums based on estimated quotes received from insurance brokers.

Accounting and audit services	800	Signed or draft engagement letters.

Traveling and entertaining expenses	600	The management team’s estimate based on their estimates of travel costs and entertaining expenses, for expected travel for managing the existing business and for business development.

Other professional services	200	The management team’s estimate of on-going costs for tax, legal and similar services.

Office rents	200	Based on a signed short-term rental agreement and estimated costs of a longer term agreement for the principal executive office space.

Miscellaneous	600	The management team’s estimate for other expected general and administrative costs, including insurance and claims support, investor relations support, corporate communications including quarterly financial statements and an annual general meeting.

Total	$7,950

The board of directors is not yet fully constituted and fees have not been finalized. The $1,000 estimate for directors fees and expenses is comprised of board fees of $800, representing an estimated chairman’s fee of $150, together with fees for the six other directors at $100 each, and was based on discussions with prospective board members. Expenses for board meetings are estimated at $200 annually, based on travel and accommodation costs for four meetings a year for seven directors.

Of the $2,100 estimate for salaries and benefits, $1,200 consists of estimated cash based compensation and other benefits for the chief executive officer, chief financial officer and chief commercial officer and was based on the employment agreements expected to be entered into at the closing of the Merger (assuming cash bonus is 50% earned). Management has estimated cash compensation and other benefits with respect to other officers and employees likely to be employed. A total of 780,000 shares of restricted stock is estimated to be authorized as part of the equity based compensation plan offered to the officers of GSL Holdings. For pro forma income statement purposes, the fair value of these stock units will be determined by multiplying the total number of units by the stock price of $7.50, which the board of directors determined to be the fair value of the units on the date of grant (January 3, 2007). This results in a total value of $5,865 to be amortized over an estimated three year vesting (service) period.

U.	Global Ship Lease’s Predecessor Group entered into certain derivative hedging transactions so as to mitigate the risk of bunker price fluctuations. In the future, any transactions of this nature will be entered into by the charterer, if deemed necessary by them. As an owner, GSL Holdings will not bear the cost of bunkers.

V.	Reversal of interest income earned by the Marathon trust assets.

W.	Interest expense on post-merger long-term debt balance of (i) $0 from January 1, 2007 to November 4, 2007 (ii) $93,005 from November 5, 2007 through December 26, 2007 resulting from payment relating to the delivery of the CMA CGM Alcazar on November 5 and (iii) $186,583 from December 27, 2007 through December 31, 2007 resulting from the delivery of the CMA CGM Château d’lf on December 27, 2007. This assumes no conversions of shares and is based on the 2007 monthly average of 3 month LIBOR (5.31%) plus 75 basis points, which is the applicable spread based on the anticipated average levels. Interest expense for the first quarter of 2008 reflects a debt balance of $186,583 at the first quarter of 2008 monthly LIBOR (3.62%) plus 75 basis points.

X.	Represents the 25 bps commitment fee on the undrawn portion of the $800 million credit facility. The undrawn portion represents the $800 million total facility less the outstanding debt throughout the respective financial statement periods. For the year ended December 31, 2007, the undrawn portion is (i) $800,000 from January 1, 2007 to November 4, 2007, (ii) $706,995 from November 5, 2007 to December 6, 2007 and (iii) $613,417 from December 27, 2007 to December 31, 2007. For the three months ended March 31, 2008, the undrawn portion is $613,417. See note W for details on the outstanding debt for the respective periods.

Y.	GSL Holdings intends to operate generally in jurisdictions where it will not be subject to income tax. Its principal executive office will be located in the United Kingdom where a separate subsidiary legal entity has been established. This separate entity provides administrative and support services to the group and invoices other group companies based on a cost plus an 8% margin. It is expected that the service company will invoice its affiliates approximately $4.0 million worth of expenses. Applying the 8% margin and the corporate income tax rate prevailing in the United Kingdom of 30% will result in an income tax liability estimated to be approximately $0.1 million.

Z.	Adjustment due to redomiciliation to Marshall Islands and resulting corporate tax rates. This pro forma assumptions do not contemplate any adverse tax consequences. Please see “Risk Factors Relating to Tax Matters.”

AA.	Interest expense on the additional $63,408 of long-term debt resulting from the conversion of the maximum 8,003,166 shares, based on the monthly average of 3 month LIBOR (5.31%: 2007 and 3.62%: 2008) plus 75 basis points, which is the applicable spread based on the anticipated average levels.

AB.	Basic income per common share is computed by dividing the earnings applicable to common stockholders by the weighted average number of Class A common shares outstanding for the period. Class B and Class C common shares would not qualify for dividends. At both March 31, 2008 and December 31, 2007, the company has outstanding warrants to purchase 45,535,850 shares of Class A common stock. Diluted income per common share reflects the potential dilution assuming Class A common shares were issued upon the exercise of the outstanding warrants and the proceeds thereof were used to purchase common shares at the average market price for the first quarter of 2008 ($7.79) and the year ended December 31, 2007 ($7.74).

	For the three months ended March 31, 2008	For the year ended December 31, 2007
For Class A Common Shares:
Weighted average number of common shares outstanding not subject to conversion	41,407,684	41,407,684
Weighted average number of common shares outstanding subject to conversion	8,003,166	8,003,166
Shares of common held by insiders transferred to Class B	(5,000,000)	(5,000,000)
Shares of common issued in transaction	7,844,600	7,844,600

Weighted average number of shares outstanding as used in computation of basic income per share	52,255,450	52,255,450
Effect of diluted securities—warrants	10,446,324	10,244,371

Shares used in computation of diluted income per share	62,701,774	62,499,821

The Merger will create 10,000,000 shares of Class B common shares through the conversion of 5,000,000 shares of existing Class A common shares and the new issuance of 5,000,000 Class B common shares.

Upon completion of the Merger, Class A common shareholders have rights to a quarterly dividend. Class B common shareholders will not be entitled to receive any dividends in respect of income prior to the first quarter of 2009 and their dividend rights will be subordinated to those of holders of Class A common shares. Within the pro forma financials, the base quarterly dividend of $0.18 per Class A share has not been fully met. Thus, Class B shareholders are not entitled to receive any portion of the earnings. Class B common shares will convert to Class A common shares on a one-for-one basis after the expiration of the subordination period. Class C common shares will convert to Class A common shares on a one-for one basis on January 1, 2009 and are not entitled to receive any dividends in respect of earnings prior to the first quarter of 2009. Prior to conversion, Class C shareholders will not be entitled to receive dividends.

GSL HOLDINGS SUMMARY FINANCIAL INFORMATION

Because GSL Holdings was incorporated on March 14, 2008 and has no operating history, GSL Holdings does not have any historical financial statements for any period other than a balance sheet as of April 11, 2008.

Assets	As of April 11, 2008
Current assets:
Cash and cash equivalents	$10

Total current assets	10

Total assets	$10

Liabilities and Shareholders’ Equity

Commitment and contingencies
Shareholders’ Equity
Common shares (249,000,000 shares authorized, par value $0.01 per share, 1,000 issued and outstanding)	$10
Class A common shares (214,000,000 shares authorized, par value $0.01 per share, 0 issued and outstanding)	—
Class B common shares (20,000,000 shares authorized, par value $0.01 per share, 0 issued and outstanding)	—
Class C common shares (15,000,000 shares authorized, par value $0.01 per share, 0 issued and outstanding)	—
Preferred shares (1,000,000 shares authorized, par value $0.01 per share, 0 issued and outstanding)	—
Paid-in capital	—

Total shareholders’ equity	10

Total liabilities and shareholders’ equity	$10

SELECTED HISTORICAL COMBINED FINANCIAL AND

OPERATING DATA OF GLOBAL SHIP LEASE

You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Global Ship Lease” and Global Ship Lease’s combined financial statements and notes thereto, which are referred to as Global Ship Lease’s combined financial statements, included elsewhere in this joint proxy statement/prospectus. Global Ship Lease uses the term “Predecessor Group” to mean the container shipping services provided by the 10 secondhand vessels and two newly built vessels in Global Ship Lease’s initial fleet when these vessels were owned and operated by CMA CGM and its subsidiaries rather than to mean any particular entity or entities.

The historical selected combined financial data as of March 31, 2008 and for the three months ended March 31, 2008 and March 31, 2007, as of December 31, 2007 and 2006 and for each of the years then ended together with such information for the year ended December 31, 2005 have been derived from audited and unaudited combined financial statements of Global Ship Lease included elsewhere in this joint proxy statement/prospectus. The historical selected combined financial data as of December 31, 2005 and for the year ended December 31, 2004 is derived from carve-out information of the Predecessor Group prepared by management of CMA CGM. Selected historical financial data as of December 31, 2003 and for the year then ended is not provided because carve-out financial statements for the Predecessor Group as of dates prior to January 1, 2004 and periods ending prior to such date cannot be prepared without unreasonable effort and cost. Certain financial information has been rounded, and, as a result, certain totals shown in this joint proxy statement/prospectus may not equal the arithmetic sum of the figures that should otherwise aggregate to those totals. In addition, as discussed elsewhere in joint proxy statement/prospectus, there are significant differences between Global Ship Lease’s business after the acquisition of its initial fleet and the business of Global Ship Lease’s Predecessor Group to which most of the historical financial and operating data included in this joint proxy statement/prospectus statement applies. The Predecessor Group’s business was the operation of vessels earning revenue from carrying cargo for customers, whereas Global Ship Lease operates as a vessel owner, earning revenue from chartering out its vessels. Accordingly, the selected historical combined financial data, which includes mainly the Predecessor Group’s trading activities of the vessels earning freight rates or revenue from carrying cargo for third party customers, are not indicative of the results Global Ship Lease would have achieved had it historically operated as an independent shipowning company earning charterhire or of Global Ship Lease’s future results. This information should be read together with, and is qualified in its entirety by, Global Ship Lease’s combined financial statements and the notes thereto included elsewhere in this joint proxy statement/prospectus.

GLOBAL SHIP LEASE, INC.

The following combined financial information is not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time-charters. Please refer to the GSL Holdings’ unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial condition.

	Selected combined financial information
	Three months ended March 31,		Year ended December 31,
	2008	2007	2007	2006	2005	2004
			(in millions of U.S. dollars, except per share data)
Statement of Income

Operating revenues:
Freight revenue (1)	$2.1	$77.0	$332.2	$299.6	$111.6	$58.1
Time charter revenue (2)	21.8	—	2.9	—	—	—

Operating expenses:
Voyage expenses (3)	(1.9)	(58.5)	(249.5)	(213.1)	(70.2)	(38.6)
Vessel expenses	(7.3)	(5.8)	(24.0)	(22.6)	(13.7)	(8.7)
Depreciation	(5.0)	(3.8)	(16.1)	(16.7)	(7.2)	(5.3)
General and administrative (4)	(0.7)	(2.9)	(17.8)	(11.3)	(2.7)	(1.3)
Other operating income / (expense)	(0.3)	(0.1)	2.3	11.9	(2.5)	—

Total operating expenses	(15.3)	(71.0)	(304.9)	(251.9)	(96.2)	(53.9)

Operating income	8.6	5.9	30.2	47.7	15.4	4.2

Non operating income/expense

Interest income	0.3	—	0.2	—	—	—
Interest expense	(8.2)	(2.5)	(13.6)	(15.1)	(6.4)	(2.6)

Income before income taxes	0.7	3.5	16.8	32.7	9.0	1.7

Taxes on income	—	—	—	—	—	—

Net income	$0.6	$3.5	$16.8	$32.7	$9.0	$1.7

Net income per share in thousand $ per share
Basic and diluted (5)	6	35	168	327	90	17
Weighted average number of common shares outstanding
Basic and diluted	100	100	100	100	100	100

Statement of cash flow
Net cash from operating activities	$3.9	$5.9	$56.6	$22.8	$17.4	$3.0

Balance sheet data (at period end)

Total current assets	8.8	n/a	192.9	32.1	11.2	n/a
Total vessels	471.9	n/a	475.3	286.2	177.8	n/a
Total assets	485.9	n/a	674.6	344.5	203.0	n/a
Long-term debt (current and non-current portion)	401.1	n/a	401.1	139.2	109.9	n/a
Shareholder loan (6)	176.9	n/a	176.9	—	—	n/a
Stockholder’s Equity	(101.0)	n/a	87.5	170.0	18.4	n/a

(1)	This line item reports revenue earned by the Predecessor Group by carrying cargo on the vessels.
(2)	This line item reports revenues earned from Global Ship Lease’s chartering business following the purchase of its initial fleet of 10 secondhand vessels in December 2007.
(3)	This line item reports the voyage related expenses of carrying cargo by the Predecessor Group.
(4)	Global Ship Lease’s combined financial statements include the general and administrative expenses incurred by its Predecessor Group related to its operations and such costs incurred by Global Ship Lease as a wholly owned subsidiary of CMA CGM. Subsequent to the completion of the Merger, Global Ship Lease will incur additional administrative expenses, including legal, accounting, treasury, premises, securities regulatory compliance and other costs normally incurred by an independent listed public entity. Accordingly, general and administrative expenses incurred by and allocated to the Predecessor Group do not purport to be indicative of future expenses.
(5)	The weighted average number of shares outstanding of Global Ship Lease as of March 31, 2008 has been used for purposes of computing earnings per share for all presented prior periods.
(6)	Amounts due to group companies that will not be assumed by GSL Holdings following completion of the Merger.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF GLOBAL SHIP LEASE

The following discussion of the financial condition and results of operations for Global Ship Lease and Global Ship Lease’s Predecessor Group, or the Predecessor Group, should be read in conjunction with Global Ship Lease’s combined financial statements and the related notes and the financial and other information included elsewhere in this joint proxy statement/prospectus. The term combined financial statements refers to the combined financial statements of Global Ship Lease, and its subsidiaries, and the Predecessor Group. The term Predecessor Group refers to the container shipping services provided by CMA CGM, and certain of its subsidiaries, using the vessels of Global Ship Lease’s initial fleet. CMA CGM and its subsidiaries are in the business of providing container shipping services to shippers and earning revenue by carrying containerized cargo, whereas Global Ship Lease is a vessel owner earning revenue from chartering out its vessels.

Overview

The combined financial statements include:

•

the carve out financial information reflecting the results and financial position of the 10 secondhand vessels and two newly built vessels (from their dates of purchase by the Predecessor Group) as they were operated by the Predecessor Group, in its business as a container shipping company, for the period up to the dates in December 2007 that CMA CGM transferred the 10 secondhand vessels to Global Ship Lease, and the dates in January 2008 that CMA CGM transferred the two newly built vessels to Global Ship Lease; and

•

the results and financial position of the 10 secondhand vessels and the two newly built vessels as they were operated by Global Ship Lease, in its business as a vessel owner earning revenue from chartering out vessels, from the dates of the vessels’ acquisition in December 2007 and January 2008 by Global Ship Lease from CMA CGM.

Assets, liabilities, revenues and expenses that relate to the Predecessor Group have been included where relevant in the combined financial statements. The shipping interests and other assets, liabilities, revenues and expenses of the Predecessor Group that do not relate to the 12 vessels in Global Ship Lease’s initial fleet are not included in the combined financial statements.

The combined financial statements have been prepared in accordance with U.S. GAAP and are presented in United States dollars.

This discussion contains forward-looking statements based on assumptions about Global Ship Lease’s future business. Global Ship Lease’s actual results will likely differ materially from those contained in the forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Future Business

Global Ship Lease acquired the 10 secondhand vessels and two newly built vessels of its initial fleet in December 2007 and January 2008, respectively. Global Ship Lease anticipates growing its fleet through the acquisition of four additional vessels from CMA CGM, including one newbuilding, in December 2008 and one secondhand vessel in July 2009. Global Ship Lease has chartered the 12 vessels in its initial fleet, and will charter the vessels in its contracted fleet, to CMA CGM under fixed-rate time charters, with staggered expirations, for terms that range from five years to 17 years, resulting in a non-weighted average term of 11 years. Each charter commenced or commences on the delivery of the vessels to Global Ship Lease.

Global Ship Lease has also entered into ship management agreements with its Ship Manager for the day-to-day technical management of its vessels. See “Global Ship Lease’s Ship Manager and management related agreements — Management Agreements” for a more detailed description of Global Ship Lease’s ship management agreements. Prior to Global Ship Lease’s purchase of the vessels, the Predecessor Group had been performing the ship management, where relevant, for the vessels in Global Ship Lease’s initial fleet.

Global Ship Lease commenced its business operations on December 2007 with its acquisition of the 10 secondhand vessels from CMA CGM. Global Ship Lease’s future operations will differ significantly from the historical operations of the Predecessor Group. The Predecessor Group’s historical carve-out financial information included in the combined financial statements is based on the Predecessor Group’s historical operations. In particular, Global Ship Lease expects to generate revenues primarily from charter payments made to it by the charterers of Global Ship Lease’s vessels and not from freight rates for transporting cargoes, as did the Predecessor Group. Costs will be similarly different. Global Ship Lease believes that its expenses will consist mainly of fees and vessel operating expenses under its ship management agreements as well as general and administrative expenses. Global Ship Lease believes that its charters and fixed fee and capped operating costs arrangements will provide it with a stable cash flow that is sufficient for Global Ship Lease’s present operating requirements.

Because Global Ship Lease’s operations as shipowner will differ significantly from the business operations of the Predecessor Group as a ship operator, trends or performance that likely had a material effect on the Predecessor Group’s revenues will likely have limited direct impact on Global Ship Lease’s future revenues, except to the extent that these trends are a result of changing economic conditions in the overall containership industry, which may generally affect the global demand for and the supply of containerships.

Global Ship Lease’s financial results will be largely driven by the following factors:

•	the number of vessels in Global Ship Lease’s fleet and their charter rates;

•	the number of days that Global Ship Lease’s vessels are utilized and not subject to drydocking, special surveys or otherwise off-hire; and

•

Global Ship Lease’s ability to control its fixed and variable expenses, including ship management fees, ship operating costs, drydock costs, and general, administrative and other expenses, including insurance. Operating costs may vary from month to month depending on a number of factors, including the timing of purchases of lube oil, crew changes and delivery of spare parts.

Global Ship Lease has entered into long-term fixed rate time charters for all of its vessels. Global Ship Lease expects that its base revenue will be largely fixed until (a) any of its charters terminates and it will need to seek a renewal or recharter at possibly a different rate, or (b) it acquires additional vessels. Global Ship Lease’s revenue in a particular quarter will also partly depend on the actual delivery dates of the vessels that it has agreed to purchase from CMA CGM. As discussed further below, operational matters such as off-hire days for planned maintenance or for unexpected accidents and incidents may affect the actual amount of revenues Global Ship Lease receives. Global Ship Lease’s shortest time charter agreement is five years and it does not expect to have to obtain new charters for any of the vessels in its initial and contracted fleet before the expiration of each charter. The charterhire rate that it will be able to achieve on renewal will be affected by market conditions at that time as discussed further in “The international containership industry — Ship charter rates.”

CMA CGM will initially be Global Ship Lease’s only customer and all of the 12 vessels in the initial fleet are, and the five vessels in the contracted fleet will be, chartered to CMA CGM under long-term time charters. These charter payments will be Global Ship Lease’s sole source of operating cash flow. At any given time in the future, the cash resources of the initial Charterer may be diminished or exhausted, and Global Ship Lease cannot assure its shareholders that the initial Charterer will be able to make charter payments to it. If the initial Charterer is unable to make charter payments to it, Global Ship Lease’s results of operations and financial condition will be materially adversely affected. Currently, Global Ship Lease has good commercial relations with CMA CGM, and CMA CGM believes it will be able to meet its commitments under its charter agreements with Global Ship Lease.

Part of Global Ship Lease’s business strategy is to grow its customer base. If Global Ship Lease’s existing charters with CMA CGM were terminated, Global Ship Lease believes it could recharter such vessels at rates in today’s market at least similar to its existing rates over similar time periods, although it cannot be certain that this would be the case. If market rates decline, and Global Ship Lease was required to recharter at lower rates, its results of operations and financial condition could be materially adversely affected.

Critical Accounting Policies and Estimates

The combined financial statements have been prepared in accordance with U.S. GAAP, which requires Global Ship Lease to make estimates in the application of certain accounting policies based on its best assumptions, judgments and opinions. Global Ship Lease bases these estimates on the information currently available to it and on various other assumptions it believes are reasonable under the circumstances. The following is a discussion of the principal accounting policies of Global Ship Lease and the Predecessor Group, some of which involve a high degree of judgment, and the methods of their application.

For a further description of Global Ship Lease’s material accounting policies, please read notes 1 and 2 to the combined financial statements included elsewhere in this joint proxy statement/prospectus.

Combined Financial Statements of the Vessels of Global Ship Lease’s Initial Fleet

The combined financial statements reflect mainly the financial position, results of operations and cash flows of the 10 secondhand vessels of Global Ship Lease’s initial fleet as they were operated by the Predecessor Group, in its business as a containership operator, up to the dates that those vessels were acquired by Global Ship Lease from CMA CGM in December 2007 and the two newly built vessels for the period of the Predecessor Group’s ownership up to dates in January 2008 when they were also acquired by Global Ship Lease. The relevant financial information has been carved out of the consolidated financial statements of CMA CGM and its subsidiaries. The Predecessor Group’s business is as a containership operating company providing cargo transportation services, not as an independent shipowner as Global Ship Lease’s business will be. Global Ship Lease believes that the information on these vessels, including their assets, liabilities, results of operations and cash flows, reasonably represent each of those vessels’ financial position, results of operations and cash flows for the Predecessor Group. However, the carve-out financial information on those vessels and their financial positions, results of operations and cash flows are not indicative of those that would have been realized had those or all the vessels of Global Ship Lease’s initial fleet been operated by it as an independent, stand-alone shipowning entity for the periods presented. The combined financial statements include only approximately 159 ship days in December when the 10 secondhand vessels were owned by Global Ship Lease and operated by it in its business as a vessel owner chartering out its vessels on long-term time charters. Accordingly, the financial position, results of operations and cash flows reflected in the combined financial statements are not indicative of those that would have been achieved had Global Ship Lease’s operated as an independent, stand-alone entity for the periods presented or of future results.

Revenue Recognition

Unlike the Predecessor Group, whose revenue is derived from freight revenue generated by cargo transportation services, Global Ship Lease’s charter revenue will be generated from long-term time charters for each vessel. The charters provide for a per vessel fixed daily charterhire rate and revenue is recorded as earned. Assuming Global Ship Lease’s vessels are not off-hire, Global Ship Lease’s charter revenues are fixed and, accordingly, little judgment is required to be applied to the amount of revenue recognition.

Vessel Lives

Vessels represent Global Ship Lease’s most significant tangible assets and Global Ship Lease states them in its financial statements at Global Ship Lease’s historical cost as carved out from the CMA CGM consolidated financial statements at the dates of transfer, which includes where relevant capitalized interest during construction and other construction, design, supervision and pre-delivery costs less accumulated depreciation. Global Ship Lease depreciates its vessels using the straight-line method over their estimated useful lives. Global Ship Lease reviews the estimate of its vessels’ useful lives on an ongoing basis to ensure they reflect current technology, service potential and vessel structure.

On a prospective basis, for accounting purposes, from the date of purchase of the vessels by it, Global Ship Lease estimates the useful life of each of its vessels to be 30 years; whereas the estimated useful life of the vessels was 25 years when operated by the Predecessor Group. This change in the estimated useful life reflects the fact that Global Ship Lease is a vessel owner, whereas CMA CGM is a container shipping company. As a vessel owner, with vessels being Global Ship Lease’s principal assets, Global Ship Lease anticipates that it will be able to earn revenue from its vessels at least until they are 30 years old. CMA CGM, one of the largest global container shipping companies in the world, considers the useful life of its vessels to be 25 years. This change in estimated useful life period has a positive effect on net income amounting to $0.1 million for the year ended December 31, 2007. If this change had been reflected in Global Ship Lease’s combined financial statements, effective as of January 1, 2007, the positive effect on net income would have been $2.9 million.

Should certain factors or circumstances cause Global Ship Lease to revise its estimate of vessel service lives in the future, depreciation expense could be materially lower or higher. Such factors and circumstances include, but are not limited to, the extent of cash flows generated from future charter arrangements, changes in international shipping requirements and other factors, many of which are outside of Global Ship Lease’s control.

Derivative Instruments

The Predecessor Group entered into bunker derivative agreements to reduce its exposure to cash flow risks from changing bunker prices. In accordance with the requirements of U.S. GAAP, Global Ship Lease has recognized these derivative instruments on its balance sheet at fair value with the changes in the fair value of these derivative instruments recognized in the statement of income or deferred in equity within “Accumulated other comprehensive income/(loss)” until settlement of the hedge transaction. Global Ship Lease does not expect to enter into such hedging transactions in its future business as bunker costs will be borne by its charterers.

In connection with its credit facility, Global Ship Lease expects that it will enter into interest rate swap agreements to reduce its exposure to cash flow risks from floating interest rates. See “ — Interest Rate Risk” for more information about Global Ship Lease’s interest rate swap agreements. If Global Ship Lease does so, the swaps may be accounted for as hedging instruments if they are designated as such and are effective in mitigating the risks of changes in interest rates over the term of the debt. As a result, changes in the fair value of the interest rate swaps would be excluded from earnings until settled. If such swaps are not accounted for as hedging instruments, Global Ship Lease will recognize them on its balance sheet at fair value with the changes in the fair value of these derivative instruments recognized in the statement of income or deferred in equity within “Accumulated other comprehensive income/(loss)” until settlement of the hedge transaction. Global Ship Lease will not hold or issue derivative financial instruments for trading or other speculative purposes.

Impairment of Long-lived Assets

In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” Global Ship Lease’s long-lived assets are regularly reviewed for impairment. Global Ship Lease performs the impairment valuations at the individual vessel level pursuant to paragraph 10 of SFAS 144.

To determine whether there is an impairment indicator, Global Ship Lease compares the sum of the undiscounted future cash flows resulting from existing charters for each vessel less operating expenses, plus the expected undiscounted residual value of each vessel at the end of the charter, with its book value at the end of each reporting period in order to determine if the book value of such vessel is recoverable. The residual value at the end of the charter is determined taking into account the impact of possible future new charters and/or the eventual disposition of the vessel.

The assumptions used to determine whether the sum of undiscounted cash flows expected to result from the use and eventual disposition of the vessels exceeds the carrying value involve a considerable degree of estimation on the part of Global Ship Lease’s management team. Actual results could differ from those estimates, which could have a material effect on the recoverability of the vessels.

The most significant assumptions used are:

•

the determination of the possible future new charters, future market values and/or the eventual disposition of each vessel. Estimates are based on market studies and appraisals made by independent shipping analysts and brokers, and assessment by management on the basis of market information, shipping newsletters, chartering and sale of comparable vessels reported in the press. Appraisals are made by independent appraisers, but are not based on a physical inspection of each vessel;

•	the days on-hire which are estimated at a level consistent with Global Ship Lease’s on-hire statistics;

•	future operating costs; and

•	the drydock expenses which are estimated based on one drydock every five years.

Whenever the sum of the undiscounted future cash flows resulting from the charter of each vessel less operating expenses plus its expected residual value is above its book value, Global Ship Lease considers that there is no indication of impairment. Whenever the sum of the undiscounted future cash flows resulting from the charter of each vessel less operating expenses plus its expected residual value is below its book value, Global Ship Lease considers that there is a potential impairment and perform a recoverability test.

An impairment loss will be recognized if the carrying value of the vessel exceeds the sum of the discounted cash flows expected to result from the use and eventual disposition of the vessel.

Drydocking

Global Ship Lease’s drydocking costs are recognized as a component of the cost of the related vessel depreciated to the date of the next drydocking. Global Ship Lease’s vessels are drydocked approximately every five years for major repairs and maintenance that cannot be performed while the vessels are operating. Costs associated with the drydocks will be capitalized as a component of the cost of the relevant vessel as they occur and be amortized on a straight line basis over the period to the next anticipated drydock. Other expenditures relating to maintenance and repairs are expensed when incurred.

Costs capitalized as part of the drydock include costs directly associated with the required regulatory inspection of the ship, its hull and its machinery and for the defouling and repainting of the hull. Any cost of repair to hull or machinery that extends useful life is capitalized. Other repair costs are expensed. In 2007, three vessels of Global Ship Lease’s initial fleet were drydocked for a total cost of $4.7 million.

Results of Operations

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Comparison between these two periods is of limited value as operations in the three months ended March 31, 2008 are comprised almost entirely of Global Ship Lease’s on-going business of owning and chartering out containerships under time charters, whereas operations in the three months ended March 31, 2007 were comprised entirely of the Predecessor Group earning revenue from the transportation of containerized cargo.

Total operating revenue

Time charter revenue of $21.8 million in three months ended March 31, 2008 reflects income under the fixed rate time charters in effect, including 10 vessels owned for the entire quarter and the two newly built vessels owned since their purchases on January 9 and January 16, 2008. The total number of on-hire days was 1,048 out of 1,067 ownership days resulting in a utilization rate of 98%. Of the 19 off-hire days, 15 were for the planned drydocking of the MOL Rainbow and four, representing less than 0.5%, were unplanned. There was no time charter revenue in the comparative prior year period as Global Ship Lease was not established.

Freight revenue of $2.1 million in the three months ended March 31, 2008 is the revenue earned by the Predecessor Group in carrying cargo on the two newly built vessels up to the date of sale to Global Ship Lease. Freight revenue at $77.0 million in the comparative prior year period is significantly higher as it represents the Predecessor Group’s freight revenue carrying containerized cargo on the 10 ships owned by it during the three months ended March 31, 2007 that are now owned by Global Ship Lease.

This revenue of $77.0 million 2007 was split between a revenue of $43.3 million generated by the CMA CGM fleet, namely CMA CGM Matisse, CMA CGM Utrillo, CMA CGM La Tour, CMA CGM Manet, Ville D’Orion and Ville d’Aquarius on the Europe to Australia trade for the first four vessels and on the Asia to United States for the last two vessels, while the four Delmas vessels, namely Kumasi, Marie Delmas, Julie Delmas and MOL Rainbow generated a revenue of $33.7 million on the Europe to West Africa trade. CMA CGM Chateau d’If and CMA CGM Alcazar were not in the fleet until the end of 2007 and therefore did not contribute any revenue in the three months ended March 31, 2007.

Operating expenses

Operating expenses totaled $15.3 million for the three months ended March 31, 2008 compared to $71.0 million in the comparative prior year period. Operating expenses can be analyzed as follows:

•

Voyage expenses: Voyage expenses include items such as costs of bunker fuel, stevedoring, port costs, canal costs and inland transportation. These expenses are associated only with the Predecessor Group’s activity of earning freight revenue. Such costs are for the account of the charterer under time charter agreements and are not included in Global Ship Lease’s cost base going forward. Voyage expenses in the three months ended March 31, 2008 of $1.9 million relate only to the two newly built ships for part of January whilst owned by the Predecessor Group whereas voyage expenses of $58.5 million in the comparative prior year period related to 10 vessels for the entire quarter. These were split between a cost of $37.2 million for the CMA CGM fleet, or an average of $6.2 million per vessel while the Delmas fleet had a cost of $21.3 million, an average of $5.3 million per vessel. The average voyage expenses of the Delmas fleet are less due to the fact that the North Europe to West Africa route is a shorter route, where vessels also do not incur canal expenses, than the North Europe to Australia route.

•

Vessel expenses: Vessel expenses, which include crew costs, lubricating oils and regular maintenance, associated with time charter revenue in the three months ended March 31, 2008 were $7.2 million equal to $6,708 per ownership day. Vessel operating expenses associated with the Predecessor Group’s freight revenue were $0.2 million in the three months ended March 31, 2008 compared to $5.8 million in the prior period which is substantially higher due to the greater number of ships operated by the Predecessor Group in that period. The six CMA CGM vessels accounted for $3.5 million while the four Delmas vessels accounted for $2.3 million. The average cost per ownership day was $6,491.

•

Depreciation: Depreciation in the three months ended March 31, 2008 associated with time charter revenue was $4.8 million based on Global Ship Lease’s ownership days and $0.3 million associated with freight revenue based on the ownership of the two newly built vessels by the Predecessor Group. In the comparative prior year period, depreciation accounted for $3.8 million. This amount was split between $2.6 million for the six CMA CGM vessels or $0.4 million per vessel and $1.2 million for the four Delmas vessels or $0.3 million per vessel. Depreciation in the three months ended March 31, 2008 was $1.0 million higher than the comparative prior year period mainly due to the effect of the two newly built vessels included only in the three months ended March 31, 2008 offset by the impact of the application of the 30 year vessel life in that period compared to 25 years in the prior year period.

•

General and Administrative: General and administrative costs incurred in the three months ended March 31, 2008 were $0.7 million. Approximately $0.1 million of CMA CGM general and administrative costs were allocated to the two newly built vessels for the period of their ownership by the Predecessor Group. In the comparative prior year period $2.9 million CMA CGM general and administrative costs were allocated to the 10 vessels owned and operated by the Predecessor Group during that period.

•

Other operating expenses: For the three months ended March 31, 2008, other operating expense was $0.3 million and was entirely attributable to the Predecessor Group. In the comparative prior year period, other operating expense was $0.1 million.

Operating Income

As a consequence of all preceding items operating income was $8.6 million for the three months ended March 31, 2008 compared to $5.9 million in the comparative prior year period.

Interest Income

Interest income in the three months ended March 31, 2008 was $0.3 million on cash deposits made by Global Ship Lease. There were no such deposits in the prior period.

Interest Expense

Interest expense, which is all attributable to time charter revenue, was $8.2 million for the three months ended March 31, 2008 and arises on Global Ship Lease’s fixed rate $176.9 million shareholder loan and, at floating rates, on $401.1 million drawing under its $800 million credit facility. Interest expense in the prior year period was $2.5 million on borrowings associated with the relevant vessels and was split between $1.4 million for the six CMA CGM vessels and $1.1 million for the four Delmas vessels.

Taxes on Income

Taxes on income were not material.

Net Income

As a consequence of all preceding items net income was $0.6 million for the three months ended March 31, 2008 compared to $3.5 million in the prior year period.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Global Ship Lease has identified two main operating segments for the year ended December 31, 2007: (1) containerized transportation as performed by the Predecessor Group and (2) operations as vessel owner, Global Ship Lease’s future business. All activity in the year ended December 31, 2006 was in containerized transportation by the Predecessor Group. As a result, this review of the Results of Operations is a comparison of the performance of the containerized transportation segment between the years ended December 31, 2007 and 2006, and where relevant, an analysis of the results of the vessel owner segment of Global Ship Lease as an operating company for part of December 2007.

Total Operating Revenue

Operating revenue increased 12%, or $35.5 million, from $299.6 million in 2006 to $335.1 million in 2007. $32.6 million of the increase is related to the period when vessels were owned by the Predecessor Group and $2.9 million is related to the period after the vessels had been purchased by Global Ship Lease. The $32.6 million increase in total operating revenue for the period when vessels were under the Predecessor Group’s ownership is despite the loss of approximately 160 service days due to the sale of the 10 secondhand ships in the initial fleet to Global Ship Lease in December 2007. The $32.6 million increase is additional revenue of $4.5 million earned after the delivery of CMA CGM Alcazar in November 2007, improvement on revenue for $32.7 million on the six CMA CGM ships, mainly related to increases of freight rates out of Asia and to a reduction of $4.6 million on the four DELMAS ships mainly related to the fact that three of these vessels were drydocked in 2007 losing approximately 40 service days. CMA CGM Chateau d’If was delivered to the Predecessor Group on December 27, 2007 and that vessel did not contribute to total operating revenue in the year ended December 31,

2007. The $2.9 million revenue in the period after Global Ship Lease purchased the 10 secondhand vessels in December 2007 is the timecharter rates in effect for the total of approximately 160 on-hire days for the 10 vessels in the month.

Operating Expenses

Operating expenses increased 21%, or $53.1 million, from $251.9 million in 2006 (or 84% of operating revenue) to $304.9 million in 2007 (or 91% of operating revenue). Out of this amount, $298.2 million is related to the period when vessels were under the Predecessor Group’s ownership, and $6.7 million is related to the period when the vessels were under Global Ship Lease’s ownership. Operating expenses consist of the following items:

•

Voyage expenses: Voyage expenses grew 17% or $36.3 million, from $213.1 million in 2006 (or 71% of operating revenue) to $249.5 million in 2007 (or 74% of operating revenue) despite the reduction in service days of approximately 160 following the sale of the vessels. Voyage expenses are trade related and refer therefore exclusively to the period when vessels were owned by the Predecessor Group. The $36.3 million increase is related to the introduction of CMA CGM Alcazar, an impact of $4.2 million, to a $ 37.1 million, or 34%, increase in voyage expenses relating to CMA CGM vessels, mainly due to a 20% increase in bunker fuel price from $305 per ton in 2006 to $352 per ton in 2007, and to a 5%, or $5.0, million decrease in voyage expenses relating to the Predecessor Group vessels due to the drydock period when three vessels did not incur voyage expenses.

•

Vessel expenses: Vessel expenses increased 6%, or $1.3 million, from $22.6 million in 2006 (or 8% of operating revenue) to $24.0 million in 2007 (or 7% of operating revenue). The increase related to the period when vessels were under the Predecessor Group’s ownership accounts for $0.6 million while the increase related to the period when vessels were under Global Ship Lease’s ownership accounts for $0.7 million representing approximately 159 days in service for all 10 secondhand vessels.

•

Depreciation: Depreciation decreased 3%, or $0.5 million, from $16.7 million in 2006 (or 6% of operating revenue) to $16.1 million in 2007 (or 5% of operating revenue). The addition of the CMA CGM Alcazar increased depreciation by $0.6 million, but this increase is mitigated by the fact that depreciation on two of the vessels was calculated in 2006 in British Pounds, the functional currency of the entity owning the vessels, before being converted to U.S. dollars whilst they were directly depreciated in U.S. dollars following their transfer to a U.S. dollars functional currency entity in 2007. The main impact, however, is related to the revision of the vessels’ scrap value due to the steady increase of the price of steel. The prospective change in the vessels’ useful lives from 25 to 30-years following the transfer of the 10 vessels of Global Ship Lease’s initial fleet accounted for $0.1 million in this decrease.

•

General and Administrative: General and Administrative expenses grew 57%, or $6.4 million, from $11.3 million in 2006 (or 4% of operating revenue) to $17.8 million in 2006 (or 5% of operating revenue). This increase is split between $0.9 million increase relating to the period when vessels were owned by the Predecessor Group and to $5.5 million when vessels were owned by Global Ship Lease. The $0.9 million increase reflects the addition of the CMA CGM Alcazar and a currency translation effect on certain general and administrative costs denominated in Euro while the $5.5 million under Global Ship Lease’s ownership reflects mainly one off costs relating to the establishment of the corporation and the costs of the initial public offering of Global Ship Lease that was postponed in November 2007.

•

Other operating expenses/income: Other operating expenses changed from an income of $11.9 million in 2006 to an income of $2.3 million in 2007. The change is related to a change in the valuation of bunker hedges.

Operating Income

As a consequence of all preceding items operating income decreased 37%, or $17.6 million, from $47.7 million in 2006 to $30.1 million in 2007.

Interest Income

Interest income was $0.2 million ($0 in 2006) being interest earned on cash deposits made by Global Ship Lease.

Interest Expense

Interest expense decreased 10%, or $1.5 million, from $15.1 million in 2006 (or 5% of operating revenue) to $13.6 million in 2007 (or 4% of operating revenue). Interest expenses relating to the period when vessels were owned by the Predecessor Group accounts for $12.3 million while the period relating to Global Ship Lease ownership incurred a cost of $1.3 million. The reduction in interest expenses relating to the period when vessels were owned by the Predecessor Group from $15.1 million to $12.3 million is mainly related to (i) debt on CMA CGM La Tour and CMA CGM Manet being repaid at the end of 2006 and (ii) debt on the eight other secondhand vessels in the initial fleet being repaid during 2007, and certain positive currency translation effects on vessel financings. These positive effects were offset by the write off of unamortized deferred financing costs associated with the repaid debt.

Taxes on Income

The Predecessor Group was not subject to taxes on income for the periods presented by the combined financial statements. Global Ship Lease is exposed to the risk of UK corporate taxation liability based on the operation of its UK service company subsidiary.

Net Income

As a result of all preceding items, net income decreased $15.9 million or 49% from $32.7 million in 2006 to $16.8 million in 2007.

Global Ship Lease’s Liquidity and Capital Resources

Three months ended March 31, 2008 and 2007

For the three months ended March 31, 2008 Global Ship Lease’s operating activities were comprised almost entirely of the chartering out of vessels under time charters. Net cash provided by operating activities was $3.9 million reflecting net income of $0.6 million, depreciation and amortization expense of $5.2 million, $0.1 million change in fair value of financial derivative instruments less $0.4 million payment of drydock costs and $1.7 million deterioration in net working capital.

For the three months ended March 31, 2007 when the operating activities were comprised exclusively the carrying of containerized cargo by the Predecessor Group, net cash provided by operating activities was $5.9 million reflecting net income of $3.5 million, depreciation and amortization expense of $4.0 million, $1.9 million change in fair value of financial derivative instruments less $1.1 million settlement of hedges which did not qualify for hedge accounting, $1.2 million payment of drydock costs and $1.1 million deterioration in net working capital.

There was no use of cash for investing activities during the three months ended March 31, 2008 whereas in the prior period $1.1 million was received for the settlement of hedges.

For the three months ended March 31, 2008 net cash used by financing activities was $1.5 million including cash in flow of $188.0 million from the release of cash on restricted deposit which was used to part fund the reduction of $188.7 million in the amount due to CMA CGM on the purchase of the two newly built vessels from it. In addition there were $0.3 million further costs associated with the establishment of the credit facility and $0.5 million deemed distribution to CMA CGM on the purchase of the two newly built vessels in January 2008.

For the three months ended March 31, 2007 a total of $7.0 million was used in financing activities comprised $3.4 million repayment of debt and $3.6 million reduction in the amount due to CMA CGM.

Overall, the net increase in cash and cash equivalents for the three months ended March 31, 2008 was $2.4 million compared to $0 in the prior period.

Year ended December 31, 2007 and 2006

During the period covered by the combined financial statements, including both the operation of the vessels of Global Ship Lease’s initial fleet by the Predecessor Group and the period after Global Ship Lease’s acquisition of those vessels, the principal sources of liquidity were loans secured by the vessels and operating cash flows. In addition, in part to finance Global Ship Lease’s purchase of the 10 secondhand vessels in December 2007, Global Ship Lease obtained a shareholder loan from CMA CGM. The remaining financing was provided from drawings under the credit facility. The two newly built vessels purchased in January 2008 were wholly financed by drawings under the credit facility.

For the year ended December 31, 2007, Global Ship Lease’s operating activities, largely those of the Predecessor Group until Global Ship Lease’s acquisition of the 10 secondhand vessels in December 2007, generated $56.6 million. This amount reflects net income of $16.8 million, depreciation and amortization expenses of $18.3 million, $9.1 million change in the fair value of financial derivative instruments less payment of drydock costs of $4.7 million. Improvements in working capital contributed $17.0 million. In 2006, the Predecessor Group’s operating activities for the year generated $22.8 million. This amount primarily reflects a profit of $32.7 million, depreciation and amortization expenses of $16.7 million, less a $10.0 million change in the fair value of financial derivative instruments settlements of hedges of $6.9 million and payment of $1.0 million for drydocks. Changes in working capital in that year negatively impacted the Predecessor Group’s cash position by $9.1 million, mainly related to the fact that the four additional vessels were deployed on a North Europe to West Africa route where payment delays are typically longer.

For the year ended December 31, 2007, net cash used in Global Ship Lease’s and the Predecessor Group’s investing activities amounted to $183.8 million, almost entirely being the acquisition of the two newly built vessels for $183.7 million. In 2006, net cash used in the Predecessor Group’s investing activities for the year totaled $106.3 million, which included $107.4 million to acquire the four vessels previously owned by Delmas and $6.9 million received for the settlement of hedges.

For the year ended December 31, 2007, net cash received from Global Ship Lease’s and the Predecessor Group’s financing activities was $129.1 million. Drawings under Global Ship Lease’s credit facility were $401.1 million of which $188.0 million was placed on deposit pending the acquisition of the two newly built vessels in Global Ship Lease’s initial fleet in January 2008. A shareholder loan totaling $176.9 million was received from CMA CGM. Out of these inflows, issuance costs of $5.9 million for the credit facility were paid and $146.2 million debt relating to certain vessels when owned by the Predecessor Group was repaid. The remaining cash outflow of $108.8 million is comprised (i) a reduction of $11.9 million in the amount due to CMA CGM within stockholders equity and (ii) a deemed distribution of $96.9 million relating to the difference between the purchase price of the initial fleet paid by Global Ship Lease and the value at which the initial fleet was recorded in the Predecessor Group’s financial statements at the dates of sale. In 2006, net cash received from Global Ship Lease’s Predecessor Group’s financing activities was $83.5 million. $57.2 million of that amount was received from the issuance of long-term debt, net of $0.7 million issuance costs. $64.6 million of net cash was used for the repayment of capital lease obligations related to the change in financing arrangements for the CMA CGM La Tour and CMA CGM Manet. Amounts payable to CMA CGM within stockholders equity increased by $110.0 million largely in connection with the acquisition of the four vessels delivered at the beginning of 2006 and the repayment of the financing of CMA CGM La Tour and CMA CGM Manet. Repayment of long-term debt totaled $19.1 million in 2006.

Global Ship Lease’s Credit Facility

Global Ship Lease has established an eight year $800.0 million senior secured revolving credit facility with Fortis Bank (Nederland) N.V., the Agent, Citibank Global Markets Limited, HSH Nordbank AG, Sumitomo Mitsui Banking Corporation, Brussels Branch, KFW and DnB Nor Bank ASA.

Borrowings under the credit facility bear interest at a rate of the margin over one, three, six, nine or 12 month United States Dollar LIBOR, or such other periods as the Agent may agree. The margin will depend on the “leverage ratio,” which is defined as the aggregate amount outstanding under the credit facility net of surplus cash held in the retention account to the aggregate market value of the vessels securing the credit facility. The charter-free market value of a vessel is calculated semi-annually as the arithmetic average of valuations determined by two independent sale and purchase brokers acceptable to the Agent. Set forth below is the margin that applies to the applicable leverage ratio. Interest is payable at least quarterly.

Leverage Ratio	Margin
Up to 50%	0.75%
Greater than 50% to 60%	0.80%
Greater than 60% to 70%	0.90%
Greater than 70% to 75%	1.10%

During the continuance of any principal or interest default, the margin will increase by 2%.

Global Ship Lease’s ability to borrow amounts under its credit facility is subject to the execution of customary documentation, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Subject to meeting certain requirements, Global Ship Lease can borrow under the facility to acquire additional vessels that will be included in the security package. In certain limited circumstances, Global Ship Lease can utilize the credit facility to purchase vessels that will not be required to form part of the security package. In order to draw funds under the credit facility, Global Ship Lease’s total borrowings under the credit facility must not exceed 70% of the aggregate charter-free market value of the vessels within the security package.

The credit facility amount will reduce, commencing five years from December 10, 2007, the date of closing of the credit facility, in 12 equal quarterly installments calculated in accordance with the provisions of the credit facility. Global Ship Lease must repay any amount outstanding that is in excess of the newly-reduced maximum credit facility amount. Any amount outstanding under the credit facility at the maturity date must be repaid in one installment.

See “Global Ship Lease Credit Facility” for further details on Global Ship Lease’s credit facility, including a description of the security to be provided, covenants and events of default.

Global Ship Lease financed the purchase of the 10 secondhand vessels in December 2007 with $213.1 million of borrowings under the credit facility and drawings of $171.9 million under a shareholder loan made between Global Ship Lease and CMA CGM. In addition, Global Ship Lease drew approximately $5.0 million under the shareholder loan to pay lenders’ fees and expenses in connection with the credit facility bringing the total borrowings under the shareholder loan to $176.9 million. Prior to December 31, 2007, Global Ship Lease drew a further $188.0 million under the credit facility, which was placed on restricted cash deposit, in order to pay for the two newly built vessels of Global Ship Lease’s initial fleet purchased in January 2008. Total drawings under the credit facility as at December 31, 2007 were $401.1 million. It is anticipated that the aggregate amount of outstanding borrowings under the Global Ship Lease credit facility upon the closing of the Merger will total between approximately $186.6 million and $250.0 million depending on how much cash is available in the trust account to repay outstanding borrowings. This will in turn depend on the number of Marathon stockholders who have opted to convert their shares of common stock for cash from the trust account. The shareholder loan of $176.9 million is to be cancelled on the closing of the Merger.

Pursuant to the terms of the merger agreement, $99.0 million of the total $355.0 million purchase price of the four vessels of Global Ship Lease’s first contracted fleet to be acquired in December 2008 will be prepaid by the issuance of 12,375,000 Class C common shares of GSL Holdings to CMA CGM. The balance of the purchase price of $256.0 million will be settled by further borrowings under Global Ship Lease’s credit facility. Global Ship Lease intends to borrow an additional $82.0 million under its credit facility to purchase its second contracted fleet in July 2009.

After the closing of the Merger and the purchase of the five ships in Global Ship Lease’s contracted fleet, the total anticipated drawings from Global Ship Lease’s credit facility will be $524.6 million assuming no conversions, resulting in $275.4 million of undrawn credit facility capacity which Global Ship Lease believes will be fully available to fund future ship purchases, for working capital, and for other corporate expenses.

Global Ship Lease’s net cash flows from operating activities correspond directly with the number of vessels under charter, days on-hire, vessel charter rates, operating expenses, drydock costs and general and administrative expenses. Global Ship Lease’s net cash flows from operating activities will not be exposed to the same fluctuations in operating expenses to which the Predecessor Group’s cash flows were subject. Pursuant to Global Ship Lease’s ship management agreements, Global Ship Lease has agreed to pay its Ship Manager an annual management fee of $114,000 per vessel and it will reimburse its Ship Manager for operating costs it incurs on Global Ship Lease’s behalf up to a quarterly cap pursuant to the global expense agreement (other than drydocking expenses and insurance premiums which will not be subject to the cap). Global Ship Lease will collect its charterhire 15 days in advance and pay its estimated ship management costs monthly in advance. Although Global Ship Lease can provide no assurances, it expects that its cash flow from its chartering arrangements will be sufficient to cover its ship management costs and fees, interest payments, commitment fees and other financing costs under its credit facility, insurance premiums, vessel taxes, general and administrative expenses and other costs and any other working capital requirements for the short and medium term and planned drydocking expenses. Based on such arrangements, Global Ship Lease expects that its operating cash flow will be stable for at least the initial three year terms of the ship management agreements and will be sufficient to fund its working capital requirements.

Under the terms of Global Ship Lease’s credit facility, it may not pay dividends if there is a continuing default under the credit facility, if the payment of the dividend would result in a default or breach of any other loan covenant or if Global Ship Lease’s payments into a pledged retention account are not fully up to date. Furthermore, it is probable that the market value of Global Ship Lease’s vessels will decrease over time, as vessels generally decrease in value as they age. In addition to depreciation, the market value of Global Ship Lease’s vessels can fluctuate substantially depending on market supply and demand for vessels. Consequently, the ratio of Global Ship Lease’s outstanding borrowings under its credit facility relative to the asset value of its vessels will likely increase, which will negatively affect Global Ship Lease’s ability to comply with its financial ratio covenants. This, in turn, will impact Global Ship Lease’s ability to pay dividend payments. In addition, in December, 2012, five years from the date of the closing of the credit facility, the amounts available for borrowing will be permanently reduced. Therefore, unless Global Ship Lease is able to obtain other financing or funding sources or refinance borrowings under Global Ship Lease’s credit facility with new indebtedness that has a later maturity date, then in December 2012, five years after the closing of the Merger, the amount of cash that Global Ship Lease will have available to pay as dividends in any period may be decreased by the amount of any principal repayments that Global Ship Lease is required to make.

Over the five years following the closing of the Merger, Global Ship Lease estimates that the average cost of the first drydocking of each of the 17 vessels of its initial and contracted fleet will be $940,000. Global Ship Lease has included a schedule of the next anticipated drydocking date for each of Global Ship Lease’s vessels in the section of this joint proxy/prospectus entitled “Inspection by Classification Societies.”

If necessary, Global Ship Lease may fund its working capital requirements or vessel acquisitions with borrowings under its credit facility (subject to the restrictions set forth therein). Global Ship Lease’s longer term liquidity requirements include repayment of the principal balance of its credit facility. In addition to funds retained in the business, Global Ship Lease will require new borrowings, issuances of equity or other securities, or a combination of the former and the latter to meet this repayment obligation.

Contractual Obligations

The contractual obligations presented in the two tables below represent Global Ship Lease’s estimates of future payments under fixed contractual obligations and commitments as of March 31, 2008, first without giving effect to the transactions contemplated in the merger agreement and second after giving effect to the transactions contemplated by the merger agreement. Changes in Global Ship Lease’s business needs or in interest rates, as well as actions by third parties and other factors, may cause these estimates to change. These estimates are necessarily subjective and Global Ship Lease’s actual payments in future periods are likely to vary from those presented in the table.

Contractual Obligations without Merger	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(in millions of U.S. dollars)
Long-term debt obligations(1)	$401.1	$—	$—	$—	$401.1
Interest on long-term debt obligations(2)	9.1	—	—	—	9.1
Ship management agreements(3)	1.5	3.5	0.5	—	5.5
Asset purchase agreement(4)	355.0	82.0	—	—	437.0
Shareholder loan(5)	176.9	—	—	—	176.9
Shareholder loan interest(6)	4.7	—	—	—	4.7

	$949.8	$85.5	$0.5	—	$1,035.8

Contractual Obligations with Merger	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(in millions of U.S. dollars)
Long term debt obligations(1)	$—	$—	$—	$524.6	$524.6
Interest on long term debt obligations(7)	16.0	40.7	46.2	55.5	158.4
Ship management agreements(3)	1.5	3.5	0.5	—	5.5
Asset purchase agreement(4)	355.0	82.0	—	—	437.0
Shareholder loan(8)	—	—	—	—	—
Shareholder loan interest(6)	3.9	—	—	—	3.9

	$376.4	$126.2	$46.7	$580.1	$1,129.4

(1)	Global Ship Lease will not assume any of the Predecessor Group’s debt relating to the vessels in Global Ship Lease’s initial and contracted fleet. Amounts shown in the first table reflect debt and interest payable to Fortis Bank (Nederland) N.V., or Agent, Citibank Global Markets Limited, HSH Nordbank AG, Sumitomo Mitsui Banking Corporation, Brussels Branch, KFW and DnB Nor Bank ASA. under Global Ship Lease’s $800.0 million credit facility outstanding as of March 31, 2008. Interest on the outstanding portion of Global Ship Lease’s credit facility will be charged at the rate of the margin over one, three, six, nine or 12 month LIBOR as determined by the Agent. During the continuance of any principal or interest default, the margin will increase by 2%. Global Ship Lease expects that interest on the balance outstanding will be payable at least quarterly. In the first table, Global Ship Lease has reflected the amount due under the credit facility as due in less than one year consistent with the presentation in the combined financial statements. In the second table, the calculation of the level of debt assumes that there is no conversions of common stock and includes the effect of the financing of the contracted fleet.
(2)	The estimated contractual interest obligation has been calculated using an assumed interest rate of 4.20% up to September 30, 2008, the date by which the credit facility is required to be renegotiated should the Merger not have occurred. The commitment fee payable on the undrawn amount of the credit facility is also included up to September 30, 2008.

(3)	Obligations under Global Ship Lease’s ship management agreements are based on the assumptions that (a) Global Ship Lease pays the Ship Manager only the annual management fee of $114,000 per vessel and does not include the reimbursement of costs incurred on Global Ship Lease’s behalf and (b) Global Ship Lease’s first contracted fleet will be delivered in December 2008, and Global Ship Lease’s second contracted fleet will be delivered in July 2009.
(4)	Global Ship Lease expects to acquire (a) the three secondhand vessels and one newbuilding of Global Ship Lease’s first contracted fleet in December 2008 and (b) the one secondhand vessel of Global Ship Lease’s second contracted fleet in July 2009. In the event that Global Ship Lease does not purchase any vessel from CMA CGM or certain of its subsidiaries, Global Ship Lease’s contractual obligations payable under this item will be correspondingly reduced. The purchase prices of the individual vessels of Global Ship Lease’s contracted fleet are as follows (in millions): Hull 4.126 ($154.0), CMA CGM Jamaica ($67.0), CMA CGM Sambhar ($67.0), CMA CGM America ($67.0) and CMA CGM Berlioz ($82.0). See “Related Party Transactions — Asset Purchase Agreement.” $99.0 million of the purchase price of the four vessels anticipated to be delivered in December 2008 is to be prepaid by the issuance at the closing of the Merger of 12,375,000 Class C common shares of GSL Holdings.
(5)	The shareholder loan from CMA CGM is repayable on 30 days notice or upon the completion of the Merger.
(6)	The shareholder loan bears interest at an all-in rate of 5.25%.
(7)	The estimated contractual interest obligation has been calculated using an assumed interest rate of 4.20%. The commitment fee payable on the undrawn amount of the credit facility is also included.
(8)	Pursuant to the merger agreement, Global Ship Lease will cease to have any obligation under the shareholder loan from CMA CGM upon completion of the Merger, although interest will be paid at 5.25% until the completion of the Merger.

Ability to Pay Dividends

For the third and fourth quarters of 2008, GSL Holdings intends to pay to Class A shareholders an initial quarterly dividend of $0.18 per share. Based on the first quarter of 2008 pro forma earnings before depreciation and amortization, GSL Holdings is expected to have the ability to pay the proposed amounts.

The Merger will create three classes of common shares. For the third and fourth quarters of 2008, GSL Holdings intends to pay an initial quarterly dividend of $0.18 per share to only Class A shareholders. The dividend policy of the company is to make distributions to its stockholders out of available cash flow, rather than net income, after all relevant cash expenditures, including cash interest expense on borrowings that finance operating assets, cash income taxes and after an allowance for the cash cost of future drydockings but not including deductions for non-cash items including depreciation and amortization and changes in the fair values of financial instruments, if any.

It is anticipated that no part of the initial dividend will include return of capital. Subsequent dividend payments, however, are likely to have a substantial return of capital component.

The table below analyzes GSL Holdings’ ability to pay the proposed initial amounts on its Class A common stock based on the pro forma financial information for the quarter ended March 31, 2008. Under three of the four scenarios (maximum conversions/fully diluted, maximum conversions/basic and no conversions/basic), GSL Holdings has sufficient cash from operations. Under the no conversions/fully diluted scenario, there is a shortfall. GSL Holdings believes that the likelihood of such shortfall occurring during this period is low because warrants and other convertible securities are typically not exercised significantly in advance of their expiration date (August 2010).

			Three months ended March 31, 2008
			No conversions	Maximum conversions
			($ thousands)
Pro forma net income			6,758	6,057
Adjustment for non cash items
Depreciation and amortization			5,743	5,743
Reverse accretion of earnings for intangible liabilities (1)			(1,302)	(1,302)
Reverse charge for equity incentive awards (2)			488	488

			11,687	10,986
Allowance for future dry dock (3)			(700)	(700)

Cash from operations available for dividends			10,987	10,286

Weighted average number of Class A common shares outstanding
No conversions (4)
Basic	52,255,450
Fully diluted	62,701,774

Maximum conversions (4)
Basic	44,252,284
Fully diluted	54,698,608

Dividend per common share per quarter ($)		0.18

Total dividend
Basic			9,406	7,965
Fully diluted			11,286	9,846

Surplus/(shortfall)
Basic			1,581	2,321
Fully diluted			(299)	440

(1)	Reversal of accretion to earnings for the amortization of the intangible liability established as a result of the Merger to record the effect of below market leases. See note O.
(2)	Reversal of the pro forma charge for equity incentive awards which are not expected to give rise to a cash expense in the quarter. See note T.
(3)	In determining cash available from operations for the payment of dividends, it is the intention of the board of directors to set aside an amount estimated to cover anticipated cash costs of future drydockings to manage what would be otherwise potentially substantial and volatile effects on quarterly cashflow as the costs of drydocking are significant (an average of $940 per ship) and at five yearly intervals with timing largely determined by the relevant regulatory rules.
(4)	The pro forma financial information is presented with no conversion of common stock into cash and also on the basis of maximum conversion of 19.99% (or 8,003,166 shares) of common stock into cash.

There can be no assurance that GSL Holdings will pay regular quarterly dividends in the future. For additional information on the dividend policy of GSL Holdings after the consummation of the Merger, see “Dividend Policy.”

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Global Ship Lease is exposed to the impact of interest rate changes primarily through its floating-rate borrowings under Global Ship Lease’s credit facility. Significant increases in interest rates could adversely affect Global Ship Lease’s results of operations and its ability to service its own debt. The Predecessor Group did not enter into interest rate swap agreements to reduce its exposure to cash flow risks from changing interest rates.

In connection with Global Ship Lease’s credit facility, it will enter into interest rate swap agreements to reduce its exposure to market risks of variable interest rates. The swaps will be accounted for as hedging instruments if for accounting purposes they are expected to be effective in mitigating the risks of changes in interest rates over the term of the debt and if they meet all U.S. GAAP requirements. As a result, changes in the fair value of the interest rates swap are excluded from earnings until settled.

Counterparties to these financial instruments expose Global Ship Lease to credit-related losses in the event of non-performance; however, counterparties to these agreements will be major financial institutions, and Global Ship Lease considers the risk of loss due to non-performance to be minimal. Global Ship Lease will not require collateral from these institutions. Global Ship Lease will not issue interest rate swaps for trading purposes.

Sensitivity Analysis

Global Ship Lease’s analysis of the potential effects of variations in market interest rates is based on a sensitivity analysis, which models the effects of potential market interest rate changes on Global Ship Lease’s financial condition and results of operations. The following sensitivity analysis may have limited use as a benchmark and should not be viewed as a forecast as it does not include a variety of other potential factors that could affect Global Ship Lease’s business as a result of changes in interest rates.

Without applying the effect of any interest rate swap arrangements that Global Ship Lease may enter into in connection with Global Ship Lease’s credit facility, and based on borrowings under the credit facility and ignoring cash on deposit as of March 31, 2008 without giving effect to the Merger or taking into account the purchase of the contracted fleet, a hypothetical 1% increase in LIBOR would have the impact of reducing Global Ship Lease’s net income, before income taxes, by approximately $4.0 million.

The interest rate swaps agreements that Global Ship Lease may enter into in connection with the credit facility minimize the risks associated with Global Ship Lease’s variable rate debt under its credit facility. Global Ship Lease expects that these interest rate swaps will significantly reduce the additional interest expense that could be caused by upward changes in variable market interest rates.

Foreign Currency Exchange Risk

The shipping industry’s functional currency is the United States dollar. All of Global Ship Lease’s revenues and the majority of Global Ship Lease’s operating costs are in United States dollars. In the future, Global Ship Lease does not expect to be exposed to any significant extent to the impact of changes in foreign currency exchange rates. Consequently, Global Ship Lease does not presently intend to enter into derivative instruments to hedge the foreign currency translation of assets or liabilities or foreign currency transactions nor to use financial instruments for trading or other speculative purposes.

Inflation

With the exception of rising costs associated with the employment of international crews for Global Ship Lease’s vessels and the impact of the price of lube oil costs, Global Ship Lease does not believe that inflation has had or is likely, in the foreseeable future, to have a significant impact on vessel operating expenses, drydocking expenses and general and administrative expenses.

Off-Balance Sheet Arrangements

Other than the commitments described above, debt instruments and interest rate swaps, Global Ship Lease does not have any other transactions, obligations or relationships that could be considered material off-balance sheet arrangements.

Recent Developments

On March 21, 2008, Global Ship Lease entered into the merger agreement with Marathon, GSL Holdings and CMA CGM pursuant to which Marathon will merge with and into GSL Holdings, its newly-formed, wholly owned Marshall Islands subsidiary, and then Global Ship Lease will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving company incorporated in the Republic of the Marshall Islands and to be renamed “Global Ship Lease, Inc.” As a result of the Merger, each holder of a share of Marathon common stock issued and outstanding immediately prior to the effective time of the Merger will receive Class A common shares of GSL Holdings, except that Marathon Founders, LLC and other initial stockholders will receive an aggregate of 5,000,000 Class B common shares of GSL Holdings in lieu of an equal number of Class A common shares; and CMA CGM will receive $66,570,135 in cash, 7,844,600 Class A common shares of GSL Holdings, 5,000,000 Class B common shares of GSL Holdings, and 12,375,000 Class C common shares of GSL Holdings. The Merger is expected to be completed during the third quarter of 2008, pending stockholder and warrantholder approval and there can be no assurance that the business combination will be consummated. Please see “The Merger Agreement.”

Subsequent Developments

Immediately prior to the Merger, Global Ship Lease will enter into an amendment and restatement of the asset purchase agreement with CMA CGM and certain of its vessel-owning subsidiaries pursuant to which Global Ship Lease will purchase five additional vessels from CMA CGM with expected deliveries in December 2008 and July 2009 for an aggregate purchase price of $437 million, of which $99 million will be deemed to be prepaid by the consideration paid to CMA CGM in the Merger. Please see “Other Transaction Agreements—Asset Purchase Agreement” and “Acquisition of Initial and Contracted Fleet of Global Ship Lease—Asset Purchase Agreement.”

Immediately prior to the Merger, the applicable subsidiaries of Global Ship Lease will enter into amended and restated charter agreements with CMA CGM or its applicable subsidiaries pursuant to which CMA CGM or its applicable subsidiary will charter the Global Ship Lease vessels. The terms of the amended and restated agreements are substantially the same as the current agreements and will reflect an increase in the charter rates for eight vessels of the initial fleet as of April 1, 2008. The charter agreements to be entered into at the time of delivery of the vessels in the contracted fleet will also reflect an increase in the charter rates as initially contemplated by CMA CGM and Global Ship Lease. The aggregate amount of the increased charter rates will be $3.6 million per year. Please see “Other Transaction Agreements—Amended and Restated Charter Agreements” and “Global Ship Lease Business—Time Charters.”

Immediately prior to the Merger, the applicable subsidiaries of Global Ship Lease will enter into amended and restated ship management agreements with CMA Ships, a wholly owned subsidiary of CMA CGM, pursuant to which CMA Ships will provide a variety of ship management services, including purchasing, crewing, vessel maintenance including arranging drydocking inspections and ensuring compliance with flag, class and other statutory requirements necessary to support Global Ship Lease’s business. The terms of the amended and restated agreements are substantially the same as those in the current agreements. Please see “Other Transaction Agreements—Amended and Restated Ship Management Agreements” and “Global Ship Lease Business—Time Charters.”

Immediately prior to the Merger, Global Ship Lease and CMA CGM will enter into amended and restated guarantees under which each will guarantee the obligations of each of its subsidiaries under the charter agreements and ship management agreements. Please see “Other Transaction Agreements—Amended and Restated Ship Guarantees,” “Global Ship Lease Business—Time Charters” and “Ship Manager and Management Related Agreements of Global Ship Lease—Ship Management Agreements.”

Immediately prior to the Merger, Global Ship Lease will enter into an amended and restated global expense agreement with CMA CGM pursuant to which Global Ship Lease will reimburse the ship managers for operating expenses incurred under the ship management agreements. The terms of the amended and restated agreement are substantially the same as those in the current agreement. Please see “Other Transaction Agreements—Amended and Restated Ship Guarantees” and “Ship Manager and Management Related Agreements of Global Ship Lease—Ship Global Expense Agreement.”

Immediately prior to the Merger, Global Ship Lease will enter into a transitional services agreement with CMA CGM pursuant to which CMA CGM will provide general administrative and support services to Global Ship Lease upon its request. Please see “Other Transaction Agreements—Transitional Services Agreement” and “Global Ship Lease Business—Transitional Services Agreement.”

THE INTERNATIONAL CONTAINERSHIP INDUSTRY

The information and data in this section relating to the international containership industry has been provided by Drewry Shipping Consultants (Drewry), and is taken from Drewry databases and other sources available in the public domain. Drewry has advised us that it accurately describes the international containership industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented. Drewry’s methodologies for collecting information and data, and therefore the information discussed in this section, may differ from those of other sources, and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the containtership industry.

Overview

The maritime transportation industry is a vital link in international trade, with oceangoing vessels representing the most efficient, and often the only, means of transporting large volumes of commodities, semi-manufactured goods and finished products. Seaborne cargo is categorized as either dry or liquid. Dry cargo includes container cargo, dry bulk cargo and other dry non-container cargo, while liquid cargo includes oil, refined oil products, liquefied gases and chemicals. Container cargo is shipped primarily in 20-foot or 40-foot containers and includes a wide variety of raw materials, commodities, semi manufactured goods and finished products. In 2007, approximately 1,272 million tons of container cargo was moved by sea, representing 389 million TEU of loaded container port movements. Dry bulk cargo includes, among other things, iron ore, coal and grain, other agricultural products, minerals, cement and forest and metal products. Other non-container cargo includes dry cargo that cannot be shipped in a container due to size, weight or handling requirements, such as large manufacturing equipment or large industrial vehicles.

The following table illustrates the breakdown of the global trade by type of cargo in 2007:

World Seaborne Trade (2007)

	Tons (Millions)	% Total
Dry Bulk	2,975	33.2
Liquid	3,881	43.4
Container Cargo	1,272	14.2
Non-Container/General Cargo	820	9.2

Total	8,948	100.0

Source: Drewry

Container Shipping

Container shipping was first introduced in the 1950’s and since the late 1960’s has become the most common method for transporting many industrial and consumer products by sea. Container shipping is performed by container shipping companies who operate frequent scheduled or liner services, similar to a passenger airline, with pre-determined port calls, using a number of owned or chartered vessels of a particular size in each service to achieve an appropriate frequency and utilization level.

Container shipping occupies an increasingly important position in world trade and it is the fastest growing sector of international shipping, benefiting from a shift in cargo transport towards unitization as well as from changes in world trade. The 2007 container shipping volume increased by nearly 11.5% from 2006. This growth has been sustained by general increases in world trade, increased global sourcing and manufacturing and continuing penetration of the general cargo market. Container shipping companies have also shown a trend to charter an increased percentage of their fleets from third party owners on competitive long-term charters as opposed to purchasing vessels outright. This is primarily due to the continued strong growth in capacity demand, container shipping companies’ capital constraints and increased requirements for flexibility in fleet deployments to optimize changing service demands.

In 2007, approximately 1.27 billion tons of containerized cargo was transported by sea, comprising 14% of all seaborne trade (in tonnage), representing an increase of 161.7% compared to 1997, when 486 million tons of cargo was carried in containers. In the period from 1997 to 2007, the average annual increase in trade based in terms of tons of containerized cargo carried has been approximately 10.1%, compared with 4.6% for all types of cargo transported by sea.

World Container Cargo (‘000 Tons)

Source: Drewry

Container shipping has a number of advantages compared with other shipping methods, including:

•

Less Cargo Handling. Containers provide a secure environment for cargo. The contents of a container, once loaded into the container, are not directly handled until they reach their final destination. Using other shipping methods, cargo may be loaded and discharged several times, resulting in a greater risk of breakage and loss.

•	Efficient Port Turnaround. With specialized cranes and other terminal equipment, containerships can be loaded and unloaded in significantly less time and at lower cost than other cargo vessels.

•

Highly Developed Intermodal Network. Onshore movement of containerized cargo, from points of origin, around container ports, staging or storage areas and to final destinations, benefits from the physical integration of the container with other transportation equipment such as road chassis, railcars and other means of hauling the standard-sized containers. A sophisticated port and intermodal industry has developed to support container transportation.

•

Reduced Shipping Time. Containerships can travel at speeds of up to 25 knots per hour, even in rough seas, thereby transporting cargo over long distances in relatively short periods of time. This speed reduces transit time and facilitates the timeliness of regular scheduled port calls, compared to general cargo shipping.

The containers used in maritime transportation are steel boxes of standard dimensions. The standard unit of measure of volume or capacity in container shipping is the 20-foot equivalent unit or TEU, representing a container which is 20-foot long, and typically 8.5 feet high and 8 feet wide. A 40-foot long container is equivalent to two TEU. There are specialized containers of both sizes to carry refrigerated perishables or frozen products as well as tank containers that carry liquids such as liquefied gases, spirits or chemicals.

A container shipment begins at the shipper’s premises with the delivery of an empty container. Once the container has been filled with cargo, it is transported by truck, rail or barge to a container port, where it is loaded onto a containership. The container is shipped either directly to the destination port or through an intermediate port where it is transferred to another vessel, an activity referred to as trans-shipment. When the container arrives at its destination port, it is off-loaded and delivered to the receiver’s premises by truck, rail or barge.

Containership Demand

Global container trade has increased every year since the introduction of long haul containerized shipping routes in the late 1960s. Its growth is primarily driven by the growth of economic output and consumption, increases in global sourcing and changes in patterns of world trade. Therefore, container trade growth is in part dependent on levels of economic growth and regional/national GDP. GDP serves as the best indicator of prospective container volumes.

Inexpensive and reliable containerized transport has facilitated manufacturing and distribution processes that have accompanied globalization allowing manufacturing to move away from traditionally high cost production areas, such as Japan, West Europe and North America, to lower cost production areas, such as China. There has been little or no impact on the quality of the distribution process to the primary consumer markets. As an illustration of the relative low cost of containerized transportation, many technologically advanced countries are exporting component parts for assembly in other countries and re-importing the finished products. Manufacturers have also focused more on “just-in-time” delivery methods, which is facilitated by the fast transit times and frequent, reliable services offered by container line operators and the intermodal industry.

The container shipping industry has exhibited high demand growth with a compound annual growth rate in volume terms (as measured in TEU capacity) of approximately 10% over the period from 1997 through 2007. This growth represents a multiple of approximately three times the growth in world GDP over the same period. The high growth rate was mainly due to the following factors:

•	increases in world trade;

•	increases in global sourcing and manufacturing; and

•	continuing penetration by containerization of traditional shipping sectors, such as bulk and refrigerated cargo markets.

Operators have shifted away from traditional methods of transporting general cargo and refrigerated perishables towards containerization, as more ports around the world introduce container handling technology and as container shipping productivity becomes more widely recognized.

In addition to the effect of general economic conditions, there are several structural factors that also impact global container trade, and may cause the demand for containerships to continue to rise even in periods of economic stagnation. Investment in port and canal infrastructure has often not been sufficient to keep up with global container demand growth with a consequence that there is congestion in some parts of the transportation chain. Congestion increases ships’ time in transit and reduces overall efficiency. Also, as the largest containerships are deployed in the major trade routes, incremental tonnage is required to feed cargo to these mother ships from ports that either do not have the volume or the infrastructure to be able to serve very large vessels directly. Congestion and increasing trans-shipment absorbs additional ship capacity for no overall growth in the container market.

World container port throughput, a measure of the level of activity of the container shipping industry, is made up of three different traffic streams: loaded containers, empty containers and trans-shipment containers (full and empty). The following chart shows world container trade in terms of both loaded and empty container movements through ports globally. In the period from 1997 to 2007, port movements of loaded containers rose from 142 million to 389 million TEU, an increase of 174%.

World Containership Port Throughput including Empty Containers and Trans-shipments (Million TEU)

Source: Drewry

Regional trends in container port throughput in the period from 2001 to 2007 are shown in the table below. In total, world throughput of loaded, empty and trans-shipment containers increased from 248 million TEU in 2001 to 493 million TEU in 2007, equivalent to an increase of 99%, or a compound annual growth rate of 12%.

Regionally, the Far East and South East Asia accounted for 49% of global port throughput in 2007, compared with the other major markets of West Europe and North America. Collectively, these four regions accounted for 78% of all container port throughput in 2007.

Global Port Throughput including Empty Containers

and Trans-shipments (Million TEU)

	2001	2002	2003	2004	2005	2006	2007*
North America	31.2	34.2	37.5	40.8	44.2	46.9	48.8
West Europe	52.8	57.7	63.4	70.7	76.9	82.8	92.1
North Europe	32.0	34.5	37.5	41.9	46.1	51.0	57.1
South Europe	20.8	23.3	25.9	28.8	30.8	31.8	35.0
Asia	75.2	87.6	105.4	124.7	140.1	154.2	177.0
South East Asia	36.9	41.1	45.7	51.6	54.6	59.7	66.9
Mid-East	12.3	13.7	16.0	19.8	22.6	24.3	26.9
Latin America	18.8	19.2	21.4	24.7	27.2	31.8	35.2
Caribbean/Central America	10.4	10.4	11.5	12.9	13.9	16.6	18.4
South America	8.4	8.8	9.9	11.8	13.3	15.2	16.8
Oceania	5.3	6.0	6.5	7.3	7.52	7.9	8.6
South Asia	5.9	6.6	7.3	8.5	9.4	11.5	13.7
Africa	7.6	8.5	10.3	11.4	12.4	15.5	17.0
Eastern Europe	1.5	1.9	2.4	3.2	4.4	5.3	6.6

World	247.5	276.6	316.0	363.0	339.4	440.0	492.8

*	Data will be subject to further change as reported figures are amended by original source providers.

Source: Drewry

There are three core, or arterial, trade routes in the container shipping industry: the Transpacific, Transatlantic and Asia-Europe. These routes are often referred to as the East/West trades. Trade along the East/West routes is primarily driven by United States and European consumer demand for products made in Asia. Supporting these core routes are the North/South routes and a network of regional routes that include the Intra-Asia market, which is the largest in the world. Drewry estimates the Intra-Asia market to be over 41.8 million TEU, or 8.5% of global port throughput in 2007. Other regional routes include Europe/Mediterranean, Caribbean/United States, Europe/South America, Asia/Australia and North America/South America routes. Different routes are usually served by vessels of different sizes as determined by the size of the trade, required service frequency and physical constraints of the ports visited.

The East/West routes are higher volume and longer and, as a result, are generally served by the larger containerships known as Intermediate, Panamax, Post-Panamax and Very Large. The Intra-Asia and North/South trade routes are generally served by smaller containerships, Feeder, Handysize, Intermediate and Panamax, and regional routes are generally served by Feeder, Handysize and Intermediate. The following table shows the trade routes on which different sizes of containerships are likely to be suitable to trade:

Containerships (Typical Deployment by Size Category)

Trade Route	Feeder	Handysize	Intermediate	Panamax	Post- Panamax	Large/Very Large
TEU	<1,000	1,000- 1,999	2,000-2,999	3,000- 4,999	5,000- 7,999	8,000+
East/West Routes			X	X	X	X
Intra-Asia	X	X	X	X
North/South Routes	X	X	X	X
Intra-Regional Routes	X	X	X

Source: Drewry

The chart below shows the growth, in volume, of the three East/West trades from 2000 to 2007. These trades constitute approximately 9.0% of global port throughput, with Intra-Asia, as noted above, at 41.8 million TEU in 2007 being another 8.5%.

East/West Container Trade Routes

(Thousand TEU)

Source: Drewry

The process of globalization, China’s entry into the World Trade Organization in 2001 and the subsequent boom in cheap manufacturing has fueled global economic development and demand. As a result, almost all trade routes with the Far East have experienced significant annual growth in container traffic in the past five years.

For example, the Far East/Mediterranean trade volume grew to 5.4 million TEU in 2007 from 4.5 million TEU in 2006, which was an increase of 20.4%. Many liner services previously combined North Europe and Mediterranean calls on one service, but due to increased demand there is now a distinction in the market place. Similarly, trade from the Far East to the Mid-East, Africa (West and South) and the East Coast of South America has increased substantially in recent years as trade links with China have increased. Traditional buying patterns have also changed, and West African consumers, for example, now buy cheaper consumer goods from China rather than from Europe, which was the traditional trading partner.

Volumes on the North/South and regional trades are more difficult to chart, but the trend is one of continued growth in most sectors. With more free trade deals being signed within the Asian region, intra-Asian trade is also set to increase. Because there are so many individual trade routes and the level of trans-shipment is high, exact growth is difficult to track, but is generally estimated to be approximately 10% on an annualized basis for the trades within and from Asia.

The table above also highlights the difference in volumes between the headhaul and backhaul trades, meaning the volume moved eastbound and westbound, with the imbalance being as much as three-to-one in the dominant direction. Container traffic is unbalanced on many global trade routes and in some cases the gap is widening. While continued growth in the headhaul direction is encouraging, the imbalance impacts supply, the level and pace of newbuilding and ocean freight rates in the backhaul trades. The reason for the imbalance in backhaul trades is the divide between export-dominated and import-dominant countries for containerized goods, which is largely related to the shift of manufacturing to low cost countries. This trend is set to continue.

Containership Supply

Containerships are typically “cellular,” which means they are equipped with metal guide rails to allow for rapid loading and unloading, and provide for more secure carriage. Partly cellular containerships include roll-on/roll-off vessels or “ro-ro” ships and multipurpose ships which can carry a variety of cargo including containers. Containerships may be “geared,” which means they are equipped with cranes for loading and unloading containers, and thus do not need to rely on port cranes. Geared containerships are typically 2,500 TEU and smaller. All large containerships are fully cellular and call at ports with adequate shore-based loading and unloading equipment and facilities.

While new investment has tended to concentrate on building gearless vessels for the larger trade routes and as port infrastructure improves, geared vessels are still very important for regional trade lanes and areas such as West Africa, the eastern coast of South America and certain Asian regions, including Vietnam and Indonesia, where port infrastructure may be poor or, in some cases, non-existent.

Because many geared ships operating in the intra-Asia arena are now quite old, there may be a shortage of such vessels at some stage in the mid-term as many of these ships are likely to be scrapped in the next few years and will need to be replaced by newbuildings.

As of May 31, 2008, the world fleet of fully cellular containerships consisted of 4,477 vessels totaling 11.2 million TEU in nominal capacity. These figures exclude multipurpose and ro-ro vessels with container carrying capability.

The non-weighted average age of container ships currently in service, as of May 31, 2008 , was 11.0 years. For ships below 500 TEU, the non-weighted average age figure was 21.3 years and for ships above 8,000 TEU the non-weighted average age was 1.2 years. The latter figure reflects the recent trend to build ever larger containerships. The average size of container vessels in service in 1997 was 1,590 TEU, but by May 2008 the average size had increased to 2,504 TEU. Average size will continue to rise due to the number of large container vessels on order. Indeed, the average size of container vessels on order as of May 2008 was 4,797 TEU. The total fleet has grown rapidly to meet the growth in demand and in capacity terms has increased by 200% between the end of 1997 and May 2008.

Source: Drewry

World Cellular Containership Fleet by Size (as of May 31st, 2008)

	Size (TEU)	No.	TEU (Thousand)
Feeder	<1,000	1,244	729
Handy-size	1,000-1,999	1,196	1,690
Intermediate	2,000-2,999	688	1,736
Panamax	3,000-4,999	735	2,900
Post Panamax	5,000-7,999	442	2,639
Large	8,000-7,999	160	1,369
Very Large	10,000+	12	148
	Total	4,477	11,212

Source: Drewry

Although the container shipping industry has exhibited high demand growth, the financial performance of traditional charter owners and container shipping companies has been cyclical due to periodic imbalances in the supply of containerships and the demand for container shipping services. In May 2008, the containership newbuilding orderbook in terms of TEU size was equivalent to 57% of the existing cellular containership fleet. However, delivery of this orderbook will take almost four years which results in an annual growth rate of approximately 15%, which is close to recent growth rates in global containerized trade. If demand growth is not at a level sufficient to absorb this additional capacity (net of ship scrappings, congestion and changes in the pattern of world trade that absorb additional capacity), there may be oversupply which would typically cause freight rates to fall. In turn, this could reduce the financial performance of container shipping companies. Oversupply will also typically cause ship charter rates to fall, in particular in the short term charter market. This decline could then affect the results of charter owners. If demand growth catches up with, and then exceeds, supply growth (due either to higher demand growth from increased economic activity or a reduction in supply growth as the order book is delivered and new orders are placed at a lower rate), the cycle turns with a shortage of capacity driving up freight and charter rates.

Several factors affect the pace of new ordering, notably the relative strength of the market and forecasted growth mainly on headhaul legs, the price of newbuildings and the availability of building slots at suitable shipyards.

Many major containership operators are concentrating on investments in large and very large containerships (8,000 TEU+) and this sector alone currently accounts for a third by capacity of all current container ship orders. Since Maersk deployed the first 10,000 TEU+ vessels in the Far East/Europe trade in 2006, further orders for vessels of similar size and larger have followed from some of the largest container operators.

Containership Orderbook by Size (as of May 31st , 2008)

Size Category	TEU	Number of Vessels	Capacity (Thousand TEU)	Orderbook Per cent. Existing Fleet	Per cent. of Total Orderbook
Very Large	10,000+	186	2,234	1507.7	34.3
Large	8,000-9,999	111	952	69.5	14.6
Post Panamax	5,000-7,999	169	1,044	39.5	16.0
Panamax	4,000-4,999	310	1,274	43.9	19.6
Intermediate	2,000-3,999	151	388	22.4	6.0
Handy-size	1,000-1,999	271	391	23.1	6.0
Feeder	<1,000	135	112	15.3	1.7
Total		1,333	6,513	57.0	100.0

Source: Drewry

Source: Drewry

Major Operators

The following table shows the relative size of the fleets of the world’s top 20 container ship operators by capacity. Maersk is by far the world’s largest ocean operator in terms of vessel capacity. In recent years, Mediterranean Shipping (MSC) and CMA CGM have grown to become the second and third largest operators, respectively. In addition, the two Chinese operators, Cosco and China Shipping have also expanded capacity. While there are still in excess of 500 liner companies, many of which are small regional and niche players, the top 10 carriers account for 65% of all global capacity and the top 20 account for 88%, up from approximately 66% in early 2005 due to consolidation and disproportionate organic growth largely related to the dramatic increase in exports from China.

Container Line Vessel Capacity (as of February 29, 2008)

Company	Ranking	TEU	Vessels	Capacity Share %
Maersk	1	1,781,257	497	16.4%
Mediterranean Shipping	2	1,233,335	370	11.4%
CMA CGM	3	855,054	343	7.9%
Evergreen	4	628,898	180	5.8%
Hapag-Lloyd	5	495,588	140	4.6%
Cosco Container Lines Ltd	6	441,237	147	4.1%
China Shipping	7	418,751	120	3.9%
APL	8	403,759	119	3.7%
NYK	9	396,945	121	3.7%
Orient Overseas Container Line	10	360,179	88	3.3%
Hanjin Shipping	11	332,180	76	3.1%
Mitsui OSK Lines	12	323,729	103	3.0%
K Line	13	298,122	93	2.7%
Zim	14	288,713	115	2.7%
Yang Ming	15	273,356	83	2.5%
Compania Sud Americana de Vapores	16	260,722	87	2.4%
Hamburg Sud	17	207,359	79	1.9%
Hyundai Merchant Marine	18	206,899	46	1.9%
Pacific International Lines	19	168,598	104	1.6%
Wan Hai Lines	20	133,105	76	1.2%
Others		1,344,214	1,394	12.4%

Total Fleet		10,852,000	4,381	100.0%

In the container shipping sector, consolidation has occurred for several reasons, including the achievement of economies of scale, gaining or strengthening a market position in a particular region and acquiring a fleet of appropriately sized vessels. Major acquisitions in the last few years include AP Moller-Maersk’s purchase of P&O Nedlloyd and Safmarine, and Hapag-Lloyd’s acquisition of CP Ships. CMA CGM has acquired several operators including Delmas and OTAL and most recently a Taiwanese operator, Cheng Lie Navigation.

Evergreen has bought Lloyd Triestino. MSC’s growth however, has largely been organic, as has that of both Cosco and China Shipping. Another trend of recent years has been the emergence of regional Asian players into the big league, which include PIL and Wan Hai. Both have traditionally been intra-Asian specialists, but each has invested in Panamax and Post-Panamax tonnage to enter the Far East/Europe, Transpacific and Far East/East Coast South America and African trades.

Although over the years the major containership operators have been instrumental in ordering new ships leading to growth in the world fleet, non-operator owners have also played a major part in fleet growth. Non-operators charter out their vessels to operators rather than operating them directly, and in turn this satisfies a growing trend among major operators to charter-in vessels. Non-operators are often referred to as “owners” or “charter owners” and include companies such as Seaspan and Danaos and those established under the mainly tax driven German KG scheme.

Outright vessel ownership carries certain benefits in terms of providing base capacity at stable, and perhaps lower, cost over the life of a vessel and long-term assets to support their balance sheets, but chartering-in provides an operator with greater flexibility, effective outsourcing of ship management and, depending on market conditions, short term cost savings along with reduced capital requirements. Container shipping companies continue to increase their use of chartered-in vessels to add capacity in their existing trade routes or establish new trade routes.

Charter owners have also played a part in the recent investment in new container ships, especially ships smaller than 4,500 TEU, where there is an active market for charter periods ranging up to three years or more. An active charter market for larger vessels of Panamax and Post-Panamax size is also developing however, where charter periods are often for longer durations.

The trend among the major container operators to charter-in tonnage has grown in recent years. In February 2008, chartered-in ships accounted for approximately 50% of the capacity of the top 10 container shipping companies. Just over a decade ago in 1997 it was estimated to be below 30%.

Container Freight Rates

The following table shows the average container freight rate per TEU on the core East/West trade lanes: Transpacific, Far East/Europe and Transatlantic. Terminal handling charges and intermodal rates, where applicable, are included. In general, container freight rates are impacted mainly by the balance between supply of and demand for container shipping services and rates move with changes in this balance. Annual changes can be quite volatile and the decline in freight rates in 2001-2002 leading to a downturn in the global liner shipping industry was caused by a slow down in demand growth which was only 4% measured in tons. This slow growth in 2001 to 2002, combined with a larger increase in capacity at the time, resulted in over-capacity. When trade volumes picked up, freight rates increased accordingly during the period from 2003 to 2005, before declining again in 2006. In 2007 however, rates staged a small recovery on the back of stronger growth in trade volumes.

Container Rates for East/West Routes ($/TEU)

                                    [CHART]

Source: Drewry

Although the relationship between supply and demand sets the tone for the freight rate environment, other factors, including market sentiment also play a part. Indeed, in recent years the relationship between supply and demand and its impact on freight rates has become less clear. For example, in 2006 headhaul demand remained strong on the Far East/Europe and Transpacific trades, but freight rates still declined partly because the major acquisitions of P&O Nedlloyd and CP Ships by the AP Moller Group and Hapag-Lloyd respectively unsettled the market and created short-term decreases in charter rates due to increased competition for business.

Predatory pricing can also be a factor in some trade routes and often, when ocean carriers start a new service in a small trade lane, the immediate reaction is for spot freight rates to fall as existing carriers protect their market share.

Average Container Rates for East/West Routes 2000-2007

	$/TEU	Change yoy
2000	1,421	2.6%
2001	1,269	-10.7%
2002	1,155	-9%
2003	1,352	17.1%
2004	1,455	7.6%
2005	1,492	2.6%
2006	1,402	-6.1%
2007	1,437	2.5%

Source: Drewry

Freight rates for specialized cargo including refrigerated products normally carry a premium due to increased costs of transportation and more expensive equipment such as temperature controlled containers. Many surcharges, including bunker fuel, congestion, currency adjustment, peak season and heavyweight are standard practice in the industry and these are normally paid in addition to the basic port to port ocean freight.

Ship Charter Rates

The same factors that drive freight rates also affect charter rates. The growth in demand for container shipping and the increasing trend among major container operators to charter-in tonnage have generally increased demand pressure and over time have caused an increase in time charter rates.

Period Averages of One Year Containership Time Charter Rates ($ per Day)

TEU	1,500 Geared	2,500 Geared	3,500 Gearless
2000	11,625	17,869	24,025
2001	9,475	13,938	19,325
2002	7,188	10,326	14,431
2003	11,741	17,833	23,666
2004	20,200	26,500	31,575
2005	25,275	29,825	30,350
2006	16,492	20,496	25,075
2007	15,775	21,336	27,479
May 2008	17,500	29,125	30,600

Source: Drewry

With some exceptions, time charter rates for all vessel sizes increased steadily from 2002 into 2005, in some cases rising by as much as 50%, as charter markets experienced significant growth; demand for vessels was largely instigated by the growth in the volume of exports from China. In 2006, time charter rates weakened due to supply rising faster than demand and also market perception. This trend continued in 2007 for certain vessel sizes, although in certain instances, time charter rates increased in 2007, as the supply in the container shipping market tightened once more. Further increases have also been seen in the first two months of 2008.

The following chart indicates quarterly average rates for smaller vessels from 2000 to May 2008.

Source: Drewry

Containership Newbuilding Prices

Newbuilding prices have risen steadily since 2002, owing to a shortage in newbuilding capacity during a period of high ordering and increased shipbuilders’ costs as a result of rising raw material prices, mainly steel. Shipyards in South Korea, Japan and China appear to be at capacity through to 2010, and in certain shipyards beyond that date. Since early 2006, longer delivery dates have contributed to a slowdown in new ordering across all sectors, which has led to some moderation in newbuilding prices. The following chart indicates average newbuilding prices from 2000 to May 2008.

Source: Drewry

Containership Secondhand Prices

Values are primarily driven by supply and demand for vessels. During extended periods of high demand, as evidenced by high charter rates, vessel values tend to appreciate and vice versa. However, vessel values are also influenced by age and specification and by the replacement cost (newbuilding price) in the case of vessels up to five years old.

Containership Secondhand Prices ($ Millions)

Source: Drewry

Values for younger vessels tend to fluctuate less on a percentage—not a nominal—basis than values for older vessels. This is attributed to the finite life of vessels which makes the price of younger vessels with a commensurably longer remaining economic life less susceptible to the level of prevailing and expected charter rates, while prices of older vessels are influenced more since their remaining economic life is limited.

Vessels are usually sold through specialized brokers who report transactions to the maritime transportation industry on a regular basis. The sale and purchase market for vessels is therefore transparent and liquid, with a large number of vessels changing hands on an annual basis.

Containership Secondhand Prices for Five-Year-Old Vessels ($ Millions)

TEU	Geared 1,500	Geared 2,500	Gearless 3,500	Gearless 4,000
2000	19.3	27.3	33.4	35.9
2001	18.9	27.4	32.5	37.0
2002	15.1	24.0	28.1	36.3
2003	17.2	26.3	31.8	31.8
2004	26.5	38.5	43.3	54.3
2005	30.0	49.6	55.0	59.5
2006	29.8	40.2	44.5	48.4
2007	35.9	46.5	57.0	63.0
May 2008	42.0	46.9	57.0	63.0

Source: Drewry

Along with rising newbuilding prices and a strong charter market in 2003, 2004 and in the first half of 2005, prices for secondhand vessels increased. In 2005, secondhand prices for some five-year-old ships were close to newbuilding prices because shipowners were paying premiums for modern and immediately available vessels. However, in 2006 values decreased as a result of the downturn in the freight market, only to rebound again in 2007, with further increases taking place in the first few months of 2008.

GLOBAL SHIP LEASE BUSINESS

General

Global Ship Lease is a Republic of the Marshall Islands corporation formed on May 3, 2007 to establish a business of owning a fleet of modern containerships of diverse sizes and chartering them out under long-term, fixed-rate charters to reputable container shipping companies to generate stable cash flow. All of the vessels in its initial and contracted fleet will be time chartered to CMA CGM for terms between five and 17 years equal to a non-weighted average term of 11 years. Global Ship Lease intends to grow its fleet through vessel acquisitions, charter these vessels out, further increase its distributable cash flow per share and pay regular quarterly dividends to its shareholders.

Global Ship Lease entered into an asset purchase agreement with CMA CGM and certain of its vessel-owning subsidiaries in October 2007 to acquire, inter alia, 10 secondhand vessels and two newly built vessels. Global Ship Lease refers to these 12 containerships collectively as its “initial fleet.” Its initial fleet has an aggregate capacity of 36,322 TEU, had a weighted average age of 5.3 years and a non-weighted average age of 5.8 years at delivery. The asset purchase agreement was subsequently amended in December 2007 to adjust the payment method of the purchase price.

At the closing of the Merger, the asset purchase agreement will be further amended and enables Global Ship Lease to acquire four secondhand vessels and one newbuilding with an aggregate capacity of 29,975 TEU, a weighted average age of 3.5 years and a non-weighted average age of 3.5 years upon delivery. Global Ship Lease refers to these five vessels collectively as its “contracted fleet.” Three of the secondhand vessels and the newbuilding are expected to be delivered in December 2008 and the other secondhand vessel is expected to be delivered in July 2009. In this joint proxy statement/prospectus, we refer to the asset purchase agreement, as amended in December 2007 and as anticipated to be amended at the closing of the Merger, as the asset purchase agreement.

Upon completion of the acquisition of its initial and contracted fleet, Global Ship Lease will own a modern fleet of containerships ranging in sizes from 2,207 TEU to 10,960 TEU, with an average TEU capacity of approximately 3,900. Its initial and contracted fleet will have an aggregate capacity of 66,297 TEU, a weighted average age of 5.3 years and a non-weighted average age of 5.8 years upon delivery of all of its vessels, which Global Ship Lease expects to occur in July 2009.

CMA CGM, a French corporation, is the third largest container shipping company in the world, operating a fleet of 393 ships with a total capacity of 935,975 TEU as of March 31, 2008.

In February 2008, Drewry estimated that world container traffic (measured in TEU capacity) may grow by 10.1% in 2008, and may continue to grow at a similar high rate thereafter. According to Drewry, container shipping companies have been chartering-in increased portions of their fleets from third party owners on long-term charters as opposed to purchasing vessels outright; this trend is primarily due to the continued strong growth in capacity demand, combined with container shipping companies’ capital constraints and increased requirements for flexibility in fleet deployments to optimize changing service demands. Chartered-in vessels accounted for approximately 50% of the top 10 container shipping companies’ capacity in February 2008, compared to less than 30% in 1997. Global Ship Lease believes that it is well-positioned to capitalize on this trend by offering container shipping companies competitive charters of newbuildings and secondhand vessels to either grow their fleet or to replace owned or other vessels with long-term chartered vessels. Recent high oil prices have forced container operators to decrease vessel operating speeds in order to conserve fuel and make vessels more fuel efficient. This trend has had the impact of increasing the number of ships required to provide the same level of service. In addition, growth in emerging markets and the development of new trade routes such as Asia-Eastern Europe, Asia-Middle East and Intra-Asia have also been positive drivers of increased demand for vessel capacity.

Each of the members of Global Ship Lease’s senior management team has a professional background in the shipping industry. Ian J. Webber, its Chief Executive Officer, has over 12 years of experience in the shipping industry, Susan J. Cook, its Chief Financial Officer, has 15 years of experience in the shipping industry and Thomas A. Lister, its Chief Commercial Officer, has 15 years of experience in liner shipping and ship finance.

Global Ship Lease’s management team undertakes all management of, and strategy for, its initial and contracted fleet and supervises the day-to-day ship management of its vessels which is currently provided by, or under the responsibility of, CMA Ships, a wholly owned subsidiary of CMA CGM. Each ship management agreement has a term of three years, but may be terminated after the first year if an alternative manager meeting certain criteria is retained at lower cost. For its services, the Ship Manager receives an annual management fee of $114,000 per vessel. Global Ship Lease will also reimburse the Ship Manager for operating expenses incurred by it on Global Ship Lease’s behalf, up to a quarterly cap. The global expense agreement establishes the quarterly cap and the Ship Manager will bear the amount of operating expenses incurred on its behalf in excess of a quarterly cap. Drydocking expenses and insurance premiums are not subject to the quarterly cap.

Global Ship Lease’s Fleet

Pursuant to the asset purchase agreement, Global Ship Lease has acquired an initial fleet of 10 secondhand vessels and two newly built vessels, and will acquire a first contracted fleet comprised of three secondhand vessels and one newbuilding expected to be delivered in December 2008 and a second contracted fleet comprised of one secondhand vessel, expected to be delivered in July 2009.

The aggregate purchase price for its initial fleet was $573.0 million. Global Ship Lease financed its initial fleet with borrowings under its credit facility and a shareholder loan from CMA CGM (which will be cancelled upon the Merger). The aggregate purchase price for the vessels of its contracted fleet is $437.0 million, of which $99.0 million is deemed prepaid pursuant to the Merger. Global Ship Lease expects to finance the balance of the purchase price of the vessels in its contracted fleet with borrowings under its credit facility.

Global Ship Lease’s initial fleet consists of 12 containerships, including two newly built vessels, with an aggregate capacity of 36,322 TEU and had a weighted average age of 5.3 years and a non-weighted average age of 5.8 years at delivery. Its contracted fleet has an aggregate capacity of 29,975 TEU, a weighted average age of 3.5 years and a non-weighted average age of 3.5 years upon delivery. Upon delivery of its contracted fleet, its initial and contracted fleet will have an aggregate capacity of 66,297 TEU and, as of that time, a weighted average age of approximately 5.3 years and a non-weighted average age of 5.8 years. All vessels in its initial and contracted fleet will be time chartered to CMA CGM for terms ranging from five to 17 years and a non-weighted average charter period of 11 years.

The following chart provides information about the initial and contracted fleet:

Vessel Size	As of March 31, 2008	In December 2008	In July 2009
2,207 TEU	4	4	4
2,262 and 2,272 TEU	4	4	4
4,113 TEU	2	2	2
4,045 TEU	0	2	2
4,298 TEU	0	1	1
5,100 TEU	2	2	2
6,627 TEU	0	0	1
10,960 TEU	0	1	1

Total Number of Vessels	12	16	17

Aggregate Capacity (TEU)	36,322	59,670	66,297

The table below provides additional information about Global Ship Lease’s initial and contracted fleet, including the current owners of the vessels:

Vessel Name	Size (TEU)	Year Built	Current Owner	Classification Society
Initial Fleet:
Ville d’Orion	4,113	1997	Global Ship Lease	Bureau Veritas
Ville d’Aquarius	4,113	1996	Global Ship Lease	Bureau Veritas
CMA CGM Matisse	2,262	1999	Global Ship Lease	Bureau Veritas
CMA CGM Utrillo	2,262	1999	Global Ship Lease	Bureau Veritas
MOL Rainbow	2,207	2003	Global Ship Lease	Bureau Veritas
Julie Delmas	2,207	2002	Global Ship Lease	Bureau Veritas
Kumasi	2,207	2002	Global Ship Lease	Bureau Veritas
Marie Delmas	2,207	2002	Global Ship Lease	Bureau Veritas
CMA CGM La Tour	2,272	2001	Global Ship Lease	Bureau Veritas
CMA CGM Manet	2,272	2001	Global Ship Lease	Bureau Veritas
CMA CGM Alcazar	5,100	2007	Global Ship Lease	Bureau Veritas
CMA CGM Château d’lf	5,100	2007	Global Ship Lease	Bureau Veritas

First Contracted Fleet:
Hull 4.126 (Newbuilding)	10,960	2008	Not applicable CONTI 39. Container Schiffahrts-GmbH & Co. KG	Bureau Veritas
CMA CGM Jamaica	4,298	2006	MS “CONTI MARSEILLE” CONTI 41. Container Schiffahrts-GmbH & Co. KG	Germanischer Lloyd
CMA CGM Sambhar	4,045	2006	MS “CONTI NICE” CONTI 42. Container Schiffahrts-GmbH & Co. KG	Lloyd’s Register
CMA CGM America	4,045	2006	MS “CONTI NANTES”	Lloyd’s Register

Second Contracted Fleet:
CMA CGM Berlioz	6,627	2001	CMA CGM	Bureau Veritas

Global Ship Lease’s Competitive Strengths

Global Ship Lease believes that it possesses a number of competitive strengths that will allow it to capitalize on the growth opportunities in the containership shipping industry, including the following:

•

Stable cash flows based on long-term, fixed-rate charters with staggered expirations. All of the vessels in its initial and contracted fleet are, or upon delivery to Global Ship Lease will be, subject to long-term, fixed-rate charters ranging from five to 17 years with a non-weighted average charter period of 11 years. As a result, its revenues have long-term stability and are protected from the volatility of the spot market and short-term charter rates. In addition, Global Ship Lease believes that the staggered expirations of its charters reduce its exposure to the risk of having to re-charter in what might be a volatile charter market. Global Ship Lease expects to have relatively stable operating costs and expenses until at least 2010 because of its fixed fee and capped operating cost arrangements under its ship management agreements and the global expense agreement.

•

Modern and diverse fleet. Upon expected delivery of all the vessels of its initial and contracted fleet in July 2009, Global Ship Lease’s fleet will have a weighted average age of approximately 5.3 years and a non-weighted average age of 5.8 years compared to a non-weighted average age for the world containership fleet, as of February 29, 2008, of 11 years. Its initial and contracted fleet has been, and the newbuilding will be, built to established standards by reputable shipyards, including Hanjin,

Daewoo and the China Shipbuilding Corporation. Global Ship Lease believes that owning a modern and consistently maintained fleet reduces the number of off-hire days, decreases operating costs, improves safety and provides Global Ship Lease with a competitive advantage in securing future employment for its vessels. The vessels in its initial and contracted fleet will range in capacity from 2,207 TEU to 10,960 TEU, with an average TEU capacity of approximately 3,900. In addition, eight of the ships in its fleet are geared. This diversity in its fleet will allow its vessels to operate on different trading routes and offer increased flexibility in the re-charter market. Its fleet will also include five sets of sister ships with similar design specifications, which will provide Global Ship Lease with certain efficiencies in crew training and lower inventory and maintenance expenses.

•

Financial strength and flexibility. Global Ship Lease entered into an $800 million credit facility to finance, in part, the acquisition of its initial and contracted fleet. After payment for its initial and contracted fleet, Global Ship Lease expects to have $274.3 million of undrawn availability under its credit facility. Global Ship Lease believes that these available funds, together with its policy of retaining a portion of its cash flows for re-investment, will allow Global Ship Lease to make accretive vessel acquisitions.

•

Experienced management team. Global Ship Lease’s management team has an aggregate of over 40 years of experience in the international container shipping industry and long-term relationships with many companies and individuals in the industry. Global Ship Lease will be able to capitalize on this experience and relationships to identify future acquisitions and charter opportunities and expand its customer base.

Although Global Ship Lease believes that it possesses the foregoing competitive strengths, Global Ship Lease faces a number of business challenges that may affect its profitability, including, but not limited to, its limited operating history, the implications of the size of the containership newbuilding orderbook compared to the current existing fleet and how that will affect the industry’s perception of the modernness of its vessels in its initial and contracted fleet and how the volatile credit market will affect its ability to secure future sources of financing. Please see “Risk factors” for a more detailed discussion of the risks associated with its business.

Global Ship Lease’s Business Strategies

Global Ship Lease will seek to increase distributable cash flow per share by following certain business strategies. The key elements of its strategy are:

•

Make accretive acquisitions of vessels. Global Ship Lease intends to increase the size of its fleet beyond its initial and contracted fleet through acquisitions of newbuildings and secondhand vessels. Global Ship Lease expects to have financial flexibility under its credit facility to purchase additional vessels to increase distributable cash flow per share. Acquisitions will be analyzed based on whether they meet targeted return thresholds and are accretive to cash flow in addition to meeting GSL Holdings’ portfolio diversification requirements in terms of vessel size, charter term and charterer.

•

Expand its customer relationships. Global Ship Lease intends to add additional container shipping companies as customers. As container shipping companies continue to increase their use of chartered-in vessels to add capacity in their existing trade routes or establish new trade routes, Global Ship Lease believes the long-term relationships that management has with container shipping companies will enhance its ability to secure new customers and diversify its revenue base.

•

Focus on long-term, fixed-rate charters. Global Ship Lease’s business strategy is to enter into long-term, fixed-rate charters with reputable container shipping companies, which will provide Global Ship Lease with stable future cash flows. According to Drewry, container shipping companies are growing or reconfiguring their fleets by acquiring vessels on long-term charters and Global Ship Lease believes that its focus on competitively priced, long-term, fixed-rate charters will position Global Ship Lease well to secure additional charters.

•

Maintain a modern and diverse fleet. Global Ship Lease believes that its ability to maintain and increase its customer base will depend largely on the quality and diversity of its fleet and cost efficient operations and cost of capital allowing Global Ship Lease to price long-term charters competitively. Global Ship Lease believes that owning a modern fleet reduces operating costs, improves safety and provides Global Ship Lease with a competitive advantage in securing future employment for its vessels. Global Ship Lease also believes the different sizes of the ships in its fleet, which includes five sets of sister ships, and the fact that eight are geared, will be attractive to container shipping companies, allowing them to consider its vessels for a variety of trade routes.

•

Continue to outsource ship management services. Global Ship Lease intends to outsource its ship management services. Currently the day-to-day technical management of its fleet is provided by CMA Ships, a wholly owned subsidiary of CMA CGM. As of March 31, 2008, CMA CGM managed 106 container vessels that it owned in its 393-vessel fleet varying in capacity from 100 TEU to 9,415 TEU. Global Ship Lease will monitor the Ship Manager to ensure its fleet is well managed at comparable terms compared to other third party technical managers and Global Ship Lease has the right to terminate the ship management agreements after the first anniversary under certain circumstances including being able to find a lower cost provider. As it expands it fleet, Global Ship Lease intends to outsource its ship management services for its vessels to third parties.

•

Maintain financial strength and flexibility. Global Ship Lease intends to preserve its financial strength and flexibility, initially through $275.4 million available undrawn capacity under its $800 million credit facility, so that it will be able to fund its capital expenditures, take advantage of market conditions and pursue expansion opportunities.

Global Ship Lease can provide no assurance that it will be able to implement its business strategies described above. Global Ship Lease urges you to consider carefully all the factors set forth in “Risk factors.”

Time Charters

The following is a summary of the material terms of the time charters for Global Ship Lease’s initial fleet. The form of Global Ship Lease’s time charters has been filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also obtain copies of these charters by following the instructions under “Where You Can Find Additional Information.”

General

A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing and other services related to the vessel’s operation, the cost of which is included in the daily rates. The initial Charterer is responsible for substantially all of the vessel’s voyage costs, such as fuel and cargo handling charges. Each of the vessels in its initial and contracted fleet is subject to a long-term time charter with CMA CGM. Global Ship Lease has separate subsidiaries to own each individual vessel in its initial and contracted fleet. Global Ship Lease will guarantee the obligations of each of its subsidiaries under the charters and CMA CGM will guarantee each charterer’s obligations to Global Ship Lease.

Initial Term

Each of Global Ship Lease’s charters is long-term and commences on a vessel’s delivery. Due to different delivery dates and terms, its charters will expire on different dates and over a period of time. Global Ship Lease believes the staggered expirations of its charters will reduce its exposure to re-chartering risk upon expiration of its initial long-term charters and may mitigate the impact of any downturn in the container shipping industry. The charters have initial terms of five to 17 years and its initial and contracted fleet together will have a non-weighted average charter period of 11 years. The basic charter periods for its fleet are as follows:

Vessel Name	Commencement of Charter	Charter Period (Years)
Initial Fleet:
Ville d’Orion	December 2007	5
Ville d’Aquarius	December 2007	5
CMA CGM Matisse	December 2007	9
CMA CGM Utrillo	December 2007	9
MOL Rainbow	December 2007	10
Julie Delmas	December 2007	10
Marie Delmas	December 2007	10
Kumasi	December 2007	10
CMA CGM La Tour	December 2007	9
CMA CGM Manet	December 2007	9
CMA CGM Alcazar	January 2008	13
CMA CGM Château d’lf	January 2008	13

First Contracted Fleet:
Hull 4126 (Newbuilding)	December 2008 (expected)	17
CMA CGM Jamaica	December 2008 (expected)	14
CMA CGM Sambhar	December 2008 (expected)	14
CMA CGM America	December 2008 (expected)	14

Second Contracted Fleet:
CMA CGM Berlioz	July 2009 (expected)	12

Daily Rate

“Daily rate” refers to the basic payment by the initial Charterer to the owner for the use of the vessel. Under all of its time charters, hire is payable to Global Ship Lease in advance every 15 days in United States dollars. The daily rate is a fixed daily amount that will remain the same for the duration of the charter. In certain circumstances the charter rate can increase. Under the global expense agreement, CMA CGM has agreed, effective as of the fourth year of each charter agreement, to compensate Global Ship Lease, for any vessel in its initial and contracted fleet, by the amount by which actual operating costs per day (excluding any drydock costs and insurance premiums) are greater than $500 over a specified amount, which specified amount is based on projected costs over the life of each charter, provided more than 50% of such increase is attributable to crew and lubricating oil costs, such compensation not to exceed $500 per day per vessel.

The following chart shows the daily hire rate that CMA CGM has agreed to pay for each vessel which includes an increase of $65 per day for the eight 2200 TEU vessels from April 1, 2008:

Vessel Name	Daily Hire Rate
Initial Fleet:
Ville d’Orion	$21,500
Ville d’Aquarius	$21,500
CMA CGM Matisse	$17,965
CMA CGM Utrillo	$17,965
MOL Rainbow	$17,965
Julie Delmas	$17,965
Marie Delmas	$17,965
CMA CGM La Tour	$17,965
CMA CGM Manet	$17,965
Kumasi	$17,965
CMA CGM Alcazar	$33,250
CMA CGM Château d’lf	$33,250

First Contracted Fleet:
Hull 4126 (Newbuilding)	$46,700
CMA CGM Jamaica	$24,850
CMA CGM Sambhar	$24,850
CMA CGM America	$24,850

Second Contracted Fleet:
CMA CGM Berlioz	$33,500

Operations and Expenses

As owner, Global Ship Lease will maintain each vessel in class and in an efficient state of hull and machinery and will be responsible for vessel costs such as crewing, maintenance and drydock. The initial Charterer will be responsible for the voyage costs, which includes bunker fuel, stevedoring, port charges and towage. Global Ship Lease has entered into ship management agreements and the global expense agreement with its Ship Manager. Please see “Ship Manager and Management Related Agreements of Global Ship Lease” for a description of the material terms of the ship management agreements and the global expense agreement.

Costs incurred due to structural changes because of changes in legal, classification society or regulatory requirements regarding the vessel shall be paid by Global Ship Lease unless the annual costs aggregate to more than $100,000 for each vessel impacted by such changes, in which case the initial Charterer will fully compensate Global Ship Lease through a corresponding charterhire rate increase that will be in effect from the year the aggregate amount is reached.

The initial Charterer is required to pay any costs of war risks insurance and additional crew expenses, if any, that are applicable if the initial Charterer acts outside the insurance limits and for entering areas which are specified by the insurance underwriters as being subject to additional premiums because of war risks.

Right of First Refusal

Pursuant to the terms of the time charter, the initial Charterer has a right of first refusal to purchase the vessel at matching terms to any offer of any third party if Global Ship Lease decides to sell the vessel during, or at the end of, the charter period. Should the initial Charterer not exercise its right of first refusal in case of a sale during the charter period, Global Ship Lease will be entitled to sell the vessel, subject to the initial Charterer’s approval, which shall not be unreasonably withheld. The initial Charterer has the right to reject a sale of a vessel to owners whose business or shareholding is determined to be detrimental or contrary to the initial Charterer’s interest.

Off-hire

Under the time charter, when the vessel is not available for service, or “off-hire,” the initial Charterer generally is not required to pay the hire rate (unless the initial Charterer is responsible for the circumstances giving rise to the ship’s unavailability), and Global Ship Lease is responsible for costs during any off-hire period, and possible additional costs of fuel to regain lost time. A vessel generally will be deemed to be off-hire if there is an occurrence that affects the full working condition of the vessel, such as:

•	any drydocking for repairs, maintenance or classification society inspection;

•	any damage, defect, breakdown or deficiency of the ship’s hull, machinery or equipment or repairs or maintenance thereto;

•

any deficiency of the ship’s master, officers and/or crew, including the failure, refusal or inability of the ship’s master, officers and/or crew to perform the service immediately required, whether or not within its control;

•	its deviation, other than to save life or property, which results in the initial Charterer’s lost time;

•	crewing labor boycotts or certain vessel arrests; or

•	Global Ship Lease’s failure to maintain the vessel in compliance with the charter’s requirements, such as maintaining operational certificates.

Ship Management and Maintenance

Under each of its time charters, Global Ship Lease is responsible for the operation and management of each vessel, which includes crewing, maintaining the vessel, periodic drydocking and performing work required by regulations. The day-to-day crewing and technical management of its vessels will be provided by its Ship Manager pursuant to the terms of the ship management agreements. Please see “Ship Manager and Management Related Agreements of Global Ship Lease” for a description of the material terms of the ship management agreements.

Termination and Withdrawal

If a vessel is off-hire for more than 90 consecutive days, then the initial Charterer may cancel the charter without any further consequential claims provided the vessel is free of cargo.

If a vessel’s fuel consumption is increased for a prolonged period above a specified percentage or speed is decreased below a specified level, the time charter provides that hire payments under the time charter may be adjusted until or unless the speed and fuel consumption return to the level specified in the time charter. If a vessel’s fuel consumption exceeds a higher percentage than the percentages specified in the charter over a continuous period of 30 days, and the reason is within its or the vessel’s control, the initial Charterer may request that Global Ship Lease cures the deficiency. If the deficiency is not cured within 30 days after Global Ship Lease receives notice, then the initial Charterer may terminate the charter.

If either party informs the other party of a default under the charter, and the default is not rectified within 60 days of such notice, then the party giving the notice has the right to terminate the time charter with respect to that vessel.

The charter payments will terminate in the event of a total (actual or constructive) loss of the vessel.

Global Ship Lease may suspend the performance of its obligations under the charter if the initial Charterer defaults on its payment obligations under the charter.

Transitional Services Agreement

To assist Global Ship Lease in commencing its operations, Global Ship Lease will enter into a transitional services agreement with CMA CGM on the closing date of the Merger. Pursuant to this agreement, CMA CGM will provide general administrative and support services to Global Ship Lease upon its request. Global Ship Lease will pay for the services at (1) cost plus a margin of 5% and (2) for the services of employees of CMA CGM at agreed upon hourly rates. There is no minimum amount of services Global Ship Lease must purchase from CMA CGM, nor is Global Ship Lease required to utilize CMA CGM to provide any such services. The transitional services agreement will have an initial term of twelve months following the completion of the Merger during which neither party can terminate the agreement. Thereafter, unless terminated, it will be renewable by Global Ship Lease for monthly periods for up to a total of six additional months. After the initial twelve-month term, either Global Ship Lease or CMA CGM can terminate the transitional services agreement upon three months’ advance written notice to the other party.

Inspection by Classification Societies

Every seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society, on request, also undertakes other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed, are required to be performed as follows:

•

Annual Surveys. For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

•

Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and are typically conducted (a) two and one-half years after commissioning the vessel and (b) after each class renewal of the vessel. Most vessels are also drydocked every 36 to 60 months for inspection of their underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a “recommendation” that must be rectified by the shipowner within prescribed time limits. However, by increasing the resilience of the underwater coating of a vessel and marking the vessel’s hulls to accommodate in-water inspection by divers, in-water inspections may be accepted in lieu of drydockings. In-water inspections are typically less expensive than drydocking inspections and Global Ship Lease intends to conduct in-water inspections when that option is available to it.

•

Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a shipowner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five year cycle. At an owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

As a condition for obtaining insurance coverage as well as for obtaining financing from its lenders, every one of Global Ship Lease’s vessels needs to be certified “in class” by a member of the IACS. Six of the secondhand vessels in Global Ship Lease’s initial fleet currently have recommendations. Global Ship Lease is currently aware of existing recommendations on three vessels in its contracted fleet. Pursuant to the terms of the asset purchase agreement, any recommendations or suspensions from class which exist at the time of sale to Global Ship Lease will need to be remedied at the sole expense of the vendors before or during the next scheduled drydocking of that vessel. Global Ship Lease will also be indemnified for a period of two years from the date of the sale of the vessel for certain losses incurred prior to the full repair of the vessel that arise out of any recommendations existing on the vessel or suspensions from class at the time of sale. Please see “Acquisition of Initial and Contracted Fleet of Global Ship Lease—Asset Purchase Agreement” for more information. If the recommendations are not sufficiently corrected as determined by a member of the IACS, then the vessel may not remain “in class.” If a vessel is not “in class,” it may not be covered by insurance, and thus may not be available for charter. In addition, Global Ship Lease’s vessels must remain “in class” as a condition to obtaining financing from the lenders under its credit facility.

The following table lists the months by which the vessels in Global Ship Lease’s initial and contracted fleet need to have completed their next drydocking:

Vessel Name	Drydocking Month*
Ville d’Orion	May 2011
Ville d’Aquarius	March 2011
CMA CGM Matisse	September 2009
CMA CGM Utrillo	October 2009
MOL Rainbow	March 2013
Julie Delmas	October 2012
Marie Delmas	March 2012
CMA CGM La Tour	July 2011
CMA CGM Manet	July 2011
Kumasi	June 2012
CMA CGM Alcazar	November 2012
CMA CGM Château d’lf	December 2012
Hull 4126 (Newbuilding)	December 2013
CMA CGM Jamaica	March 2011
CMA CGM Sambhar	July 2011
CMA CGM America	September 2011
CMA CGM Berlioz	June 2011

*	Expected months of drydocking assume that the vessels of Global Ship Lease’s initial and contracted fleet qualify for in-water inspections.

Competition

Global Ship Lease operates in markets that are highly competitive. Global Ship Lease competes for charters based upon price, customer relationships, operating expertise, professional reputation and size, age and condition of the vessel. Global Ship Lease also expects to compete with many other companies, including CMA CGM and its subsidiaries, to, among other things, purchase newbuildings and secondhand vessels to grow its fleet.

Global Ship Lease expects substantial competition in obtaining new containership charters from a number of experienced and substantial companies. Many of these competitors have significantly greater current financial resources than Global Ship Lease does, and can therefore operate larger fleets and may be able to offer better charter rates. There may be an increasing number of owners with vessels available for charter, including many with strong reputations and extensive resources and experience. This increased competition may cause greater price competition for time charters. As a result of these factors, Global Ship Lease may be unable to maintain or expand its relationships with its initial Charterer or to obtain new customers on a profitable basis, if at all, which would have a material adverse effect on its business, results of operations and financial condition and its ability to pay dividends to its shareholders. For a more detailed description of the competitive environment, please see “The International Containership Industry.”

Permits and Authorizations

Global Ship Lease is required by various governmental and other agencies to obtain certain permits, licenses and certificates with respect to its vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodities transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of a vessel. Not all of the permits, licenses and certificates currently required to operate the vessels globally have been obtained by Global Ship Lease or its Ship Manager. For example, the MOL Rainbow, Julie Delmas, Kumasi and Marie Delmas vessels are not compliant with all United States, Canadian and Panama Canal regulations, as its initial Charterer does not intend to operate them in these waters.

Environmental and Other Regulations

Government regulation significantly affects the ownership and operation of vessels. Global Ship Lease is subject to international conventions and codes, and national, state and local laws and regulations in force in the countries in which its vessels may operate or are registered, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions, and water discharges and ballast water management. Compliance with these laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures, and are subject to frequent change.

A variety of governmental and private entities subject its vessels to both scheduled and unscheduled inspections. These entities include the local port authorities, United States Coast Guard, harbor master or equivalent, classification societies, flag state administrations, country of registry, charterers, and terminal operators. Certain of these entities require Global Ship Lease to obtain permits, licenses and certificates for the operation of its vessels. Failure to maintain necessary permits or approvals could require Global Ship Lease to incur substantial costs or temporarily suspend the operation of one or more of its vessels in one or more ports.

Global Ship Lease believes that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the shipping industry.

Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. Global Ship Lease will be required to maintain operating standards for all of its vessels that emphasize operational safety, quality maintenance, continuous training of its officers and crews and compliance with United States and international regulations. Because such laws and regulations are frequently changed and may impose increasingly strict requirements, future environmental regulations may limit Global Ship Lease’s ability to do business, increase its operating costs, force the early retirement of its vessels and/or affect their resale value, all of which could have a material adverse affect on its financial condition and results of operations.

International Maritime Organization

Global Ship Lease’s vessels are subject to standards imposed by the International Maritime Organization, or IMO, the United Nations agency for maritime safety and the prevention of pollution by ships. The IMO has negotiated international conventions and implemented regulations that address oil discharges, ballasting and unloading operations, sewage, garbage and air emissions, and impose liability for pollution in international waters and a signatory’s territorial waters.

The IMO’s International Convention for the Prevention of Pollution from Ships, or MARPOL, imposes environmental standards on the shipping industry relating to oil spills, management of garbage, the handling and disposal of noxious liquids, harmful substances in packaged forms, sewage and air emissions. Annex I specifies requirements for continuous monitoring of oily water discharges and establishes a number of special areas in which more stringent discharge standards are applicable. Carriage of chemicals in bulk is covered by regulations MARPOL Annex II. Annex III of MARPOL regulates the transportation of packaged dangerous goods (marine pollutants) and includes standards on packing, marking, labeling, documentation, stowage, quantity limitations and pollution prevention. These Annex III requirements have been expanded by the International Maritime Dangerous Goods Code, which imposes additional standards for all aspects of the transportation of dangerous goods and marine pollutants by sea. Annex IV contains a set of regulations regarding the discharge of sewage into the sea, the configuration and operation of ships’ equipment and systems for the control of sewage discharge, and requirements for survey and certification. Annex V totally prohibits the disposal of plastics anywhere into the sea, and severely restricts discharges of other garbage from ships into coastal waters and special areas. MARPOL’s Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. Global Ship Lease has registered the vessels in its initial fleet, and intends to register the vessels in the contracted fleet, in flag states that have ratified Annex VI, which require that Global Ship Lease obtains International Air Pollution Prevention Certificates, or IAPP Certificates, for the vessels in its initial and contracted fleet, from those flag states. As of March 31, 2008, all of the vessels in the initial fleet had IAPP Certificates.

The operation of its vessels is also affected by the requirements set forth in the International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code, compliance with which is required under the International Convention of Safety of Life at Sea, or SOLAS. The ISM Code requires shipowners or any other entity such as a manager or a bareboat charterer, who has assumed the responsibility for operating and managing the vessel, to develop and maintain a “Safety Management System,” which includes the requirements to adopt a safety and environmental protection policy; instructions and procedures to ensure safe operation of ships and protection of the environment pursuant to international and flag state laws and regulations; defined levels of authority and lines of communication between, and among, shore and shipboard personnel; procedures for reporting accidents and non-conformities within the provision of the ISM Code; procedures to prepare guidelines and respond to emergency situation; and procedures for internal audits and management reviews. The ISM Code requires that the vessel operator be issued a Document of Compliance and the vessels it operates be issued a Safety Management Certificate, evidencing compliance by the vessel’s management with ISM Code requirements for a Safety Management System. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. As of March 31, 2008, each of the vessels in its initial fleet, and the entities managing or owning them, were certified pursuant to requirements of ISM Code. There can be no assurance that any certification will be maintained indefinitely. SOLAS itself specifies minimum standards for the construction, equipment and operation of ships, compatible with their safety. Flag states are responsible for ensuring that ships under their jurisdictions comply with these requirements, and require various certificates pursuant to SOLAS as proof of such compliance.

The IMO has also adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or BWM Convention. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements beginning in 2009, to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 IMO Member States, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. Please see “The National Invasive Species Act and the Clean Water Act,” below, for a discussion of possible impacts of increased ballast water management regulation.

Increasingly, independent agencies representing various nations and regions are adopting additional unilateral requirements on the operation of vessels in their territorial waters. These regulations, as described below, apply to its vessels when they are in their waters and can add to the costs of operating and maintaining those vessels as well as increasing the potential liabilities that apply to spills or releases of oil or other materials or violations of the applicable requirements.

United States

The United States Oil Pollution Act of 1990

The United States Oil Pollution Act of 1990, or OPA, establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA applies to discharges of any oil from a vessel, including discharges of fuel and lubricants and affects all owners and operators whose vessels trade in the United States, including its territories and possessions, or whose vessels operate in United States waters, which includes the United States’ territorial sea and its two hundred nautical mile exclusive economic zone. Although OPA is primarily directed at oil tankers (which are not operated by Global Ship Lease), it also applies to non-tanker ships, including containerships, with respect to the fuel oil, or bunkers, used to power such ships.

Under OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

•	natural resources damage and the costs of assessment thereof;

•	real and personal property damage;

•	net loss of taxes, royalties, rents, fees and other lost revenues;

•	lost profits or impairment of earning capacity due to property or natural resources damage; and

•	net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

The Coast Guard and Maritime Transportation Act of 2006, or CGMTA, amended OPA to increase the limits of the liability of responsible parties. For any non-tank vessel, the new limits on liability are the greater of $950 per gross ton or $800,000. These limits of liability do not apply if an incident was directly caused by violation of applicable United States federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities. Additionally, OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. Global Ship Lease intends to comply with all applicable state regulations in the ports where its vessels call.

Global Ship Lease intends to maintain pollution liability coverage insurance in the amount of $1.0 billion per incident for each of its vessels. If the damages from a catastrophic spill were to exceed its insurance coverage it could have an adverse effect on its business and results of operation.

OPA requires owners and operators of vessels to obtain a certificate of financial responsibility by establishing and maintaining with the United States Coast Guard, or Coast Guard, evidence of financial responsibility sufficient to meet their potential liabilities under the OPA; an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessels in the fleet having the greatest maximum liability under OPA. Regulations currently require evidence of financial responsibility for non-tank vessels in the amount of $300 per gross ton, or $0.5 million, whichever is greater (these totals include the financial responsibility amounts established under CERCLA, as described below). However, the Coast Guard published a notice of proposed rulemaking on February 5, 2008, proposing to revise that regulatory requirement to reflect the increased limits on liability described above. An owner or operator may evidence its financial responsibility by showing proof of insurance, surety bond, self-insurance or guaranty. Under the self-insurance provisions, the shipowner or operator must have a net worth and working capital, measured in assets located in the United States against liabilities located anywhere in the world, that exceeds the applicable amount of financial responsibility. For its vessels that plan on entering U.S. waters, Global Ship Lease intends to comply with the United States Coast Guard regulations by providing a certificate of responsibility from third party entities that are acceptable to the United States Coast Guard evidencing sufficient self-insurance.

The United States Coast Guard’s regulations concerning certificates of financial responsibility provide, in accordance with OPA, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility. In the event that such insurer or guarantor is sued directly, it is prohibited from asserting any contractual defense that it may have had against the responsible party and is limited to asserting those defenses available to the responsible party and the defense that the incident was caused by the willful misconduct of the responsible party. Certain organizations, which had typically provided certificates of financial responsibility under pre-OPA laws, including the major protection and indemnity organizations, have declined to furnish evidence of insurance for vessel owners and operators if they are subject to direct actions or required to waive insurance policy defenses. This requirement may have the effect of limiting the availability of the type of coverage required by the Coast Guard and could increase costs of obtaining this insurance for Global Ship Lease and its competitors.

In addition, Title VII of the Coast Guard and Maritime Transportation Act of 2004 amended OPA to require the United States Coast Guard to issue regulations to require the owner or operator of any non-tank vessel of 400 gross tons or more that carries oil of any kind as a fuel for main propulsion, to prepare and submit a response plan for each vessel. The United States Coast Guard has not issued such regulations yet, but has published a guidance document that allows for the issuance of interim authorization letters until the final regulations are promulgated. The vessel response plans include detailed information on actions to be taken by vessel personnel to prevent or mitigate any discharge or threat of discharge of oil from the vessel due to operational activities or casualties. Global Ship Lease is in the process of preparing plans to comply with the requirements of the CGMTA and OPA.

The Comprehensive Environmental Response, Compensation, and Liability Act

The Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, governs spills or releases of hazardous substances other than petroleum or petroleum products. CERCLA imposes joint and several liability, without regard to fault, on the owner or operator of a ship, vehicle or facility from which there has been a release, along with other specified responsible parties. Costs recoverable under CERCLA include cleanup and removal costs, natural resource damages and governmental oversight costs. Liability under CERCLA is generally limited to the greater of $300 per gross ton, or $0.5 million, unless the incident is caused by gross negligence, willful misconduct or a violation of certain regulations, in which case liability is unlimited. These liability amounts are included in the total financial responsibility amounts required to obtain a Coast Guard certificate of financial responsibility, as described above.

The National Invasive Species Act and the Clean Water Act

The National Invasive Species Act, or NISA, was enacted in 1996 in response to growing reports of harmful organisms being released into United States ports through ballast water taken on by ships in foreign ports. Under NISA, the Coast Guard requires mandatory ballast water management practices for all vessels equipped with ballast water tanks bound for United States ports or entering United States waters and requires vessels to maintain a ballast water management plan that is specific for that vessel and assigns responsibility to the master or appropriate official to understand and execute the ballast water management strategy for that vessel. Coast Guard regulations also establish penalties for ships headed to the United States that fail to submit a ballast water management reporting form, as well as vessels bound for the Great Lakes or portions of the Hudson River that violate mandatory ballast water management requirements. The Coast Guard may now impose a civil penalty of up to $27,500 per day or, in the case of knowing violations, Class C Felony charge for non-submittal.

The Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in United States navigable waters without a permit and imposes strict liability in the form of penalties for any unauthorized discharges. Current Environmental Protection Agency, or EPA, regulations exempt ships in United States’ navigable waters from the requirement to obtain CWA permits for discharges of ballast water and other substances incidental to the normal operation of vessels. However, a United States District Court ruled in 2006 that EPA lacks the authority to exclude discharges of vessel ballast water from permitting requirements under the CWA, invalidating the blanket exemption in EPA regulations for all discharges incidental to the normal operation of a vessel as of September 30, 2008, and directed EPA to develop a system for regulating all discharges from vessels by that date. Unless this decision is overturned on appeal or by legislation, or the relief in question is modified, vessels entering United States waters would be required to comply with the CWA permitting program to be developed by the EPA or face penalties.

Changes in ballast water management rules and regulations, either in the United States or internationally (please see “International Maritime Organization” above), could increase the cost of compliance for ocean carriers, including requiring installation of equipment of ballast water treatment systems on vessels at substantial cost.

European Union

The European Union has adopted legislation that: (1) requires member states to refuse access to their ports to certain sub-standard vessels, according to vessel type, flag and number of previous detentions; (2) creates an obligation of member states to inspect at least 25% of vessels using their ports annually and provides for increased surveillance of vessels posing a high risk to maritime safety or the marine environment; (3) provides the European Union with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of negligent societies, and (4) requires member states to impose criminal sanctions for certain pollution events, such as the unauthorized discharge of tank washings. It is impossible to predict what additional legislation or regulations, if any, may be promulgated by the European Union or any other country or authority.

Other Regions

The environmental protection regimes in other relatively high-income countries, such as Canada, resemble those of the United States. To the extent Global Ship Lease operates in the territorial waters of such countries or enter their ports, its vessels would typically be subject to the requirements and liabilities imposed in such countries. Other regions of the world also have the ability to adopt requirements or regulations that may impose additional obligations on its vessels and may entail significant expenditures on its part and may increase its costs to operate its initial and contracted fleet. These requirements, however, would apply to the industry as a whole who operate in those regions and would also affect Global Ship Lease’s competitors.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, the United States Coast Guard in July 2003 issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter came into effect in

July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security Code, or ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

United States Coast Guard regulations are intended to align with international maritime security standards and they exempt non-United States vessels from MTSA vessel security measures provided such vessels have on board a valid International Ship Security Certificate that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. Global Ship Lease has implemented various security measures addressed by SOLAS and the ISPS Code for the vessels in its initial fleet and intends to do so in the future for the vessels of its contracted fleet.

100% Container Screening

The United States signed into law the 9/11 Commission Act on August 3, 2007. The Act requires that all containers destined to the United States be scanned by x-ray machines before leaving port. This new requirement for 100% scanning is set to take effect in 2012, but the Secretary of the United States Department of Homeland Security has the authority to set an earlier deadline (based on developments arising from the on-going pilot program under the SAFE-Port Act of 2006) or to extend the deadline up to two years, to 2014. Ports that ship to the United States will likely have to install new x-ray machines and make infrastructure changes in order to accommodate the screening requirements. Such implementation requirements may change which ports are able to ship to the United States and shipping companies may incur significant increased costs. It is impossible to predict how this requirement will affect the industry as a whole, but changes and additional costs can be reasonably expected.

Risk of Loss and Liability Insurance

General

The operation of any container vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental damages, spills or releases, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes, in certain circumstances, virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market.

Global Ship Lease maintains marine hull and machinery insurance, war risks insurance, protection and indemnity cover, increased value insurance and freight, demurrage and defense cover for all its vessels in amounts that it believes to be prudent to cover normal risks in its operations, but Global Ship Lease may not be able to maintain these levels of coverage throughout its vessels’ useful lives. Furthermore, while Global Ship Lease believes that its insurance coverage will be adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that Global Ship Lease will always be able to obtain adequate insurance coverage at reasonable rates.

Hull & Machinery, Loss of Hire and War Risks Insurance

Global Ship Lease maintains marine hull and machinery and war risks insurance, which covers the risk of actual or constructive total loss, for all of its vessels. Its vessels are each covered up to at least fair market value, which Global Ship Lease expects its board of directors to assess at least annually, with certain deductibles per vessel per incident. Global Ship Lease also maintains increased value coverage for each of its vessels. Under this increased value coverage, in the event of total loss of a vessel, Global Ship Lease will be entitled to recover amounts not recoverable under its hull and machinery policy due to under-insurance. Under the terms of its credit facility, Global Ship Lease has assigned these insurance policies to its lenders and is subject to restrictions on its use of any proceeds therefrom.

Global Ship Lease may obtain loss-of-hire insurance covering the loss of revenue during extended off-hire periods. Global Ship Lease believes that this type of coverage might be valuable. Global Ship Lease will evaluate the need for such coverage on an ongoing basis, taking into account insurance market conditions and the employment of its vessels.

Protection and Indemnity Insurance

Protection and indemnity insurance is mutual indemnity insurance provided by mutual protection and indemnity associations, or P&I Associations, which insure its third-party and crew liabilities in connection with its shipping activities. This includes third-party liability, crew liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Subject to the “capping” discussed below, its coverage, except for pollution, will be unlimited. Its protection and indemnity insurance coverage for pollution will be $1.0 billion per vessel per incident.

The International Group is comprised of 13 P&I Associations. The International Group insures approximately 90% of the world’s commercial blue-water tonnage and has entered into a pooling agreement with each of its members to reinsure each association’s liabilities. This pooling agreement provides a mechanism for sharing all claims up to a current cap of approximately $5.4 billion. Global Ship Lease intends to remain a member of a P&I Association that is a member of the International Group, and as such, Global Ship Lease will be subject to calls payable to the other P&I Associations based on the International Group’s claim records as well as the claim records of all other members of the individual P&I Associations.

Legal Proceedings

Global Ship Lease has not been involved in any legal proceedings that may have, or have had a significant effect on its business, financial position, results of operations or liquidity, and Global Ship Lease is not aware of any proceedings that are pending or threatened that may have a material effect on its business, financial position, results of operations or liquidity. From time to time, Global Ship Lease may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. Global Ship Lease expects that these claims would be covered by insurance, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of the common shares of Global Ship Lease.

ACQUISITION OF INITIAL AND CONTRACTED FLEET OF GLOBAL SHIP LEASE

The following includes a summary of the material terms of the asset purchase agreement. For more information, you should read the asset purchase agreement filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also obtain a copy of this agreement by following the instructions under “Where You Can Find Additional Information.”

Asset Purchase Agreement

Pursuant to the asset purchase agreement, Global Ship Lease has acquired its initial fleet of 12 vessels from CMA CGM and will acquire five additional vessels from CMA CGM. Global Ship Lease refers to CMA CGM together with its vessel-owning subsidiaries as the vendors. Please see “Global Ship Lease Business—Global Ship Lease’s Fleet” for a description of the vessels that have been or are to be acquired.

Under the asset purchase agreement, the vendors have warranted to Global Ship Lease that the vessels sold to Global Ship Lease will be delivered in class, with valid classification certificates and without recommendations, or that any recommendations or suspensions from class which exist and have not been cured by the time of the sale of the vessel will be remedied at the sole expense of the vendors before or during the next scheduled drydocking of that vessel. Global Ship Lease is currently aware of existing recommendations on six vessels in its initial fleet and on three vessels in its contracted fleet. In the event that, after its sale to Global Ship Lease, a vessel is off-hire due to any of the recommendations or suspensions from class (or for any repairs thereof) that existed at the time of the sale of the vessel to Global Ship Lease, the vendors have agreed to pay Global Ship Lease the daily charter hire amounts (as provided in the relevant charter agreement for such vessel) for each day that the vessel is off-hire due to the existing conditions of class or recommendations or suspensions from class or for any repairs thereof. In addition, Global Ship Lease is currently and will be indemnified for a period of two years from the date of the purchase of the vessel for certain losses incurred prior to the full repair of the vessel that arise out of any conditions of class or recommendations or suspensions from class existing on the vessel at the time of sale.

In the case of a vessel with an existing condition of class or recommendation or suspensions from class as of the intended date of sale, where all or any portion of its purchase price is to be funded with borrowings under its credit facility, Global Ship Lease is obligated under the terms of the asset purchase agreement to obtain the consent of the lenders prior to its purchase. If the lenders do not provide their consent, then the vendor shall be obligated to fully repair the vessel prior to its sale to Global Ship Lease at its own expense. Once repaired, Global Ship Lease and the vendor will be obligated to complete the sale of the vessel in accordance with the terms of the asset purchase agreement; provided that Global Ship Lease has available, or is able to obtain under its credit facility, sufficient funds to pay the purchase price.

The vendors have also warranted to Global Ship Lease that the vessels will be free from all liens, encumbrances and mortgages or any other debts whatsoever. The vendors further agree to indemnify Global Ship Lease against all consequences of claims made against the vessels that are incurred prior to the agreed upon time and date of delivery.

Pursuant to the asset purchase agreement, Global Ship Lease has the right to inspect each of the secondhand vessels and review its records and classification surveys in connection with its purchase. Global Ship Lease used a qualified third party to complete such inspections and reviews but does not intend to perform any underwater inspections prior to the time of delivery. The vendors have agreed that they will deliver the vessels to Global Ship Lease in the same condition as they were at the time of its inspection, fair wear and tear excepted. The vendor has agreed to consult with Global Ship Lease regarding any inspections the vendor is making of the newbuilding in its first contracted fleet, but it is not obligated to invite Global Ship Lease to participate in any inspections of those vessels if such action would violate the terms of the agreements by which it is acquiring the newbuilding.

Global Ship Lease’s Initial and Contracted Fleets

The aggregate purchase price for the initial fleet was $573.0 million. Global Ship Lease financed the acquisition of the vessels of its initial fleet with borrowings under its credit facility and a shareholder loan from CMA CGM (which will be cancelled upon the Merger).

The aggregate purchase price for the vessels of Global Ship Lease’s contracted fleet is $437.0 million, of which $99.0 million is deemed to be prepaid pursuant to the Merger. Global Ship Lease expects to finance the balance of the purchase price of the vessels in its contracted fleet with borrowings under its credit facility. If CMA CGM does not deliver one of the vessels in the contracted fleet, then the amount payable to CMA CGM will be correspondingly reduced.

The terms of the asset purchase agreement provide that in the event of any adjustment to the purchase price of the newbuilding in Global Ship Lease’s contracted fleet, that adjustment (which may be either a price increase or a price reduction) will be transferred to Global Ship Lease from the vendor. Any such purchase price adjustment will also cause a corresponding change to be made to the charter hire paid for such vessel pursuant to its time charter.

Secondhand Vessels

The 10 secondhand vessels in Global Ship Lease’s initial fleet were owned by CMA CGM or one of its wholly owned subsidiaries. They were delivered to Global Ship Lease in December 2007.

The three secondhand vessels in Global Ship Lease’s first contracted fleet, the CMA CGM Jamaica, the CMA CGM Sambhar and the CMA CGM America, are currently owned by third parties, unaffiliated with the vendors (please see “Global Ship Lease Business—Global Ship Lease’s Fleet”) and are presently chartered to CMA CGM. Under each charter with such third party, CMA CGM has the option to purchase the vessels. CMA CGM has exercised its purchase options and, pursuant to the terms of the asset purchase agreement, will sell those vessels to Global Ship Lease. CMA CGM expects to deliver to Global Ship Lease the three secondhand vessels in its first contracted fleet in December 2008, subject to CMA CGM’s acquisition of the vessels from the third party charterer.

The vessel in its second contracted fleet, the CMA CGM Berlioz, is currently owned by CMA CGM. CMA CGM expects to deliver it to Global Ship Lease in July 2009.

Newbuilding and Newly Built Vessels

The two newly built vessels in Global Ship Lease’s initial fleet, the CMA CGM Chateau d’If and the CMA CGM Alcazar, were built by Hanjin Heavy Industries & Construction Co., Ltd. at its Youngdo shipyard in Busan, Korea pursuant to ship building contracts with Cosco Charleston Maritime Inc. and Cosco Norfolk Maritime, Inc. CMA CGM entered into a separate memorandum of agreement with each of Cosco Charleston Maritime, Inc. and Cosco Norfolk Maritime, Inc., pursuant to which CMA CGM acquired the two vessels from such entities in November and December 2007. Each of the sellers assigned to CMA CGM the builder’s guarantee of material and workmanship as per the original ship building contracts. The sellers are not responsible for any claim relating to the condition or performance of the newly built vessels after delivery to CMA CGM. Instead, CMA CGM must pursue such claims against the builder.

Global Ship Lease acquired the two vessels from CMA CGM in January 2008. The asset purchase agreement provides for, among other things, the transfer to Global Ship Lease of the builder’s guarantee of material and workmanship under the original ship building contracts or, if such transfer is unenforceable, an obligation by CMA CGM to enforce the warranties on its behalf and a transfer by CMA CGM to Global Ship Lease of any reductions in the purchase price of the vessels due to failure of the ships to meet the specifications set forth in their respective ship building contracts.

Global Ship Lease’s Hull 4126 newbuilding in its first contracted fleet is being built by Daewoo Shipbuilding & Marine Engineering Co., Ltd., or Daewoo, at its shipyard on Okpo Koje Island, Korea pursuant to a ship building contract with CMA CGM. The ship building contract will not be assigned to Global Ship Lease by CMA CGM prior to delivery of the ship to Global Ship Lease, and CMA CGM will be responsible for payments due under the ship building contract. Global Ship Lease will take delivery of the newbuilding after it is constructed, purchased and delivered to CMA CGM, subject to terms of the shipbuilding contract. If CMA CGM is not obligated to purchase the newbuilding because it does not meet the relevant specifications, then, pursuant to the terms of the asset purchase agreement, Global Ship Lease can request that CMA CGM purchase the vessel anyway on the condition that CMA CGM will not have any obligation to charter such vessel or incur any additional liability for its purchase. If the newbuilding is delivered but does not meet the specifications set forth in the ship building contract, then Global Ship Lease is entitled to receive all rebates, discounts and reductions entitled to be given to CMA CGM and the purchase price and charterhire rate will be reduced accordingly.

For a 12-month period that begins once the vessel has been delivered to CMA CGM, Daewoo guarantees the vessel and all parts and equipment thereof against all defects which are directly due to, but are not limited to, defective materials, construction miscalculation and/or poor workmanship, provided that such defects have not been caused by seaborne dangers, or navigation, or by normal wear and tear, overloading, improper loading or stowage, fire, accident or by any other circumstances beyond the control of the ship builder, incompetence, mismanagement, negligence or willful neglect or by alteration of addition by CMA CGM not previously approved by the builder. If the shipyard agrees, all such warranties, to the extent assignable, will be transferred to Global Ship Lease in connection with its purchase of the newbuilding. If the shipyard does not agree, CMA CGM has agreed in the asset purchase agreement that it will enforce the warranties on Global Ship Lease’s behalf.

GLOBAL SHIP LEASE CREDIT FACILITY

The following is a summary of the material terms of the Global Ship Lease credit facility. For more information, you should read the credit facility and its addendum filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also obtain a copy of this agreement by following the instructions under “Where You Can Find Additional Information.”

Global Ship Lease established an eight year $800 million senior secured revolving credit facility with Fortis Bank (Nederland) N.V., as Agent, Citibank Global Markets Limited, HSH Nordbank AG, Sumitomo Mitsui Banking Corporation, Brussels Branch, KFW and DnB Nor Bank ASA, which Global Ship Lease refers to as its credit facility. Global Ship Lease has received the requisite consents of the lenders under the credit facility with respect to the Merger.

Global Ship Lease drew funds under its credit facility to finance in part the purchase of its initial fleet and will draw additional funds under its credit facility to finance in part the purchase of its contracted fleet and may draw down additional funds for the purchase of additional vessels meeting the requirements described below, as well as for other general corporate purposes. All of Global Ship Lease’s subsidiary companies owning vessels included in the security package are borrowers and guarantors jointly and severally guaranteeing Global Ship Lease’s obligations under the credit facility. “Global Ship Lease” when used in this Section “Global Ship Lease’s Credit Facility,” refers to Global Ship Lease and its subsidiaries who are borrowers and guarantors under the credit facility.

Global Ship Lease borrowed $401.1 million under the credit facility to finance $401.1 million of the price of its initial fleet. Global Ship Lease intends to borrow an additional $256.0 million under the credit facility upon the acquisition of its first contracted fleet, expected to be purchased in December 2008, and $82.0 million upon the acquisition of its second contracted fleet, which is expected to be purchased in July 2009. Subject to the satisfaction of certain conditions described below, Global Ship Lease is permitted to borrow funds up to the full amount of the credit facility for a period of five years from the closing of the credit facility. Commencing five years after the closing of the credit facility, amounts that Global Ship Lease is able to borrow under the credit facility will reduce as discussed below.

Global Ship Lease expects to pay a commitment fee of 0.25% per annum, which will be payable quarterly in arrears, on the undrawn portion of the credit facility. Global Ship Lease will be responsible for the duly justified costs properly incurred in connection with the establishment and the maintenance of the credit facility.

Borrowings under the credit facility bear interest at a rate of the margin over one, three, six, nine or 12 month United States Dollar LIBOR, or such other periods as the Agent may agree. The margin will depend on the “leverage ratio,” which is defined as the ratio of the aggregate amount outstanding under its credit facility, net of surplus cash held in the retention account, to the aggregate market value of the vessels securing the credit facility. The charter-free market value of a vessel is calculated semi-annually as the arithmetic average of valuations determined by two independent sale and purchase brokers acceptable to the Agent. Set forth below is the margin that applies to the applicable leverage ratio:

Leverage Ratio	Margin
Up to 50%	0.75%
Greater than 50% to 60%	0.80%
Greater than 60% to 70%	0.90%
Greater than 70% to 75%	1.10%

During the continuance of any principal or interest default, the margin on the overdue amounts increases by 2% per annum. Pursuant to the terms of the credit facility, Global Ship Lease must hedge at least 50% of the amounts outstanding under the credit facility. Global Ship Lease intends to hedge prior to the Merger 100% of the amounts expected to remain outstanding under the credit facility.

Global Ship Lease’s ability to borrow amounts under its credit facility is subject to the execution of customary documentation relating to the credit facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Its ability to borrow to acquire additional vessels that will be included in the security package under the credit facility will be subject to the target vessel being a vessel where Global Ship Lease can prove (i) certain financial requirements related to the vessel, (ii) that the vessel is a container carrier of standard design and at least 750 TEU in capacity, (iii) that it is no more than 10 years old at the time of acquisition and (iv) that it is employed by an acceptable charterer. In certain limited circumstances, Global Ship Lease can utilize the credit facility to purchase vessels that will not be required to form part of the security package. Global Ship Lease’s ability to draw funds under its credit facility will be subject to its total borrowings under its credit facility not exceeding 70% of the aggregate charter-free market value of the vessels within the security package.

The credit facility amount will reduce, commencing five years from the date of closing of the credit facility, in 12 equal quarterly installments. Global Ship Lease must repay any amount outstanding that is in excess of the newly-reduced maximum credit facility amount. The amount of each installment will be determined four years and nine months after the date of closing of the credit facility based on the following formula: one-quarter of the amount of the credit facility amount divided by the number equal to 18 minus the average age of all vessels included in the security package weighted by market value. Any amount outstanding under the credit facility at the maturity date must be repaid in one installment. Global Ship Lease may voluntarily cancel undrawn amounts under the credit facility from time to time in a minimum amount of $5.0 million or in multiples of $2.5 million in excess of such amount.

Security

Global Ship Lease’s credit facility provides that borrowings under the credit facility are secured by the following:

•	a first priority pledge over Global Ship Lease’s accounts, and those of Global Ship Lease’s subsidiaries’ owning vessels in the security package, which is held with the Agent;

•	cross-collateralized first priority mortgages on each of the vessels in the security package registered or flagged in a jurisdiction acceptable to the lenders;

•	marine and war risks insurance covering a minimum of 110% of the outstanding credit facility amount;

•	a first priority assignment of time charter contracts, in respect of the vessels in the security package;

•	a first priority assignment of insurances in respect of each of the vessels in the security package;

•	a first priority pledge over the shares of Global Ship Lease’s borrowing or guaranteeing subsidiaries;

•	corporate guarantees for Global Ship Lease’s obligations from guarantors being Global Ship Lease’s non-borrowing subsidiaries under this credit facility;

•

a first priority assignment of the unconditional and irrevocable corporate guarantee from CMA CGM to Global Ship Lease for the obligations of the initial Charterer, under the time charters, in cases where the initial Charterer is a subsidiary of CMA CGM;

•	a first priority assignment of the management agreements for the vessels in the security package; and

•	a first priority (general) assignment of the earnings of the vessels in the security package.

In the event of either the sale or total loss of a vessel, the amount available for Global Ship Lease to borrow under its credit facility will be reduced so that its borrowings under the credit facility does not exceed 70% of the market value of the remaining vessels that secure its obligations under the credit facility.

Covenants

Global Ship Lease’s credit facility contains covenants that require Global Ship Lease to ensure, among other things, that:

•	the employment details of additional vessels that Global Ship Lease acquires are given to the Agent;

•

technical and/or operational management of all the vessels secured under this facility and/or the supervisor in respect of newbuildings to be executed by CMA CGM or any of its wholly owned subsidiaries, or any other company internationally recognized and acceptable to the Agent;

•	the earnings accounts, the operating account and retention account in relation to the vessels are held with the Agent;

•

the vessels are in class, free of any material overdue recommendations, and the classification society is part of the IACS. No change of class without the prior written consent of the Agent, such consent not to be unreasonably withheld;

•	Global Ship Lease is only to be involved in the business of ownership of vessels, technical and commercial management of such vessels and related activities;

•

Global Ship Lease may not charter-in vessels, lease vessels or enter into any similar arrangement without the prior written approval of the Agent, other than time chartering up to three months, such consent not to be unreasonably withheld, unless the arrangement is with or to Global Ship Lease or its subsidiaries, in which case no approval from the Agent shall be required;

•	Global Ship Lease has supplied a list of acceptable flags approved by the Agent. Global Ship Lease may change flag to another approved flag provided the Agent receives the required documentation;

•

Global Ship Lease is restricted from certain asset acquisitions and disposals with respect to its subsidiaries other than disposals made in the ordinary course of business of the disposing subsidiary on arms-length terms and for fair value or any disposal of assets (other than vessels) in exchange for other assets comparable or superior as to type, value and quality;

•	there are restrictions on the ability of Global Ship Lease’s subsidiaries to incur additional indebtedness;

•	Global Ship Lease will at all times comply with the International Maritime Code for the Safe Operation of Ships and for Pollution Prevention adopted by the IMO;

•	there is no change of ownership of any of Global Ship Lease’s subsidiaries;

•

Global Ship Lease will provide the Agent with audited annual consolidated accounts, quarterly management accounts and, in respect of each subsidiary, annual unaudited accounts as soon as they are made available, in no event later than 120 days of the year-end and 60 days of the end of each quarter. Further relevant financial information will be provided on demand;

•

Global Ship Lease shall, at the same time the audited annual consolidated accounts and management accounts are due, provide the Agent with compliance certificates showing the calculation of the financial covenants. A listing of charter rates may also be included;

•

Global Ship Lease cannot dispose of net assets in excess of $300.0 million (of which a maximum of $200.0 million in aggregate should be in respect of its initial and contracted fleet) over any period of three consecutive calendar years other than with the consent of the Agent; and

•

Global Ship Lease may pay dividends if (1) no event of default has occurred or is continuing, (2) the payment of such a dividend does not trigger an event of default and (3) any payments to be made into the retention account are fully up to date.

Global Ship Lease’s credit facility contains financial covenants requiring that, among other things:

•	its cash balance on a consolidated basis must be a minimum of $15.0 million or six months’ interest expense at all times;

•	Global Ship Lease’s financial net debt to total capitalization ratio shall not exceed 75%;

•	Global Ship Lease’s ratio of EBITDA to debt service, on a trailing four-quarter basis, shall be no less than 1.10 to 1; and

•	Global Ship Lease maintains a minimum net worth of $200.0 million.

Events of Default

Among other things, each of the following events with respect to Global Ship Lease or any of its subsidiaries, in some cases after the passage of time or notice or both, is an event of default under the credit facility agreement:

•	non-payment of amounts due and payable under this credit facility within four business days of the due date;

•	Global Ship Lease’s or its subsidiaries’ breach of Global Ship Lease’s non-financial covenants and failure to remedy within seven business days of receipt of a notice;

•	Global Ship Lease’s breach of a financial covenant;

•

cross default with respect to Global Ship Lease’s and its subsidiaries’ other obligations for any amount in excess of $15.0 million (with respect to Global Ship Lease) and $10.0 million (with respect to its subsidiaries);

•	if any person other than CMA CGM, and not agreed to by the lenders, acquires more than 51% of its outstanding voting shares; and

•

default of the initial Charterer or the Charter Guarantor which is continuing in respect of three or more of the time charter contracts associated with its initial and contracted fleet or default of more than half by number of the time charters associated with any approved charterer (provided such charterer is the charterer of at least 25% of Global Ship Lease’s vessels).

The credit facility agreement provides that upon the occurrence of an event of default, the lenders may require that all amounts outstanding under the credit facility be repaid immediately and terminate Global Ship Lease’s ability to borrow under the credit facility and foreclose on the mortgages over the vessels and the related collateral.

SHIP MANAGER AND MANAGEMENT RELATED AGREEMENTS OF GLOBAL SHIP LEASE

The following is a summary of the material terms of the ship management agreements and the global expense agreement. For more information, you should read each vessel’s ship management agreement and the global expense agreement filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. You can also obtain copies of these agreements by following the instructions under “Where You Can Find Additional Information.”

General

Global Ship Lease’s Ship Manager, CMA Ships, provides day-to-day technical ship management services, including purchasing, crewing, vessel maintenance including arranging drydocking inspections and ensuring compliance with flag, class and other statutory requirements necessary to support Global Ship Lease’s business. CMA CGM guarantees the performance of all services and any payment due to Global Ship Lease by its Ship Manager pursuant to the ship management agreements.

As of March 31, 2008, Global Ship Lease’s Ship Manager’s parent company, CMA CGM, managed the 106 container vessels that it owned in its 393-vessel fleet.

Ship Management Agreements

Global Ship Lease has entered into individual ship management agreements with its Ship Manager to manage each vessel in its initial fleet and will enter into individual ship management agreements with its Ship Manager to manage each vessel in its contracted fleet. Pursuant to its ship management agreements, Global Ship Lease expects to pay its Ship Manager for its services an annual management fee of $114,000 per vessel. Under the ship management agreements, its Ship Manager is responsible for all day-to-day ship management, including crewing, purchasing stores, lubricating oils and spare parts, paying wages, pensions and insurance for the crew, and organizing other vessel operating necessities, including the arrangement and management of drydocking. Global Ship Lease will reimburse the Ship Manager for costs it incurs on Global Ship Lease’s behalf. However, such cost reimbursement is capped on a quarterly basis pursuant to the global expense agreement described in more detail below in “Global Expense Agreement.” Each ship management agreement provides that Global Ship Lease has the right to audit the accounts of its Ship Manager to verify the costs incurred. The Ship Manager has agreed to maintain Global Ship Lease’s vessels so that they remain in class with valid certification. In addition, the Ship Manager will be responsible for Global Ship Lease’s fleet’s compliance with all government and other regulations, and compliance with class certifications.

Global Ship Lease’s Ship Manager has established an accounting system and maintains the records of all costs and expenditures incurred as well as data necessary for the settlement of accounts between parties. Global Ship Lease will arrange for insurance coverage for each of its vessels, including hull and machinery insurance, protection and indemnity insurance and war risk insurance and Global Ship Lease will be responsible for the payment of all premiums.

Global Ship Lease’s Ship Manager is required to use its best endeavors to provide the services specified in the ship management agreements. Pursuant to the terms of the ship management agreements, Global Ship Lease will indemnify its Ship Manager and its employees, agents and sub-contractors and hold them harmless against all actions, proceedings, claims, demands or liabilities which may be brought against them or incurred by them arising out of or in connection with the performance of the ship management agreements, unless the same is proved to have resulted solely from the negligence, gross negligence or willful default of the Ship Manager, its employees, agents and sub-contractors.

Global Ship Lease’s Ship Manager will not be permitted to sub-contract its obligations under the ship management agreements without Global Ship Lease’s consent, which Global Ship Lease will not unreasonably withhold. With Global Ship Lease’s consent, the Ship Manager has sub-contracted certain of its management services under eight of its ship management agreements to its UK subsidiary, CMA Ships UK, and four of its ship management agreements to Midocean, an unaffiliated third party with whom it had existing agreements and that manages the four relevant vessels. Under the ship management agreements between the Ship Manager and Midocean, Midocean provides basic crewing, technical management and accounting services to four vessels that were owned by CMA CGM’s wholly owned subsidiary, Delmas S.A.S. and were subsequently sold to Global Ship Lease.

Global Ship Lease is under no obligation to hire the Ship Manager to manage any vessel it may acquire other than the vessels in Global Ship Lease’s initial and contracted fleet. Global Ship Lease’s ship management agreements with the Ship Manager have a term of three years subject to the termination rights set forth below.

Global Ship Lease’s Termination Rights

The ship management agreements are cancelable by Global Ship Lease if its Ship Manager fails to meet its obligations under the ship management agreements for any reason within its control and fails to remedy the default. In addition, after a ship management agreement has been in effect for one year, Global Ship Lease has the option of terminating the ship management agreement upon three months notice if Global Ship Lease can secure more competitive pricing from a recognized third party, approved by CMA CGM as charterer of the vessels, such approval not to be unduly withheld, subject to CMA CGM’s right to match the third party’s terms.

The current agreements have been in effect since the acquisition of the initial fleet in December 2007 and January 2008.

Other Termination Rights

Global Ship Lease’s Ship Manager can terminate the agreement prior to the end of its term if, among other things: (a) it has not been paid within 30 days of a written request for payment (and Global Ship Lease fails to remedy such default) or (b) Global Ship Lease undergoes a change in control other than the Merger.

Either party may terminate a ship management agreement in the event of an order being made or a resolution being passed for the winding up, dissolution or bankruptcy of either party, or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes a special arrangement with its creditors. The ship management agreement will also terminate if the vessel becomes a total loss, is declared as a constructive or compromised or arranged total loss, is requisitioned or sold.

Global Expense Agreement

Pursuant to the ship management agreements, ship operating expenses incurred by the Ship Manager on Global Ship Lease’s behalf in the operation of its fleet will be reimbursed. Pursuant to the global expense agreement that Global Ship Lease entered into with its Ship Manager, these expenses will be subject to a quarterly cap. Drydocking expenses and insurance premiums are not included in the cap arrangements. For each quarterly period, its Ship Manager bears the amount (if any) by which the actual aggregate expenses, excluding drydocking expenses and insurance premiums, and costs of accidents and incidents incurred with respect to all vessels in service exceed the aggregate cap for such quarterly period. The table below sets out the per diem cap per vessel.

Vessel Name	Per Diem Cap ($)
Ville d’Orion	6,400
Ville d’Aquarius	6,400
CMA CGM Matisse	5,400
CMA CGM Utrillo	5,400
MOL Rainbow	5,400
Julie Delmas	5,400
Marie Delmas	5,400
CMA CGM La Tour	5,400
CMA CGM Manet	5,400
Kumasi	5,400
CMA CGM Alcazar	5,900
CMA CGM Château d’lf	5,900
Hull 4126 (Newbuilding)	8,800
CMA CGM Jamaica	6,650
CMA CGM Sambhar	6,650
CMA CGM America	6,650
CMA CGM Berlioz	7,800

Once its ship management agreements and the global expense agreement with its Ship Manager expire or are terminated, Global Ship Lease may not be able to negotiate for similar terms in replacement agreements.

Also in the global expense agreement, CMA CGM has agreed, effective as of the fourth year of each charter agreement, to compensate Global Ship Lease, for any vessel in its initial and contracted fleet by the amount by which actual operating costs per day (excluding any drydock costs and insurance premiums) are greater than $500 over a specified amount, which specified amount is based on projected costs over the life of each charter, provided more than 50% of such increase is attributable to crew and lubricating oil costs, such compensation not to exceed $500 per day per vessel.

MARATHON SELECTED FINANCIAL INFORMATION

Marathon Acquisition Corp. was incorporated in Delaware on April 27, 2006 as a blank check company for the purpose of acquiring, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating businesses. Marathon has not acquired an entity as of the date of this joint proxy statement/prospectus. Marathon has selected December 31 as its fiscal year end. Marathon is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. The condensed financial information set forth below should be read in conjunction with the audited financial statements of Marathon and related notes included elsewhere in this joint proxy statement/prospectus.

Marathon Acquisition Corp.

Balance Sheets

	March 31, 2008	December 31, 2007	December 31, 2006
	(Unaudited)
Cash and cash equivalents	$2,132,372	$2,671,034	$1,370,943
Investments held in trust account	316,142,702	314,130,809	308,608,131
Interest receivable	450,781	999,199	1,333,770
Prepaid expenses	945,932	498,074	181,304
Deferred tax asset	—	—	193,441
Deferred acquisition costs	1,421,951
Total assets	$321,093,738	$318,299,116	$311,687,589
Total liabilities	10,211,133	6,616,181	6,687,450
Common stock subject to possible redemption	61,795,116	61,795,116	61,795,116
Interest attributable to common stock subject to possible conversion (net of income taxes of $1,156,989)	1,612,462	1,402,720	—
Total stockholders’ equity	247,475,027	248,485,099	243,205,023
Total liabilities and stockholders’ equity	$321,093,738	$318,299,116	$311,687,589

Marathon Acquisition Corp.

Statements of Operations

	Three Months ended March 31, 2008	Three Months ended March 31, 2007	Period from April 27, 2006 (inception) through March 31, 2008	For the year ended December 31, 2007	For the period April 27, 2006 (inception) through December 31, 2006
	(Unaudited)	(Unaudited)
	(in U.S. dollars)
Loss from operations	$(1,862,784)	$(286,275)	$(3,470,688)	$(1,183,948)	$(423,957)
Interest income	1,953,413	3,911,907	22,082,681	14,875,339	5,253,929

Income before provision for income taxes	90,629	3,625,632	18,611,993	13,691,391	4,829,972
Provision for income taxes	(890,960)	(1,639,000)	(10,082,512)	7,008,594	2,182,957

Net Income (loss)	(800,331)	1,986,632	8,529,481	6,682,797	2,647,015
Less: Interest attributable to common stock subject to possible conversion (net of income taxes of $1,156,989)	(209,741)	(221,646)	(1,612,462)	(1,402,721)	—

Net income (loss) attributable to common stock not subject to possible conversion	$(1,010,072)	$1,764,986	$6,917,019	$5,280,076	$2,647,015

Maximum number of shares subject to possible conversion:
Weighted average shares outstanding subject to possible conversion	8,033,166	8,033,166		8,003,166	4,162,937
Income (loss) per share amount (basic and diluted)	$(0.03)	$0.03		$0.18	$0.00
Weighted average number of shares outstanding not subject to possible conversion
Basic	41,407,684	41,407,684		41,407,684	26,035,219
Diluted	41,407,684	50,682,881		52,374,624	30,224,108
Net income (loss) per share amount
Basic	$(0.02)	$0.04		$0.13	$0.10
Diluted	$(0.02)	$0.03		$0.10	$0.09

Marathon Acquisition Corp.

Statements of Stockholders’ Equity

For the period from April 27, 2006 (inception) through March 31, 2008

	Common Stock		Additional Paid-In Capital	Earnings Accumulated in the Development Stage	Stockholders’ Equity
	Shares	Amount
	(in U.S. dollars)
Issuance of common stock to initial stockholders	9,375,000	$938	$24,062	$—	$25,000
Sale of 40,035,850 units, net of underwriters’ discounts and commissions and offering expenses (including 8,003,1666 shares subject to possible conversion)	40,035,850	4,004	296,824,120	—	296,828,124
Sale of private placement warrants	—	—	5,500,000	—	5,500,000
Net proceeds subject to possible conversion of 8,003,166 shares	—	—	(61,795,116)	—	(61,795,116)

Net Income	—	—	—	2,647,015	2,647,015
Balance at December 31, 2006	$49,410,850	$4,942	$240,553,066	$2,647,015	$243,205,023
Accretion of trust account relating to common stock subject to possible conversion	—	—	—	(1,402,721)	(1,402,721)
Net income	—	—	—	6,682,797	6,682,797

Balance at December 31, 2007	$49,410,850	$4,942	$240,553,066	$7,927,091	$248,485,099
Accretion of trust account relating to common stock subject to possible conversion	—	—	—	(209,741)	(209,741)
Net (loss)	—	—	—	(800,331)	(800,331)

Balance at March 31, 2008 (unaudited)	$49,410,850	$4,942	$240,553,066	$6,917,019	$247,475,027

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF MARATHON

Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Marathon’s financial statements and the related notes and schedules thereto.

Marathon was formed on April 27, 2006 as a blank check company for the purpose of acquiring, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating businesses.

As of March 31, 2008, approximately $316.1 million was held in trust (plus accrued interest of approximately $0.5 million, excluding $6.4 million of deferred underwriting discounts and commissions). Marathon has incurred, and expect to continue to incur, substantial costs related to the Merger. As of March 31, 2008, however, Marathon had only approximately $2.1 million of unrestricted cash available for completing the Merger, for payment of approximately $3.1 million of accrued expenses and for general corporate purposes. As a result, Marathon cannot assure stockholders that the cash Marathon has available will be sufficient to cover its expenses.

The initial target business or businesses with which Marathon combines must have a collective fair market value equal to at least 80% of the balance in the trust account (excluding deferred underwriters’ discounts and commissions). However, Marathon may not use all of the proceeds held in the trust account in connection with a business combination, either because the consideration for the business combination is less than the proceeds in trust or because Marathon finances a portion of the consideration with capital stock or debt securities that it can issue. In that event, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business or businesses.

Marathon may issue additional capital stock or debt securities to finance a business combination. The issuance of additional capital stock, including upon conversion of any convertible debt securities Marathon may issue, or the incurrence of debt, could have material consequences on Marathon’s business and financial condition. The issuance of additional shares of Marathon’s capital stock (including upon conversion of convertible debt securities):

•	may significantly reduce the equity interest of Marathon’s stockholders;

•

will likely cause a change in control if a substantial number of Marathon’s shares of common stock or voting preferred stock are issued, which may affect, among other things, Marathon’s ability to use its net operating loss carry forwards, if any, and may also result in the resignation or removal of one or more of our present officers and directors; and

•	may adversely affect prevailing market prices for Marathon’s common stock.

Similarly, if Marathon issues debt securities, it could result in:

•	default and foreclosure on Marathon’s assets if its operating revenues after a business combination are insufficient to pay its debt obligations;

•

acceleration of Marathon’s obligations to repay the indebtedness even if Marathon makes all principal and interest payments when due if Marathon breaches the covenants contained in any debt securities, such as covenants that require the satisfaction or maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	an obligation to immediately repay all principal and accrued interest, if any, upon demand to the extent any debt securities are payable on demand; and

•

Marathon’s inability to obtain additional financing, if necessary, to the extent any debt securities contain covenants restricting Marathon’s ability to obtain additional financing while such security is outstanding, or to the extent Marathon’s existing leverage discourages other potential investors.

Through March 31, 2008, Marathon’s efforts have been limited to organizational activities, activities relating to Marathon’s initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, and activities relating to general corporate matters; Marathon has incurred significant costs conducting due diligence and negotiating the Merger; and Marathon has neither engaged in any operations nor generated any revenues, other than interest income earned on the proceeds of its private placement and initial public offering. Marathon earned approximately $2.0 million in interest income for the three months ended March 31, 2008, of which approximately $1.5 million was received and approximately $0.5 million was accrued as of March 31, 2008.

As of March 31, 2008, Marathon had only approximately $2.1 million of unrestricted cash available for completing the Merger, for payment of approximately $3.1 million of accrued expenses and for general corporate matters. The following table shows the total funds held in the trust account through March 31, 2008:

Net proceeds from Marathon’s initial public offering and private placement of warrants to Marathon Investors, LLC placed in trust	$302,416,724
Deferred underwriters’ discounts and commissions	6,405,736
Total interest received to date	21,360,648
Less total interest disbursed to Marathon for working capital through March 31, 2008	3,900,000
Less total taxes paid through March 31, 2008	10,140,406

Total funds held in trust account at March 31, 2008	$316,142,702

Interest Receivable attributable to the Trust	$450,781

For the three months ended March 31, 2008, Marathon paid or incurred an aggregate of approximately $3.3 million (excluding income taxes) in expenses for the following purposes:

•	premiums associated with Marathon’s directors and officers liability insurance;

•	payment of estimated taxes incurred as a result of interest income earned on funds currently held in the trust account;

•	expenses for due diligence and investigation of prospective target businesses;

•	legal and accounting fees relating to Marathon’s SEC reporting obligations and general corporate matters; and

•	miscellaneous expenses.

This represents an increase in expenses from the three months ended March 31, 2007 of approximately $613,000, reflecting additional legal and accounting fees and due diligence expenses associated with the negotiation and entry into the merger agreement.

Marathon believes that it will have sufficient funds to allow it to operate through August 30, 2008 (its deadline to complete a business combination), at which time it will be forced to liquidate, assuming that a business combination is not consummated during that time. On February 20, 2008, Marathon announced that it had met the criteria under its certificate of incorporation permitting it to extend the period in which it is able to complete a business combination until the expiration of the 24-month period from the consummation of its initial public offering, or August 30, 2008. Accordingly, Marathon’s auditors’ opinion includes an explanatory paragraph expressing substantial doubt about Marathon’s ability to continue as a going concern. Over this time period, Marathon anticipates incurring expenses for the following purposes:

•	payment of premiums associated with Marathon’s director’s and officer’s insurance;

•	payment of estimated taxes incurred as a result of interest income earned on funds currently held in the trust account;

•	due diligence and investigation of prospective target businesses;

•	legal and accounting fees relating to Marathon’s SEC reporting obligations and general corporate matters;

•	structuring and negotiating a business combination, including the making of a down payment or the payment of exclusivity or similar fees and expenses; and

•	other miscellaneous expenses.

Results of Operations

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

For the three months ended March 31, 2008, Marathon earned approximately $2.0 million of interest income compared to approximately $3.9 million of interest income for the three months ended March 31, 2007, reflecting lower interest rates on its funds during the three months ended March 31, 2008 partially offset by a higher average investment balance during 2008. Average three-month LIBOR during the first three months of 2007 was approximately 3.62% while average three-month LIBOR during the first three months of 2007 was 5.36%.

Net loss from operations was $1.8 million for the three months ended March 31, 2008 compared with a net loss from operations of $0.3 million for the three months ended March 31, 2007. The increase in net loss from operations during 2008 was primarily due to increases in expenses related to finding an acquisition target including due diligence and legal expenses.

Despite recording a net loss, Marathon recognized a provision for income taxes of $0.8 million for the three months ended March 31, 2008, due to the recognition of a valuation allowance for deferred tax assets totaling $0.9 million. The provision for income taxes was $1.6 million or 45.5% for the three months ended March 31, 2007.

Year Ended December 31, 2007 Compared to the Period from April 27, 2006 through December 31, 2006

Marathon earned approximately $14.9 million and $5.2 million in interest income for the year ended December 31, 2007 and for the period from April 27, 2006 through December 31, 2006, respectively. The increase in interest income during 2007 was primarily due to a longer investment period and a higher average invested balance during 2007. The investment period for the year ended December 31, 2007 was 12 months while the period from April 27, 2006 through December 31, 2006 was only approximately eight months. Average three-month LIBOR during 2007 was approximately 5.31% while average three-month LIBOR during the last eight months of 2006 was 5.39%.

Loss from operations was $1.2 million for the year ended December 31, 2007 compared with a loss of $0.4 million for the period from April 27, 2006 through December 31, 2006. The increase in loss from operations during 2007 was primarily due to increases in expenses related to finding an acquisition target including due diligence and legal expenses. Recurring expenses such as insurance, auditing and SEC reporting expenses were also greater during the 12 month of 2007 versus an eight-month period in 2006.

The effective tax rate for 2007 was 51.1% versus 45.5% for 2006. The increase during 2007 was primarily attributable to a $725,000 increase in the deferred tax valuation allowances during 2007, which includes the establishment of a valuation allowance against the deferred tax assets of December 31, 2007.

Beginning in the first quarter of 2007, Marathon earned enough interest on a cumulative basis to begin accreting interest income to common stock subject to possible conversion. Interest attributable to common stock subject to possible conversion was $1.4 million for the year ended December 31, 2007, net of income taxes of $1.2 million. During 2006, Marathon had not earned enough interest on a cumulative basis to begin accreting interest income to common stock subject to possible conversion.

Impact of Possible Conversion on Stockholders’ Equity

The following table demonstrates the possible impact of 5%, 10%, 15% and 19.9% conversions on Stockholders’ Equity.

	5% Conversion	10% Conversion	15% Conversion	19.9% Conversion
	(numbers in thousands)
Common stock subject to possible redemption	15,457	30,913	46,370	61,795
Interest attributable to common stock subject to possible conversion	403	807	1,210	1,613
Common stock—Marathon	5	5	5	5
Additional paid in capital	286,892	271,435	255,979	240,553
Retained earnings (deficit)	8,127	7,724	7,320	6,917

Recent Developments

On February 20, 2008, Marathon announced that it had met the criteria under its certificate of incorporation permitting it to extend the period in which it is able to complete a business combination until the expiration of the 24-month period from the consummation of its initial public offering, or August 30, 2008.

On March 21, 2008, Marathon entered into the merger agreement with GSL Holdings, CMA CGM and Global Ship Lease pursuant to which Marathon will merge with and into GSL Holdings, its newly-formed, wholly owned Marshall Islands subsidiary, and then Global Ship Lease will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving company incorporated in the Republic of the Marshall Islands and to be renamed “Global Ship Lease, Inc.” As a result of the Merger, each holder of a share of Marathon common stock issued and outstanding immediately prior to the effective time of the Merger will receive Class A common shares of GSL Holdings, except that Marathon Founders, LLC and other initial stockholders will receive an aggregate of 5,000,000 Class B common shares of GSL Holdings in lieu of an equal number of Class A common shares. CMA CGM will receive $66,570,135 in cash, 7,844,600 Class A common shares of GSL Holdings, 5,000,000 Class B common shares of GSL Holdings, and 12,375,000 Class C common shares of GSL Holdings. The Merger is expected to be completed during the third quarter of 2008, pending stockholder and warrantholder approval and there can be no assurance that the business combination will be consummated. Please see “The Merger Agreement.”

Subsequent Developments

Immediately prior to the Merger, Global Ship Lease will enter into an amendment and restatement of the asset purchase agreement with CMA CGM and certain of its vessel-owning subsidiaries pursuant to which Global Ship Lease will purchase five additional vessels from CMA CGM with expected deliveries in December 2008 and July 2009 for an aggregate purchase price of $437 million, of which $99 million will be deemed to be prepaid by the consideration paid to CMA CGM in the Merger. Please see “Other Transaction Agreements—Asset Purchase Agreement” and “Acquisition of Initial and Contracted Fleet of Global Ship Lease—Asset Purchase Agreement.”

In connection with the Merger, GSL Holdings will enter into a stockholders agreement with CMA CGM and Marathon Founders, LLC, pursuant to which such shareholders will agree not to transfer any common shares of GSL Holdings (excluding common shares underlying the sponsor warrants or received with respect to Marathon securities purchased after Marathon initial public offering) prior to the first anniversary of the date of the Merger other than to affiliates or to the members of Marathon Founders, LLC who agree to be subject to such transfer restrictions. Please see “Other Transaction Agreements—Stockholders Agreement.”

In connection with the Merger, GSL Holdings will enter into a registration rights agreement with CMA CGM, Marathon Investors, LLC, Marathon Founders, LLC and the other initial stockholders of Marathon common stock (including Michael Gross), pursuant to which GSL Holdings will agree to register for resale on a registration statement under the Securities Act of 1933, as amended, and applicable state securities laws, the common shares to be issued to such shareholders pursuant to the Merger or upon exercise of warrants. Please see “Other Transaction Agreements—Registration Rights Agreement.”

Quantitative and Qualitative Disclosure About Market Risk

To date, Marathon’s efforts have been limited to organizational activities and activities relating to the identification of a target business; Marathon has neither engaged in any operations nor generated any revenues. As the proceeds from Marathon’s initial public offering held in trust have been invested in short term investments, Marathon’s only market risk exposure relates to fluctuations in interest rates.

As of March 31, 2008, approximately $316.1 million (plus accrued interest of approximately $0.5 million excluding approximately $6.4 million of deferred underwriting discounts and commissions) was held in trust for the purposes of consummating a business combination. The proceeds held in trust (including approximately $6.4 million of deferred underwriting discounts and commissions) have been invested in a money market fund that invests principally in short-term securities issued or guaranteed by the United States. As of March 31, 2008, the effective annualized interest rate payable on Marathon’s investment was approximately 3.6%. Assuming no other changes to Marathon’s holdings as of March 31, 2008, a 1% decrease in the underlying interest rate payable on Marathon’s investment as of March 31, 2008 would result in a decrease of approximately $791,032 in the interest earned on Marathon’s investment for the following 90-day period, and a corresponding decrease in its net increase in stockholders’ equity resulting from operations, if any, for that period.

Marathon has not engaged in any hedging activities since its inception on April 27, 2006. Marathon does not expect to engage in any hedging activities with respect to the market risk to which it is exposed.

MARATHON BUSINESS

General

Marathon was formed on April 27, 2006 as a blank check company for the purpose of acquiring, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating businesses.

On August 30, 2006, Marathon consummated its initial public offering of 37,500,000 units, each consisting of one share of common stock and one warrant exercisable for an additional share of common stock at an exercise price of $6.00 per warrant, and received proceeds of approximately $279,000,000, net of underwriting discounts and commissions of approximately $21,000,000 (including approximately $6,000,000 of deferred underwriting discounts and commissions placed in a trust account pending completion of a business combination). In addition, on September 22, 2006 the underwriters for Marathon’s initial public offering exercised their over-allotment option, which closed on September 27, 2006, generating proceeds of approximately $18,867,000, net of underwriting discounts and commissions of approximately $1,420,000 (including approximately $400,000 of deferred underwriting discounts and commissions placed in a trust account pending completion of a business combination). On August 30, 2006, Marathon also consummated a private placement of warrants, which it refers to as the “sponsor warrants,” to Marathon Investors, LLC, an entity owned and controlled by Marathon’s chief executive officer for an aggregate purchase price of $5,500,000, which proceeds were also place in the trust account.

Approximately $308.8 million of the proceeds of Marathon’s initial public offering and the concurrent sale of the sponsor warrants (including deferred underwriting discounts and commissions of approximately $6.4 million) was placed in a trust account subsequent to completion of Marathon’s initial public offering.

Effecting a Business Combination

General

Marathon intends to utilize the cash proceeds of its initial public offering and the concurrent private placement of sponsor warrants, its capital stock, debt or a combination of these as the consideration to be paid in a business combination. While substantially all of the net proceeds of its initial public offering and the concurrent private placement of sponsor warrants are allocated to completing a business combination, the proceeds are not otherwise designated for more specific purposes, other than as discussed below. If Marathon engages in a business combination with a target business using Marathon’s capital stock and/or debt financing as the consideration to fund the combination, proceeds from Marathon’s initial public offering and the concurrent private placement of sponsor warrants will then be used to undertake additional acquisitions or to fund the operations of the target business on a post-combination basis. Marathon may engage in a business combination with a company that does not require significant additional capital but is seeking a public trading market for its shares, and which wants to merge with an already public company to avoid the uncertainties associated with undertaking its own public offering. These uncertainties include time delays, compliance and governance issues, significant expense, a possible loss of voting control, and the risk that market conditions will not be favorable for an initial public offering at the time the offering is ready to be sold. Marathon may seek to effect a business combination with more than one target business, although Marathon’s limited resources may serve as a practical limitation on its ability to do so.

Fair market value of target business or businesses

The initial target business or businesses with which Marathon combines must have a collective fair market value equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of approximately $6.4 million) at the time of such business combination. Notwithstanding such fact, Marathon may seek to consummate a business combination with an initial target business or businesses with a collective fair market value in excess of 80% of the balance in the trust account.

Based on the determinations of Marathon’s board of directors and in conjunction with Jefferies’ conclusion in their fairness opinion presented to the board, the Global Ship Lease transaction satisfies the 80% test and the consideration being paid in the Merger is fair to Marathon from a financial point of view.

Opportunity for stockholder approval of business combination

In connection with the vote required for any business combination, Marathon’s initial stockholders have agreed to vote their respective shares of common stock acquired by them prior to their initial public offering in accordance with the majority of the shares of common stock voted by the public stockholders. Marathon’s initial stockholders and Marathon Investors, LLC have also agreed that they will vote any shares they purchase in the open market in or after the initial public offering in favor of a business combination. Marathon will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in the initial public offering exercise their conversion rights. Voting against the business combination alone will not result in conversion of a stockholder’s shares into a pro rata share of the trust account. To do so, a stockholder must have also exercised the conversion rights described below.

Conversion rights

At the time Marathon seeks stockholder approval of any business combination, Marathon will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per share conversion price, which Marathon refers to as the “Conversion Price,” will be equal to the aggregate amount then on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including accrued interest, net of any income taxes on such interest, which shall be paid from the trust account, and net of interest income of $3.9 million previously released to Marathon to fund working capital requirements (subject to the tax holdback) (calculated as of two business days prior to the consummation of the Merger), divided by the number of shares sold in the initial public offering. The Conversion Price, based upon the proceeds of Marathon’s initial public offering and the concurrent private place of the sponsor warrants placed in the trust account, without taking into account interest earned on the trust account subsequent to Marathon’s initial public offering, would be less than the per-unit offering price of $8.00 in Marathon’s initial public offering.

In connection with the vote required for any business combination, Marathon’s initial stockholders have agreed to vote their respective shares of common stock acquired by them prior to Marathon’s initial public offering in accordance with the majority of the shares of common stock voted by the public stockholders. Marathon’s initial stockholders and Marathon Investors, LLC have also agreed that they will vote any shares they purchase in the open market in or after Marathon’s initial public offering in favor of a business combination. As a result, Marathon’s initial stockholders and Marathon Investors, LLC will not be able to exercise conversion rights with respect to shares acquired by them before, in or after Marathon’s initial public offering.

An eligible stockholder may request conversion at any time after the mailing to Marathon’s stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. If a stockholder votes against the business combination but fails to properly exercise its conversion rights, such stockholder will not have its shares of common stock converted to its pro rata distribution of the trust account. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust account will still have the right to exercise the warrants that they received as part of the units. Marathon will not complete its proposed initial business combination if public stockholders owning 20% or more of the shares sold in its initial public offering exercise their conversion rights. For specific instructions regarding share conversions, please see “Special Meeting of Marathon Stockholders—Conversion Rights.”

If the initial business combination is not approved or completed for any reason, then public stockholders voting against Marathon’s initial business combination will not be entitled to convert their shares of common stock into a pro rata share of the aggregate amount then on deposit in the trust account. Such public stockholders would only be entitled to their pro rata share of the aggregate amount on deposit in the trust account in the event that such stockholders elect to vote against a subsequent business combination which is approved by stockholders and completed, or in connection with Marathon’s dissolution and liquidation.

Since the Conversion Price, based upon the proceeds of Marathon’s initial public offering and the concurrent private placement of the sponsor warrants placed in the trust account, without taking into account interest earned on the trust account subsequent to Marathon’s initial public offering, would be lower than the $8.00 per unit offering price in Marathon’s initial public offering, and may be less than the market price of the common stock on the date of conversion, there may be a disincentive on the part of public stockholders to exercise their conversion rights.

Liquidation if no business combination

If Marathon is unable to complete a business combination by August 30, 2008, it will take all necessary actions to dissolve and liquidate as expeditiously as possibly. As required under Delaware law, Marathon will seek stockholder approval for any such plan of dissolution and liquidation. The initial stockholders have agreed to vote in favor of any such plan of dissolution and liquidation in these circumstances. Upon the approval by Marathon’s stockholders of Marathon’s plan of dissolution and liquidation, Marathon will liquidate its assets, including the trust account, and after reserving amounts from the interest earned on the trust account available to it as working capital requirements to cover the costs of dissolution and liquidation, distribute those assets solely to its public stockholders. Agreements with the initial stockholders do not permit them to participate in any liquidation distribution occurring upon Marathon’s failure to consummate a business combination with respect to those shares of common stock acquired by them before Marathon’s initial public offering. They will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following Marathon’s initial public offering. There will be no distribution from Marathon’s trust account with respect to its warrants, and all rights with respect to its warrants will effectively cease upon Marathon’s liquidation. Upon notice from Marathon, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to Marathon’s transfer agent for distribution to Marathon’s public stockholders.

Under Delaware law, creditors of a corporation have a superior right to stockholders in the distribution of assets upon dissolution. Consequently, if the trust account is dissolved and paid out prior to all creditors being paid on their claims, stockholders may be held liable for claims by third parties against Marathon to the extent of distributions received by them in a dissolution.

Marathon expects that all costs associated with implementing its plan of dissolution and liquidation as well as payments to any creditors will be funded from the interest on the trust account available to Marathon as working capital. If such funds are insufficient to cover the costs of Marathon’s dissolution and liquidation, Mr. Gross has agreed to indemnify Marathon for Marathon’s out-of-pocket costs associated with such dissolution and liquidation, excluding any special, indirect or consequential costs, such as litigation, pertaining to such dissolution and liquidation. Marathon estimates that its total costs and expenses for implementing and completing its stockholder-approved plan of dissolution and liquidation will be in the range of $50,000 to $75,000. This amount includes all costs and expenses relating to filing of Marathon’s dissolution in the State of Delaware, the winding up of the company and the costs of a proxy statement and meeting relating to the approval by its stockholders of its plan of dissolution and liquidation.

Marathon’s public stockholders shall be entitled to receive funds from the trust account only in the event of Marathon’s liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is actually completed by Marathon. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Administrative Services Agreement

Marathon has agreed to pay Marathon Management, LLC, an entity owned and controlled by Mr. Gross, a total of $7,500 per month for office space, administrative services and secretarial support. Mr. Gross is Marathon’s chairman and chief executive officer. This arrangement was agreed to by Marathon and Marathon Management, LLC for Marathon’s benefit and is not intended to provide Mr. Gross compensation in lieu of a salary or other remuneration because it is anticipated that the expenses to be paid by Marathon Management, LLC will approximate the monthly reimbursement. Marathon believes that such fees are at least as favorable as it could have obtained from an unaffiliated person. Upon completion of a business combination or Marathon’s liquidation, Marathon will cease paying these monthly fees.

Facilities

Marathon currently maintains its executive offices at, 500 Park Avenue, 5th Floor, New York, New York. The cost of this space is included in the $7,500 per-month fee described above that Marathon Management, LLC charges Marathon for general and administrative services. Marathon believes, based on rents and fees for similar services in the New York City metropolitan area that the fee charged by Marathon Management, LLC is at least as favorable as Marathon could have obtained from an unaffiliated person. Marathon considers its current office space adequate for its current operations.

Employees

Marathon currently has one officer, Mr. Gross. This individual is not obligated to devote any specific number of hours to Marathon’s business and intends to devote only as much time as he deems necessary to Marathon’s business. Marathon does not intend to have any full-time employees prior to the consummation of a business combination.

Legal Proceedings

Marathon is not currently subject to any material legal proceedings, nor, to its knowledge, is any material legal proceeding threatened against it. From time to time, Marathon may be a party to certain legal proceedings incidental to the normal course of its business. While the outcome of these legal proceedings cannot be predicted with certainty, Marathon does not expect that these proceedings will have a material effect upon its financial condition or results of operations.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION

AND CORPORATE GOVERNANCE

Directors

Certain information, with respect to each of the current directors of Marathon is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person holds, and the year in which each person became a director. Pursuant to the merger agreement, Marathon will identify the members of the board of directors of GSL Holdings to be appointed as of the effective time of the Merger. Marathon has not yet identified the individuals who will serve on the board of directors of GSL Holdings but expects that the directors of GSL Holdings will include Mr. Gross and some of Marathon’s other current directors.

The business address of each director listed below unless otherwise noted is 500 Park Avenue, 5th Floor, New York, New York, 10022.

Name	Age	Position	Year Appointed/Elected
Michael S. Gross	46	Chairman, Chief Executive Officer and Secretary of Marathon*	2006
Adam Aron	53	Director of Marathon	2006
Irwin D. Simon	49	Director of Marathon	2006
Robert Sheft	46	Director of Marathon	2006

*	Mr. Gross will resign as Chief Executive Officer and Secretary upon the completion of the Merger.

Michael S. Gross has been the chairman of Marathon’s board of directors, chief executive officer and secretary since its inception in April 2006. Since July 2006, Mr. Gross has been co-chairman of the investment committee of Magnetar Financial LLC, an investment manager, and a senior partner in Magnetar Capital Partners LP, the holding company for Magnetar Financial LLC. Since March 2007, Mr. Gross has served as the chairman, chief executive officer and managing member of Solar Capital, LLC. In such capacities, Mr. Gross heads Magnetar Financial LLC’s credit and private investment business. Between February 2004 and February 2006, Mr. Gross was the president and chief executive officer of Apollo Investment Corporation, a publicly traded business development company that he founded and on whose board of directors and investment committee he served as chairman from February 2004 to July 2006, and was the managing partner of Apollo Investment Management, L.P., the investment adviser to Apollo Investment Corporation. From 1990 to February 2006, Mr. Gross was a senior partner at Apollo Management, L.P., a private equity firm which he founded in 1990 with five other persons. In addition, from 2003 to February 2006, Mr. Gross was the managing partner of Apollo Distressed Investment Fund, an investment fund he founded to invest principally in non-control oriented distressed debt and other investment securities of leveraged companies. Mr. Gross currently serves on the boards of directors of Saks, Inc., United Rentals, Inc., Alternative Asset Management Acquisition Corp. and Jarden Corporation.

Adam Aron has been a director of Marathon since May 2006. Mr. Aron currently serves as the chairman and chief executive officer of World Leisure Partners, a personal consulting company, whose principal client is Apollo Management L.P. Mr. Aron was chairman of the board of directors and chief executive officer of Vail Resorts, Inc. from July 1996 to February 2006. Vail Resorts owns and operates Vail, Beaver Creek, Breckenridge, Keystone and Heavenly ski resorts in Colorado and California; the Grand Teton Lodge Company in Jackson Hole, Wyoming; the RockResorts collection of luxury resort hotels throughout the United States; and a real estate business. Mr. Aron previously served as president and chief executive officer of Norwegian Cruise Line, senior vice president of marketing for United Airlines and senior vice president-marketing for Hyatt Hotels and Resorts. In addition to serving on Marathon’s board of directors, Mr. Aron serves on the board of directors of Starwood Hotels and Resorts Worldwide, FTD Group, Inc. and Rewards Network Inc. He also serves on the board of directors of numerous non-profit organizations and is co-chairman of the National Finance Committee of the Washington, D.C.-based Democratic Senatorial Campaign Committee, and a member of the Council on Foreign Relations and Business Executives for National Security.

Irwin D. Simon has been a director of Marathon since June 2006. Mr. Simon founded The Hain Celestial Group, Inc. and has been its president and chief executive officer and a director since its inception. Mr. Simon was appointed chairman of the board of directors of Hain Celestial in April 2000. Previously, Mr. Simon was employed in various marketing capacities at Slim-Fast Foods Company and The Haagen-Dazs Company, a division of Grand Metropolitan, plc. Mr. Simon serves as lead director of Jarden Corporation, an independent non-executive director of Yeo Hiap Seng Limited and as a director of several privately-held companies. Mr. Simon is the past chapter chairman of YPO—Gotham Chapter, New York City.

Robert Sheft has been a director of Marathon since July 2006. Mr. Sheft is the founder, president and chief executive officer of Simply Floored LLC, a flooring company offering shop-at-home services. From 1997 to 2003, Mr. Sheft was the president and chief executive officer of RMA Home Services, Inc., a company which he founded that exclusively managed The Home Depot, Inc.’s installed siding and window business. In 2003, RMA Home Services, Inc. was acquired by The Home Depot, Inc. From 1991 to 1997, Mr. Sheft was engaged in merchant banking at a number of mid-sized regional firms. From 1987 to 1990, Mr. Sheft was a lawyer at Skadden, Arps, Slate, Meagher & Flom LLP where he focused primarily on mergers and acquisitions. On April 9, 2007, Mr. Sheft joined Roark Capital Group, a private equity firm based in Atlanta, as managing director. Mr. Sheft has served on the board of directors of a number of privately held companies and is currently a trustee of Pace Academy in Atlanta, Georgia.

Executive Officers

Ian J. Webber was appointed Global Ship Lease’s Chief Executive Officer in June of 2007. Upon the completion of the Merger, Mr. Webber will become the Chief Executive Officer of GSL Holdings. From 1979 to 1996, Mr. Webber worked for Pricewaterhouse, the last five years of which he was a partner. From 1996 to 2006, Mr. Webber served as the Chief Financial Officer and a director of CP Ships Limited, a subsidiary of Canadian Pacific Limited until 2001 and thereafter a public company listed on the New York and Toronto stock exchanges until its acquisition by TUI A.G. in 2005. Mr. Webber is a graduate of Cambridge University.

Mr. Webber was named, along with his former employer CP Ships Limited and other officers of that company, as a defendant in a securities class action case before the United States District Court for the Middle District of Florida (the “Court”). The consolidated amended class action complaint alleged violations of Section 10(b) and Rule 10b-5 of the Exchange Act against all defendants and Section 20(a) of the Exchange Act against the individual defendants. The parties have reached an agreement to settle this class action proceeding in its entirety, pending approval by the Court. Under the proposed terms of the settlement, Mr. Webber denies all wrongdoing and will be fully released from any liability in this matter. The settlement has been preliminarily approved by the Court and a final approval hearing is expected to occur in September 2008. Mr. Webber was also named, along with CP Ships Limited and several of its officers and directors, as a defendant in a purported securities class action pending in Canada. That action, which alleges similar claims to those raised in the United States securities class action case, is ongoing.

Susan J. Cook was appointed Global Ship Lease’s Chief Financial Officer in August of 2007. Upon the completion of the Merger, Ms. Cook will become the Chief Financial Officer of GSL Holdings. From 1986 to 2006, Ms. Cook worked for The Peninsular and Oriental Steam Navigation Company and served as Group Head of Specialized Finance from 2003 to 2006, Head of Structured Finance from 1999 to 2003, Deputy Group Treasurer from 1994 to 1999 and Treasury Manager from 1989 to 1993. She is a Chartered Management Accountant and a member of the Association of Corporate Treasurers. Ms. Cook graduated from Brunel University and received a Master of Science from Oxford University.

Thomas A. Lister was appointed Global Ship Lease’s Chief Commercial Officer effective in February 2008. Upon the completion of the Merger, Mr. Lister will become the Chief Commercial Officer of GSL Holdings. From 2005 until 2007, Mr. Lister was Senior Vice President at DVB Group Merchant Bank (Asia) Ltd, responsible for developing DVB’s Singapore ship fund and leasing project. Before that, from 2004 to 2005, he worked for the German KG financier and ship owning group Nordcapital as Director of Business Development. From 1991 to 2002, Mr. Lister worked for a number of shipping companies in both South America and the United States. Mr. Lister graduated from Durham University and holds an MBA from INSEAD.

Number and Terms of Office of Directors

Marathon’s board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Mr. Aron, expires at the first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Simon and Sheft, expires at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Gross, expires at the third annual meeting of stockholders.

Executive Compensation of Marathon Prior to the Merger

Members of Marathon’s management team, including its directors, have not received any cash or other compensation for services rendered to Marathon to date. Commencing on August 24, 2006 through the acquisition of a target business, Marathon has agreed to pay Marathon Management, LLC, an entity owned and controlled by Mr. Gross, a total of $7,500 per month for office space and administrative services, including secretarial support. This arrangement was agreed to by Marathon Management, LLC for Marathon’s benefit and is not intended to provide Mr. Gross compensation in lieu of a salary. Marathon believes that such fees are at least as favorable as Marathon could have obtained from an unaffiliated third party. No other director has a relationship with or interest in Marathon Management, LLC. For the year ended December 31, 2007, Marathon paid Marathon Management, LLC a total of $90,000 pursuant to this arrangement.

Other than this $7,500 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to any members of Marathon’s management team, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Marathon’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. After a business combination, members of Marathon’s management team, including Marathon’s directors, who remain with Marathon may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to Marathon’s stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider a business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Employment Agreements and Executive Compensation of Global Ship Lease

Global Ship Lease Services Limited, Global Ship Lease’s wholly owned subsidiary, expects to enter into an employment agreement with Mr. Webber and, pursuant to the terms of an inter-company agreement between Global Ship Lease and Global Ship Lease Services Limited, Mr. Webber will serve as Global Ship Lease’s Chief Executive Officer. Pursuant to his employment agreement, Mr. Webber will receive an annual salary of £250,000 and will be eligible to receive a bonus payment up to an annual maximum of 50% of his salary at the discretion of Global Ship Lease Services Limited.

The agreement will be terminable by Mr. Webber if he provides not less than six months advance written notice to Global Ship Lease Services Limited, or by Global Ship Lease Services Limited if it provides not less than 12 months advance written notice to him (subject to exceptions in the case of summary termination). Global Ship Lease Services Limited will have the right to terminate Mr. Webber at any time and in its absolute discretion by paying Mr. Webber a sum equal to his salary and contractual benefits for the relevant period of notice. If Mr. Webber terminates his employment agreement for “good reason” following a “change of control” (each as defined in the exmployment agreement) he will be entitled to receive payment in lieu of salary and contractual benefits for the 12 month notice period, together with any accrued but unpaid bonus.

The agreement will also provide that, during his employment or for a period of one year thereafter, Mr. Webber will not, among other actions, solicit or attempt to solicit certain employees or certain customers of Global Ship Lease (or one of its group companies) or be involved in any relevant business in competition with Global Ship Lease (or one of its group companies).

Global Ship Lease Services Limited also expects to enter into an employment agreement with Ms. Cook and, pursuant to the inter-company agreement, Ms. Cook will serve as its Chief Financial Officer. Pursuant to her employment agreement, Ms. Cook will receive an annual salary of £135,000 and will be eligible to receive a bonus payment up to an annual maximum of 25% of her salary at the discretion of Global Ship Lease Services Limited.

The agreement will be terminable by Ms. Cook if she provides not less than three months advance written notice to Global Ship Lease Services Limited, or by Global Ship Lease Services Limited if it provides not less than nine months advance written notice to her (subject to exceptions in the case of summary termination). Pursuant to the terms of her employment agreement, Global Ship Lease Services Limited will have the right to terminate Ms. Cook at any time and in its absolute discretion by paying Ms. Cook a sum equal to her salary and contractual benefits for the relevant period of notice.

The agreement will also provide that, during her employment or for a period of one year thereafter, Ms. Cook, will not, among other actions, solicit or attempt to solicit certain employees or certain customers of Global Ship Lease (or one of its group companies) or be involved in any relevant business in competition with Global Ship Lease (or one of its group companies).

Global Ship Lease Services Limited expects to enter into an employment agreement with Mr. Lister and, pursuant to the inter-company agreement, Mr. Lister will serve as its Chief Commercial Officer. Pursuant to his employment agreement, Mr. Lister will receive an annual salary of £135,000 and will be eligible to receive a bonus payment up to an annual maximum of 25% of his salary at the discretion of Global Ship Lease Services Limited.

The agreement will be terminable by Mr. Lister if he provides not less than three months advance written notice to Global Ship Lease Services Limited, or by Global Ship Lease Services Limited if it provides not less than six months advance written notice to him (subject to exceptions in the case of summary termination). Pursuant to the terms of his employment agreement, Global Ship Lease Services Limited will have the right to terminate Mr. Lister at any time and in its absolute discretion by paying him a sum equal to his salary and contractual benefits for the relevant period of notice.

The agreement will also provide that, during his employment or for a period of six months thereafter, Mr. Lister, will not, among other actions, solicit or attempt to solicit certain employees or its certain customers (or one of its group companies) or be involved in any relevant business in competition with Global Ship Lease (or one of its group companies).

2008 Equity Incentive Plan

GSL Holdings will adopt the 2008 Equity Incentive Plan (the “Plan”), which will entitle employees, consultants and directors of GSL Holdings and its subsidiaries to receive options, stock appreciation rights, stock grants, stock units and dividend equivalents. The following description of the Plan is a summary of the material terms of the Plan.

The Plan will be administered by the board of directors of GSL Holdings or a committee of the board of directors. Subject to adjustment as provided below, the maximum aggregate number of Class A common shares that may be delivered pursuant to awards granted under the Plan during the 10-year term of the Plan is 1,500,000. The maximum number of Class A common shares with respect to which awards may be granted to any participant in the Plan in any fiscal year is 500,000 per participant. If an award granted under the Plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of shares, then the shares covered by such award will again be available to be delivered pursuant to other awards under the Plan.

In the event that GSL Holdings is subject to a change of control, the Plan administrator in its discretion may make such adjustments and other substitutions to the Plan and outstanding awards under the Plan as it deems equitable or desirable in its sole discretion.

The exercise price for options cannot be less than 100% of the fair market value on the date of grant. The maximum term of each stock option agreement shall not exceed 10 years from the date of the grant.

Stock appreciation rights, or SARs, may provide for a maximum limit on the amount of any payout notwithstanding the fair market value on the date of exercise of the SAR. The exercise price of a SAR shall not be less than 100% of the fair market value on the date of grant. The SAR Agreement shall also specify the maximum term of the SAR which shall not exceed 10 years from the date of grant.

Stock grants may be issued with or without cash consideration under the Plan. The holder of a stock grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other Class A common shareholders. The Plan administrator may provide a participant who holds stock grants with dividends or dividend equivalents payable in cash, Class A common shares or other property.

Settlement of vested stock units may be in the form of cash, shares or any combination of both, as determined by the Plan administrator at the time of the grant of the stock units. Methods of converting stock units into cash may include (without limitation) a method based on the average fair market value of shares over a series of trading days. The holders of stock units shall have no voting rights.

Subject to the provisions of the Plan, awards granted under the Plan may include dividend equivalents. The Plan administrator may determine the amounts, terms and conditions of any such awards provided that they comply with applicable laws.

The Plan will be effective as of the closing of the Merger. No award may be granted under the Plan after the tenth anniversary of the date of shareholder approval of the Plan.

The GSL Holdings board of directors plans to authorize the grant of                  restricted shares to Mr. Webber,                  restricted shares to Ms. Cook and                  restricted shares to Mr. Lister under the Plan.

Compensation Discussion and Analysis

Marathon has not included a compensation discussion and analysis, as members of its management team, including its directors, have not received any cash or other compensation for services rendered to it during the year ended December 31, 2007.

Director Independence

Marathon’s board of directors has determined that Messrs. Aron, Simon and Sheft are “independent directors” as such term is defined in Rule 10A-3 of the Exchange Act and the rules of the AMEX.

Board Committees

Marathon’s board of directors has formed an audit committee, a compensation committee and a governance and nominating committee. Each committee is comprised of three directors. During 2007, Marathon’s board of directors held four board meetings and four audit committee meetings. No meetings of the governance and nominating committee were held, as no new candidates have been sought for election to Marathon’s board of directors subsequent to its initial public offering. In addition, no meetings of the compensation committee were held, as none of Marathon’s executive officers or directors have received, or will receive, any cash or other compensation for services rendered to Marathon prior to its consummation of a business combination, other than pursuant to its arrangement with Marathon Management, LLC described below. All directors attended at least 75% of the aggregate number of meetings of the board and of the respective committees on which they served. Marathon requires each director to make a diligent effort to attend all board and committee meetings, as well as each annual or special meeting of stockholders.

Audit Committee

Marathon’s audit committee consists of Messrs. Aron, Simon and Sheft, each of whom is “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the AMEX. In addition, Marathon’s board of directors has determined that Mr. Aron is an “audit committee financial expert” as that term is defined under Item 401 of Regulation S-K of the Securities Exchange Act of 1934, as amended. The responsibilities of Marathon’s audit committee include:

•	meeting with Marathon’s management periodically to consider the adequacy of Marathon’s internal control over financial reporting and the objectivity of Marathon’s financial reporting;

•

appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

•

overseeing the independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing audit services for Marathon;

•

meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•

reviewing Marathon’s financing plans, the adequacy and sufficiency of Marathon’s financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and Marathon’s reporting policies and practices, and reporting recommendations to Marathon’s full board of directors for approval;

•

establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	preparing the report required by the rules of the SEC to be included in Marathon’s annual proxy statement; and

•

reviewing and approving all expense reimbursements made to members of Marathon’s management team; any expense reimbursements payable to members of Marathon’s audit committee will be reviewed and approved by Marathon’s board of directors, with the interested director or directors abstaining from such review and approval.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who, as required by the AMEX listing standards, are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, Marathon must certify to the AMEX that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Aron satisfies the AMEX’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the Securities and Exchange Commission.

Compensation Committee

Marathon’s compensation committee consists of Messrs. Aron, Simon and Sheft, each of whom is “independent” as defined in the rules of the AMEX. The functions of Marathon’s compensation committee include:

•	establishing overall employee compensation policies and recommending to Marathon’s board of directors major compensation programs;

•	subsequent to Marathon’s consummation of a business combination, reviewing and approving the compensation of Marathon’s officers and directors, including salary and bonus awards;

•	administering Marathon’s various employee benefit, pension and equity incentive programs;

•	reviewing officer and director indemnification and insurance matters; and

•	preparing an annual report on executive compensation for inclusion in Marathon’s proxy statement.

Marathon’s compensation committee does not currently have a charter or written policy with regard to the processes and procedures for the consideration and determination of executive and director compensation, as Marathon’s executive officers and directors have not received, and will not receive, any cash or other compensation for services rendered to Marathon prior to its consummation of a business combination, other than pursuant to Marathon’s arrangement with Marathon Management, LLC, an entity owned and controlled by Mr. Gross, pursuant to which Marathon has agreed to pay a total of $7,500 per month for office space and administrative services, including secretarial support, until Marathon has consummated a business combination. This arrangement was agreed to by Marathon Management, LLC for Marathon’s benefit and is not intended to provide Mr. Gross compensation in lieu of a salary. Marathon believes that such fees are at least as favorable as Marathon could have obtained from an unaffiliated third party. No other director has a relationship with or interest in Marathon Management, LLC.

Governance and Nominating Committee

Marathon’s governance and nominating committee consists of Messrs. Aron, Simon and Sheft, each of whom is “independent” as defined in the rules of the AMEX. The functions of Marathon’s governance and nominating committee include:

•	recommending qualified candidates for election to Marathon’s board of directors;

•	evaluating and reviewing the performance of existing directors;

•	making recommendations to Marathon’s board of directors regarding governance matters, including Marathon’s certificate of incorporation, bylaws and charters of its committees; and

•	developing and recommending to Marathon’s board of directors governance and nominating guidelines and principles applicable to Marathon.

The governance and nominating committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with Marathon’s bylaws and any applicable law, rule or regulation regarding director nominations. When submitting a nomination to the governance and nominating committee for consideration, a stockholder must provide certain information that would be required under applicable Commission rules, including the following minimum information for each director nominee: full name, age and address; principal occupation during the past five years; current directorships on publicly held companies and investment companies; number of shares of Marathon’s common stock owned, if any; and, a written consent of the individual to stand for election if nominated by the board of directors and to serve if elected by the stockholders.

In evaluating director nominees, Marathon’s governance and nominating committee considers the following factors:

•	the appropriate size and composition of Marathon’s board of directors;

•	whether or not the person would be an “independent director” within the meaning of Rule 10A-3 under the Exchange Act and the rules of the AMEX;

•	Marathon’s needs with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the board of directors;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	appreciation of the relationship of Marathon’s business to the changing needs of society;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	all applicable laws, rules, regulations, and listing standards.

Marathon’s board of directors’ goal is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing there are no stated minimum criteria for director nominees, although the governance and nominating committee may also consider such other factors as its members may deem are in the best interests of Marathon and its stockholders. The governance and nominating committee also believes it appropriate for certain key members of Marathon’s management to participate as members of the board of directors.

Marathon’s governance and nominating committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to Marathon’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of obtaining a new perspective. If any member of the board of directors does not wish to continue in service or if the board of directors decides not to re-nominate a member for re-election, the governance and nominating committee will identify the desired skills and experience of a new nominee in light of the criteria above. The entire board of directors is polled for suggestions as to individuals meeting the aforementioned criteria. Research may also be performed to identify qualified individuals. To date, Marathon has not engaged third parties to identify or evaluate or assist in identifying potential nominees although Marathon reserves the right in the future to retain a third party search firm, if necessary.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Act of 1934, Marathon’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the Securities and Exchange Commission and Marathon. Specific due dates for those reports have been established, and Marathon is required to report herein any failure to file such reports by those due dates. Based on Marathon’s review of Forms 3, 4 and 5 filed by such persons, Marathon believes that during the fiscal year ended December 31, 2007 all Section 16(a) filing requirements applicable to such persons were met in a timely manner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Marathon’s common stock as of June 19, 2008, by:

•

each person known by Marathon, as a result of such person’s public filings with the SEC and the information contained therein, to be the beneficial owner of more than 5% of Marathon’s outstanding shares of common stock;

•	each of Marathon’s officers and directors; and

•	all of Marathon’s officers and directors as a group.

Unless otherwise indicated, Marathon believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the sponsor warrants or Marathon’s other outstanding warrants, as the exercisability of the warrants is subject to a material condition not in the control of the warrantholders.

Name	Number of Shares	Percentage of Class(1)	Relationship to Marathon
Michael S. Gross(2)	10,167,000	20.6%	Chairman of the Board, Chief Executive Officer and Secretary

Adam Aron	50,000	*	Director

Irwin D. Simon	50,000	*	Director

Robert Sheft	50,000	*	Director

Executive officers and directors as a group	10,317,000	20.9%

Soros Strategic Partners LP/ SFM Participation II, L.P./ SFM AH LLC/ Soros Fund Management LLC/ George Soros/Robert Soros/ Jonathan Soros(3) 623 5th Avenue 26th Floor New York, NY 10022	3,750,000	7.6%	Stockholder

The Baupost Group, L.L.C./ SAK Corporation/Seth A. Klarman(4) 10 St. James Avenue Suite 2000 Boston, MA 02116	5,277,639	10.7%	Stockholder

Satellite Fund II, L.P./Satellite Fund IV, L.P./Satellite Overseas Fund, Ltd./ The Apogee Fund, Ltd./Satellite Overseas Fund V, Ltd./Satellite Overseas Fund VI, Ltd./ Satellite Overseas Fund VIII, Ltd./ Satellite Overseas Fund IX, Ltd./ Satellite Asset Management, L.P./ Satellite Fund Management LLC/ Satellite Advisers, L.L.C. (5) 623 Fifth Avenue 19th Floor New York, NY 10022	3,405,017	6.9%	Stockholder

Name	Number of Shares	Percentage of Class(1)	Relationship to Marathon
Sapling, LLC/Fir Tree Capital Opportunity Master Fund, L.P./Fir Tree, Inc.(6) 505 Fifth Avenue 23rd Floor New York, NY 10017	4,474,800	9.1%	Stockholder

Dorset Management Corporation/ David M. Knott(7) 485 Underhill Boulevard, Suite 205 Syosset, NY 11791	2,725,000	5.5%	Stockholder

Oliveira Capital, LLC(8) 18 Fieldstone Court New City, NY 10956	2,650,000	5.4%	Stockholder

Azimuth Opportunity, Ltd.(9) Qwomar Complex, 4th Floor P.O. Box 3170 Road Town, Tortola British Virgin Islands	3,576,000	7.2%	Stockholder

*	Represents less than one percent.
(1)	Based on a total of 49,410,850 shares of Marathon’s common stock issued and outstanding on June 19, 2008.
(2)

Marathon Founders, LLC is the record holder of 9,225,000 shares. Marathon Founders, LLC is owned and controlled by Mr. Gross. As a result, Mr. Gross may be deemed to beneficially own the shares held by Marathon Founders, LLC. In addition, Marathon Investors, LLC, another entity owned and controlled by Mr. Gross, owns 5,500,000 sponsor warrants, which have been amended to be exercisable only on a cashless basis. On June 4, 2008, Mr. Gross entered into a purchase plan, in accordance with the guidelines of Rule 10b5-1 and the provisions of Rule 10b-18 of the Exchange Act, under which he placed a limit order to purchase up to two million shares of Marathon common stock at a price of $8 per share or below. As of June 20, 2008, 942,000 shares have been purchased under this plan at an average price of $7.84 per share.

(3)

Based upon information contained in the Schedule 13G filed February 14, 2007 by Soros Strategic Partners LP, SFM Participation II, L.P., SFM AH LLC, Soros Fund Management LLC, George Soros, Robert Soros and Jonathan Soros. Pursuant to the Schedule 13G, Soros Fund Management LLC is the managing member of Soros Strategic Partners LP, SFM Participation II, L.P. and SF AH LLC. In addition, pursuant to the Schedule 13G, SFM AH LLC is a general partner of both Soros Strategic Partners LP and SFM Participation II, L.P., and SFM Participation II, L.P. is a general partner of Soros Strategic Partners LP.

(4)

Based upon information contained in the Schedule 13G/A filed July 9, 2007 by The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman. Pursuant to the Schedule 13G/A, Mr. Klarman is the sole director of SAK Corporation, which serves as manager for The Baupost Group.

(5)

Based upon information contained in the Schedule 13G/A filed February 13, 2008 by Satellite Fund II, L.P., Satellite Fund IV, L.P., Satellite Overseas Fund, Ltd., The Apogee Fund, Ltd., Satellite Overseas Fund V, Ltd., Satellite Overseas Fund VI, Ltd., Satellite Overseas Fund VIII, Ltd., Satellite Overseas Fund IX, Ltd., Satellite Asset Management, L.P., Satellite Fund Management LLC and Satellite Advisers, L.L.C. Pursuant to the Schedule 13G/A, Satellite Advisers, L.L.C. has discretionary trading authority over Satellite Fund II, L.P. and Satellite Fund IV, L.P., which collectively hold approximately 696,389 shares of Marathon common stock. In addition, pursuant to the Schedule 13G/A, Satellite Asset Management, L.P. has discretionary investment trading authority over Satellite Overseas Fund, Ltd., The Apogee Fund, Ltd., Satellite Overseas Fund V, Ltd., Satellite Overseas Fund VI, Ltd., Satellite Overseas Fund VIII, Ltd. and Satellite Overseas Fund IX, Ltd., which collectively hold 2,708,628 shares of Marathon common stock. The Schedule 13G/A lists Satellite Fund Management LLC as the general partner of Satellite Asset Management, L.P.

(6)	Based upon information contained in the Schedule 13G/A filed February 14, 2008 by Sapling, LLC, Fir Tree Capital Opportunity Master Fund, L.P. and Fir Tree, Inc. Sapling, LLC may direct the voting and disposition of 3,699,468 shares of Marathon common stock and Fir Tree Capital Opportunity Master Fund, L.P. may direct the voting and disposition of 775,332 shares of Marathon common stock. Pursuant to the Schedule 13G/A, Fir Tree, Inc. serves as the manager for both Sapling, LLC and Fir Tree Capital Opportunity Master Fund, L.P. Pursuant to the Schedule 13G/A, Jeffrey Tannenbaum is the president of Fir Tree, Inc.

(7)

Based upon information contained in the Schedule 13G/A filed February 14, 2007 by Dorset Management Corporation and David M. Knott. Pursuant to the Schedule 13G/A, Mr. Knott is the president of Dorset Management Corporation.

(8)	Based upon information contained in the Schedule 13G filed August 31, 2006 by Oliveira Capital, LLC. Pursuant to the Schedule 13G, Steven Oliveira is the managing member of Oliveira Capital, LLC.
(9)	Based upon information contained in the Schedule 13G/A filed October 29, 2007 by Azimuth Opportunity, Ltd.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions with Marathon Founders, Other Initial Stockholders and Affiliates

On May 11, 2006, Marathon Founders, LLC, an entity owned and controlled by Mr. Gross, and a current and former member of Marathon’s board of directors, purchased 9,275,000, 50,000 and 50,000 shares of Marathon’s common stock, respectively, for an aggregate purchase price of $25,000. Subsequently, the former member of Marathon’s board of directors and Marathon Founders, LLC transferred 50,000 of their shares of Marathon’s common stock to each of Irwin D. Simon and Robert Sheft, members of Marathon’s board of directors. Marathon Founders, LLC, Mr. Aron, Mr. Simon and Mr. Sheft own 9,225,000, 50,000, 50,000 and 50,000 shares of Marathon common stock, respectively.

On August 30, 2006, Marathon Investors, LLC, an entity owned and controlled by Mr. Gross, purchased 5,500,000 sponsor warrants, each exercisable for one share of Marathon common stock at an exercise price of $6.00 per warrant, for an aggregate purchase price of $5,500,000.

The initial stockholders and Marathon Investors, LLC are entitled to make up to two demands that Marathon register the 9,375,000 shares and the 5,500,000 shares of common stock underlying the sponsor warrants, pursuant to a registration rights agreement signed in connection with Marathon’s initial public offering. The initial stockholders and Marathon Investors, LLC may elect to exercise these registration rights at any time (i) after the expiration of the transfer restrictions relating to the shares of common stock and (ii) after the sponsor warrants become exercisable by their terms, in the case of such warrants and the underlying shares of common stock. In addition, the initial stockholders and Marathon Investors, LLC have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are no longer subject to such transfer restrictions or the sponsor warrants become exercisable. Marathon will bear the expenses incurred in connection with the filing of any such registration statements. The initial stockholders and Marathon Investors, LLC will have substantially the same rights under the new registration rights agreement with GSL Holdings and CMA CGM which will be executed on the closing date of the Merger. Please see “Other Transaction Agreements.”

Marathon has agreed to pay Marathon Management, LLC, an entity owned and controlled by Mr. Gross, a monthly fee of $7,500 for office space and administrative services, including secretarial support. This arrangement was agreed to by Marathon Management, LLC for Marathon’s benefit and is not intended to provide Mr. Gross compensation in lieu of a salary. Marathon believes that such fees are at least as favorable as Marathon could have obtained from an unaffiliated third party. For the year ended December 31, 2007, Marathon paid Marathon Management, LLC a total of $90,000 pursuant to this arrangement.

Mr. Gross advanced $225,000 to Marathon to cover expenses related to Marathon’s initial public offering. This advance was non-interest bearing and unsecured and was repaid upon consummation of Marathon’s initial public offering.

Marathon will reimburse members of its management team for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Marathon’s behalf such as identifying and investigating possible target businesses and business combinations. Subject to availability of proceeds not placed in the trust account and interest income of $3.9 million (subject to the tax holdback) on the balance sheet of the trust account, there is no limit on the amount of out-of-pocket expenses that could be incurred. Marathon’s audit committee will review and approve all expense reimbursements made to members of Marathon’s management team and any expense reimbursements payable to members of Marathon’s audit committee will be reviewed and approved by its board of directors, with the interested director or directors abstaining from such review and approval. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account and the interest income of $3.9 million on the balance of the trust account (subject to the tax holdback), such out-of-pocket expenses would not be reimbursed by Marathon unless Marathon consummates a business combination.

Other than the $7,500 per month administrative fees and reimbursable out-of-pocket expenses payable to members of Marathon’s management team, no compensation or fees of any kind, including finders and consulting fees, will be paid to any members of Marathon’s management team who owned Marathon common stock prior to the initial public offering, or to any of their respective affiliates for services rendered to Marathon prior to or with respect to the business combination.

All ongoing and future transactions between Marathon and any member of its management team or their respective affiliates, including loans by members of Marathon’s management team, will be on terms believed by Marathon at that time, based upon other similar arrangements known to Marathon, to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of Marathon’s uninterested “independent” directors, to the extent Marathon has independent directors, or the members of Marathon’s board who do not have an interest in the transaction, in either case who had access, at Marathon’s expense, to Marathon’s attorneys or independent legal counsel. It is Marathon’s intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to Marathon than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to Marathon than with an unaffiliated third party, Marathon would not engage in such transaction.

Other Conflicts of Interest

You should also be aware of the following potential conflicts of interest:

•

Members of Marathon’s management team and board of directors are and may in the future become affiliated with entities engaged in business activities similar to those conducted by Marathon and may consider transactions with entities reviewed by Marathon as possible targets. In this connection, certain officers or directors or their affiliates might pursue transactions with businesses that were considered by Marathon as possible targets.

•

Since Messrs. Gross, Aron, Simon and Sheft beneficially own shares of Marathon’s common stock, which will be subject to the transfer restrictions described in this joint proxy statement/prospectus, they may have a conflict of interest in determining whether a particular target business is appropriate for Marathon and its stockholders. The personal and financial interests of Messrs. Gross, Aron, Simon and Sheft may influence their motivation in identifying and selecting a target business, completing a business combination timely and securing the release of their stock.

•

In the event Marathon elects to make a substantial down payment, or otherwise incur significant expenses, in connection with a potential business combination, Marathon’s expenses could exceed the remaining proceeds not held in trust. Members of Marathon’s management team may have a conflict of interest with respect to evaluating a particular business combination if Marathon incurs such excess expenses. Specifically, members of Marathon’s management team may tend to favor potential business combinations with target businesses that offer to reimburse any expenses in excess of Marathon’s available proceeds not held in trust as well as the interest income of $3.9 million earned on the trust account balance that may be released to Marathon (subject to the tax holdback).

•

Members of Marathon’s management team may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such members of Marathon’s management team were included by a target business as a condition to any agreement with respect to a business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, members of Marathon’s management team may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when Marathon’s board of directors evaluates a particular business opportunity with respect to the above-listed criteria. Marathon cannot assure you that any of the above mentioned conflicts will be resolved in Marathon’s favor.

Each member of Marathon’s management team has, or may come to have, to a certain degree, other fiduciary obligations. Members of Marathon’s management team have fiduciary obligations to other companies on whose board of directors they presently sit, or may have obligations to companies whose board of directors they may join in the future.

Marathon’s initial stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon Marathon’s failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to Marathon’s initial public offering; they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following Marathon’s initial public offering. In connection with the vote required for the Merger, the initial stockholders and Marathon Investors, LLC have agreed to vote their respective shares of common stock acquired by them in or after the initial public offering in favor of a business combination. Furthermore, Marathon’s officers and directors and their respective affiliates, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Marathon or its securities, may enter into a written plan to purchase Marathon securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other permissible public market purchases, as well as private purchases, of securities. As a result, the initial stockholders and Marathon Investors, LLC must vote shares acquired in or after the initial public offering in favor of the proposed Merger with respect to those shares, and will therefore not be eligible to exercise conversion rights for those shares if the Merger is approved by a majority of Marathon’s public stockholders. Marathon will proceed with the Merger only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the Merger and public stockholders owning less than 20% of the shares sold in the initial public offering exercise their conversion rights.

Certain Relationships and Related Transactions with CMA CGM and Affiliates

Global Ship Lease and CMA CGM and certain of its affiliates have entered into or will enter into various documents and agreements relating to Global Ship Lease’s formation and operations prior to the Merger. Because Global Ship Lease was a wholly owned subsidiary of CMA CGM prior to the Merger, these documents and agreements are not the result of third party negotiations. Please see the risk factor entitled “Certain terms in Global Ship Lease’s agreements with CMA CGM and its affiliates may be the result of negotiations that were not conducted at arms-length and may not reflect market standard terms. In addition, they may include terms that may not be obtained from future negotiations with unaffiliated third parties.” Please see “Risk factors” for a more detailed discussion of certain of the implications of an affiliated transaction. Please also see “Other Transaction Agreements” for a description of certain agreements with CMA CGM relating to the transaction. In addition, CMA CGM will become the holder of up to 37.9% of the common shares of GSL Holdings upon the Merger and could be in a position to exert significant influence over the decisions of its management and any transaction that requires the approval of shareholders.

DESCRIPTION OF SECURITIES

The following is a description of the material terms of GSL Holdings’ articles of incorporation and bylaws that will be in effect as of the effective time of the Merger. GSL Holdings’ articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. You can obtain copies of those documents by following the instructions under “Where You Can Find Additional Information.”

Purpose

GSL Holdings’ purpose, as stated in its articles of incorporation, will be to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands’ Business Corporations Act, or BCA. GSL Holdings’ bylaws contain certain provisions designed to ensure that GSL Holdings remains a tax resident outside the United Kingdom, including that its board of directors shall at all times include a majority of directors who are neither resident for tax purposes in the United Kingdom nor reside in the United Kingdom, and that meetings or actions of the board of directors shall not in any circumstances take place within the United Kingdom.

Authorized Shares

Under its articles of incorporation, GSL Holdings’ authorized shares will consist of 250 million shares, par value $0.01 per share, consisting of (1) 214 million Class A common shares, (2) 20 million Class B common shares, (3) 15 million Class C common shares and (4) one million preferred shares. No preferred shares will be issued or outstanding as of the effective time of the Merger.

Common Shares

The common shares will have the voting rights described below under “—Voting” and the dividend rights described below under “—Dividends”, subject to preferences that may be applicable to any outstanding preferred shares. Holders of GSL Holdings’ common shares will not have solely by reason thereof conversion or redemption rights or any preemptive rights to subscribe for any of its unissued securities pursuant to the articles of incorporation, other than the conversion of Class B common shares and Class C common shares into Class A common shares pursuant to the articles of incorporation as described below under “—Conversion.” The rights, preferences and privileges of holders of GSL Holdings’ common shares will be subject to the rights of the holders of any preferred shares which may be issued in the future.

Preferred Shares

GSL Holdings’ articles of incorporation will authorize its board of directors to establish and issue up to one million preferred shares and to determine, with respect to any series of preferred shares, the rights and preferences of that series, including:

•	the designation of the series;

•	the number of preferred shares in the series;

•	the preferences and relative participating option or other special rights, if any, and any qualifications limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series (subject to terms set forth below with regard to the policy of GSL Holdings’ board of directors regarding preferred shares).

Voting

The Class A common shares, Class B common shares and the Class C common shares will each have one vote and vote together as a single class except that any amendment to the articles of incorporation, including those made pursuant to the terms of any merger, consolidation or similar transaction, that would increase or decrease the aggregate number of authorized common shares of a class, increase or decrease the par value of common shares of a class, or alter or change the powers, preferences or rights of the class of common shares so as to affect them adversely, must be approved by the holders of not less than a majority of the votes entitled to be cast by the holders of such class of common shares then outstanding, voting separately as a class. GSL Holdings’ directors will be elected by the vote of the majority of the votes cast of the Class A, Class B and Class C common shares, voting as a single class with respect to each director (provided that if as of a date that is fourteen days in advance of the date the corporation files its definitive proxy statement with the U.S. Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the common shares represented in person or by proxy at such meeting and entitled to vote on the election of directors). For purposes thereof, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast against that director. A majority of the Class A, Class B and Class C common shares in the aggregate shall constitute a quorum.

Dividends

Declaration and payment of any dividend is subject to the discretion of GSL Holdings’ board of directors. The time and amount of dividends will be dependent upon GSL Holdings’ financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in its debt instruments, and industry trends, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The BCA generally prohibits the payment of dividends other than from paid-in capital in excess of par value and GSL Holdings’ earnings or while GSL Holdings is insolvent or would be rendered insolvent on paying the dividend. In the discussion below, the initial quarterly dividend of $0.18 per share is referred to as the “initial base quarterly dividend” and the adjusted base quarterly dividend of $0.19 per share payable with respect to the third quarter of 2009 is referred to as the “adjusted base quarterly dividend.” If GSL Holdings pays an amount in excess of the base quarterly dividend during the subordination period, it will be paid equally on each Class A common share and subordinated Class B common share.

All dividends paid to shareholders will be treated as either a dividend from operating surplus or a liquidating dividend. Until the subordination period has been concluded, GSL Holdings’ board of directors will treat all dividends as coming from operating surplus until the sum of all dividends paid since the closing of the Merger equals the amount of operating surplus as of the most recent date of determination. GSL Holdings’ undistributed operating surplus at any point in time will be its operating surplus accumulated since the closing of the Merger less all dividends from operating surplus paid since the closing of the Merger. GSL Holdings will treat dividends paid from any amount in excess of its operating surplus as liquidating dividends.

GSL Holdings will pay dividends on the Class A common shares and Class B common shares from operating surplus, if any, for any quarter, in the following manner:

•	first, 100% to all Class A common shares, pro rata, until each outstanding common share has been paid an amount equal to the applicable base dividend for that quarter;

•	second, 100% to all Class A common shares, pro rata, until they have received any unpaid arrearages in the base dividend for prior quarters during the subordination period;

•	third, 100% to all Class B common shares, pro rata, until each outstanding Class B common share has been paid an amount equal to the applicable base dividend for that quarter;

•	after that, 100% to all Class A and Class B common shares, pro rata, as if they were a single class.

Notwithstanding the foregoing, Class B common shares will not be entitled to receive any dividends with respect to 2008.

Class B common shares will not be entitled to any arrearages. Liquidating dividends will be paid equally to each Class A and Class B common share. GSL Holdings does not expect to pay liquidating dividends.

Class C common shares will not be entitled to receive dividends.

Operating Surplus. Operating surplus generally means:

•	$20.0 million (which may be increased to $30.0 million as described below); plus

•

all of our cash receipts since the closing of the Merger, excluding cash receipts from (1) borrowings, (2) sales of equity and debt securities, (3) capital contributions, (4) corporate reorganizations or restructurings, (5) the termination of interest rate swap agreements, (6) sales or other dispositions of vessels and (7) sales or other dispositions of other assets other than in the normal course of business; plus

•

interest paid on debt incurred and cash dividends paid on equity securities issued by GSL Holdings, in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset such as vessels (other than our contracted fleet) during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•

interest paid on debt incurred and cash dividends paid on GSL Holdings’ equity securities issued by GSL Holdings, in each case, to pay the construction period interest on debt incurred, or to pay construction period dividends on GSL Holdings’ equity issued, to finance the construction projects described in the immediately preceding bullet; less

•

all of GSL Holdings’ cash expenditures after the completion of the Merger, including, but not limited to operating expenses, interest payments and taxes, but not (1) the repayment of borrowings, (2) the repurchase of debt and equity securities, (3) interest rate swap termination costs, (4) expenses and taxes related to borrowings, sales of equity and debt securities, capital contributions, corporate reorganizations or restructurings, the termination of interest rate swap agreements, sales or other dispositions of vessels, and sales or dispositions of other assets other than in the normal course of business, (5) capital expenditures (6) expenses, costs and liabilities related to the merger and (6) payment of dividends; less

•

cash capital expenditures incurred after the completion of the Merger to maintain GSL Holdings’ vessels and other assets, replacement of equipment on the vessels, repairs and similar expenditures, but excluding capital expenditures related to drydocking and capital expenditures for or related to the acquisition of additional vessels, and including capital expenditures for replacement of a vessel as a result of damage or loss prior to normal retirement, net of any insurance proceeds, warranty payments or similar property not treated as cash receipts for this purpose; less

•	a reserve for the estimated cost of future drydockings; less

•	the amount of cash reserves established by our board of directors for future (1) operating expenditures and (2) maintenance capital expenditures.

The $20.0 million amount in the first bullet point above may be increased by GSL Holdings’ board of directors to $30.0 million only if the board of directors determines such increase is necessary to allow GSL Holdings to pay all or part of the initial base quarterly dividend or adjusted base quarterly dividend on the common shares, as the case may be. The $20.0 million amount cannot be increased in any period in which a dividend on Class B common shares is paid or is otherwise payable. Expenditures in the fifth bullet point above are referred to as operating expenditures and those in the sixth and seventh bullet points are referred to as maintenance capital expenditures. When the term “interest” is used in the bullet points above, it includes periodic payments made by GSL Holdings under interest rate swap agreements.

As described above, GSL Holdings’ operating surplus, for determining whether it is paying ordinary dividends or liquidating dividends, does not reflect only cash on hand that is generated from its operations. For example, it includes a provision that will enable GSL Holdings to pay, under circumstances described above, a dividend from its operating surplus of up to $30.0 million of cash we receive from non-operating sources, such as asset sales, issuances of securities and borrowings. In addition, the effect of including, as described above, certain dividends on equity securities or interest payments on debt, related to the construction, replacement or improvement of an asset in operating surplus would be to increase our operating surplus by the amount of any such dividends or interest payments. As a result, GSL Holdings may also pay dividends from our operating surplus up to the amount of any such dividends or interest payments from cash we receive from non-operating sources.

GSL Holdings’ articles of incorporation will provide that the construction or application of the definition of operating surplus may be adjusted in the case of any particular transaction or matter or type of transaction or matter if our board of directors, with the concurrence of the audit committee, is of the opinion that the adjustment is necessary or appropriate to further the overall purpose and intent of the definition of operating surplus, so long as such adjustment will not adversely affect the holders of Class B common shares.

Once the subordination has been released, we will no longer determine whether a dividend is a dividend from operating surplus or a liquidating dividend.

Liquidating Dividends. In general, liquidating dividends will only be generated from

•	borrowings;

•	sales of debt and equity securities;

•	sales or other dispositions of vessels; and

•	sales or other dispositions of other assets, other than assets sold in the ordinary course of business.

GSL Holdings does not expect to pay liquidating dividends.

Class A Common Share Arrearages. In general, to the extent that during the subordination period Class A common shares do not receive dividends from operating surplus each quarter in an amount at least equal to the initial or adjusted base dividend, a Class A common share arrearage will accrue in the amount of the shortfall. If GSL Holdings sells Class A common shares when any Class A common share arrearage exists, the aggregate amount of the Class A common share arrearage shall be deemed increased so that the amount of the arrearage per Class A common share after the sale shall be the same as the arrearage per Class A share before the sale.

Adjustment of Base Dividend and Target Dividend Amounts. The initial base quarterly dividend and adjusted base quarterly dividend are subject to downward adjustment in the case of liquidating dividends. The base dividend will be reduced in the same proportion that the liquidating dividend had to the fair market value of the Class A shares prior to the payment of the dividend. If the Class A shares are publicly traded on a national securities exchange or market, that price will be the average closing sale price on each of the five trading days before the ex-dividend date. If the shares are not publicly traded, the price will be determined by our board of directors.

In addition to the adjustment for liquidating dividends, if we combine our shares into fewer shares or subdivide our shares into a greater number of shares, we will proportionately adjust the initial and adjusted base quarterly dividend.

Subordination Period. The subordination period will extend until the first day after the quarter ending June 30, 2011, provided that each of the following tests have been met:

•

GSL Holdings has paid a dividend in the amount at least equal to the adjusted base dividend per share on both the Class A and Class B common shares for the immediately preceding four-quarter period; and

•

GSL Holdings’ operating surplus (excluding the amount under the first bullet in the definition of operating surplus) generated during the four-quarter period referred to above was at least 1.25 multiplied by the adjusted base dividend on all of the outstanding Class A and Class B common shares during that period.

Notwithstanding the tests above, the subordination period will end immediately preceding the occurrence of a change of control of GSL Holdings. As a result, each Class B common share will convert into a Class A common share.

Conversion

The outstanding Class C common shares will convert to Class A common shares on a one-for-one basis on January 1, 2009 or upon a change of control of GSL Holdings, whichever is earlier. The outstanding Class B common shares will convert to Class A common shares on a one-for-one basis after the expiration of the subordination period.

Directors

The number of persons constituting the board of directors of GSL Holdings shall not be less than three or more than twelve, as fixed from time to time by the vote of the holders of a majority of the outstanding common shares (subject to any rights of the holders of preferred shares) or by majority vote of the entire board of directors. The board of directors of GSL Holdings will be divided into three classes that are as nearly equal in number as possible. Term I Directors initially will serve until the 2009 annual meeting of shareholders, Term II Directors initially will serve until the 2010 annual meeting of shareholders, and Term III Directors initially will serve until the 2011 annual meeting of shareholders. Commencing with the 2009 annual meeting of shareholders, the directors of each class are elected for terms of three years.

Shareholder Meetings

Under GSL Holdings’ bylaws, annual shareholder meetings will be held at a time and place selected by GSL Holdings’ board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the Chairman of GSL Holdings’ board of directors or by resolution of GSL Holdings’ board of directors. GSL Holdings’ board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Units

One unit of GSL Holdings is composed of one Class A common share and one warrant to buy one Class A common share.

Warrants

Public Shareholders’ Warrants

Each warrant will entitle the registered holder to purchase one Class A common share at a price of $6.00 per share, subject to adjustment as discussed below, upon the completion of the Merger.

The warrants will expire August 24, 2010, or earlier upon redemption. Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A common shares equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

We have established these redemption criteria to provide warrant holders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we issue notice of redemption of the warrants, each warrant holder shall be entitled to exercise his or her warrant prior to the scheduled redemption date. However, there can be no assurance that the price of the Class A common shares will exceed the redemption trigger price or the warrant exercise price after the redemption notice is issued.

Upon consummation of the merger, Marathon warrants will become warrants of GSL Holdings and be governed by the same warrant agreement with Mellon Investor Services LLC, successor to The Bank of New York, as warrant agent. You should review a copy of the warrant agreement, which is filed as an exhibit to the joint proxy/registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.

The exercise price and number of shares of Class A common shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the exercise price and number of Class A common shares issuable on exercise of the warrants will not be adjusted for issuances of Class A common shares at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. On the exercise of any warrant, the warrant exercise price will be paid directly to us. In no event may the warrants be net cash settled. Warrantholders do not have the rights or privileges of holders of Class A common shares, including voting rights, until they exercise their warrants and receive shares of Class A common shares. After the issuance of Class A common shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No warrants will be exercisable unless at the time of exercise we have registered with the SEC the Class A common shares issuable on exercise of the warrants. Under the warrant agreement, we have agreed to use our best efforts to effectuate the registration of such Class A common shares on a registration statement filed with the SEC immediately prior to the time the warrants become exercisable and to use our best efforts to ensure that the prospectus included in such registration statement remains current from the date such warrants become exercisable to the date such warrants expire or are redeemed. However, we cannot assure you that we will be able to effectuate such registration or be able to keep such prospectus current. The warrants may be deprived of any value and the market for the warrants may be limited if the Class A common shares issuable on exercise of the warrants is not registered with the SEC or if the prospectus relating to the Class A common shares issuable on exercise of the warrants is not current.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will round the number of Class A common shares to be issued to the warrant holder to the nearest whole number of shares.

Sponsor Warrants

Subject to the terms described below, the sponsor warrants will have terms and provisions that are identical to the public warrants, except that they (1) will not be transferable or salable by Marathon Investors, LLC or its permitted transferees until Marathon completes a business combination, (2) will be non-redeemable so long as Marathon Investors, LLC or its permitted transferees hold such warrants and (3) may be exercised whether or not a current prospectus relating to the Class A common shares is effective. Marathon Investors, LLC will be permitted to transfer sponsor warrants to members of our management team, our employees, other persons or entities associated with Mr. Gross and in certain limited other circumstances, such as to immediate family members, but the transferees receiving such sponsor warrants must first agree to be subject to the same sale restrictions imposed on Marathon Investors, LLC. In the event the Merger is consummated, the Second Supplemental Warrant Agreement entered into between Marathon and the warrant agent provides that the sponsor warrants must be exercised on a cashless basis and may be redeemed at Marathon’s option under the same conditions applicable to the public warrant holders. In addition, commencing on the date such warrants become exercisable, the sponsor warrants and the underlying Class A common shares are entitled to registration rights under the registration rights agreement to be signed prior to or upon consummation of the Merger.

Anti-Takeover Effects of Certain Provisions of GSL Holdings’ Articles of Incorporation and Bylaws

Several provisions to be included in the articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen GSL Holdings’ vulnerability to a hostile change of control and enhance the ability of the board of directors to maximize shareholder value in connection with any unsolicited offer to acquire GSL Holdings. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of GSL Holdings by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest, and (2) the removal of incumbent officers and directors.

Authorized Preferred and Common Shares

The articles of incorporation will authorize the issuance of one million blank check preferred shares with such designation, rights and preferences as may be determined from time to time by the board of directors. The board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of its company or the removal of its management. Moreover, GSL Holdings’ authorized but unissued common shares and preferred stock are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

GSL Holdings’ articles of incorporation will provide for a board of directors serving staggered, three-year terms. Approximately one-third of GSL Holdings’ board of directors will be elected each year. This classified board of directors provision could discourage a third party from making a tender offer for GSL Holdings’ shares or attempting to obtain control of GSL Holdings. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Removal of Directors; Vacancies

GSL Holdings’ articles of incorporation will provide that directors may be removed with cause upon the affirmative vote of holders of a majority of the common shares entitled to vote generally in the election of directors. The bylaws will require parties other than the board of directors to give advance written notice of nominations for the election of directors.

No Cumulative Voting

The BCA provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless the articles of incorporation provides otherwise. GSL Holdings’ articles of incorporation will prohibit cumulative voting.

Calling of Special Meetings of Shareholders

GSL Holdings’ bylaws will provide that special meetings of GSL Holdings’ shareholders may be called only by the Chairman of the board of directors or by resolution of the board of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

GSL Holdings’ bylaws will provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at GSL Holdings’ principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. GSL Holdings’ bylaws will also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of the Marshall Islands and “interested shareholders,” the articles of incorporation will include applicable provisions that will prohibit GSL Holdings from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•

prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting shares that are not owned by the interested shareholder.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 15% or more of GSL Holdings’ outstanding voting shares and any person or entity affiliated with or controlling or controlled by that person or entity.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, GSL Holdings’ shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of GSL Holdings’ assets not made in the usual course of GSL Holdings’ business, and receive payment of the fair value of their shares. In the event of any further amendment of GSL Holdings’ articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that GSL Holdings’ and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which GSL Holdings’ common shares are primarily traded on a local or national securities exchange to fix the value of the shares.

Shareholders’ Derivative Actions

Under the BCA, any of GSL Holdings’ shareholders may bring an action in its name to procure a judgment in its favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. GSL Holdings’ articles of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law.

GSL Holdings’ articles of incorporation will provide that it must indemnify its directors and officers to the fullest extent authorized by law. GSL Holdings’ will also be expressly authorized to advance certain expenses to its directors and officers and carry directors’ and officers’ insurance providing indemnification for its directors and officers for some liabilities. GSL Holdings believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in GSL Holdings’ articles of incorporation may discourage shareholders from bringing a lawsuit against its directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit GSL Holdings’ and its shareholders. In addition, an investment in GSL Holdings’ common shares may be adversely affected to the extent it pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of GSL Holdings’ directors, officers or employees for which indemnification is sought.

New York Stock Exchange Listing

GSL Holdings is applying to have the Class A common shares, warrants and units listed on the New York Stock Exchange under the symbols, “GSL”, “GSL.WS” and “GSL.U”, respectively.

Transfer Agent and Registrar

GSL Holdings will appoint Mellon Investor Services LLC as the transfer agent and registrar for the common shares, warrants and units.

COMPARISON OF MARATHON AND GSL HOLDINGS STOCKHOLDER RIGHTS

In the Merger, each share of Marathon common stock, par value $0.0001 per share, will be converted into the right to receive one Class A common share, par value $0.01 per share, of GSL Holdings (to be renamed Global Ship Lease) and each warrant to purchase shares of Marathon will be assumed by GSL Holdings and will contain the same terms and provisions except that each will be exercisable for Class A common shares of GSL Holdings. Marathon is a Delaware corporation. The rights of its stockholders derive from Marathon’s certificate of incorporation and bylaws and from the Delaware General Corporation Law, or DGCL. GSL Holdings is a Marshall Islands corporation. The rights of its shareholders derive from GSL Holdings’ articles of incorporation and bylaws and from the BCA.

The following is a comparison setting forth the material differences of the rights of Marathon stockholders and GSL Holdings stockholders. Certain significant differences in the rights of Marathon stockholders and those of GSL Holdings shareholders arise from differing provisions of Marathon’s and GSL Holdings’ respective governing corporate instruments. The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of Marathon stockholders and those of GSL Holdings stockholders. This summary is qualified in its entirety by reference to the DGCL and the BCA and to the respective governing corporate instruments of Marathon and the forms of such instruments of GSL Holdings, to which stockholders are referred.

Authorized Capital Stock

Marathon. Marathon is authorized to issue 249,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001.

GSL Holdings. GSL Holdings will be authorized to issue 249,000,000 common shares, par value $0.01, consisting of 214,000,000 Class A common shares, 20,000,000 Class B common shares, and 15,000,000 Class C common shares, and 1,000,000 preferred shares, par value $0.01.

Board of Directors

Marathon. Marathon’s certificate of incorporation provides that Marathon’s board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. Marathon’s bylaws provide that its board of directors shall consist of not less than one nor more than nine members as designated from time to time by resolution of the board.

Marathon’s certificate of incorporation and bylaws do not provide for cumulative voting for the election of directors. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect directors.

GSL Holdings. GSL Holdings’ articles of incorporation provides that the board of directors will be divided into three classes that are as nearly equal in number as possible, with only one class being elected each year and each class serving a three-year term. GSL Holdings articles of incorporation provides that the number of persons constituting the board of directors shall not be less than three or more than twelve, as fixed from time to time by the vote of the holders of a majority of the outstanding common shares (subject to any rights of the holders of preferred shares) or by majority vote of the entire board of directors.

GSL Holdings’ articles of incorporation does not provide for cumulative voting for the election of directors. At any meeting for the election of directors at which a quorum is present, each director will be elected by the vote of a majority of the votes cast (provided that if as of a date that is fourteen days in advance of the date GSL Holdings files its definitive proxy statement with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors).

Special Meetings of Stockholders

Marathon. Marathon’s bylaws provide that a special meeting of stockholders may only be called by a majority of the entire board of directors, by the Chief Executive Officer or the Chairman of the board of directors.

GSL Holdings. GSL Holdings’ bylaws provide that a special meeting of shareholders may be called only by the Chairman of the board of directors or by resolution of the board of directors.

Mergers, Share Exchanges and Sales of Assets

Marathon. The DGCL generally requires a majority vote of the outstanding shares of the corporation entitled to vote to effectuate a merger. The certificate of incorporation of a Delaware corporation may provide for a greater vote.

Marathon’s certificate of incorporation provides that, in connection with a business combination, such as the Merger, a majority of the votes cast of Marathon’s outstanding common stock issued in the initial public offering is required for the approval of a business combination; provided, that Marathon may not consummate any business combination if holders representing 20% or more in interest of the shares issued in its initial public offering exercise their rights to convert their shares of common stock into cash.

GSL Holdings. The BCA provides that a merger in which the Marshall Islands corporation is not the surviving corporation requires the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Marshall Islands corporation entitled to vote thereon. The BCA further provides that a sale, lease, exchange or other disposition of all or substantially all the assets of the Marshall Islands corporation, if not made in the usual or regular course of the business actually conducted by such Marshall Islands corporation, requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Marshall Islands corporation entitled to vote thereon, unless any class of shares is entitled to vote thereon as a class, in which event such authorization shall require the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon.

Business Combination Statute or Similar Anti-Takeover Provisions

Marathon. Section 203 of the DGCL, generally has an anti-takeover effect for transactions not approved in advance by our board of directors. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

GSL Holdings. Although the BCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of the Marshall Islands and “interested shareholders,” the articles of incorporation will include provisions similar to Section 203 of the DGCL that will prohibit GSL Holdings from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, subject to similar exceptions.

Voting

Marathon. Marathon’s certificate of incorporation provides that except as otherwise required by law or as otherwise provided in any rights of preferred stock, the holders of common stock shall exclusively possess all voting power and each share of common stock shall have one vote.

GSL Holdings. The articles of incorporation of GSL Holdings will provide that except as otherwise provided by law, each of the Class A common shares, Class B common shares and Class C common shares shall have one vote and shall vote as a single class; provided, that any proposed amendment of the articles of incorporation, including any amendment of the articles of incorporation (or any successor articles of incorporation) made pursuant to the terms of any merger, consolidation or similar transaction, that would increase or decrease the aggregate number of authorized shares, increase or decrease the par value of the shares, or alter or change the powers, preferences or rights of the shares, in each case, of a particular class so as to affect them adversely, shall require the approval of not less than a majority of the votes entitled to be cast by the holders of such class of common shares then outstanding, voting separately as a class.

Dividends

Marathon. The DGCL allows the board of directors of a Delaware corporation to authorize a corporation to declare and pay dividends and other distributions to its stockholders, subject to any restrictions contained in the certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation’s capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired. Declaration and payment of any dividend is subject to the discretion of the board of directors.

GSL Holdings. Marshall Islands law generally prohibits the payment of dividends if the company is insolvent or would be rendered insolvent upon the payment of such dividends and dividends may be declared and paid out of surplus only; but in the case there is no surplus, dividends may be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Declaration and payment of any dividend is subject to the discretion of the board of directors. Furthermore, the Class B common shares are subject to subordination provisions with respect to dividends and the Class C common shares are not entitled to any dividends.

COMPARISON OF MARSHALL ISLANDS CORPORATE LAW TO DELAWARE CORPORATE LAW

GSL Holdings’ corporate affairs will be governed by its articles of incorporation and bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For example, the BCA allows the adoption of various anti-takeover measures. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the DGCL relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings

• May be held at a time and place as designated in the bylaws	• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors

• May be held within or outside the Marshall Islands	• May be held within or outside Delaware

• Notice:	• Notice:

•     Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting

•     Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders may be deemed to be present and vote at such meeting

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting	• Written notice shall be given not less than 10 nor more than 60 days before the meeting

Shareholder’s Voting Rights

• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	• Stockholders may act by written consent to elect directors

• Any person authorized to vote may authorize another person or persons to act for him by proxy	• Any person authorized to vote may authorize another person or persons to act for him by proxy

Marshall Islands	Delaware

•     Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting

•     Certificate of incorporation or bylaws may specify the number of members necessary to constitute a quorum but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specifications, a majority of shares entitled to vote at the meeting shall constitute a quorum

• The articles of incorporation may provide for cumulative voting	• The certificate of incorporation may provide for cumulative voting

Limits on Rights of Non-Resident or Foreign Shareholders to Hold or Exercise Voting Rights

• There are no limits on the rights of non-resident or foreign shareholders to hold or exercise voting rights.	• There are no limits on the rights of non-resident or foreign shareholders to hold or exercise voting rights.

Right to Inspect Corporate books

•     Any shareholder may during the usual hours of business inspect, for a purpose reasonably related to his interests as a shareholder, and make copies of extracts from the share register, books of account, and minutes of all proceedings.

•     Any stockholder, in person or through an agent, upon written demand under oath stating the purpose thereof, has the right during usual business hours to inspect and make copies or extracts from the corporation’s stock ledger, a list of its stockholders, and books and records.

• The right of inspection may not be limited in the articles or bylaws.

Indemnification

•     For actions not by or in the right of the corporation, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened or pending action or proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorneys’ fees), judgments and amounts paid in settlement if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

•     For actions not by or in the right of the corporation, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened or pending action or proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorneys’ fees), judgments and amounts paid in settlement if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Marshall Islands	Delaware
Duties of Directors and Officers

•     Directors and officers shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent men would exercise under similar circumstances in like positions. They may rely upon financial statements of the corporation represented to them to be correct by the president or the officer having charge of its books or accounts or by independent accountants.

• Directors owe a duty of care and a duty of loyalty to the corporation and have a duty to act in good faith.

Right To Dividends

•     A corporation may declare and pay dividends in cash, stock or other property except when the company is insolvent or would be rendered insolvent upon payment of the dividend or when the declaration or payment would be contrary to any restrictions contained in the articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus dividends may be paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

• Directors may declare a dividend out of its surplus, or, if there’s no surplus, then out of its net profits for the year in which the dividend is declared and/or the preceding fiscal year.

Bylaws

•     Except as otherwise provided in the articles of incorporation, bylaws may be amended, repealed or adopted by a vote of shareholders. If so provided in the articles of incorporation or in a shareholder approved bylaw, bylaws may also be amended, repealed, or adopted by the board of directors, but any bylaw adopted by the board of directors may be amended or repealed by the shareholders.

•     After a corporation has received any payment for any of its stock, the power to adopt, amend, or repeal bylaws shall be in the stockholders entitled to vote; provided, however, any corporation may, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.

Removal of Directors

•     Any or all of the directors may be removed for cause by a vote of the shareholders or if the articles of incorporation or bylaws so provide, by the board. If the articles of incorporation or bylaws so provide, directors may be removed without cause by vote of the shareholders.

•     Any or all directors on a board without staggered terms may be removed with or without cause by the affirmative vote of a majority of shares entitled to vote in the election of directors unless the certificate of incorporation otherwise provides. Directors on a board with staggered terms may only be removed for cause by the affirmative vote of a majority of shares entitled to vote in the election of directors.

Marshall Islands	Delaware
Directors

• Board must consist of at least one member	• Board must consist of at least one member

• Number of members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board

•     Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate

• If the board is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)

•     A majority of the entire board, in person or by proxy, shall constitute a quorum for the transaction of business. The bylaws may lower the number required for a quorum to one-third the number of directors but no less.

•     A majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate or bylaws require a greater number. The bylaws may lower the number required for a quorum to one-third the number of directors but no less.

Dissenter’s Rights of Appraisal

• Shareholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares	• Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to exceptions.

•     A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

• Alters or abolishes any preferential right of any outstanding shares having preference; or

• Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

Marshall Islands	Delaware
Shareholder’s Derivative Actions

•     An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

•     In any derivative suit instituted by a stockholder of a corporation, it shall be asserted in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

• Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.

• Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

• Attorney’s fees may be awarded if the action is successful.

•     Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

Class Actions

• Rule 23 of Marshall Islands Rules of Civil Procedure allows for class action suits in the Marshall Islands and is modeled on the federal rule, F.R.C.P. Rule 23.	• Rule 23 of the Delaware Chancery Court Rules allows for class action suits in Delaware and is modeled on the federal rule, F.R.C.P. Rule 23.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following represents the material U.S. federal income tax consequences of the transactions described in the merger agreement, and the acquisition, ownership and disposition of common shares or warrants of GSL Holdings, by investors that acquire common shares or warrants in the Merger. Except for matters where it is explicitly stated that we will not receive an opinion of counsel and except for those matters discussed under the heading “Tax consequences of holding common shares and warrants—U.S. holders—Consequences of possible passive foreign investment company classification” as to which Simpson Thacher is providing an opinion, the statements as to United States federal income tax law, and legal conclusions with respect thereto, set forth below are the opinion of Akin Gump Strauss Hauer & Feld LLP, our United States special tax counsel, as to such United States tax laws, conclusions and material federal income tax consequences of the Merger and the acquisition, ownership and disposition of common shares or warrants of GSL Holdings (subject to the qualifications, assumptions and factual determinations set forth in such statements).

This section is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”) current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each investor. This section does not address all aspects of U.S. federal income taxation that may be relevant to any particular investor based on such investor’s individual circumstances. In particular, this section considers only investors that will own common shares and warrants as capital assets and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to investors that are subject to special treatment, including:

•	broker-dealers;

•	insurance companies;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	financial institutions or “financial services entities”;

•	taxpayers who hold common shares or warrants as part of a straddle, hedge, conversion transaction or other integrated transaction;

•	certain expatriates or former long-term residents of the United States; and

•	U.S. holders (as defined herein) whose functional currency is not the U.S. dollar.

The following does not address any aspect of U.S. federal gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the section does not consider the tax treatment of partnerships or other pass-through entities or persons who hold GSL Holdings’ common shares or warrants through such entities. Prospective investors may want to consult their tax advisors regarding the specific tax consequences to them of the mergers and of the acquisition, holding or disposition of common shares or warrants, in light of their particular circumstances.

Tax Consequences of the Migratory Merger

It is a condition to consummation of the Merger that Marathon shall have received an opinion of Akin Gump Strauss Hauer & Feld LLP, special tax counsel to Marathon and GSL Holdings, to the effect that the Migratory Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss should be recognized on the exchange of the Marathon common stock held by the stockholders of

Marathon for common shares of GSL Holdings. Neither Marathon nor GSL Holdings intends to waive this condition. The opinions of tax counsel neither bind the Internal Revenue Service (“IRS”) nor preclude the IRS or courts from adopting a contrary position. Marathon does not intend to obtain a ruling from the IRS on the tax consequences of the Migratory Merger.

Assuming the Migratory Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the federal tax basis of the common shares of GSL Holdings received by the holders of Marathon common stock in the merger will be the same as the adjusted tax basis of the Marathon common stock surrendered in exchange therefor, and the holding period of the common shares of GSL Holdings received in the Migratory Merger by the holders of Marathon common stock will include the period during which such Marathon common stock was held as a capital asset on the date of the Migratory Merger. In addition, assuming the Migratory Merger qualifies as a reorganization, no gain or loss will be recognized as a result of the exchange of warrants of Marathon for warrants of GSL Holdings, the federal tax basis of the warrants of GSL Holdings received by the holders of Marathon warrants in the Migratory Merger will be the same as the adjusted tax basis of the Marathon warrants surrendered in exchange therefor, and the holding period of the warrants of GSL Holdings received in the Migratory Merger by the holders of Marathon warrants will include the period during which such Marathon warrants were held as capital assets on the date of the Migratory Merger.

Marathon believes that it will not incur any substantial amount of U.S. federal income tax as a result of the Migratory Merger. However, it is possible that Marathon could recognize income for U.S. federal income tax purposes as a result of the Migratory Merger, and that the amount of tax on such income could be substantial. Any tax incurred by Marathon as a result of the Migratory Merger would become a liability of GSL Holdings.

Due to the absence of definitive legal authority involving transactions similar to the mergers, it is possible that the IRS could assert that the Migratory Merger does not qualify as a reorganization. If the IRS were successfully so to assert, shareholders of Marathon would recognize gain or loss equal to the difference between their basis in their Marathon common shares and the fair market value of GSL Holdings common shares received in the Migratory Merger, holders of warrants would recognize gain or loss equal to the difference between their basis in their Marathon warrants and the fair market value of GSL Holdings warrants received in the Migratory Merger, and Marathon would recognize gain equal to the excess of GSL Holdings common shares and warrants issued in the Migratory Merger over its basis in its assets.

Tax Consequences of the GSL Merger

There will be no tax consequences to GSL Holdings or its shareholders as a result of the merger of Global Ship Lease with and into GSL Holdings, or the GSL Merger.

Taxation of GSL Holdings Following the Merger

Taxation of operating income

Unless exempt from U.S. federal income taxation under the rules described below in “The Section 883 exemption,” a foreign corporation that earns only transportation income is generally subject to U.S. federal income taxation under one of two alternative tax regimes: (1) the 4% gross basis tax or (2) the net basis tax and branch profits tax.

The 4% gross basis tax

For foreign corporations not engaged in a United States trade or business, the United States imposes a 4% U.S. federal income tax (without allowance of any deductions) on the corporation’s United States source gross transportation income. For this purpose, transportation income includes income from the use, hiring or leasing of a vessel, or the performance of services directly related to the use of a vessel (and thus includes time charter and bareboat charter income). The United States source portion of transportation income includes 50% of the income attributable to voyages that begin or end (but not both) in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as United States source, and consequently none of the transportation income attributable to such voyages is subject to this 4% tax. Although the entire amount of transportation income from voyages that begin and end in the United States would be United States source, GSL Holdings does not expect to have any transportation income from voyages that begin and end in the United States.

The net basis tax and branch profits tax

GSL Holdings does not expect to engage in any activities in the United States or otherwise have a fixed place of business in the United States. Nonetheless, if this situation were to change or GSL Holdings were to be treated as engaged in a United States trade or business, all or a portion of GSL Holdings’ taxable income, including gain from the sale of vessels, could be treated as effectively connected with the conduct of this United States trade or business, or effectively connected income. Any effectively connected income would be subject to U.S. federal corporate income tax (with the highest statutory rate currently being 35%). In addition, an additional 30% branch profits tax would be imposed on GSL Holdings at such time as GSL Holdings’ after-tax effectively connected income is viewed as having been repatriated to GSL Holdings’ offshore office. The 4% gross basis tax described above is inapplicable to income that is treated as effectively connected income.

The Section 883 exemption

Both the 4% gross basis tax and the net basis and branch profits taxes described above are inapplicable to transportation income that qualifies for exemption under Section 883 of the Code. To qualify for the Section 883 exemption a foreign corporation must, among other things:

•	be organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States, which we call an Equivalent Exemption;

•

satisfy one of the following three ownership tests (discussed in more detail below): (1) the more than 50% ownership test, or 50% Ownership Test, (2) the controlled foreign corporation test, or CFC Test or (3) the “Publicly Traded Test”; and

•	meet certain substantiation, reporting and other requirements (which include the filing of United States income tax returns).

GSL Holdings will be organized under the laws of the Marshall Islands. Each of the vessels in the contracted fleet will be owned by a separate wholly owned subsidiary organized either in the Marshall Islands or Cyprus, with each of these subsidiaries making elections to be treated as disregarded entities for U.S. federal income tax purposes. The United States Treasury Department recognizes both the Marshall Islands and Cyprus as jurisdictions that grant an Equivalent Exemption; therefore, GSL Holdings should meet the first requirement for the Section 883 exemption. Additionally, GSL Holdings intends to comply with the substantiation, reporting and other requirements that are applicable under Section 883 of the Code. As a result, qualification for the Section 883 exemption will turn primarily on GSL Holdings’ ability to satisfy the second requirement enumerated above.

The 50% Ownership Test

In order to satisfy the 50% Ownership Test, a non-United States corporation must be able to substantiate that more than 50% of the value of its stock is owned, directly or indirectly, by “qualified shareholders.” For this purpose, qualified shareholders are: (1) individuals who are residents (as defined in the regulations promulgated under Section 883 of the Code, or Section 883 Regulations) of countries, other than the United States, that grant an Equivalent Exemption, (2) non-United States corporations that meet the Publicly Traded Test of the Section 883 Regulations and are organized in countries that grant an Equivalent Exemption, or (3) certain foreign governments, non-profit organizations, and certain beneficiaries of foreign pension funds. A corporation claiming the Section 883 exemption based on the 50% Ownership Test must obtain all the facts necessary to satisfy the IRS that the 50% Ownership Test has been satisfied (as detailed in the Section 883 Regulations). After the mergers, GSL Holdings does not anticipate that it will be able to satisfy the 50% Ownership Test due to the widely-held ownership of its common shares and its lack of knowledge of the direct and indirect owners of entities which own its common shares.

The CFC Test

The CFC Test requires that the non-United States corporation be treated as a controlled foreign corporation, or CFC, for U.S. federal income tax purposes. As discussed below at “Tax consequences of holding common shares and warrants—U.S. holders—Possible treatment as a controlled foreign corporation,” GSL Holdings cannot predict at this time whether it will be a CFC.

The Publicly Traded Test

The Publicly Traded Test requires that one or more classes of equity representing more than 50% of the voting power and value in a non-United States corporation be “primarily and regularly traded” on an established securities market either in the United States or in a foreign country that grants an Equivalent Exemption.

The Section 883 Regulations provide, in pertinent part, that stock of a non-United States corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Following the mergers, GSL Holdings anticipates that its Class A common shares will be listed on the New York Stock Exchange, and will not be listed on any other securities exchange. Therefore, the Class A common shares should be treated as primarily traded on an established securities market in the United States. Moreover, the Class A common shares will represent more than 50% of both the voting power and value of all classes of shares of GSL Holdings.

The Section 883 Regulations also generally provide that stock will be considered to be “regularly traded” on an established securities market if one or more classes of stock in the corporation representing in the aggregate more than 50% of the total combined voting power and value of all classes of stock of the corporation are listed on an established securities market during the taxable year. However, even if a class of shares is so listed, it is not treated as regularly traded under the Section 883 Regulations unless (1) trades are made in the common shares on the established securities market, other than in minimal quantities, on at least 60 days during the taxable year (or 1/6 of the days in a short taxable year); and (2) the aggregate number of common shares traded on the established securities market during the taxable year is at least 10% of the average number of outstanding common shares during that year (as appropriately adjusted in the case of a short taxable year). Even if these trading frequency and trading volume tests are not satisfied with respect to the common shares, however, the Section 883 Regulations provide that such tests will be deemed satisfied if the common shares are regularly quoted by dealers making a market in such common shares. While GSL Holdings anticipates that these trading frequency and trading volume tests will be satisfied each year, satisfaction of these requirements is outside of GSL Holdings’ control and, hence, no assurances can be provided that GSL Holdings will satisfy the Publicly Traded Test each year.

In addition, even if the “primarily and regularly traded” tests described above are satisfied, a class of stock will not be treated as primarily and regularly traded on an established securities market if, during more than half the number of days during the taxable year, one or more shareholders holding, directly or indirectly, at least 5% of the vote and value of that class of stock, or 5% Shareholders, own, in the aggregate, 50% or more of the vote and value of that class of stock. This is referred to as the 5% Override Rule. Based on information that Marathon has as to its shareholders, it appears that if such shareholders were to retain GSL Holdings Class A common shares that they receive in the Migratory Merger, the 5% Override Rule likely would apply, and GSL Holdings would not qualify for the Section 883 exemption. However, it is possible that GSL Holdings’ ownership may change after the mergers such that the 5% Override Rule may not apply. The ability to avoid application of the 5% Override Rule will be outside of GSL Holdings’ control and, as a result, no assurances can be provided that GSL Holdings will satisfy the Publicly Traded Test for any year.

If GSL Holdings were not to qualify for the Section 883 exemption in any year, the United States income taxes that become payable could have a negative effect on GSL Holdings’ business, and could result in decreased earnings available for distribution to GSL Holdings’ shareholders. Under the charter agreements, the initial Charterer has agreed to provide reimbursement for any such taxes.

United States taxation of gain on sale of vessels

If GSL Holdings qualifies for the Section 883 exemption, then gain from the sale of any vessel may be exempt from tax under Section 883. Even if such gain is not exempt from tax under Section 883, GSL Holdings will not be subject to U.S. federal income taxation with respect to such gain, assuming that GSL Holdings is not, and has never been, engaged in a U.S. trade or business. Under certain circumstances, if GSL Holdings is so engaged, gain on sale of vessels could be subject to U.S. federal income tax.

Possibility of taxation as a U.S. corporation

Under changes made to the Code by the American Jobs Creation Act of 2004, which added Section 7874 of the Code, a foreign corporation which acquires substantially all the properties of a U.S. corporation is generally treated, for U.S. federal tax purposes, as though it were a U.S. corporation if, after the acquisition, at least 80% (by vote or value) of the stock of the foreign corporation is owned by former shareholders of the U.S. corporation by reason of owning stock in the U.S. corporation. It is a condition to Marathon’s obligation to consummate the mergers that it shall have received a legal opinion of Akin Gump Strauss Hauer & Feld LLP, special tax counsel to Marathon and GSL Holdings, that this rule should not apply to GSL Holdings following the mergers. It is expected that such opinion will be based on the reasoning that GSL Holdings stock issued to CMA CGM in the GSL Merger should dilute the ownership of former owners of Marathon stock in GSL Holdings below the 80% threshold. The opinions of tax counsel neither bind the IRS nor preclude the IRS or courts from adopting a contrary position. Marathon does not intend to obtain a ruling from the IRS on the application of Section 7874 of the Code to the mergers.

Such opinion will rely, in part, on assumptions, representations and other information as to certain factual matters, including the value per share of GSL Holdings Class B stock and Class C stock relative to the market value per share of GSL Holdings Class A stock. Valuation is a question of fact and is subjective. If the IRS were successfully to challenge the correctness of any such assumptions, representations or other information, it is possible that Section 7874 of the Code could apply.

In addition, there is no definitive legal authority applying the rules under Section 7874 of the Code. Therefore, no assurance can be provided that the IRS will not successfully assert that GSL Holdings should be treated as a U.S. corporation, in which case GSL Holdings’ net income would be subject to U.S. federal corporate income tax (with the highest statutory rate currently being 35%).

Tax Consequences of Holding Common Shares and Warrants

U.S. holders

For purposes of this discussion, a U.S. holder is a beneficial owner of GSL Holdings common shares or warrants that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

Taxation of dividends paid on common shares

In the event GSL Holdings makes a distribution with respect to its common shares, subject to the discussions of the passive foreign investment company, or PFIC, and CFC rules below, a U.S. holder will be required to include in gross income as foreign source dividend income the amount of the distribution to the extent paid out of GSL Holdings’ current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. holder’s tax basis in the common shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of the common shares.

Subject to the discussions of the PFIC and CFC rules below, in the case of a U.S. holder that is a corporation, dividends that GSL Holdings pays will generally be taxable at regular corporate rates of up to 35% and generally will not qualify for a dividends-received deduction available for dividends received from United States corporations. In the case of certain non-corporate U.S. holders, dividends that GSL Holdings pays prior to January 1, 2011, generally will be subject to tax at a maximum rate of 15%, provided that the U.S. holder meets certain holding period and other requirements and GSL Holdings is not a PFIC in the taxable year in which the dividends are paid or in the immediately preceding taxable year. Legislation has been introduced which, if enacted, would deny the benefit of the 15% maximum rate to dividends that GSL Holdings pays. GSL Holdings cannot predict whether such legislation will be enacted, or, if so, what its effective date might be.

Taxation of the disposition of common shares and warrants

Subject to the discussions of the PFIC and CFC rules below, upon the sale, exchange or other disposition of common shares or warrants, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and such U.S. holder’s tax basis in its common shares or warrants. The acquisition of common shares pursuant to the exercise of a warrant is not considered a sale, exchange or disposition for these purposes.

Subject to the discussions of the PFIC and CFC rules below, capital gain from the sale, exchange or other disposition of common shares or warrants held more than one year is long-term capital gain, and is eligible for a reduced rate of taxation for individuals. Gain recognized by a U.S. holder on a sale, exchange or other disposition of common shares or warrants generally will be treated as U.S. source income. A loss recognized by a U.S. holder on the sale, exchange or other disposition of common shares or warrants generally will be allocated to U.S. source income. The deductibility of a capital loss recognized on the sale, exchange or other disposition of common shares or warrants may be subject to limitations, and you may want to consult your own tax advisor regarding your ability to deduct any such capital loss in light of your particular circumstances.

Exercise, lapse or adjustment of a warrant

Subject to the discussions of the PFIC and CFC rules below, a U.S. holder generally will not recognize gain or loss upon the exercise of a warrant. Common shares acquired pursuant to the exercise of a warrant will have a tax basis equal to the U.S. holder’s tax basis in the warrant increased by the exercise price paid to exercise the warrant. The holding period of such common shares would begin on the date following the date of exercise of the warrant (or possibly the date of exercise).

To the extent a U.S. holder is entitled to receive a fractional interest of a share as a result of the exercise of a warrant, GSL Holdings will round up the number of common shares issued to the U.S. holder to the nearest whole number of common shares. If GSL Holdings has paid or pays dividends with respect to its common shares within three years of such an exercise, it is possible that the difference between the rounded up number of common shares and the fractional interest of the share could be treated as a taxable share dividend. Accordingly, U.S. holders may want to consult their tax advisors regarding the tax consequences of exercising warrants in light of their particular circumstances.

If a warrant is allowed to lapse unexercised, a U.S. holder would have a capital loss equal to such holder’s tax basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year.

Consequences of possible passive foreign investment company classification

A non-United States entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75% or more of its gross income is “passive” income or (2) 50% or more of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. If a corporation is a PFIC in any taxable year that a person holds stock in the corporation (and was not a qualified electing fund with respect to such year, as discussed below), the stock held by such person will be treated as stock in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election).

While there are legal uncertainties involved in this determination, Simpson Thacher has advised GSL Holdings, and will deliver an opinion to the effect, that (1) the charters Global Ship Lease has entered into with CMA CGM should constitute service contracts rather than leases for U.S. federal income tax purposes and (2) as a result, the income from these charters should not constitute “passive income,” and the assets that GSL Holdings owns for the production of this income should not constitute passive assets. Delivery of such opinion is not a condition to consummation of the Merger. Simpson Thacher’s opinion will be based on certain representations that Global Ship Lease will make to counsel including:

•

the terms of the charters that Global Ship Lease has entered into with CMA CGM were negotiated at arm’s-length, and the terms of the charters are customary for long-term charters of comparable vessels;

•

the terms of the ship management agreements and the global expense agreement that Global Ship Lease has entered into with CMA Ships were negotiated at arm’s-length and are reflective of the terms that Global Ship Lease believes could be reached in an agreement between unrelated third parties;

•

all charters that Global Ship Lease has entered into with CMA CGM and all ship management agreements that Global Ship Lease has entered into with CMA Ships are substantially similar to the charter and the ship management agreement that Global Ship Lease provided to Simpson Thacher for its review;

•

each vessel in Global Ship Lease’s initial and contracted fleet had, at charter inception, a remaining economic useful life of no less than (a) 30 years minus (b) the age of the vessel at charter inception; and

•

the total payments due to Global Ship Lease under each of the charters with CMA CGM were, at the time each such charter was entered into, substantially in excess of the bareboat charter rate for a comparable vessel.

Simpson Thacher’s opinion will also be based on a representation that GSL Holdings and Marathon will make to counsel that, for each of the ship management agreements with CMA Ships, GSL Holdings will enter into replacement ship management agreements with ship managers unrelated to CMA Ships or any of its affiliates on or prior to the expiration of each agreement’s initial three year term.

Based on this opinion (and GSL Holdings’ expectation that the representations set forth above will apply equally to any future charters that GSL Holdings enters into, that the terms of any future charters that GSL Holdings enters into will contain terms that are substantially similar to those contained in the charter that was provided to Simpson Thacher for its review, that GSL Holdings’ income from its chartering activities will be greater than 25% of GSL Holdings’ total gross income at all relevant times and that the gross value of GSL Holdings’ vessels subject to charter will exceed the gross value of all other assets GSL Holdings owns at all relevant times), GSL Holdings does not expect that it will constitute a PFIC with respect to any taxable year.

There can be no assurance that the representations made by Global Ship Lease, GSL Holdings, and Marathon will prove correct or that the nature of GSL Holdings’ assets, income and operations will remain the same in the future (notwithstanding GSL Holdings’ current expectations). Additionally, no assurance can be given that the IRS or a court of law will accept Simpson Thacher’s position that the charters Global Ship Lease has entered into with CMA CGM constitute service contracts rather than leases for U.S. federal income tax purposes, or that future changes of law will not adversely affect Simpson Thacher’s opinion. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment (based on the law then in effect) and does not bind the IRS or the courts. Any contest with the IRS may materially and adversely impact the market for the common shares and the prices at which common shares trade. In addition, the costs of any contest with the IRS will result in a reduction in cash available for distribution and thus will be borne indirectly by GSL Holdings’ shareholders.

If GSL Holdings were to be classified as a PFIC in any year, each U.S. holder of GSL Holdings’ common shares or warrants will be subject (in that year and all subsequent years) to special rules with respect to: (1) any “excess distribution” (generally defined as any distribution received by a shareholder in a taxable year that is greater than 125% of the average annual distributions received by the shareholder in the three preceding taxable years or, if shorter, the shareholder’s holding period for the common shares), and (2) any gain realized upon the sale or other disposition of the common shares or warrants. Under these rules:

•	the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for its common shares or warrants;

•	the amount allocated to the current taxable year and any year prior to the first year in which GSL Holdings was a PFIC will be taxed as ordinary income in the current year; and

•

the amount allocated to each of the other taxable years in the U.S. holder’s holding period for its common shares or warrants will be subject to U.S. federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge will be added as though the amount of the taxes computed with respect to these other taxable years were overdue.

In order to avoid the application of the PFIC rules, U.S. holders of GSL Holdings common shares (but not holders of GSL Holdings warrants) may make a qualified electing fund, or a QEF, election provided in Section 1295 of the Code. In lieu of the PFIC rules discussed above, a U.S. holder that makes a valid QEF election will, in very general terms, be required to include its pro rata share of GSL Holdings’ ordinary income and net capital gains, unreduced by any prior year losses, in income for each taxable year (as ordinary income and long-term capital gain, respectively) and to pay tax thereon, even if the amount of that income is not the same as the distributions paid on the common shares during the year. If GSL Holdings later distributes the income or gain on which the U.S. holder has already paid taxes under the QEF rules, the amounts so distributed will not again be subject to tax in the hands of the U.S. holder. A U.S. holder’s tax basis in any common shares as to which a QEF election has been validly made will be increased by the amount included in such U.S. holder’s income as a result of the QEF election and decreased by the amount of nontaxable distributions received by the U.S. holder. On the disposition of a common share, a U.S. holder making the QEF election generally will recognize capital gain or loss equal to the difference, if any, between the amount realized upon such disposition and its adjusted tax basis in the common share. In general, a QEF election should be made on or before the due date for filing a U.S. holder’s federal income tax return for the first taxable year for which GSL Holdings is a PFIC or, if later, the first taxable year for which the U.S. holder held common stock. In this regard, a QEF election is effective only if certain required information is made available by the PFIC. Subsequent to the date that GSL Holdings first determines that it is a PFIC, GSL Holdings will use commercially reasonable efforts to provide any U.S. holder of common shares, upon request, with the information necessary for such U.S. holder to make the QEF election. If GSL Holdings does not believe that it is a PFIC for a particular year but it is ultimately determined that it was a PFIC, it may not be possible for a holder to make a QEF election for such year.

In addition to the QEF election, Section 1296 of the Code permits United States persons to make a “mark-to-market” election with respect to marketable stock in a PFIC. If a U.S. holder of GSL Holdings common shares makes a mark-to-market election, such U.S. holder generally would, in each taxable year: (1) include as ordinary income the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. holder’s adjusted tax basis in the common shares, and (2) be permitted an ordinary loss in respect of the excess, if any, of such U.S. holder’s adjusted tax basis in the common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election (with the U.S. holder’s basis in the common shares being increased and decreased, respectively, by the amount of such ordinary income or ordinary loss). The consequences of this election are generally less favorable than those of a QEF election for U.S. holders that are sensitive to the distinction between ordinary income and capital gain, although this is not necessarily the case. Moreover, the mark-to-market election is currently not available with respect to warrants. U.S. holders may want to consult their tax advisors as to the consequences to them of making a mark-to-market or QEF election, as well as other U.S. federal income tax consequences of holding stock or warrants in a PFIC in light of their particular circumstances.

As previously indicated, if GSL Holdings were to be classified as a PFIC for a taxable year in which GSL Holdings pays a dividend or the immediately preceding taxable year, dividends paid by GSL Holdings would not constitute “qualified dividend income” and, hence, would not be eligible for the reduced rate of U.S. federal income tax.

Possible treatment as a controlled foreign corporation

If more than 50% of the voting power or value of GSL Holdings’ shares is owned by U.S. persons (within the meaning of the Code) who each own (directly or through application of certain rules of attribution) 10% or more of the voting power of the shares, or U.S 10% Holders, GSL Holdings will be a controlled foreign corporation, or a CFC. If GSL Holdings is so treated, there will be additional tax consequences to U.S. 10% Holders. In particular, in each year GSL Holdings is a CFC, such U.S. 10% Holders who directly or indirectly own GSL Holdings shares on the last day of the year will be required to include in ordinary income their pro rata common shares of GSL Holdings’ “Subpart F income,” even if no distributions are made, for each such year. Such inclusions will not be eligible for the 15% maximum rate of tax on qualified dividends received by non-corporate taxpayers. In general, Subpart F income will include dividends, interest, royalties and other passive income of GSL Holdings, but will not include active business income. GSL Holdings believes, and intends to take the position, that the charters Global Ship Lease has entered into should not generate passive income, and thus the income generated by GSL Holdings’ charters should not be treated as Subpart F income to its U.S. 10% Holders, although no assurance can be provided that the IRS will not successfully challenge such position.

Additionally, if GSL Holdings is treated as a CFC, gain realized by a U.S. 10% Holder on the sale or other disposition of common shares may be treated as dividend income to the extent of certain accumulated earnings and profits of GSL Holdings. Moreover, for taxable years of a U.S. 10% Holder in which GSL Holdings is a CFC, and taxable years of GSL Holdings that end with or within such taxable years of such U.S. 10% Holders, GSL Holdings generally will not be treated as a PFIC with respect to common shares held by such U.S. 10% Holder (but may be treated as a PFIC with respect to other U.S. holders). However, it appears that a U.S. 10% Holder of a CFC who disposes of warrants (or common shares received upon exercise of warrants) will be subject to tax treatment under the PFIC regime with respect to such warrants. Each U.S. holder may want to consult such U.S. holder’s own tax advisor concerning the application of the PFIC and CFC rules with respect to ownership and disposition of warrants to them in light of their particular circumstances.

Under the attribution rules provided in the Code, the holder of an option to acquire common shares (including, for this purpose, a warrant) is deemed to own such common shares for purposes of determining whether such holder is a U.S. 10% Holder and for purposes of determining whether GSL Holdings is a CFC. In applying similar option attribution rules for certain other purposes, the IRS has taken the position (with which some courts have disagreed) that a holder of warrants is treated as owning the common shares subject to such warrants, but that warrants owned by other holders would not be viewed as increasing the total number of outstanding common shares. It is not clear whether, or how, the IRS would seek to apply a similar theory to determine whether a particular shareholder is a U.S. 10% Holder or whether GSL Holdings is a CFC, nor is it clear whether such a theory would be upheld. If a similar theory were to apply for this purpose, it could substantially increase the likelihood that GSL Holdings would be a CFC or that a particular U.S. holder would be a U.S. 10% Holder.

GSL Holdings cannot predict at this time whether it will be a CFC, and satisfaction of the CFC definitional test is outside of GSL Holdings’ control. Each U.S. holder may want to consult such U.S. holder’s own tax advisor concerning the application of the controlled foreign corporation rules to them in light of their particular circumstances.

Non-U.S. holders

For purposes of this discussion, a non-U.S. holder is a beneficial owner of GSL Holdings common shares or warrants that is neither a U.S. holder nor a partnership (or any other entity taxed as a partnership for U.S. federal income tax purposes).

A non-U.S. holder will generally not be subject to U.S. federal income tax on dividends paid in respect of the common shares or on gains recognized in connection with the sale or other disposition of the common shares or warrants, provided, in each case, that the non-U.S. holder makes certain tax representations regarding the identity of the beneficial owner of the common shares or warrants, and that such dividends or gains are not effectively connected with the non-U.S. holder’s conduct of a United States trade or business.

Dividends or gains that are effectively connected with a non-U.S. holder’s conduct of a United States trade or business (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder, and may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If GSL Holdings is treated as a U.S. corporation pursuant to Section 7874 of the Code, non-U.S. holders generally will be subject to withholding tax at a rate of 30% on all dividends paid by GSL Holdings, unless a reduced rate of tax is available under a tax treaty.

Information Reporting and Back-up Withholding

U.S. holders generally are subject to information reporting requirements with respect to dividends paid on common shares, and on the proceeds from the sale, exchange or disposition of common shares or warrants. In addition, a holder may be subject to back-up withholding (currently at 28%) on dividends paid on common shares, and on the proceeds from the sale, exchange or other disposition of common shares or warrants, unless the holder provides certain identifying information, such as a duly executed IRS Form W-9 or W-8BEN, or otherwise establishes an exemption. Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowable as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

EXPERTS

The combined financial statements of Global Ship Lease, Inc. and its subsidiaries and CMA CGM predecessor and its subsidiaries as of December 31, 2007 and 2006, and for each of the two years in the period ended December 31, 2007 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements of Marathon included in this joint proxy statement/prospectus have been audited by Eisner LLP, independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this joint proxy statement/prospectus (which contains an explanatory paragraph describing conditions that raise substantial doubt about Marathon’s ability to continue as a going concern as discussed in Note 1 to the financial statements). The financial statements and the report of Eisner LLP are included in reliance upon their report given upon their authority as experts in auditing and accounting.

The sections in this prospectus entitled “Risk Factors—Risks Relating to the Industry of Global Ship Lease”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Global Ship Lease”, “The International Containership Industry”, “Global Ship Lease Business—General” and “Global Ship Lease Business—Global Ship Lease’s Business Strategies” have been reviewed by Drewry Shipping Consultants, which has confirmed to us that they accurately describe the international container shipping market, as indicated in the consent of Drewry Shipping Consultants Limited filed as an exhibit to the registration statement on Form F-4 under the Securities Act, of which this joint proxy statement/prospectus forms a part.

LEGAL MATTERS

Seward & Kissel LLP is providing an opinion on the validity of the securities being registered under Marshall Islands law. Certain matters relating to U.S. federal income tax consequences of the Merger and the acquisition, ownership and disposition of common shares or warrants of GSL Holdings will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Certain matters relating to the U.S. federal income tax characterization of Global Ship Lease’s charters, and the U.S. federal income tax character of the income from these charters and the assets owned for the production of this income (in each case, for purposes of the “passive foreign investment company” provisions of the Code) will be passed upon for us by Simpson Thacher & Bartlett LLP.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Management of Marathon knows of no other matters which may be brought before the Marathon special meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Under Delaware law, only business stated in the notice of special meeting may be transacted at the special meeting.

ENFORCEABILITY OF CIVIL LIABILITIES

GSL Holdings is a Marshall Islands company and its principal executive offices will be located outside the United States in the United Kingdom. A majority of its directors and officers and certain of the experts named in this joint proxy statement/prospectus reside outside the United States. In addition, a substantial portion of its assets and the assets of its directors, officers and certain of its experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon GSL Holdings or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against GSL Holdings or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, it is uncertain whether the courts of the Republic of the Marshall Islands or the United Kingdom would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

INDUSTRY AND MARKET DATA

Drewry Shipping Consultants Limited, or Drewry, an independent consulting company, has provided statistical data regarding the containership industry that was used in the discussion of the containership industry contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Global Ship Lease,” “The International Containtership Industry” and “Global Ship Lease Business.” Drewry has advised us that the statistical information contained herein is drawn from its database and a number of industry sources and that this information is a general, accurate description of the international container shipping industry. Drewry’s methodologies for collecting data, however, and therefore the data collected, may differ from those of other sources, and its data cannot reflect all of the actual transactions occurring in the market. We believe that the information and the data provided by Drewry is accurate in all material respects and we have relied upon such information for purposes of this joint proxy statement/prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

GSL Holdings has filed a registration statement on Form F-4 to register the issuance of GSL Holdings’ securities to Marathon securityholders in the Merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of GSL Holdings in addition to a proxy statement of Marathon for the Marathon special meeting. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this joint proxy statement/prospectus.

Marathon is subject to the informational requirements of the Securities Exchange Act, and is required to file reports, any proxy statements and other information with the SEC. Any reports, statements or other information that Marathon files with the SEC, including this joint proxy statement/prospectus may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549, at prescribed rates or from the SEC’s website on the Internet at www.sec.gov, free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

Neither Marathon nor GSL Holdings has authorized anyone to provide you with information that differs from that contained in this joint proxy statement/prospectus. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as on any date other than the date of the joint proxy statement/prospectus, and neither the mailing of this joint proxy statement/prospectus to Marathon stockholders nor the consummation of the Merger shall create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry and in this joint proxy statement/prospectus.

Annual Survey. The inspection of a ship pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Backhaul. The return movement of a container—often empty—from a destination of unloading to a point of reloading of cargo.

Ballast. Weight in solid or liquid form, such as sea water, taken on a ship to increase draught, to change trim, or to improve stability.

Bareboat Charter. A charter of a ship under which the shipowner is usually paid a fixed amount of charterhire for a certain period of time during which the charterer is responsible for the ship operating expenses and voyage expenses of the ship and for the management of the ship, including crewing. A bareboat charter is also known as a “demise charter” or a “time charter by demise.”

Bunkers. Heavy fuel and diesel oil used to power a ship’s engines.

Capacity. The nominal carrying capacity of the ship.

Charter. The hire of a ship for a specified period of time or a particular voyage to carry a cargo from a loading port to a discharging port.

Charterer. The party that hires a ship for a period of time or for a voyage.

Charterhire. A sum of money paid to the shipowner by a charterer for the use of a ship.

Charter owners. A company that owns containerships and charters out its ships to container shipping companies rather than operating the ships for liner services; also known as shipowner.

Charter rate. The rate charged by charter owners normally as a daily rate for the use of their containerships by container shipping companies. Charter rates can be on a time charter or bareboat charter basis.

Classification society. An independent organization that certifies that a ship has been built and maintained according to the organization’s rules for that type of ship and complies with the applicable rules and regulations of the country of the ship’s registry and the international conventions of which that country is a member. A ship that receives its certification is referred to as being “in-class.”

Container shipping company. A shipping company operating liners services using its own or chartered ships with fixed port of call schedules. Also known as a liner company or a container operator.

Drydocking. Placing the ship in a drydock in order to check and repair areas and parts below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications are issued. Drydockings for containerships are generally required once every three to five years, one of which must be a Special survey.

Freight rate. The amount charged by container shipping companies for transporting cargo, normally as a rate per 20-foot or 40-foot container.

Geared Containerships. Self-sustained containerships, which are able to load and discharge containers with their own onboard cranes and derricks.

Gross tonnage. A unit of measurement of the entire internal cubic capacity of the ship expressed in tons of 100 cubic feet to the ton.

Headhaul. The outgoing goods to be delivered from a point of origin.

Hull. The main body of the ship without engines, buildings and cranes.

IMO. International Maritime Organization, a United Nations agency that issues international standards for shipping.

Intermediate survey. The inspection of a ship by a classification society surveyor that takes place 24 to 36 months after each special survey.

Newbuilding. A ship on order, construction or just delivered.

Off-hire. The period in which a ship is not available for service under a time charter and, accordingly, the charterer generally is not required to pay the hire rate. Off-hire periods can include days spent on repairs, drydocking and surveys, whether or not scheduled.

Protection and indemnity insurance. Insurance obtained through a mutual association formed by shipowners to provide liability indemnification protection from various liabilities to which they are exposed in the course of their business, and which spreads the liability costs of each member by requiring contribution by all members in the event of a loss.

Scrapping. The sale of a ship for conversion into scrap metal.

Ship operating expenses. The costs of operating a ship, primarily consisting of crew wages and associated costs, insurance premiums, ship management fee, lubricants and spare parts, and repair and maintenance costs. Ship operating expenses exclude fuel cost, port expenses, agents’ fees, canal dues and extra war risk insurance, as well as commissions, which are included in “voyage expenses.”

Ship management. The provision of shore-based ship management services related to crewing, technical and safety management and the compliance with all government, flag state, class certification and international rules and regulations.

Sister ships. Ships of the same class and specifications typically built at the same shipyard.

Special survey. The inspection of a ship by a classification society surveyor that takes place every five years, as part of the recertification of the ship by a classification society.

Spot market. The market for immediate chartering of a ship, usually for single voyages.

TEU. A 20-foot equivalent unit, the international standard measure for containers and containership capacity.

Time charter. A charter under which the shipowner hires out a ship for a specified period of time. The shipowner is responsible for providing the crew and paying ship operating expenses while the charterer is responsible for paying the voyage expenses and additional voyage insurance. The shipowner is paid charterhire, which accrues on a daily basis.

Voyage expenses. Expenses incurred due to a ship’s voyage from a loading port to a discharging port, such as bunkers cost, port expenses, agents’ fees, canal dues, extra war risk insurance and commissions.

INDEX TO FINANCIAL STATEMENTS

Global Ship Lease, Inc.

Audited

Report of Independent Registered Public Accounting Firm	F-2

Combined Balance Sheets as at December 31, 2007 and 2006	F-3

Combined Statements of Income for the years ended December 31, 2007, 2006 and 2005	F-4

Combined Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005	F-5

Combined Statements of Stockholder’s Equity for the years ended December 31, 2007, 2006 and 2005	F-6

Notes to the Combined Financial Statements	F-7

Unaudited

Combined Balance Sheets as at March 31, 2008 and December 31, 2007	F-25

Combined Statements of Income for the three months ended March 31, 2008 and March 31, 2007	F-26

Combined Statements of Cash Flows for the three months ended March 31, 2008 and March 31, 2007	F-27

Combined Statements of Stockholders’ Equity for the three months ended March 31, 2008 and the year ended December 31, 2007	F-28

Notes to the Interim Combined Financial Statements	F-29

Marathon Acquisition Corp.

Audited

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting	F-37

Report of Independent Registered Public Accounting Firm	F-38

Balance Sheets at December 31, 2007 and December 31, 2006	F-39

Statements of Operations for the year ended December 31, 2007 and for the periods from April 27, 2006 (inception) through December 31, 2006 and December 31, 2007	F-40

Statement of Stockholders’ Equity for the period from April 27, 2006 (inception) through December 31, 2007	F-41

Statements of Cash Flows for the year ended December 31, 2007 and for the periods from April 27, 2006 (inception) through December 31, 2006 and December 31, 2007	F-42

Notes to Financial Statements	F-43

Unaudited

Balance Sheets at March 31, 2008	F-51

Statements of Operations for the three months ended March 31, 2008 and March 31, 2007 and for the period from April 27, 2006 (inception) through March 31, 2008	F-52

Statement of Stockholders’ Equity for the period from April 27, 2006 (inception) through March 31, 2008	F-53

Statement of Cash Flows for the three months ended March 31, 2008 and March 31, 2007 and for the period from April 27, 2006 (inception) through March 31, 2008	F-54

Notes to Financial Statements	F-55

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Global Ship Lease, Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of income, statements of cash flows, and statements of stockholder’s equity present fairly, in all material respects, the combined financial position of Global Ship Lease, Inc. and its subsidiaries and CMA CGM Predecessor and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers

/s/ PricewaterhouseCoopers

April 14, 2008

PricewaterhouseCoopers is represented by PricewaterhouseCoopers Audit, 63 rue de Villiers—92200 Neuilly-sur-Seine, France

Global Ship Lease, Inc.

Combined Balance Sheets

(Expressed in thousands of U.S. dollars)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time-charters. Please refer to the GSL Holdings’ unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial conditions.

	Note	December 31, 2007	December 31, 2006
Assets
Cash and cash equivalents		$1,891	$—
Restricted cash	3	188,000	—
Trade accounts receivable	4	185	27,214
Inventories		1,613	4,002
Prepaid expenses and other receivables		425	—
Deferred financing costs	5	752	870

Total Current assets		192,866	32,086

Vessels at cost, less accumulated depreciation	6	475,299	286,229
Other fixed assets		33	—
Other assets	7	1,297	24,743
Deferred financing costs	5	5,130	1,409

Total non-current assets		481,759	312,381

Total Assets		$674,625	$344,467

Liabilities and Stockholder’s Equity

Liabilities
Current instalments of long term debt	10	$401,100	$17,819
Accounts payable		502	19,648
Accrued expenses and other liabilities		6,098	376
Amounts due to group companies	8	1,389	—

Total Current liabilities		409,089	37,843

Long term debt	8	—	121,339
Amounts due to group companies	8	176,875	—
Other liabilities	7	1,186	15,289

Total long-term liabilities		178,061	136,628

Total Liabilities		$587,150	$174,471

Commitments and contingencies	13	—	—

Stockholder’s Equity
Common stock—authorised 100 shares $.01 par value; 100 shares issued and outstanding		—	—
Accumulated deficit	1	(96,925)	—
Net income for the year		16,776	32,677
Due to CMA CGM	1	162,885	115,350
Accumulated other comprehensive income	9	4,739	21,969

Total Stockholder’s Equity		87,475	169,996

Total Liabilities and Stockholder’s Equity		$674,625	$344,467

See accompanying notes to combined financial statements.

Global Ship Lease, Inc.

Combined Statements of Income

(Expressed in thousands of U.S. dollars except share data)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time-charters. Please refer to the GSL Holdings’ unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial conditions.

	Note		Year to December 31, 2007	Year to December 31, 2006	Year to December 31, 2005
Operating Revenues
Voyage revenue			$332,186	$299,599	$111,599
Time charter revenue	2	(g)	2,909	—	—

			335,095	299,599	111,599
Operating expenses
Voyage expenses			(249,457)	(213,143)	(70,166)
Vessel operating expenses			(23,959)	(22,628)	(13,667)
Depreciation	5		(16,119)	(16,664)	(7,201)
General and administrative			(17,751)	(11,331)	(2,655)
Other operating income (expense)			2,341	11,908	(2,497)

Total operating expenses			(304,945)	(251,858)	(96,187)

Operating Income			30,150	47,741	15,411

Non operating income (expense)
Interest income			207	—	—
Interest expense			(13,561)	(15,064)	(6,406)

Income before Income Taxes			16,796	32,677	9,005
Income taxes	2	(d)	(20)	—	—

Net Income			$16,776	$32,677	$9,005

Earnings per common share (basic and diluted)			$168	$327	$90

Weighted average number of shares outstanding (basic and diluted)			100	100	100

See accompanying notes to combined financial statements

Global Ship Lease, Inc.

Combined Statements of Cash Flows

(Expressed in thousands of U.S. dollars)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time-charters. Please refer to the GSL Holdings’ unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial conditions.

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Cash Flows from Operating Activities
Net income	$16,776	$32,677	$9,005

Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation	16,119	16,664	7,201
Amortization of deferred financing costs	2,194	463	218
Change in fair value of certain financial derivative instruments	9,132	(10,021)	9,030
Settlements of hedge which do not qualify to hedge accounting	58	(6,906)	(9,520)
Decrease (Increase) in other receivables and prepaid expenses	26,574	(19,165)	(2,277)
Decrease (Increase) in inventories	2,390	(1,232)	(1,673)
(Decrease) Increase in accounts payable and other liabilities	(11,918)	11,380	5,457
Periodic costs relating to drydocks	(4,738)	(1,016)	—

Net Cash Provided by Operating Activities	56,587	22,844	17,441

Cash Flows from Investing Activities
Acquisition of Delmas vessels	—	(107,352)	—
Acquisition of other vessels	(183,713)	(5,851)	(76,000)
Purchase of other fixed assets	(36)	—	—
Settlements of hedge which do not qualify to hedge accounting	(58)	6,906	9,520

Net Cash Used in Investing Activities	(183,807)	(106,297)	(66,480)

Cash Flows from Financing Activities
Proceeds from debt	401,100	57,874	80,610
Variation in restricted cash	(188,000)	—	—
Issuance costs of debt	(5,892)	(707)	(1,366)
Proceeds from shareholder loans	176,875	—	—
(Decrease) increase in amount due to CMA CGM.	(11,881)	110,005	(28,194)
Deemed distribution to CMA CGM	(96,925)	—	—
Repayments of long term debt	(146,166)	(19,095)	(1,800)
Repayments of capital lease obligations	—	(64,624)	(210)

Net Cash Provided by Financing Activities	129,111	83,453	49,040

Net Increase in Cash and Cash Equivalents	1,891	—	—

Cash and Cash Equivalents at beginning of Period	—	—	—

Cash and Cash Equivalents at end of Period	$1,891	$—	$—

Supplemental Information
Total interest paid during period	$10,102	$12,958	$6,200
Total tonnage tax paid	$310	$200	$150

See accompanying notes to combined financial statements.

Global Ship Lease, Inc.

Combined Statements of Stockholder’s Equity

(Expressed in thousands of U.S. dollars, except number of common stock)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time-charters. Please refer to the GSL Holdings’ unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial conditions.

	Number of Common Stock at $.01 par value	Common Stock	Accumulated Deficit	Net Income for the year	Due to CMA CGM	Accumulated Other comprehensive Income	Total Shareholders Equity
Balance at December 31, 2004	—	—	—	$1,686	$22,848	$(1,028)	$23,506
Change in amount due to CMA CGM	—	—	—	—	(28,194)	—	(28,194)
Allocation of prior year net income	—	—	—	(1,686)	1,686	—	—
Net income for the period	—	—	—	9,005	—	—	9,005
Effect of derivative instruments	—	—	—	—	—	14,512	14,512
Effect of currency translation adjustment	—	—	—	—	—	(384)	(384)

Balance at December 31, 2005	—	—	—	9,005	(3,660)	13,100	18,445
Change in amount due from CMA CGM	—	—	—	—	110,005	—	110,005
Allocation of prior year net income	—	—		(9,005)	9,005	—	—
Net income for the period	—	—	—	32,677	—	—	32,677
Effect of derivative instruments	—	—	—	—	—	(3,554)	(3,554)
Effect of currency translation adjustment	—	—	—	—	—	12,423	12,423

Balance at December 31, 2006	—	—	—	32,677	115,350	21,969	169,996
Incorporation of Global Ship Lease, Inc.	100	—	—	—	—	—	—
Change in amount due from CMA CGM	—	—	—	—	(11,881)	—	(11,881)
Allocation of prior year net income	—	—		(32,677)	32,677	—	—
Net income for the period	—	—	—	16,776	—	—	16,776
Effect of derivative instruments	—	—	—	—	—	(211)	(211)
Effect of currency translation adjustment	—	—	—	—	—	9,509	9,509
Other effect of the transfer of the initial 10 vessels	—	—	—	—	26,739	(26,528)	211
Deemed distribution to CMA CGM	—	—	(96,925)	—	—	—	(96,925)

Balance at December 31, 2007	100	—	$(96,925)	$16,776	$162,885	$4,739	$87,475

See accompanying notes to combined financial statements.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements

(Expressed in thousands of U.S. dollars)

1. Nature of Operations and Basis of Preparation

Global Ship Lease, Inc. (“the Company”) was incorporated in the Republic of the Marshall Islands on May 3, 2007 as a wholly owned subsidiary of CMA CGM S.A or CMA CGM for the purpose of establishing a business of owning and chartering out containerships under long term time charters. It has contracted under an asset purchase agreement dated December 5, 2007 and subject to certain conditions, to acquire seventeen containerships from or CMA CGM. Of these, 10 were purchased by the Company during December 2007, and two in January 2008. Four of the remaining vessels are anticipated to be purchased in December 2008 and the last vessel in July 2009. All vessels in the initial and contracted fleet will be time chartered to CMA CGM for terms ranging from five to seventeen years and the Company’s ongoing operations will solely consist of chartering vessels to third party shipping companies, although initially only to CMA CGM.

CMA CGM is a privately owned company incorporated in France. It is the third largest container shipping company in the world. Its business is different to that of the Company going forward. Operating revenues comprised mainly freight revenue generated by the containerized transportation of a broad range of industrial and customer goods. CMA CGM operates a global network of shipping lines which services a wide variety of ports in major markets. An integrated fleet of vessels is dedicated to these lines. CMA CGM operations are supported by a network of owned and third party shipping agencies which perform most of the sales and marketing functions as well as managing customer relationships.

These combined financial statements have been prepared to reflect:

(a)	the carve-out, until the transfer to the Company, of the initial 10 second hand vessels, of their financial position, results of operations and cash flows as they were operated by CMA CGM providing cargo carrying container shipping services on a standalone basis.

(b)	the carve-out, until the transfer to the Company, of the two new vessels which were in CMA CGM’s ownership for the last few days of 2007 prior to their purchase by the Company in January 2008.

(a) and (b) together are referred to as the Predecessor Group

(c)	the result from the transfer date of the initial 10 second hand vessels operated by the Company in its business of chartering them out under time charters.

These combined financial statements have been prepared from:

(a)	the historical accounting records of CMA CGM; and

(b)	the accounting records of Global Ship Lease, Inc. and its subsidiaries, since inception on May 3, 2007, including following the delivery of the vessels to the Global Ship Lease, Inc. Group in December 2007.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Fleet

The following table provides information about the initial fleet reflected in these combined financial statements:

Vessel Name	Capacity in TEUs(1)	Year Built	Year of acquisition by CMA CGM	Purchase Date by GSL
Ville d’Orion	4,113	1997	2005	December 2007
Ville d’Aquarius	4,113	1996	2005	December 2007
CMA CGM Matisse	2,262	1999	1999	December 2007
CMA CGM Utrillo	2,262	1999	1999	December 2007
MOL Rainbow	2,207	2003	2006	December 2007
Julie Delmas	2,207	2002	2006	December 2007
Kumasi	2,207	2002	2006	December 2007
Marie Delmas	2,207	2002	2006	December 2007
CMA CGM La Tour	2,272	2001	2001	December 2007
CMA CGM Manet	2,272	2001	2001	December 2007
CMA CGM Alcazar	5,100	2007	2007	January 2008
CMA CGM Château d’lf	5,100	2007	2007	January 2008

(1)	Twenty foot Equivalent Units.

The following table provides information about the contracted fleet not reflected in these combined financial statements:

Vessel Name	Capacity in TEUs	Year Built	Purchase Date by GSL
Hull 4.126	10,960	2008	December 2008 (estimated)
CMA CGM Jamaica	4,298	2006	December 2008 (estimated)
CMA CGM Sambhar	4,045	2006	December 2008 (estimated)
CMA CGM America	4,045	2006	December 2008 (estimated)
CMA CGM Berlioz	6,627	2001	July 2009 (estimated)

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Net Investment by Predecessor Group

The 10 second hand vessels in the initial fleet during the period of the Predecessor Group did not in the past belong to a separate legal group, nor was it owned by a separate legal entity or operated as a discrete unit. Accordingly, there was no separate share capital and reserves for the periods covered by these combined financial statements up to the purchase of these vessels by the Company. The net investment by the Predecessor Group during this period of operations has been shown on the balance sheet as an amount due to CMA CGM and included within equity. This balance reflects the accumulated net investment by CMA CGM, including the accumulated net income relating to prior periods, and is impacted by all transactions as CMA CGM in effect was the source of finance for all operating, investing and financing transactions. The variation in net investment can be analyzed as follows:

	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Net cash provided by operating activities of the Predecessor Group	$(53,664)	$(22,841)	(17,441)
Settlements of hedges which do not qualify for hedge accounting	58	(6,906)	(9,520)
Acquisition of vessels by the Predecessor Group	183,634	113,202	76,000
Proceeds from long-term debt of Predecessor Group	—	(57,167)	(79,244)
Repayments of long-term debt by the Predecessor Group	146,166	83,719	2,010
Net book value of the initial 10 vessels transferred to the Company	(288,075)	—	—

Change in amount due to CMA CGM	$(11,881)	$110,005	$(28,194)

The average balance due CMA CGM for the year ended December 31, 2007 and 2006 amounted to $139,118 and $19,188, respectively.

The Predecessor Group has not been charged with any financing costs in respect of amounts included in the due CMA CGM during the period covered by this report. Changes in due to CMA CGM represent transfers so as to balance out the total assets and total liabilities of the related periods, taking into account the net cash provided(used) by operating activities, the net cash provided(used) by investing activities and the net cash provided(used) by financing activities, as well as the variation in other comprehensive income for these periods. Treasury functions of CMA CGM are managed centrally, and accordingly no cash and cash equivalents have been recognized, apart from cash held by Global Ship Lease, Inc. and its subsidiaries as of December 31, 2007 as none will be transferred to the Predecessor Group from CMA CGM.

All funding of the Predecessor Group’s operations during the period of the combined financial statements has been assumed to be by cash flows generated by operations, bank loans specifically related to the acquisition of the ships, and due to CMA CGM as a net investment in equity.

The Predecessor Group was not a separate legal entity required to file separate tax returns. However, for purposes of these combined financial statements, the Predecessor Group has provided for taxes on a “separate return” basis as if it had been an independent tax paying entity through out the period. The Predecessor Group is liable for a tax based on the tonnage of each vessel where freight revenue and operating expenses do not generate any tax basis.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Statement of income accounts

Voyage revenue and voyage expenses have been allocated to the Predecessor Group by direct attribution through the use of the comprehensive information system used by CMA CGM. For each accounting transaction, specific information is recorded, including the port calls (localization and date) and the vessel operated. Therefore, the Predecessor Group was able to specifically identify voyage revenues, voyage expenses, vessel expenses and depreciation by vessel.

General and administrative expenses, as well as logistic, container costs and insurance expenses, were allocated to the Predecessor Group based on the number of loaded containers carried onboard each vessel. This allocation method is considered to be commonly used in the container shipping industry and is considered by management to be a reasonable basis for determining the attributable costs of the respective operations. General and administrative expenses, consisting primarily of salaries and other employee related costs, office rent, legal and professional fees, travel and entertainment were allocated based on the 10 second hand vessels’ proportionate share of Predecessor Group’s general and administrative expenses for each of the periods presented.

During the periods presented, CMA CGM was subject to various tonnage tax regimes relating to the container shipping business. Accordingly, taxes for the Predecessor Group is based on the tonnage of each vessel and could therefore be allocated directly to each vessel and included within general and administrative expenses.

Derivative financial instruments mainly relate to bunker fuel. The allocation of the accounting impact of such derivatives is based on the ratio of the actual fuel consumption for the vessel in the Predecessor Group’s fleet compared to the actual fuel consumption of the CMA CGM total fleet. This ratio is considered by management to be a reasonable basis for determining the attributable costs of the respective operations.

Other operating income(expense) relates to bunker hedges that did not qualify for hedge accounting and have been allocated based on the ratio of the actual fuel consumption for the vessels in the Predecessor Group’s fleet compared to the actual fuel consumption of the CMA CGM total fleet. This ratio is considered by management to be a reasonable basis for determining the attributable costs of the respective operations.

Interest expense for the Predecessor Group was directly derived from the actual debt on each vessel operated by the Predecessor Group.

Balance Sheet

Inventories, vessels at cost, corresponding depreciation and debt have been allocated on a vessel by vessel basis, based on direct attribution through the use of a comprehensive integrated information system.

Voyage receivables, prepaid expenses, voyage payables, deferred income and cargo claims were allocated based on the days sales outstanding, (DSO) days payable outstanding, (DPO), calculated on a line by line basis, as DSO and DPO may vary depending upon the trade lane. DPO may also vary depending upon the nature of the related cost (bunker, handling, port cost) and therefore, has been calculated by nature. This ratio is considered by management to be a reasonable basis for determining the attributable costs of the respective operations. Voyage receivables and payables from/to shipping agencies relate only to balances with third parties.

Management believes that all allocations reasonably present the financial position, results of operations and cash flows of the Group.

The functional currency of the Company has been determined as the United States dollar although the functional currency of a minority of the businesses of the Predecessor Group was not in United States dollars.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Transfer to Global Ship Lease Inc. and its subsidiaries

Upon transfer of the 10 second hand vessels to the Company at various dates in December 2007, the amount of retained other comprehensive income reflected within the balance sheet relating to the period up to each vessel’s transfer has been reversed against the amount due to CMA CGM within equity as it is not being carried forward in the combined balance sheet. This reversal has been determined on a vessel by vessel basis up to the transfer date from Group Predecessor to Global Ship Lease and its subsidiaries. It is presented in the line item “Other effect of the transfer of the ten vessels” included in the Combined Statements of Stockholder’s Equity and analyses as follows:

Amounts related to the ten vessels transferred and not carried forward
Accumulated currency translation adjustment	(10,747)
Accumulated hedging cash flow reserve	(15,781)

(26,528)

The residual amount due to CMA CGM at December 31, 2007 in equity mainly reflects the cost of the two vessels to be delivered and paid for in January 2008 by Global Ship Lease, Inc. and its subsidiaries together with the net income relating to vessels during the period they were operated by the Predecessor Group.

2. Significant Accounting Policies

(a)	Basis of Combination

The accompanying combined financial statements include the accounts of the Company and its wholly-owned subsidiaries, together with the carve-out information during the Predecessor Group period of operations referred to in note 1. All intercompany accounts and transactions have been eliminated in consolidation.

(b)	Use of estimates

The preparation of combined financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and the accompanying notes. Actual results could differ from those estimates. Allocation methodologies used to prepare the combined financial statements are based on estimates and have been described in the notes, where appropriate.

(c)	Vessels

Vessels are recorded at the historical acquisition or manufacturing cost, less accumulated depreciation and impairment loss, if any. However, as the Company and CMA CGM are considered to be entities under common control at the time vessels were acquired by the Company from CMA CGM, the vessels are recognised based on their carrying amount in the financial statements of CMA CGM rather than at the purchase price paid by the Company to CMA CGM. The difference between the purchase price payable to CMA CGM and the carrying amount is considered a deemed distribution to CMA CGM and recognised within accumulated deficit.

Borrowing costs incurred for the construction of vessels are capitalized during the construction period. Interests capitalized in the period ended December 31, 2007 and 2006 were $833 and nil, respectively. Other borrowing costs are expensed as incurred. Expenditures that extend the useful life of vessels are capitalized as major repairs.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Vessels are depreciated to their residual value which is based on light ship tonnage at estimated scrap value per ton using the straight-line method over their estimated useful lives. This is reviewed on an ongoing basis to ensure they reflect current technology, service potential and vessel structure. During the period of ownership by CMA CGM when the vessels were earning freight revenues generated by the containerized transportation of a broad range of industrial and customer goods, the useful life was estimated as twenty-five years. Following the sale of the vessels to Global Ship Lease, Inc. and its subsidiaries, the nature of operations changed significantly and from this date, the vessels are earning time charter income from the chartering of the vessels instead of from carrying cargo. On this new basis of operations the useful life was reassessed and estimated to be thirty years. This change in estimate has a positive effect on net income amounting to $136 for the period ended December 31, 2007 (or $1 per common share). If this change was made as of January 1, 2007, the positive effect on net income would have amounted to $2,908 (or $29 per common share). The revision in estimated residual value of the vessels on January 1, 2007 has a positive effect on net income amounting to $693,000 for the year ended December 31, 2007.

(d)	Drydocking Costs

Vessels are drydocked approximately every five years for major repairs and maintenance that cannot be performed while the vessels are operating. Costs directly associated with the required regulatory inspection of the ship, its hull and its machinery and for the defouling and repainting of the hull are capitalized as they are incurred and amortized on a straight line basis over the period between drydocks. Upon initial recognition, an element of the cost of a vessel is allocated to a drydock component which is amortised on a straight line basis to the anticipated next dry dock.

(e)	Valuation of long-lived assets

In accordance with SFAS No. 144, long-lived assets, such as vessels, should be reviewed for impairment when market conditions indicate a significant decrease in the assets’ fair value. An impairment loss should be recognized when the sum of the expected future cash flows (undiscounted and without interest) from the asset over its estimated remaining useful life is less than its carrying amount. An impairment loss should be recorded equal to the amount by which the asset’s carrying amount exceeds its fair value. Fair value is the net present value of future cash flows discounted by an appropriate discount rate.

(f)	Repairs and maintenance

All expenditures relating to routine maintenance and repairs are expensed when incurred.

(g)	Revenue recognition and related operating expense

Global Ship Lease, Inc. and its subsidiaries charter out their vessels on time charters. which involves placing a vessel at a charterer’s disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate Such revenues are accounted for as operating leases and are therefore recognized on a straight line basis as the average revenues over the rental periods of such charter agreements, as service is performed, except for loss generating time charters, in which case the loss is recognized in the period when such loss is determined.

Under time charter arrangements, Global Ship Lease, Inc. and its subsidiaries as owners are responsible for all the operating expenses of the vessels, such as crew costs, insurance, repairs and maintenance, and such costs are recognized as incurred.

Freight revenues earned by the Predecessor Group and related costs directly attributable to loaded container movements are recognized on delivery of the loaded container to its final destination. Freight revenues and costs directly attributable to containers not delivered at the closing date, excluding mainly time based costs such as charter costs, fuel and oil consumption and port taxes and expenses, are reported as “Deferred income” and “Deferred charges.” A provision for net realizable value is recorded only when all costs necessary to complete the delivery of the service exceed the corresponding expected freight revenue.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

(h)	Deferred finance charges

Costs incurred in connection with obtaining long-term debt are recorded as deferred financing costs and are amortized to interest expense over the estimated duration of the related debt. Such costs include fees paid to the lenders or on the lenders’ behalf and associated legal and other professional fees.

(i)	Inventories

Inventories consist of lubricants and bunkers for vessels still operated by the Predecessor Group. They are valued at cost on a first-in-first-out basis.

Inventory costs include the transfer from equity of any gains/losses on qualifying cash flow hedges relating to inventory purchases.

(j)	Accounts Receivable

The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs, collections and current credit conditions. The Company does not generally charge interest on past-due accounts unless the accounts are subject to legal action, and accounts are written off as uncollectible when all reasonable collection efforts have failed. Accounts are deemed as past-due based on contractual terms.

(k)	Voyage receivables and payables

During the period of operations by the Predecessor Group, customers were direct shippers, comprising exporters and importers, and intermediaries, also known as freight forwarders. The Predecessor Group sub contracts certain freight recruitment and payment collections to shipping agencies who are obligated to pay the Predecessor Group for services provided if a customer defaults on payment. Amounts receivable directly from final customers or shipping agents are shown within trade accounts receivables. An allowance for doubtful accounts is established for amounts that are considered uncollectible at year-end, based on review of outstanding invoices.

(l)	Segment information

During the period of operations covered by these financial statements there were two operating segments. During the Predecessor Group period operations involved earning freight revenues from the containerized transportation of a broad range of industrial and customer goods. Following the purchase of the vessels by the Company, the activities changed to the ownership and provision of vessels for container shipping under time charters.

(m)	Insurance

The Company maintains hull and machinery insurance, war risk insurance, protection and indemnity insurance coverage, increased value insurance, demurrage and defence insurance coverage in amounts considered prudent to cover normal risks in the ordinary course of its operations.

(n)	Cash Equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less. For purposes of the statements of cash flows, the Company’s investments in money market funds or cash reserve funds are regarded as cash equivalents.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

(o)	Income Taxes

The Company and its Marshall Island subsidiaries are exempt from taxation in the Marshall Islands. The Company’s Cypriot subsidiaries are liable for a tax based on the tonnage of each vessel.

The Company has one subsidiary incorporated in the United Kingdom where the principal rate of corporate income tax is 30%. This subsidiary earns management and other fees from fellow subsidiary companies and in the period to December 31, 2007 the estimated tax charge is $20.

The Predecessor Group is liable for a tax based on the tonnage of each vessel. The cost, which is included within general and administrative expenses, totaled $310, $200 and $150 for the years ended December 31, 2007, 2006 and 2005, respectively.

(p)	Earnings per share

Earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. There is no difference between basic and diluted earnings per share as the Company has no securities or other contracts outstanding which could result in common shares being issued. The weighted average number of common shares outstanding of Global Ship Lease, Inc. as of December 31, 2007 has been used for purposes of computing Earnings per share for all presented prior periods.

(q)	Derivative instruments and hedging activities

Following the acquisition of the vessels the Company has not entered into any derivative instruments and has not undertaken any hedging activities. However these were activities undertaken during the period of the operations under the Predecessor Group.

Voyage operating expenses, incurred during the period of operations of the Predecessor Group, were highly dependent on the cost of bunkers. The Predecessor Group’s risk management policy was to hedge the price risk on anticipated bunker consumption through “over-the-counter” derivative instruments such as swaps and options.

Derivatives were initially recognized at fair value on the date a derivative contract was entered into and were subsequently remeasured at fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Predecessor Group designated certain derivatives as hedges of highly probable forecast transactions (cash flow hedge). The fair value of derivatives is presented on the face of the balance sheet under the line item “Other assets” and “Other liabilities.”

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognized in equity within “Accumulated other comprehensive income / (loss).” The gain or loss relating to the ineffective portion is recognized immediately in the statement of income.

Amounts accumulated in equity are recycled in the statement of income in the periods when the hedged item affects profit or loss when the forecast transaction that is hedged takes place. When the forecast transaction that is hedged results in the recognition of a non-financial asset (for example, inventory when the Predecessor Group hedges bunker purchase), the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the statement of income. When a forecast

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the statement of income.

The statement of income impact (effective and ineffective portion) of bunker hedging activities that qualify as cash flow hedges is presented in the line item “Voyage expenses.” The settlement of transactions qualified as cash flow hedges is presented within “Net cash provided by operating activities.”

Certain derivative instruments do not qualify for hedge accounting. These transactions, which are exclusively related to the Predecessor Group’s bunker hedges, are recorded at fair value within the balance sheet with related gains and losses recorded in earnings. The statement of income impact of such derivatives is presented in the line item “Other operating income(expense).”

(r)	Foreign Currency Transactions

Items included in the combined financial statements from each relevant Group Predecessor entity or Global Ship Lease, Inc. entities are first measured using the currency of the primary economic environment in which the entity operates their vessels (the functional currency). Then they are converted to the Company’s reporting currency which is the U.S. dollar. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange at the balance sheet dates. Expenses paid in foreign currencies are recorded at the rate of exchange at the transaction date. Exchange gains and losses are included in the determination of net income.

(s)	Accumulated other comprehensive income / (loss)

Other comprehensive income/ (loss), which is reported in the accompanying combined statement of equity, consists of net income /(loss) and other gains and losses affecting equity that, under United States GAAP, are excluded from net income/ (loss). Other comprehensive income/(loss) includes the effective portion of derivative financial instruments that qualify as hedge accounting which are deferred in accordance with accounting principles described above, and the impact of the translation of foreign currency statements, certain subsidiary entities having a functional currency different from the United States dollar. Amounts of Other comprehensive income/(loss) related to the period up to each vessel’s transfer from Group Predecessor to Global Ship Lease and its subsidiaries has been reversed at each respective transfer date against the amount due to CMA CGM within equity as it is not being carried forward in the combined balance sheet (see notes 1 and 9).

(t)	Recently Issued Accounting Standards

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), on September 15, 2006. SFAS 157 enhances existing guidance for measuring assets and liabilities using fair value. Previously, guidance for applying fair value was incorporated in several accounting pronouncements. The new statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. While the statement does not add any new fair value measurements, it does change current practice. One such change is a requirement to adjust the value of non-vested stock for the effect of the restriction even if the restriction lapses within one year. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 on January 1, 2008, is not expected to have a material impact on the financial statements of the Company.

In November 2007, the FASB provided a one year deferral for the implementation of SFAS No. 157 for nonfinancial assets and liabilities reported or disclosed at fair value in the financial statements on a nonrecurring basis.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), was issued in December 2007. SFAS 141(R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. SFAS 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. SFAS 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. The Company expects to adopt SFAS 141 (R) on January 1, 2009. SFAS 141(R)’s impact on accounting for business combinations is dependent upon acquisitions at that time.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“SFAS 159”), was issued in February 2007. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company will adopt Statement 159 on January 1, 2008 and does not anticipate adoption to materially impact our financial position or results of operations.

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”), was issued in December 2007. SFAS 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under SFAS 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. SFAS 160 is required to be adopted prospectively, except for reclassify non controlling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. The Company expects to adopt SFAS 160 on January 1, 2009 and is currently assessing the potential impact that the adoption could have on its financial statements.

SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS 161”) expands disclosures previously required under SFAS 133 about how derivatives and hedging activities affect the Company’s financial position, financial performance, and cash flow. SFAS 161 is effective for fiscal years beginning after November 15, 2008. The Company expects to

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

adopt SFAS 161 on January 1, 2009. SFAS 161’s will change the disclosures provided in notes to financial statements related to derivative instruments and hedging activities.

Management do not believe that any other recently issued, but not yet effective accounting pronouncements, if currently adopted, would have a material impact on the consolidated financial statements of the Company.

3. Restricted cash

Restricted cash is $188,000 drawn down under the Company’s $800,000 credit facility. As stipulated in the credit facility agreement, this cash was used in January 2008 to purchase two vessels from CMA CGM under the asset purchase agreement.

4. Trade accounts receivables

	2007	2006
Receivables from customers, net	$15	$2,278
Receivables from shipping agencies, net	170	24,936

Trade accounts receivable	$185	$27,214

of which allowances	$(1)	$(82)

5. Deferred Financing Costs

Deferred financing costs at December 31, 2007 relate to lender and legal fees in connection with the credit facility. The costs are being amortized to interest expense in the income statement on a straight-line basis over the period of the facility, which is 8 years, from the date of initial drawdown in December 2007.

6. Vessels in Operation, less Accumulated Depreciation

	2007	2006
Cost	$539,350	$332,584
Accumulated Depreciation	(64,051)	(46,355)

Net Book Value	$475,299	$286,229

Variations in cost of vessels and advances made to shipyards for vessels under construction are presented below:

	2007	2006
Cost of vessels at opening balance	$332,584	$205,502
Acquisition in cash	188,463	114,218
Foreign currency translation adjustment	18,303	12,864

Cost of vessels at closing balance	$539,350	$332,584

The cost of the two vessels acquired in 2007 includes $833 of capitalized interest related to advanced payments made on these vessels. This interest was accounted for as a contribution from CMA CGM and was included as a movement in the due to CMA CGM balance.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Variations in accumulated depreciation of vessels are analyzed as follows:

	2007	2006
Accumulated depreciation at opening balance	$(46,355)	$(27,689)
Depreciation	(16,119)	(16,664)
Foreign currency translation adjustment	(1,577)	(2,003)

Accumulated depreciation at closing balance	$(64,051)	$(46,355)

The Company entered into an asset purchase agreement with CMA CGM on December 5, 2007. Pursuant to this agreement, during the period to December 31, 2007, the Company purchased ten vessels for a total price of $385,000. Additionally, during January 2008 it took delivery of a further two vessels for a total price of $188,000. Under the basis of accounting set out in note 1, all 12 of these vessels have been recorded in these combined financial statements at the net book value recorded at each transfer date in the Predecessor Group’s carve-out financial statements of $475,921.

As of December 31, 2007 ten vessels of the initial fleet are pledged as securities under the credit facility agreement.

At December 31, 2007 under the asset purchase agreement the Company was committed to purchasing a further five vessels for an aggregate price of $437,000 payable between December 2008 and July 2009.

In 2006, the Predecessor Group terminated certain capital leases which were justified by certain tax lease advantages and which were no longer applicable. The termination of these capital leases did not result in any lease termination penalty nor any loss of tax benefit acquired to date. In January 2006, CMA CGM acquired a 100% shareholding in the French shipping company Delmas, and four of the vessels previously owned by Delmas are included within the initial fleet transferred to Global Ship Lease, Inc.

7. Derivatives financial instruments

The fair value of derivative financial instruments contracted by the Predecessor Group is presented as follows:

	2007	2006
Net fair value of bunker cost hedging instruments:
Qualifying to cash flow hedge	$—	$(397)
Not qualifying to cash flow hedge	$111	$9,851

	$111	$9,454

of which presented in “Other assets”	$1,297	$24,743
of which presented in “Other liabilities”	$(1,186)	$(15,289)

The net gains recognized in earnings during the period for derivative instruments that qualified as cash flow hedging instruments amounted to $3,083 and $5,499 million as of December 31, 2007 and 2006, respectively. The estimated net gains or losses that are expected to be reclassified into earnings within the next 12 months as of December 31, 2007 amounts to nil. As of December 31, 2007 the maximum length of time over which the entity is hedging its bunker exposure is approximately four years. There is no gain or loss reclassified into earnings over the periods presented as a result of the discontinuance of cash flow hedges.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

8. Amounts due to Group Companies

Amounts due to Group Companies are summarized as follows:

	2007	2006
Shareholders Loan—5.25% per annum ((a) below)	$176,875	$—
Current account	1,389	—
Accrued related party expenses ((b) below)	1,191	—

Amounts due to Group companies presented within liabilities	$179,455	$—

(a)	Under a shareholder’s loan agreement dated December 11, 2007, the immediate parent company, CMA CGM, has provided the Company a credit facility of $250,000 of which $176,875 had been drawn down at December 31, 2007. The loan is unsecured, bears interest at 5.25% per annum and will only be repaid when the Company is refinanced.
(b)	As disclosed in note 14, CMA CGM provides Global Ship Lease, Inc. and subsidiaries with certain financing and technical support related to the operation of the fleet and the company.

9. Accumulated other comprehensive income

The components of the change in the accumulated other comprehensive income / (loss) are as follows:

	2007			2006			2005
	Currency translation adjustment	Hedging cash flow reserve	Total	Currency translation adjustment	Hedging cash flow reserve	Total	Currency translation adjustment	Hedging cash flow reserve	Total
Balance as of January 1,	$11,011	$10,958	$21,969	$(1,412)	$14,512	$13,100	$(1,028)	$—	$(1,028)
Bunker cost hedging instruments:
Reclassification adjustments included in net income	—	(2,060)	(2,060)	—	(5,897)	(5,897)	—	(1,407)	(1,407)
Increase in unrealized gain (loss) on derivative instruments	—	1,849	1,849	—	2,344	2,344	—	15,919	15,919
Currency translation differences	9,509	—	9,509	12,423	—	12,423	(384)	—	(384)
Effect of the transfer of the 10 vessels to Global Ship Lease, Inc.	(15,781)	(10,747)	(26,528)	—	—	—	—	—	—

Balance as of December 31,	$4,739	$—	$4,739	$11,011	$10,958	$21,969	$(1,412)	$14,512	$13,100

10. Long-term debt

Long-term debt is summarized as follows:

	2007	2006
Debt payable to banks, at Libor USD + 0.75% to 1.10% (below)	$401,100	$—
Debt payable to banks, at Libor USD + 0.95% to 2.70%	—	139,158
Less current installments of long-term debt	(401,100)	(17,819)

	$—	$121,339

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

During 2007 the Company established an eight year $800,000 senior secured revolving credit facility, which is referred to as the credit facility. The Company intends to draw funds under the credit facility to finance in part the purchase of the initial and contracted fleet and the purchase of additional vessels (assuming certain specific conditions are met), as well as for other general corporate purposes.

By December 31, 2007 the Company had drawn $401,100 under this facility for the part purchase of the initial fleet.

Borrowings under the credit facility bear interest at a margin over one, three, six, nine or 12 month United States Dollar Libor, or such other periods as the Agent may agree. The margin varies between 0.75% and 1.10% depending on the Company’s leverage ratio. Interests are payable at least quarterly.

The credit facility is secured by, inter alia, first priority mortgages on each of the vessels in the security package, a pledge of shares of the vessel owning subsidiaries as well as assignments of earnings and insurances. In addition, CMA CGM has provided a corporate guarantee on the amounts outstanding.

It is the intention of the Company to seek a listing on a public stock exchange and under the credit facility, If this has not happened by September 30, 2008, then following discussions with the lenders, the facility may be converted to a fully amortizing loan or, if agreement has not been reached with the lenders, all amounts outstanding will be repaid.

Following completion of the transactions contemplated by the agreement and plan of merger, referred to in note 15, which is expected to take place in the third quarter 2008, the credit facility will remain in full force and effect.

11. Operating Segments

The Company has two lines of business from which it derives its revenues reported within these financial statements: freight revenues generated by the containerized transportation of a broad range of industrial and customer goods by the Predecessor Group and the provision of vessels under time charters for container shipping by Global Ship Lease, Inc. and subsidiaries.

The Company has provided additional segment related data to facilitate an understanding of the Company’s business. The table below reflects the change in structure of the Company. Under the basis of preparation of these combined financial statements, until the vessels were purchased by Global Ship Lease, Inc. and subsidiaries they were used in Predecessor Group’s business of earning freight revenues for transporting containers. From the purchase of the vessels by Global Ship Lease, Inc. and subsidiaries revenues were earned from the chartering of vessels. These activities were not carried out concurrently but the first activity ceased on delivery of each of the individual vessels to Global Ship Lease, Inc. and subsidiaries at which point the second activity began.

All activities during the years ended December 31, 2006 and 2005 were earning freight revenues for transporting containers.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

During the year ended December 31, 2007 the activities can be analysed as follows:

	Containerized Transportation	Time charter	Unallocated	Total
Operating revenues:	$332,186	$2,909	$—	$335,095
Operating expenses:
Voyage expenses	(249,457)	—	—	(249,457)
Vessel expenses	(23,219)	(740)	—	(23,959)
Depreciation	(15,497)	(622)	—	(16,119)
General and administrative	(12,360)	(330)	(5,061)	(17,751)
Other operating income	2,341	—	—	2,341

Total operating expenses	(298,192)	(1,692)	(5,061)	(304,945)
Operating income/(expense)	33,994	1,217	(5,061)	30,150
Interest expense	(12,251)	(1,103)	—	(13,354)

Income/(expense) before income taxes	21,743	114	(5,061)	16,796
Taxes on income	—	(20)	—	(20)

Net income/(expense)	$21,743	$94	$(5,061)	$16,776

Reported as “Unallocated” are $5,061 of costs relating to the establishment of the Company and an initial equity fundraising by way of an Initial Public Offering on the New York Stock Exchange in November 2007 which was postponed due to adverse market conditions. These costs have been written off as the Company is now party to a merger agreement described in note 15.

12. Risk Management

Concentration risk

There is a concentration of credit risk with respect to cash and cash equivalents at December 31, 2007 to the extent that substantially all of the amounts are deposited with one bank. However, the Company believes this risk is remote as the bank is a high credit quality financial institution.

At December 31, 2007 the Company had no charter hire revenue outstanding as all amounts from its single customer, CMA CGM, were paid up to date. CMA CGM is the third largest container shipping company in the world, earning nearly $12 billion in revenues in 2007 and nearly $1 billion in net income. Each charter is long term with expirations between 2012 and 2025. The staggered expiration of the charters reduces the Company’s exposure to re-chartering risk as does the range of sizes, between 2,200 and 11,000 TEUs, of vessels in the initial and contracted fleet.

During the period of operations by the Predecessor Group’s customers were direct shippers, comprising exporters and importers, and intermediaries, also known as freight forwarders. The Predecessor Group did not have any significant concentration of business transacted with a particular customer. Furthermore, the broad geographic distribution of the Predecessor Group’s customers reduced the Predecessor Group’s exposure to credit risk. The Predecessor Group used a network of controlled shipping agencies. Nevertheless, it granted freight recruitments and payment collections to independent shipping agencies also who were obligated to pay the Predecessor Group for services provided if a customer defaulted on payment. No single shipping agency accounted for more than 5% of consolidated sales and voyage receivables.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Foreign operations risk

The vessels owned by the Company trade in international waters and in the territorial waters of several foreign nations. The Company attempts to mitigate the risk to the vessels by monitoring current events in foreign nations and insuring the vessels. However, the risks associated with foreign operations, which include war, piracy and expropriation, can never be fully mitigated.

Credit risk

The Company is subject to credit risk with its customers and other counterparties. If the counterparties fail to meet their obligations, the Company could suffer losses on such contracts, which could materially adversely affect the Company’s financial condition and results of operations. In addition, if a charterer defaults on a time charter, the Company may have to enter into new charters at lower rates. It is also possible that the Company would be unable to secure a charter at all. If the Company re-charters the vessels at lower rates, the consolidated financial condition and results of operations could be materially adversely affected.

13. Commitments and Contingencies

Property Leases

The Company occupies office space in London, paying $11 per month. The licence ends on July 31, 2008. To extend the term in the office, 3 months prior written notice is required from the Company. A deposit of two months licence fee has been paid.

Contracted Vessel Purchases

As reported in note 6, the Company has contracted to purchase a further seven vessels from CMA CGM with an aggregate cost of $625,000 at the balance sheet date. Two of these at an aggregate price of $188,000 were purchased in January 2008.

Charter Hire Receivable

The Company has entered into long term charters for its vessels owned at December 31, 2007, with aggregate hires receivable set out in note 14.

14. Related Party Transactions

All related party balances and transactions are between the Company and its immediate parent CMA CGM or fellow subsidiaries, and all arose in December 2007 in conjunction with the transfer of the vessels to the Company.

Asset Purchase Agreement

As reported in note 1, the Company entered into an asset purchase agreement with CMA CGM on December 5, 2007. Pursuant to this agreement, during the period to December 31, 2007, the Company purchased ten vessels for a total price of $385,000.

Under the asset purchase agreement, the Company is committed to purchasing a further seven vessels from CMA CGM, for an aggregate price of $625,000.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Time Charter Agreements

All vessels are time chartered to CMA CGM during the period. Under the time charters (including those relating to vessels due for delivery in 2008 and 2009), hire is paid in advance and the daily rate is fixed for the duration of the charter. The charters are for periods of between five and seventeen years and the maximum annual charter hire receivable (between five and ten years for the initial fleet chartered to CMA CGM as of December 31, 2007), before allowance for any off-hire periods, is as follows;

	Initial fleet operated as December 31, 2007	Total fleet to be operated including vessels to be delivered in 2008 and 2009
2008	$68,292	$93,614
2009	68,153	142,360
2010	68,153	148,909
2011	68,153	148,909
2012 and thereafter	301,602	1,174,333

Total	$574,353	$1,708,126

Subsequent to the year end, certain charter rates were renegotiated upward adding approximately $3,600 per annum to revenue on the contracted fleet of seventeen vessels. This renegotiation is not retroactive.

Ship Management Agreement

The Company and its subsidiaries outsource day to day technical management of its vessels to a ship manager who is closely supervised by the Company’s own staff. The ship manager for the initial and contracted fleet is CMA Ships, a wholly owned subsidiary of CMA CGM. CMA CGM guarantees the performance of all services and any payment due to the Company by the ship manager pursuant to the ship manager agreements. The ship management agreements are for a period of 3 years from the date of delivery of the vessels to Global Ship Lease, Inc. and its subsidiaries.

The Company and its subsidiaries pay CMA Ships an annual management fee of $114 per vessel and reimburse costs incurred on its behalf mainly being for the provision of crew and lubricating oils and routine maintenance. Such reimbursement is subject to a cap of between $5.4 and $8.8 per day depending on the vessel.

15. Subsequent Events

As reported in note 1, two vessels with an aggregate cost of $188,000 were purchased in January 2008. Funds held as restricted cash at December 31, 2007 were used for these purchases having been drawndown from the Company’s existing credit facility prior to the year end. The Company and its subsidiaries will account for this purchase as a transfer of vessels under common control, recording the vessels at historical cost together with a distribution to CMA CGM for the excess of the amount of the payment made over the carrying value of the vessels received. The Company and its subsidiaries will account for this purchase as a transfer of vessels under common control, recording the vessels at historical cost together with a distribution to CMA CGM for the excess of the amount of the payment made over the carrying value of the vessels received.

Global Ship Lease, Inc.

Notes to the Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

The Company entered into an agreement and plan of merger dated as of March 21, 2008 with Marathon Acquisition Corp. (“Marathon”), GSL Holdings, Inc. (“GSL Holdings”) and CMA CGM pursuant to which Marathon will merge with and into GSL Holdings, its newly-formed, wholly owned Marshall Islands subsidiary, and then the Company will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving company incorporated in the Republic of the Marshall Islands and to be renamed “Global Ship Lease, Inc.” (such mergers collectively, the “Merger”). As a result of the Merger, each holder of a share of common stock of Marathon issued and outstanding immediately prior to the effective time of the Merger will receive Class A common shares of GSL Holdings, except that Marathon Founders, LLC and other initial stockholders will receive an aggregate of 5,000,000 Class B common shares of GSL Holdings in lieu of an equal number of Class A common shares; and CMA CGM will receive $66,570 in cash, 7,844,600 Class A common shares of GSL Holdings, 5,000,000 Class B common shares of GSL Holdings, and 12,375,000 Class C common shares of GSL Holdings. The rights of holders of Class B common shares will be identical to those of holders of Class A common shares subject to meeting certain tests, except that the holders of Class B common shares will not be entitled to receive any dividends with respect to any quarter prior to the first quarter of 2009 and their dividend rights will be subordinated to those of holders of Class A common shares until at least the third quarter of 2011. The rights of holders of Class C common shares will be identical to those of holders of Class A common shares, except that holders of Class C common shares will not be entitled to receive any dividends and the Class C common shares will convert into Class A common shares on a one-for-one basis on January 1, 2009.

The merger agreement contains customary representations, warranties and covenants by each of the parties. The representations and warranties do not survive the closing. The obligations of Marathon and GSL Holdings, on the one hand, and CMA CGM and the Company, on the other hand, to consummate the Merger are subject to certain closing conditions. The merger is expected to be completed during the third quarter of 2008, pending Marathon stockholder and warrant holder approval. Following the closing of the transaction, the Company will have an independent board with no representation by CMA CGM. The lenders under the credit facility have consented to the transaction.

Immediately prior to the Merger, the Company will enter into an amendment and restatement of the asset purchase agreement pursuant to which the Company will purchase five additional vessels from CMA CGM with expected delivery in December 2008 and July 2009 for an aggregate purchase price of $437,000, of which $99,000 will be deemed to be prepaid by the consideration paid to CMA CGM in the Merger. See note 14.

Immediately prior to the Merger, the applicable subsidiaries of the Company will enter into amended and restated charter agreements with CMA CGM or its applicable subsidiaries pursuant to which CMA CGM or its applicable subsidiary will charter the Company’s vessels. See note 14.

Immediately prior to the Merger, the applicable subsidiaries of the Company will enter into amended and restated ship management agreements with CMA Ships, a wholly owned subsidiary of CMA CGM, pursuant to which the Company and its subsidiaries will outsource day to day technical management of its vessels to CMA Ships. See note 14.

Global Ship Lease, Inc.

Unaudited Combined Balance Sheets

(Expressed in thousands of U.S. dollars)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time charters. Please refer to the GSL Holdings’ unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial condition.

	Note	March 31, 2008	December 31, 2007
Assets

Cash and cash equivalents		$ 4,288	$ 1,891
Restricted cash		—	188,000
Trade accounts receivable		—	185
Inventories		—	1,613
Prepaid expenses and other receivables		3,753	425
Deferred financing costs		774	752

Total current assets		8,815	192,866

Vessels at cost, less accumulated depreciation	4	471,879	475,299
Other fixed assets		30	33
Other assets		—	1,297
Deferred financing costs		5,181	5,130

Total non-current assets		477,090	481,759

Total Assets		$485,905	$674,625

Liabilities and Stockholder’s Equity

Liabilities
Current instalments of long term debt	6	$401,100	$401,100
Accounts payable		3,466	502
Accrued expenses and other liabilities		3,301	6,098
Amounts due to group companies	5	2,273	1,389

Total current liabilities		410,140	409,089

Amounts due to group companies	5	176,875	176,875
Other liabilities		—	1,186

Total long-term liabilities		176,875	178,061

Total Liabilities		$587,015	$587,150

Commitments and contingencies		—	—

Stockholder’s Equity

Common stock—authorised 100 shares $.01 par value; 100 shares issued and outstanding		—	—
Accumulated deficit		(102,396)	(96,925)
Net income for the period		1,286	16,776
Due to CMA CGM		—	162,885
Accumulated other comprehensive income		—	4,739

Total Stockholder’s Equity		(101,110)	87,475

Total Liabilities and Stockholder’s Equity		$485,905	$674,625

See accompanying notes to interim unaudited combined financial statements.

Global Ship Lease, Inc.

Unaudited Combined Statements of Income

(Expressed in thousands of U.S. dollars except share data)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time charters. Please refer to the GSL Holdings’ unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial condition.

	Note	Three months ended March 31, 2008	Three months ended March 31, 2007
Operating Revenues
Voyage revenue	8	$2,072	$76,985
Time charter revenue	8	21,822	—

		23,894	76,985

Operating expenses

Voyage expenses		(1,944)	(58,489)
Vessel operating expenses		(7,345)	(5,842)
Depreciation	4	(5,020)	(3,753)
General and administrative		(722)	(2,854)
Other operating expense		(280)	(97)

Total operating expenses		(15,311)	(71,035)

Operating Income		8,583	5,949

Non operating income(expense)
Interest income		302	—
Interest expense		(8,234)	(2,498)

Income before Income Taxes		651	3,451

Income taxes		(16)	—

Net Income		$635	$3,451

Earnings per common share (basic and diluted)		$6	$35

Weighted average number of shares outstanding (basic and diluted)		$100	$100

See accompanying notes to interim unaudited combined financial statements

Global Ship Lease, Inc.

Unaudited Combined Statements of Cash Flows

(Expressed in thousands of U.S. dollars)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time charters. Please refer to the GSL Holdings’ unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial condition.

	Three months ended March 31, 2008	Three months ended March 31, 2007
Cash Flows from Operating Activities
Net income	$635	$3,451

Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation	5,020	3,753
Amortization of deferred financing costs	190	231
Change in fair value of certain financial derivative instruments	111	1,934
Settlements of hedge which do not qualify to hedge accounting	—	(1,080)
(Increase) in other receivables and prepaid expenses	(1,943)	(5,614)
Decrease (Increase) in inventories	1,613	(4,063)
(Decrease) Increase in accounts payable and other liabilities	(1,322)	8,496
Periodic costs relating to drydocks	(410)	(1,235)

Net Cash Provided by Operating Activities	3,894	5,873

Cash Flows from Investing Activities
Settlements of hedge which do not qualify to hedge accounting	—	1,080

Net Cash Used in Investing Activities	—	1,080

Cash Flows from Financing Activities
Repayments of debt	—	(3,382)
Variation in restricted cash	188,000	—
Issuance costs of debt	(276)	—
(Decrease) in amount due to CMA CGM.	(188,716)	(3,571)
Deemed distribution to CMA CGM	(505)	—

Net Cash used by Financing Activities	(1,497)	(6,953)

Net Increase in Cash and Cash Equivalents	2,397	—
Cash and Cash Equivalents at beginning of Period	1,891	—

Cash and Cash Equivalents at end of Period	$4,288	$—

Supplemental Information
Total interest paid during period	$6,339	$2,226
Total tonnage tax and income tax paid	$—	$77

See accompanying notes to interim unaudited combined financial statements.

Global Ship Lease, Inc.

Unaudited Combined Statements of Stockholder’s Equity

(Expressed in thousands of U.S. dollars, except number of common stock)

The following combined financial statements are not representative of Global Ship Lease’s future operations as Global Ship Lease will derive its revenue only from chartering out its vessels under long-term fixed rate time charters. Please refer to the GSL Holdings’ unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus, which reflects the pro forma effects of these charters and related agreements on Global Ship Lease’s results of operations and financial condition.

	Number of Common Stock at $.01 par value	Common Stock	Accumulated Deficit	Net Income for the year	Due to CMA CGM	Accumulated Other comprehensive Income	Total Shareholders Equity
Balance at December 31, 2006	$—	$—	$—	$32,677	$115,350	$21,969	$169,996
Incorporation of Global Ship Lease, Inc.	100	—	—	—	—	—	—
Change in amount due from CMA CGM	—	—	—	—	(11,881)	—	(11,881)
Allocation of prior year net income	—	—		(32,677)	32,677	—	—
Net income for the period	—	—	—	16,776	—	—	16,776
Effect of derivative instruments	—	—	—	—	—	(211)	(211)
Effect of currency translation Adjustment	—	—	—	—	—	9,509	9,509
Other effect of the transfer of the initial 10 vessels in 2007	—	—	—	—	26,739	(26,528)	211
Deemed distribution to CMA CGM	—	—	(96,925)	—	—	—	(96,925)

Balance at December 31, 2007	100	—	(96,925)	16,776	162,885	4,739	87,475
Change in amount due from CMA CGM	—	—	—	—	(188,716)	—	(188,716)
Allocation of prior year net income	—	—	(4,966)	(16,776)	21,743	—	—
Net income for the period	—	—	—	635	—	—	635
Other effect of the transfer of the two vessels in 2008	—	—	—	651	4,088	(4,739)	—
Deemed distribution to CMA CGM	—	—	(505)	—	—	—	(505)

Balance at March 31, 2008	$100	$—	$(102,396)	$1,286	$—	$—	$(101,110)

See accompanying notes to interim unaudited combined financial statements.

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements

(Expressed in thousands of U.S. dollars)

1. General

The accompanying financial information is unaudited and reflects all adjustments, consisting solely of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods presented. They do not include all disclosures required under United States generally accepted accounting principles for annual financial statements. These interim unaudited combined financial statements should be read in conjunction with the December 31, 2007 financial statements filed with the Securities and Exchange Commission as part of the filing of Marathon Acquisition Corp. F-4 registration statement dated April 18, 2008.

Global Ship Lease Inc. (“The Company”) plans to access the public equity markets through a merger with Marathon Acquisition Corp., a company listed on The American Stock Exchange, pursuant to an agreement and merger plan dated March 23, 2008. The merger is expected to be completed during the third quarter of 2008, after Marathon stockholder and warrant holder approval. The Company will then seek to list on the New York Stock Exchange. Following the closing of the transaction, the Company will have an independent board with no representation by CMA CGM. The lenders under the credit facility have consented to the transaction.

2. Nature of Operations and Basis of Preparation

The Company was incorporated in the Republic of the Marshall Islands on May 3, 2007 as a wholly owned subsidiary of CMA CGM S.A or CMA CGM for the purpose of establishing a business of owning and chartering out containerships under long term time charters. It has contracted under an asset purchase agreement dated December 5, 2007, subject to certain conditions, to acquire 17 containerships from CMA CGM. Of these, 10 were purchased by the Company during December 2007, and two in January 2008. Four of the remaining vessels are anticipated to be purchased in December 2008 and the last vessel in July 2009. All vessels in the initial and contracted fleet will be time chartered to CMA CGM for terms ranging from five to seventeen years and the Company’s ongoing operations will solely consist of chartering vessels to third party shipping companies, although initially only to CMA CGM.

Therefore during the period of operations covered by these interim unaudited combined financial statements the company operated under two business models. During the period covered by Predecessor Group (i.e. the entire three months ended March 31, 2007 and for two ships of the fleet for a few days of the three months ended March 31, 2008) operations involved earning freight revenues from the containerized transportation of a broad range of industrial and customer goods. Following the purchase by Global Ship Lease Inc. and its subsidiaries of 10 of the vessels in December 2007 and the further two vessels in January 2008, the activities changed and now consist solely of ownership and provision of vessels to container shipping companies under time charters.

CMA CGM is a privately owned company incorporated in France. It is the third largest container shipping company in the world. Its business is different to that of the Company going forward. CMA CGM operating revenues comprise mainly freight revenue generated by the containerized transportation of a broad range of industrial and customer goods. CMA CGM operates a global network of shipping lines which service a wide variety of ports in major markets. An integrated fleet of vessels is dedicated to these lines. CMA CGM operations are supported by a network of owned and third party shipping agencies which perform most of the sales and marketing functions as well as managing customer relationships.

The interim unaudited combined financial statements have been prepared to reflect:

(a)	the carve-out, until the transfer to the Company, of the initial 10 second hand vessels and two newly built vessels, of their financial position, results of operations and cash flows as they were operated by CMA CGM providing cargo carrying container shipping services on a standalone basis, referred to as the Predecessor Group; and

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

(b)	the result from the transfer date of these 12 vessels operated by the Company in its business of chartering them out under time charters.

These	interim unaudited combined financial statements have been prepared from:

(a)	the historical accounting records of CMA CGM; and

(b)	the accounting records of Global Ship Lease, Inc. and its subsidiaries, since inception on May 3, 2007.

Fleet

The following table provides information about the initial fleet reflected in these interim unaudited combined financial statements:

Vessel Name	Capacity in TEUs (1)	Year Built	Year of acquisition by CMA CGM	Purchase Date by GSL
Ville d’Orion	4,113	1997	2005	December 2007
Ville d’Aquarius	4,113	1996	2005	December 2007
CMA CGM Matisse	2,262	1999	1999	December 2007
CMA CGM Utrillo	2,262	1999	1999	December 2007
MOL Rainbow	2,207	2003	2006	December 2007
Julie Delmas	2,207	2002	2006	December 2007
Kumasi	2,207	2002	2006	December 2007
Marie Delmas	2,207	2002	2006	December 2007
CMA CGM La Tour	2,272	2001	2001	December 2007
CMA CGM Manet	2,272	2001	2001	December 2007
CMA CGM Alcazar	5,100	2007	2007	January 2008
CMA CGM Château d’lf	5,100	2007	2007	January 2008

(1)	Twenty-foot Equivalent Units.

The following table provides information about the contracted fleet not reflected in these interim unaudited combined financial statements:

Vessel Name	Capacity in TEUs	Year Built	Purchase Date by GSL
Hull 4.126	10,960	2008	December 2008 (estimated)
CMA CGM Jamaica	4,298	2006	December 2008 (estimated)
CMA CGM Sambhar	4,045	2006	December 2008 (estimated)
CMA CGM America	4,045	2006	December 2008 (estimated)
CMA CGM Berlioz	6,627	2001	July 2009 (estimated)

Net Investment by Predecessor Group

The initial fleet during the period of the Predecessor Group did not belong to a separate legal group, nor was it owned by a separate legal entity or operated as a discrete unit. Accordingly, there was no separate share capital and reserves for the periods covered by these combined financial statements up to the purchase of these vessels by the Company. The net investment by the Predecessor Group during this period of operations has been shown

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

on the balance sheet as an amount due to CMA CGM and has been included within equity. This balance reflects the accumulated net investment by CMA CGM, including the accumulated net income relating to prior periods, and is impacted by all transactions as CMA CGM in effect was the source of finance for all operating, investing and financing transactions.

Transfer to Global Ship Lease, Inc. and its subsidiaries

Upon transfer of the 10 second hand vessels to the Company at various dates in December 2007 and the two newly built vessels in January 2008, the amount of retained other comprehensive income reflected within the balance sheet relating to the period up to each vessel’s transfer has been reversed against the amount due to CMA CGM within equity as it is not being carried forward in the combined balance sheet. Reversals of the amount of retained other comprehensive income have been determined on a vessel by vessel basis up to the transfer date from Group Predecessor to Global Ship Lease and its subsidiaries. They are presented in line items “Other effect of the transfer of the ten vessels” and “Other effect of the transfer of the two vessels” included in the Combined Statements of Stockholder’s Equity and analyse as follows:

	Amounts related to the ten vessels transferred in 2007 and not carried forward	Amounts related to the two vessels transferred in 2008 and not carried forward
Accumulated currency translation adjustment	$(10,747)	$(4,739)
Accumulated hedging cash flow reserve	(15,781)	—

	$(26,528)	$(4,739)

3. Significant Accounting Policies

The significant accounting policies used in preparing these interim unaudited financial statements are consistent with those in preparing Global Ship Lease, Inc.’s combined financial statements for the year ended December 31, 2007.

4. Vessels in Operation, less Accumulated Depreciation

	March 31, 2008	December 31, 2007
Cost	$540,621	$539,350
Accumulated Depreciation	(68,742)	(64,051)

Net Book Value	$471,879	$475,299

Variations in net book value of vessels including drydocking, are presented below:

	March 31, 2008	December 31, 2007
Net book value of vessels at opening balance	$475,299	$286,229
Additions in the period	1,600	188,463
Depreciation	(5,020)	(16,119)
Foreign currency translation adjustment	—	16,726

Net book value of vessels at closing balance	$471,879	$475,299

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

As of March 31, 2008 all 12 of the vessels of the initial fleet were pledged as securities under the credit facility agreement.

At March 31, 2008 under the asset purchase agreement the Company was committed to purchasing a further five vessels for an aggregate price of $437,000 estimated to be payable in December 2008 and in July 2009.

5. Amounts due to Group Companies

Amounts due to Group Companies are summarized as follows:

	March 31, 2008	December 31, 2007
Shareholders Loan—5.25% per annum ((a) below)	$176,875	$176,875
Accrued related party expenses	2,273	1,191
Current account ((b) below)	—	1,389

Amounts due to Group Companies presented within liabilities	$179,148	$179,455

(a)	Under a shareholder’s loan agreement dated December 11, 2007, the immediate parent company, CMA CGM, has provided the Company a credit facility of $250,000 of which $176,875 had been drawn down at March 31, 2008. The loan is unsecured, bears interest at 5.25% per annum and will only be repaid when the Company is refinanced.
(b)	As disclosed in note 9, CMA CGM provides Global Ship Lease, Inc. and subsidiaries with certain ship management services related to the operation of the Company’s fleet.

6. Long-term debt

Long-term debt is summarized as follows:

	March 31, 2008	December 31, 2007
Debt payable to banks, at Libor USD + 0.75% to 1.10% (below)	$401,100	$401,100
Less current instalments of long-term debt	(401,100)	(401,100)

	$—	$—

During 2007 the Company established an eight year $800,000 senior secured revolving credit facility, which is referred to as the credit facility. The Company intends to draw funds under the credit facility to finance in part the purchase of the initial and contracted fleet and the purchase of additional vessels (assuming certain specific conditions are met), as well as for other general corporate purposes.

At March 31, 2008 the Company had drawn $401,100 under this facility for the part purchase of the initial fleet of 12 vessels.

Borrowings under the credit facility bear interest at a margin over one, three, six, nine or 12 month United States Dollar Libor, or such other periods as the Agent may agree. The margin varies between 0.75% and 1.10% depending on the Company’s leverage ratio. Interest is payable at least quarterly.

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

The credit facility is secured by, inter alia, first priority mortgages on each of the vessels in the security package, a pledge of shares of the vessel owning subsidiaries as well as assignments of earnings and insurances. In addition, CMA CGM has provided a corporate guarantee on the amounts outstanding.

It is the intention of the Company to seek a listing on a public stock exchange. Under the terms of the credit facility, should this not have happened by September 30, 2008, then following discussions with the lenders, the facility may be converted to a fully amortizing loan or, if agreement has not been reached with the lenders, all amounts outstanding will be repaid.

Following completion of the agreement and merger plan, referred to in note 10, which is expected to take place in the third quarter 2008, the credit facility will remain in full force and effect.

7. Commitments and Contingencies

Property Leases

The Company occupies office space in London, paying $11 per month. The licence ends on October 3, 2008. To extend the term in the office, three months prior written notice is required from the Company. A deposit of two months licence fee has been paid.

Contracted Vessel Purchases

As reported in note 4, the Company has contracted to purchase a further five vessels from CMA CGM with an aggregate cost of $437,000.

Charter Hire Receivable

The Company has entered into long term charters for its vessels owned at March 31, 2008, with aggregate hires receivable set out in note 9.

8. Operating Segments

The Company operated under two business models from which it derives its revenues reported within these interim unaudited combined financial statements: freight revenues generated by the containerized transportation of a broad range of industrial and customer goods by the Predecessor Group and the provision of vessels under time charters to container shipping companies by Global Ship Lease, Inc. and subsidiaries. Following the delivery of the initial fleet of 12 vessels in December 2007 and January 2008, the activity consists solely of ownership and provision of vessels for container shipping under time charters.

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

During the three months ended March 31, 2008 and 2007 the activities can be analysed as follows:

	Three months ended March 31, 2008			Three months ended March 31, 2007
	Containerized Transportation	Time charter	Total	Containerized Transportation
Operating revenues:	2,072	21,822	23,894	76,985
Operating expenses:
Voyage expenses	(1,944)	—	(1,944)	(58,489)
Vessel expenses	(181)	(7,164)	(7,345)	(5,842)
Depreciation	(261)	(4,759)	(5,020)	(3,753)
General and administrative	(57)	(665)	(722)	(2,854)
Other operating expense	(280)	—	(280)	(97)

Total operating expenses	(2,723)	(12,588)	(15,311)	(71,035)
Operating income(expense)	(651)	9,234	8,583	5,949
Interest expense	—	(7,932)	(7,932)	(2,498)

Income(expense) before income taxes	(651)	1,302	651	3,451
Taxes on income	—	(16)	(16)	—

Net income/(expense)	(651)	1,286	635	3,451

9. Related Party Transactions

All related party balances and transactions are between the Company and its immediate parent CMA CGM or fellow subsidiaries.

Asset Purchase Agreement

As reported in Note 2, the Company entered into an asset purchase agreement with CMA CGM on December 5, 2007. Pursuant to this agreement, during December 2007, the Company purchased 10 secondhand vessels for a total price of $385,000 and in January 2008, the company purchased two newly built vessels for a total price of $188,000.

Under the asset purchase agreement, the Company is committed to purchasing a further five vessels from CMA CGM for an aggregate price of $437,000.

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

Time Charter Agreements

All vessels were time chartered to CMA CGM during the period. Under the time charters (including those relating to vessels due for delivery later in 2008 and in 2009), hire is paid in advance and the daily rate is fixed for the duration of the charter. The charters are for periods of between five and 17 years and the maximum annual charter hire receivable for the fleet of 12 vessels as at March 31, 2008 and for the total contracted fleet of 17 vessels, taking account of actual or anticipated delivery dates and before allowance for any off-hire periods, is as follows:

Year ended March 31,	Initial fleet operated as March 31, 2008	Total fleet to be operated including vessels to be delivered in 2008 and 2009
2009	$92,473	$105,199
2010	92,425	145,375
2011	92,679	149,317
2012	92,425	148,909
2013 and thereafter	498,026	1,140,241

Total	$868,028	$1,689,041

Ship Management Agreement

Global Ship Lease, Inc. and subsidiaries outsource day to day technical management of its vessels to a ship manager who is closely supervised by the Company’s own staff. The ship manager for the initial and contracted fleet is CMA Ships, a wholly owned subsidiary of CMA CGM. CMA CGM guarantees the performance of all services and any payment due to the Company by the ship manager pursuant to the ship manager agreements. The ship management agreements are for a period of three years from the date of delivery of the vessels to Global Ship Lease, Inc. and its subsidiaries, although they can be terminated by the Company in certain circumstances.

Global Ship Lease, Inc. and subsidiaries pay CMA Ships an annual management fee of $114 per vessel and reimburse costs incurred on its behalf mainly being for the provision of crew and lubricating oils and routine maintenance. Such reimbursement is subject to a cap of between $5.4 and $8.8 per day depending on the vessel. Ship management fees expensed for the three months ended March 31, 2008 amounted to $335 (nil for the three months ended March 31, 2007).

10. Agreement and plan of merger with Marathon Acquisition Corp.

The Company entered into an agreement and plan of merger dated March 21, 2008 with Marathon Acquisition Corp. (“Marathon”), GSL Holdings, Inc. (“GSL Holdings”) and CMA CGM pursuant to which Marathon will merge with and into GSL Holdings, its newly-formed, wholly owned Marshall Islands subsidiary, and then the Company will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving company incorporated in the Republic of the Marshall Islands and to be renamed “Global Ship Lease, Inc.” (such mergers collectively, the “Merger”). As a result of the Merger, each holder of a share of common stock of Marathon issued and outstanding immediately prior to the effective time of the Merger will receive Class A common shares of GSL Holdings, except that Marathon Founders, LLC and other initial stockholders will receive an aggregate of 5,000,000 Class B common shares of GSL Holdings in lieu of an equal number of Class A common shares; and CMA CGM will receive $66,570 in cash, 7,844,600 Class A common shares of

Global Ship Lease, Inc.

Notes to the Interim Unaudited Combined Financial Statements—(continued)

(Expressed in thousands of U.S. dollars)

GSL Holdings, 5,000,000 Class B common shares of GSL Holdings, and 12,375,000 Class C common shares of GSL Holdings. The rights of holders of Class B common shares will be identical to those of holders of Class A common shares subject to meeting certain tests, except that the holders of Class B common shares will not be entitled to receive any dividends with respect to any quarter prior to the first quarter of 2009 and their dividend rights will be subordinated to those of holders of Class A common shares until at least the third quarter of 2011. The rights of holders of Class C common shares will be identical to those of holders of Class A common shares, except that holders of Class C common shares will not be entitled to receive any dividends and the Class C common shares will convert into Class A common shares on a one-for-one basis on January 1, 2009.

The merger agreement contains customary representations, warranties and covenants by each of the parties. The representations and warranties do not survive the closing. The obligations of Marathon and GSL Holdings, on the one hand, and CMA CGM and the Company, on the other hand, to consummate the Merger are subject to certain closing conditions. The merger is expected to be completed during the third quarter of 2008, pending Marathon stockholder and warrant holder approval. Following the closing of the transaction, the Company will have an independent board with no representation by CMA CGM. The lenders under the credit facility have consented to the transaction.

Immediately prior to the Merger, the Company will enter into an amendment and restatement of the asset purchase agreement pursuant to which the Company will purchase five additional vessels from CMA CGM with expected delivery in December 2008 and July 2009 for an aggregate purchase price of $437,000, of which $99,000 will be deemed to be prepaid by the consideration paid to CMA CGM in the Merger (see note 9).

Immediately prior to the Merger, the applicable subsidiaries of the Company will enter into amended and restated charter agreements with CMA CGM or its applicable subsidiaries pursuant to which CMA CGM or its applicable subsidiary will charter the Company’s vessels (see note 9)

Immediately prior to the Merger, the applicable subsidiaries of the Company will enter into amended and restated ship management agreements with CMA Ships, a wholly owned subsidiary of CMA CGM, pursuant to which the Company and its subsidiaries will outsource day to day technical management of its vessels to CMA Ships (see note 9)

11. Subsequent events

Subsequent to the period end, the Company entered into certain derivative interest rate agreements to fix the interest rate on debt drawn or anticipated to be drawn under its credit facility. A total of $444,000 of anticipated core debt has been swapped at an average rate of 3.54%. The anticipated core debt assumes that the Merger noted in note 10 above takes place and includes debt anticipated to be drawn to purchase the four vessels scheduled for delivery in December 2008. It excludes the anticipated debt for the purchase of the final contracted vessel scheduled for delivery in July 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Marathon Acquisition Corp

We have audited Marathon Acquisition Corp. internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Marathon Acquisition Corp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Marathon Acquisition Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheets of Marathon Acquisition Corp. as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the year ended December 31, 2007, for the period from April 27, 2006 (inception) through December 31, 2006 and for the period from April 27, 2006 (inception) through December 31, 2007, and our report dated March 14, 2008 expressed an unqualified opinion on those financial statements and included an explanatory paragraph about the Company’s ability to continue as a going concern.

/s/ Eisner LLP

New York, New York

March 14, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Marathon Acquisition Corp.

We have audited the accompanying balance sheets of Marathon Acquisition Corp (a development stage company) (the “Company”) as of December 31, 2007, and 2006 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007, the period from April 27, 2006 (inception) through December 31, 2006 and for the period from April 27, 2006 (inception) through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007, 2006, and the results of its operations and its cash flows for the year ended December 31, 2007, the period from April 27, 2006 (inception) through December 31, 2006 and for the period from April 27, 2006 (inception) through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company’s Certificate of Incorporation provides for mandatory liquidation of the Company in the event that the Company does not consummate a business combination within 18 months of the Company’s initial public offering or 24 months of the Company’s initial public offering if certain extension criteria are met. The possibility of such business combination not being consummated within the required time raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in the Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 14, 2008 expressed an unqualified opinion thereon.

/s/ Eisner LLP

New York, New York

March 14, 2008

MARATHON ACQUISITION CORP.

(a development stage company)

BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,671,034	$1,370,943
Prepaid expenses and income taxes	39,935	181,304
Prepaid income taxes	458,139	—
Interest receivable	999,199	1,333,770

Total current assets	4,168,307	2,886,017

Investments held in trust account	314,130,809	308,608,131
Deferred tax asset	—	193,441

Total assets	$318,299,116	$311,687,589

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$162,559	$215,316
Income tax payable	47,886	66,398
Deferred underwriting discounts and commissions	6,405,736	6,405,736

Total current liabilities	6,616,181	6,687,450

Common stock subject to possible conversion (8,003,166 shares at $7.72 per share)	61,795,116	61,795,116
Interest attributable to common stock subject to possible conversion (net of income taxes of $1,156,989 at December 31, 2007)	1,402,720	—
Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value, 249,000,000 shares authorized; 49,410,850 shares issued and outstanding (including 8,003,166 shares subject to possible conversion)	4,942	4,942
Additional paid-in capital	240,553,066	240,553,066
Retained earnings accumulated during development stage	7,927,091	2,647,015

Total stockholders’ equity	248,485,099	243,205,023

Total liabilities and stockholders’ equity	$318,299,116	$311,687,589

See accompanying notes to financial statements

MARATHON ACQUISITION CORP.

(a development stage company)

STATEMENTS OF OPERATIONS

	Year ended December 31, 2007	Period from April 27, 2006 (inception) through December 31, 2006	Period from April 27, 2006 (inception) through December 31, 2007
Formation and general and administrative costs	$1,183,948	$423,957	$1,607,904

Net loss from operations	(1,183,948)	(423,957)	(1,607,904)
Other income—interest	14,875,339	5,253,929	20,129,268

Income before provision for taxes	13,691,391	4,829,972	18,521,364
Provision for income taxes	(7,008,594)	(2,182,957)	(9,191,552)

Net income	6,682,797	2,647,015	9,329,812
Less: Interest attributable to common stock subject to possible conversion (net of income taxes of $1,156,989)	(1,402,721)	—	(1,402,721)

Net income attributable to common stock not subject to possible conversion	$5,280,076	$2,647,015	$7,927,091

Maximum number of shares subject to possible conversion:
Weighted average shares outstanding subject to possible conversion	8,003,166	4,162,937
Income per share amount (basic and diluted)	$0.18	$0.00
Weighted average number of shares outstanding not subject to possible conversion
Basic	41,407,684	26,035,219
Diluted	52,374,624	30,224,108
Net income per share amount
Basic	$0.13	$0.10
Diluted	$0.10	$0.09

See accompanying notes to financial statements

MARATHON ACQUISITION CORP.

(a development stage company)

STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from April 27, 2006 (inception) through December 31, 2007

	Common Stock		Additional Paid-In Capital	Earnings Accumulated in the Development Stage	Stockholders’ Equity
	Shares	Amount
Issuance of common stock to initial stockholders	9,375,000	$938	$24,062	$—	$25,000
Sale of 40,035,850 units, net of underwriters’ discounts and commissions and offering expenses (including 8,003,166 shares subject to possible conversion)	40,035,850	4,004	296,824,120	—	296,828,124
Sale of private placement warrants	—	—	5,500,000	—	5,500,000
Net proceeds subject to possible conversion of 8,003,166 shares	—	—	(61,795,116)	—	(61,795,116)
Net Income	—	—	—	2,647,015	2,647,015

Balance at December 31, 2006	49,410,850	$4,942	$240,553,066	$2,647,015	$243,205,023

Accretion of trust account relating to common stock subject to possible conversion	—	—	—	(1,402,721)	(1,402,721)
Net income	—	—	—	6,682,797	6,682,797

Balance at December 31, 2007	49,410,850	$4,942	$240,553,066	$7,927,091	$248,485,099

See accompanying notes to financial statements

MARATHON ACQUISITION CORP.

(a development stage company)

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2007	Period from April 27, 2006 (inception) through December 31, 2006	Period from April 27, 2006 (inception) through December 31, 2007
Cash flows from operating activities
Net income	$6,682,797	$2,647,015	$9,329,812
Adjustments to reconcile net loss to net cash used in operating activities
Deferred income taxes	193,441	(193,441)	—
Changes in:
Prepaid expenses	104,564	(181,304)	(76,740)
Interest receivable	334,571	(1,333,770)	(999,199)
Accrued expenses	(52,757)	215,316	162,559
Income tax payable	(439,847)	66,398	(373,449)

Net cash provided by operating activities	6,822,769	1,220,214	8,042,983

Cash flows from investing activities
Investments held in trust account	(5,522,678)	(308,608,131)	(314,130,809)

Net cash used by investing activities	(5,522,678)	(308,608,131)	(314,130,809)

Cash flows from financing activities
Proceeds from note to stockholder	—	225,000	225,000
Repayment of note to stockholder	—	(225,000)	(225,000)
Proceeds from public offering, net	—	303,233,860	303,233,860
Proceeds from issuance of warrants	—	5,500,000	5,500,000
Proceeds from issuance of securities to initial stockholders	—	25,000	25,000

Net cash provided by financing activities	—	308,758,860	308,758,860

Net increase in cash	1,300,091	1,370,943	2,671,034
Cash—beginning of period	1,370,943	—	—

Cash—end of period	$2,671,034	$1,370,943	$2,671,034

Non-cash financing activities
Deferred underwriting discounts and commissions	$—	$6,405,736	$6,405,736
Cash paid for income taxes	$7,255,000	$2,310,000	$9,665,000

See accompanying notes to financial statements

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2007

Note 1—Organization and Nature of Business Operations/Basis of Presentation

Marathon Acquisition Corp. (the “Company”) was incorporated in Delaware on April 27, 2006 as a blank check company whose objective is to acquire, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more currently unidentified operating business or businesses. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. All activity through December 31, 2007 relates to the company’s formation, initial public offering (the “Offering”) and efforts to identify prospective target businesses described below and in Note 3. At December 31, 2007, the Company had not commenced any operations.

The registration statement for the Offering was declared effective August 24, 2006. The Company consummated the Offering on August 30, 2006 and received proceeds of approximately $279,000,000, net of underwriting discounts and commissions of approximately $21,000,000 (including approximately $6,000,000 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). In addition, on September 22, 2006 the underwriters for the Offering exercised their over-allotment option (the “Over-Allotment Option Exercise”), which closed on September 27, 2006, generating proceeds of approximately $18,867,000, net of underwriting discounts and commissions of approximately $1,420,000 (including approximately $400,000 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). The Company incurred additional offering expenses of approximately $1,039,000, which have been charged to additional paid-in capital. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the Over-Allotment Option Exercise, although substantially all of the net proceeds of the Offering and the Over-Allotment Option Exercise are intended to be generally applied toward consummating a business combination with an operating company or companies. As used herein, a “Target Business” shall mean one or more businesses that at the time of the Company’s initial business combination has a fair market value of at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of approximately $6.4 million) described below and a “Business Combination” shall mean the acquisition by the Company of such Target Business. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

The Company’s efforts in identifying prospective target businesses will not be limited to a particular industry. Instead, the Company intends to focus on various industries and target businesses in the United States and Western Europe that may provide significant opportunities for growth.

Upon the closing of the Offering and the Over-Allotment Option Exercise by the underwriters, approximately $308.8 million was placed in a trust account invested until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the liquidation of the Company. The amount placed in the trust account consisted of the proceeds of this offering and the concurrent private placement of warrants discussed in Note 4 as well as approximately $6.4 million of deferred underwriting discounts and commissions that will be released to the underwriters on completion of a Business Combination. The remaining proceeds outside of the trust account as well as the interest income of up to $3.9 million earned on the trust account balance that may be released to the Company (as described below) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses; provided, however, that after such release there remains in the trust account a sufficient amount of interest income previously earned on the trust account balance to pay any income taxes on such $3.9 million of interest income.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(continued)

The Company will seek stockholder approval before it will effect any Business Combination, even if the Business Combination would not ordinarily require stockholder approval under applicable state law. In connection with the stockholder vote required to approve any Business Combination, the Company’s Initial Stockholders have agreed to vote the shares of common stock owned by them immediately before the Offering in accordance with the majority of the shares of common stock voted by the Public Stockholders. “Public Stockholders” is defined as the holders of common stock sold as part of the Units in the Offering or in the aftermarket. The Company will proceed with a Business Combination only if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders owning less than 20% of the shares sold in the Offering exercise their conversion rights. The Initial Stockholders and Marathon Investors, LLC, an entity controlled by the Company’s chairman and chief executive officer, have agreed that if they acquire shares of common stock in or following the Offering, they will vote all such acquired shares in favor of any Business Combination submitted for stockholder approval. If a majority of the shares of common stock voted by the Public Stockholders are not voted in favor of a proposed initial Business Combination but 24 months has not yet passed since closing of the Offering, the Company may combine with another Target Business meeting the fair market value criterion described above.

If a Business Combination is approved and completed Public Stockholders voting against a Business Combination will be entitled to convert their stock into a pro rata share of the total amount on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including any interest earned on their pro rata portion of the trust account, net of income taxes payable thereon, and net of any interest income of up to $3.9 million on the balance of the trust account previously released to the Company to fund its working capital requirements (subject to the tax holdback). Public Stockholders who exercise their conversion rights will continue to have the right to exercise any Warrants they may hold. It is important to note that voting against a Business Combination alone will not result in conversion of a stockholder’s shares into a pro rata share of the trust account, which only occurs when the stockholder exercises the conversion rights described above.

In the event that the Company does not effect a Business Combination within 24 months after consummation of the Offering, the Company will dissolve and promptly distribute only to its Public Stockholders the amount in the trust account, including accrued interest, less any income taxes payable on interest income and any interest income of up to $3.9 million on the balance of the trust account previously released to the Company to fund its working capital requirements, including the costs of the Company’s dissolution and liquidation (subject to the tax holdback), plus any remaining net assets. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units in the Offering discussed in Note 3.)

Going concern consideration—As indicated in the accompanying financial statements, at December 31, 2007 the Company had unrestricted cash of $2,671,034 and $210,445 in accrued expenses and income taxes payable. The Company believes it will have sufficient available funds outside of the trust account to operate through August 30, 2008. However, the Company has incurred and expects to incur significant costs in pursuit of its acquisition plans. In addition, there is no assurance that the Company will successfully complete a Business Combination by August 30, 2008. If such business combination is not consummated the Company will be forced to liquidate upon expiration of this time constraint. These factors, among others, raise substantial doubt about the Company’s ability to continue operations as a going concern. The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(continued)

Note 2—Summary of Significant Accounting Policies

[a] Cash and cash equivalents:

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The trust assets are invested in one or more money market funds.

[b] Earnings per common share:

(a)	Basic earnings per common share for all periods is computed by dividing the earnings applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income per share reflects the potential dilution assuming common shares were issued upon the exercise of outstanding in the money warrants and the proceeds thereof were used to purchase common shares at the average market price during the period.

(b)	The Company’s statement of operations includes a presentation of earnings per share for common stock subject to possible conversion in a manner similar to the two-class method of earnings per share. Basic and diluted net income per share amount for the maximum number of shares subject to possible conversion is calculated by dividing the net interest income attributable to common shares subject to conversion ($1,402,721, $0 and $1,402,721 for the year ended December 31, 2007, for the period from April 27, 2006 (inception) through December 31, 2006, and for the period from April 27, 2006 (inception) through December 31, 2007, respectively) by the weighted average number of shares subject to possible conversion. Basic and diluted net income per share amount for the shares outstanding not subject to possible conversion is calculated by dividing the net income exclusive of the net interest income attributable to common shares subject to conversion by the weighted average number of shares not subject to possible conversion

At December 31, 2007 and 2006, the Company had outstanding warrants to purchase 45,535,850 shares of common stock.

The weighted average number of shares used in the basic and diluted net income per share for shares outstanding not subject to possible conversion are as follows:

	For the year ended December 31, 2007	For the period April 27, 2006 (inception) through December 31, 2006
Weighted average number of shares outstanding as used in computation of basic income per share	41,407,684	26,035,219
Effect of diluted securities—warrants	10,966,940	4,188,889

Shares used in computation of diluted income per share	52,374,624	30,224,108

[c] Interest attributable to common stock subject to possible conversion:

Upon consummation of a Business Combination, the Public Stockholders voting against the Business Combination will be entitled to convert their stock into a pro rata share of the total amount on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including any interest earned on their pro rata portion of the trust account, net of income taxes payable thereon, and net of interest income of

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(continued)

$3.9 million on the balance of the trust account previously released to the Company to fund its working capital requirements. Assuming maximum conversion of 19.99%, the interest attributable to common stock subject to conversion as of December 31, 2007 would be $1.4 million.

[d] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[e] Financial instruments:

The Company’s financial instruments consist principally of cash, cash equivalents and investments held in the trust. The Company believes the financial instruments’ recorded values approximate current values because of their nature and respective durations.

[f] Income taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

[g] Recent accounting developments:

In September 2006, the Financial Accounting Standards Board (“FASB”) issues SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement is effective for financial statements issues for fiscal years beginning after November 15, 2007; however, earlier application is encouraged. The Company does not expect that the adoption of SFAS 157 will have a material impact on its financial statements.

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This interpretation requires that we recognize, in our condensed financial statements, the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 were effective as of January 1, 2007. We have evaluated our tax positions and the adoption of this pronouncement did not have a material impact on our financial position or results of operations. The Company’s 2006 tax return has not been audited by federal or state authorities. The Company will account for penalties and interest associated with any tax audits as an operating expense.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for the first quarter of 2008. The Company is currently evaluating the impact of SFAS 159.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(continued)

Business Combinations—In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) expands the definition of transactions and events that qualify as business combinations; requires that the acquired assets and liabilities, including contingencies, be recorded at the fair value determined on the acquisition date and changes thereafter reflected in revenue, not goodwill; changes the recognition timing for restructuring costs; and requires acquisition costs to be expensed as incurred. Adoption of SFAS 141(R) is required for combinations after December 15, 2008. Early adoption and retroactive application of SFAS 141(R) to fiscal years preceding the effective date are not permitted. The Company is currently evaluating the impact of SFAS 141(R) on the financial statements.

Noncontrolling Interest in Consolidated Financial Statements—In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements (“SFAS 160”). SFAS 160 re-characterizes minority interests in consolidated subsidiaries as non-controlling interests and requires the classification of minority interests as a component of equity. Under SFAS 160, a change in control will be measured at fair value, with any gain or loss recognized in earnings. The effective date for SFAS 160 is for annual periods beginning on or after December 15, 2008. Early adoption and retroactive application of SFAS 160 to fiscal years preceding the effective date are not permitted. The Company is currently evaluating the impact of SFAS 160 on the financial statements.

Note 3—Initial Public Offering

On August 30, 2006, the Company sold to the public 37,500,000 units (“Units”) at a price of $8.00 per unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a Business Combination with a Target Business or November 24, 2007 and expiring August 24, 2010, unless earlier redeemed. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

In accordance with the Warrant Agreement related to the Warrants (the “Warrant Agreement”), the Company is only required to use its best efforts to effect the registration of the shares of common stock underlying the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

On September 27, 2006 the Company sold an additional 2,535,850 Units pursuant to the Over-Allotment Option Exercise.

Note 4—Note Payable to Affiliate and Related Party Transactions

The Company issued an aggregate of $225,000 in an unsecured promissory note to the Company’s chairman, chief executive officer and secretary on May 10, 2006. The note was non-interest bearing and was payable on the earlier of December 31, 2006 or the consummation of the Offering by the Company. The note was fully repaid on August 30, 2006 and no further amounts are due.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(continued)

The Company has agreed to pay up to $7,500 a month in total for office space and general and administrative services to an affiliate of the Company’s chairman, chief executive officer and secretary. Services will commence on the completion of the Offering and will terminate upon the earlier of (i) the consummation of a Business Combination, or (ii) the liquidation of the Company. The Company paid $90,000 for the year ended December 31, 2007, $30,000 for the period from April 27, 2006 through December 31, 2006 and $120,000 for the period from April 27, 2006 through December 31, 2007.

On August 30, 2006, Marathon Investors, LLC, an entity owned and controlled by the Company’s chairman, chief executive officer and secretary, purchased an aggregate of 5,500,000 sponsor warrants at a price of $1.00 per warrant from the Company. This price approximates fair value as based on the anticipated trading price of the warrants and on the historical trading price of other comparable company warrants. Each warrant is exercisable at a price of $6.00. Marathon Investors, LLC has agreed that it will not sell or transfer these warrants until completion of a Business Combination, except in certain limited circumstances.

The Initial Stockholders and Marathon Investors, LLC will be entitled to make up to two demands that the Company register the 9,375,000 shares and the 5,500,000 shares of common stock underlying the sponsor warrants, pursuant to an agreement signed in connection with the Offering. The Initial Stockholders and Marathon Investors, LLC may elect to exercise these registration rights at any time (i) after the expiration of the transfer restrictions relating to the shares of common stock and (ii) after the sponsor warrants have become exercisable by their times, in the case of such warrants and the underlying common stock. In addition, the Initial Stockholders and Marathon Investors, LLC have certain “piggy back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are no longer subject to such transfer restrictions or the sponsor warrants become exercisable. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Note 5—Units

On May 11, 2006, the Initial Stockholders purchased 9,375,000 of the Company’s securities for an aggregate purchase at a price of $25,000. Each security consisted of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock. On July 31, 2006, the Initial Stockholders irrevocably agreed to relinquish all of their right, title and interest in and to the warrants contained in such securities. As a result, the Company has cancelled these warrants.

Note 6—Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Note 7—Prepaid Expenses

The Company’s prepaid expenses asset consisted of the following:

Insurance	$39,936
New York State and New York City corporation tax	458,138

Total prepaid expenses	$498,074

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(continued)

Note 8—Income Taxes

The Company’s provision for income taxes consisted of the following:

	Year ended December 31, 2007	Period from April 27, 2006 (inception) through December 31, 2006	Period from April 27, 2006 (inception) through December 31, 2007
Current
Federal	$4,439,626	$1,573,700	$6,079,282
State	2,375,968	802,698	3,112,710

Total current	6,815,594	2,376,398	9,191,992
Deferred	193,000	(193,441)	—

Provision for income taxes	$7,008,594	$2,182,927	$9,191,992

The difference between the actual income tax expense and that computed by applying the U.S. federal income tax rate of 35% to pretax income from operations is summarized below:

	Year ended December 31, 2007	Period from April 27, 2006 (inception) through December 31, 2006	Period from April 27, 2006 (inception) through December 31, 2007
Computed expected tax expense	35.0%	35.0%	35.0%
State and local income taxes net of federal benefit	11.1%	10.5%	10.7%
Change in valuation allowance	5.0%	—	4.0%

Effective tax rate	51.1%	45.5%	49.7%

The Company is considered in the development stage for income tax reporting purposes. Federal income tax regulations require that the Company defer certain expenses for tax purposes. Therefore, the Company has recorded a deferred income tax asset of $725,000 and $193,000 as of December 31, 2007 and 2006, respectively. The Company believes that it is not more likely than not that it will be able to realize this deferred tax asset in the future and, therefore, it has provided a valuation allowance against this deferred tax asset. The valuation allowances increased by approximately $725,000 during 2007, which includes establishing a valuation allowance against the deferred tax assets of December 31, 2007.

Note 9—Recent Developments

On February 20, 2008, the Company announced that it had met the criteria under its Amended and Restated Certificate of Incorporation permitting it to extend the period in which the Company is able to complete a business combination until the expiration of the 24-month period from the consummation of its initial public offering, or August 30, 2008.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS—(continued)

Note 10—Summarized Quarterly Data (unaudited)

Following is a summary of the quarterly results of operations for the period from April 26, 2006 (inception) through December 31, 2007.

	Fiscal Quarter Ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006
Net (loss) income	$1,478,551	$1,665,126	$1,552,478	$1,986,632	$1,991,384	$656,631	$(1,000)
Net income per share
Basic	$0.03	$0.03	$0.03	$0.04	$0.04	$0.03	$0.00
Diluted	$0.02	$0.03	$0.03	$0.03	$0.03	$0.03	$0.00

MARATHON ACQUISITION CORP.

(a development stage company)

CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash	$2,132,372	$2,671,034
Prepaid expenses	14,385	39,935
Prepaid income taxes	931,547	458,139
Interest receivable attributable to trust	450,781	999,199

Total current assets	3,529,085	4,168,307

Investments held in trust account	316,142,702	314,130,809
Deferred acquisition costs	1,421,951	—

Total assets	$321,093,738	$318,299,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$3,078,767	$162,559
Income tax payable	726,630	47,886
Deferred underwriting discounts and commissions	6,405,736	6,405,736

Total current liabilities	10,211,133	6,616,181

Common stock subject to possible conversion (8,003,166 shares at $7.72 per share)	61,795,116	61,795,116
Interest attributable to common stock subject to possible conversion (net of income taxes of $1,329,987 and $1,156,989 at March 31, 2008 and December 31, 2007, respectively)	1,612,462	1,402,720
Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value, 249,000,000 shares authorized; 49,410,850 shares issued and outstanding (including 8,003,166 shares subject to possible conversion)	4,942	4,942
Additional paid-in capital	240,553,066	240,553,066
Retained earnings accumulated during development stage	6,917,019	7,927,091

Total stockholders’ equity	247,475,027	248,485,099

Total liabilities and stockholders’ equity	$321,093,738	$318,299,116

See accompanying notes to financial statements.

MARATHON ACQUISITION CORP.

(a development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months ended March 31, 2008	Three Months ended March 31, 2007	Period from April 27, 2006 (inception) through March 31, 2008
Formation and general and administrative costs	$1,862,784	$286,275	$3,470,688

Net loss from operations	(1,862,784)	(286,275)	(3,470,688)
Other income—interest	1,953,413	3,911,907	22,082,681

Income before provision for taxes	90,629	3,625,632	18,611,993
Provision for income taxes	(890,960)	(1,639,000)	(10,082,512)

Net (loss) income	(800,331)	1,986,632	8,529,481
Less: Interest attributable to common stock subject to possible conversion (net of income taxes of $172,998, $182,817 and $1,329,987)	(209,741)	(221,646)	(1,612,462)

Net (loss) income attributable to common stock not subject to possible conversion	$(1,010,072)	$1,764,986	$6,917,019

Maximum number of shares subject to possible conversion:
Weighted average shares outstanding subject to possible conversion	8,033,166	8,033,166
(Loss) income per share amount (basic and diluted)	$(0.03)	$0.03
Weighted average shares outstanding not subject to possible conversion
Basic	41,407,684	41,407,684
Diluted	41,407,684	50,682,881
Net (loss) income per share amount
Basic	$(0.02)	$0.04
Diluted	$(0.02)	$0.03

See accompanying notes to financial statements.

MARATHON ACQUISITION CORP.

(a development stage company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the period from April 27, 2006 (inception) through March 31, 2008

	Common Stock		Additional Paid-In Capital	Earnings Accumulated in the Development Stage	Stockholders’ Equity
	Shares	Amount
Issuance of common stock to initial stockholders	9,375,000	$938	$24,062	$—	$25,000
Sale of 40,035,850 units, net of underwriters’ discounts and commissions and offering expenses (including 8,003,166 shares subject to possible conversion)	40,035,850	4,004	296,824,120	—	296,828,124
Sale of private placement warrants	—	—	5,500,000	—	5,500,000
Net proceeds subject to possible conversion of 8,003,166 shares	—	—	(61,795,116)	—	(61,795,116)
Net Income	—	—	—	2,647,015	2,647,015

Balance at December 31, 2006	49,410,850	$4,942	$240,553,066	$2,647,015	$243,205,023

Accretion of trust account relating to common stock subject to possible conversion	—	—	—	(1,402,721)	(1,402,721)
Net income	—	—	—	6,682,797	6,682,797

Balance at December 31, 2007	49,410,850	$4,942	$240,553,066	$7,927,091	$248,485,099

Accretion of trust account relating to common stock subject to possible conversion	—	—	—	(209,741)	(209,741)
Net (loss)	—	—	—	(800,331)	(800,331)

Balance at March 31, 2008 (unaudited)	49,410,850	$4,942	$240,553,066	$6,917,019	$247,475,027

See accompanying notes to financial statements.

MARATHON ACQUISITION CORP.

(a development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months ended March 31, 2008	Three Months ended March 31, 2007	Period from April 27, 2006 (inception) through March 31, 2008
Cash flows from operating activities
Net income (loss)	$(800,331)	$1,986,632	$8,529,481
Adjustments to reconcile net loss to net cash used in operating activities
Deferred income taxes	—	(131,000)	—
Changes in:
Prepaid expenses	25,550	71,990	(51,189)
Interest receivable	548,418	(16,417)	(450,781)
Accrued expenses	1,494,258	1,397	1,656,815
Income tax payable	205,336	1,150,001	(168,112)

Net cash provided by operating activities	1,473,231	3,062,603	9,516,214
Cash flows from investing activities
Investments held in trust account	(2,011,893)	(1,180,918)	(316,142,702)

Net cash used by investing activities	(2,011,893)	(1,180,918)	(316,142,702)

Cash flows from financing activities
Proceeds from note to stockholder			225,000
Repayment of note to stockholder			(225,000)
Proceeds from public offering, net			303,233,860
Proceeds from issuance of warrants			5,500,000
Proceeds from issuance of securities to initial stockholders			25,000

Net cash provided by financing activities	—	—	308,758,860

Net (decrease) increase in cash	(538,662)	1,881,685	2,132,372
Cash—beginning of period	2,671,034	1,370,943	—

Cash—end of period	$2,132,372	$3,252,628	$2,132,372

Non-cash financing activities
Deferred underwriting discounts and commissions	$—	$—	$6,405,736
Non-cash investing activities
Accrued deferred acquisition costs	$1,421,951	—	$1,421,951
Cash paid for income taxes	$675,000	$620,000	$10,140,406

See accompanying notes to financial statements.

MARATHON ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

March 31, 2008

(unaudited)

Note 1—Organization and Nature of Business Operations

Marathon Acquisition Corp. (the “Company”) was incorporated in Delaware on April 27, 2006 as a blank check company whose objective is to acquire, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more currently unidentified operating business or businesses. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. All activity through March 31, 2008 relates to the company’s formation, initial public offering (the “Offering”) and efforts to identify prospective target businesses described below and in Note 3. At March 31, 2008, the Company had not commenced any operations.

The registration statement for the Offering was declared effective August 24, 2006. The Company consummated the Offering on August 30, 2006 and received proceeds of approximately $279,000,000, net of underwriting discounts and commissions of approximately $21,000,000 (including approximately $6,000,000 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). In addition, on September 22, 2006 the underwriters for the Offering exercised their over-allotment option (the “Over-Allotment Option Exercise”), which closed on September 27, 2006, generating proceeds of approximately $18,867,000, net of underwriting discounts and commissions of approximately $1,420,000 (including approximately $400,000 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). The Company incurred additional offering expenses of approximately $1,039,000, which have been charged to additional paid-in capital. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the Over-Allotment Option Exercise, although substantially all of the net proceeds of the Offering and the Over-Allotment Option Exercise are intended to be generally applied toward consummating a business combination with an operating company or companies. As used herein, a “Target Business” shall mean one or more businesses that at the time of the Company’s initial business combination has a fair market value of at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of approximately $6.4 million) described below and a “Business Combination” shall mean the acquisition by the Company of such Target Business. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

The Company’s efforts in identifying prospective target businesses will not be limited to a particular industry. Instead, the Company intends to focus on various industries and target businesses that may provide significant opportunities for growth.

Upon the closing of the Offering and the Over-Allotment Option Exercise by the underwriters, approximately $308.8 million was placed in a trust account invested until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the liquidation of the Company. The amount placed in the trust account consisted of the proceeds of this offering and the concurrent private placement of warrants discussed in Note 4 as well as approximately $6.4 million of deferred underwriting discounts and commissions that will be released to the underwriters on completion of a Business Combination. The remaining proceeds outside of the trust account as well as the interest income of up to $3.9 million earned on the trust account balance that may be released to the Company (as described below) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses; provided, however, that after such release there remains in the trust account a sufficient amount of interest income previously earned on the trust account balance to pay any income taxes on such $3.9 million of interest income.

The Company will seek stockholder approval before it will effect any Business Combination, even if the Business Combination would not ordinarily require stockholder approval under applicable state law. In connection with the stockholder vote required to approve any Business Combination, the Company’s Initial Stockholders have agreed to vote the shares of common stock owned by them immediately before the Offering in accordance with the majority of the shares of common stock voted by the Public Stockholders. “Public Stockholders” is defined as the holders of common stock sold as part of the Units in the Offering or in the aftermarket. The Company will proceed with a Business Combination only if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders owning less than 20% of the shares sold in the Offering exercise their conversion rights. The Initial Stockholders and Marathon Investors, LLC, an entity controlled by the Company’s chairman and chief executive officer, have agreed that if they acquire shares of common stock in or following the Offering, they will vote all such acquired shares in favor of any Business Combination submitted for stockholder approval. If a majority of the shares of common stock voted by the Public Stockholders are not voted in favor of a proposed initial Business Combination but 24 months has not yet passed since closing of the Offering, the Company may combine with another Target Business meeting the fair market value criterion described above.

If a Business Combination is approved and completed, Public Stockholders voting against a Business Combination will be entitled to convert their stock into a pro rata share of the total amount on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including any interest earned on their pro rata portion of the trust account, net of income taxes payable thereon, and net of any interest income of up to $3.9 million on the balance of the trust account previously released to the Company to fund its working capital requirements (subject to the tax holdback). Public Stockholders who exercise their conversion rights will continue to have the right to exercise any Warrants they may hold. It is important to note that voting against a Business Combination alone will not result in conversion of a stockholder’s shares into a pro rata share of the trust account, which only occurs when the stockholder exercises the conversion rights described above.

During the quarter ended March 31, 2007, the Company earned enough interest on a cumulative basis to begin accreting interest income to the common stock subject to possible conversion. Accordingly, the Company accreted approximately $209,741 of interest, net of taxes, to the common stock subject to possible conversion for the three months ended March 31, 2008 and approximately $1,612,462 of interest, net of taxes, for the period from April 26, 2006 (inception) through March 31, 2008.

In the event that the Company does not effect a Business Combination within 24 months after consummation of the Offering, the Company will dissolve and promptly distribute only to its Public Stockholders the amount in the trust account, including accrued interest, less any income taxes payable on interest income and any interest income of up to $3.9 million on the balance of the trust account previously released to the Company to fund its working capital requirements, including the costs of the Company’s dissolution and liquidation (subject to the tax holdback), plus any remaining net assets. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units in the Offering discussed in Note 3).

Going concern consideration—As indicated in the accompanying financial statements, at March 31, 2008 the Company had unrestricted cash of $2,132,372 and $3,078,767 in accrued expenses, The Company has incurred and expects to incur significant costs in pursuit of its acquisition plans. In addition, there is no assurance that the Company will successfully complete a Business Combination by August 30, 2008. These factors, among others, raise substantial doubt about the Company’s ability to continue operations as a going concern. The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Note 2—The Proposed Merger

On March 21, 2008, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with GSL Holdings, Inc. (“GSL Holdings”), CMA CGM S.A. (“CMA CGM”) and Global Ship Lease, Inc. (“Global Ship Lease”) pursuant to which the Company will merge with and into GSL Holdings, its newly-formed, wholly owned Marshall Islands subsidiary, and then Global Ship Lease will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving company incorporated in the Republic of the Marshall Islands and to be renamed “Global Ship Lease, Inc.” (such mergers collectively, the “Merger”). As a result of the Merger, each holder of a share of common stock of the Company issued and outstanding immediately prior to the effective time of the Merger will receive Class A common shares of GSL Holdings, except that Marathon Founders, LLC and other initial stockholders will receive an aggregate of 5,000,000 Class B common shares of GSL Holdings in lieu of an equal number of Class A common shares; and CMA CGM will receive $66,570,135 in cash, 7,844,600 Class A common shares of GSL Holdings, 5,000,000 Class B common shares of GSL Holdings, and 12,375,000 Class C common shares of GSL Holdings. The rights of holders of Class B common shares will be identical to those of holders of Class A common shares subject to meeting certain tests, except that the holders of Class B common shares will not be entitled to receive any dividends with respect to any quarter prior to the first quarter of 2009 and their dividend rights will be subordinated to those of holders of Class A common shares until at least the third quarter of 2011. The rights of holders of Class C common shares will be identical to those of holders of Class A common shares, except that holders of Class C common shares will not be entitled to receive any dividends and the Class C common shares will convert into Class A common shares on a one-for-one basis on January 1, 2009.

The merger agreement contains customary representations, warranties and covenants by each of the parties. The representations and warranties do not survive the closing. The obligations of the Company and GSL Holdings, on the one hand, and CMA CGM and Global Ship Lease, on the other hand, to consummate the Merger are subject to certain closing conditions.

The Merger is expected to be completed during the third quarter of 2008, pending stockholder and warrantholder approval and there can be no assurance that the business combination will be consummated. On April 18, 2008, the Company filed with the Securities and Exchange Commission a preliminary proxy statement relating to the Merger Agreement and the Merger contemplated thereby and on June 3, 2008, an amended preliminary proxy statement was filed.

Note 3—Summary of Significant Accounting Policies

(a) Cash and cash equivalents:

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The trust assets are invested in one or more money market funds.

(b) Earnings per common share:

(i)	Basic earnings per common share for all periods is computed by dividing the earnings applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income per share reflects the potential dilution assuming common shares were issued upon the exercise of outstanding in the money warrants and the proceeds thereof were used to purchase common shares at the average market price during the period.

(ii)

The Company’s statements of operations include a presentation of earnings per share for common stock subject to possible conversion in a manner similar to the two-class method of earnings per share. Basic and diluted net income per share amount for the maximum number of shares subject to possible conversion is calculated by dividing the net interest income attributable to common shares subject to conversion ($209,741 and $221,646 for the three months ended March 31, 2008 and 2007, respectively) by the weighted average number of shares subject to possible conversion. Basic and diluted net income per share amount for the shares outstanding not subject to possible conversion is calculated by dividing the net income exclusive of the net interest income attributable to common shares subject to conversion by the weighted average number of shares not subject to possible conversion.

At March 31, 2008 and 2007, the Company had outstanding warrants to purchase 45,535,850 shares of common stock.

The weighted average number of shares used in the basic and diluted net (loss) income per share for shares outstanding not subject to possible conversion are as follows:

	For the three months ended March 31, 2008	For the three months ended March 31, 2007
Weighted average number of shares outstanding as used in computation of basic income per share	41,407,684	41,407,684
Effect of diluted securities—warrants		9,275,197

Shares used in computation of diluted (loss) income per share	41,407,684	50,682,881

For the three months ended March 31, 2008, 40,535,850 shares attributable to the exercise of outstanding warrants were excluded from the calculation of diluted net (loss) per share for shares not subject to possible conversion because the effect was antidilutive.

(c) Interest attributable to common stock subject to possible conversion:

Upon consummation of a Business Combination, the Public Stockholders voting against the Business Combination will be entitled to convert their stock into a pro rata share of the total amount on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including any interest earned on their pro rata portion of the trust account, net of income taxes payable thereon, and net of interest income of $3.9 million on the balance of the trust account previously released to the Company to fund its working capital requirements. Assuming maximum conversion of 19.99%, the interest attributable to common stock subject to conversion as of March 31, 2008 would be $1.6 million.

(d) Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e) Fair Value Measurements:

The fair values of the Company’s financial instruments reflect the estimates of amounts that would be received from selling an asset in an orderly transaction between market participants at the measurement date. The fair value estimates presented in this report are based on information available to the Company as of March 31, 1008 and December 31, 2007.

In accordance with Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”), the Company applies a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The three levels are the following:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value of cash and investments held in the trust account were estimated using Level 1 inputs and approximates the fair value because of their nature and respective duration.

(e) Income taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company will record any penalties and interest associated with any tax adjustments due to audits as an operating expense.

(f) Recent accounting developments:

Business Combinations—In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) expands the definition of transactions and events that qualify as business combinations; requires that the acquired assets and liabilities, including contingencies, be recorded at the fair value determined on the acquisition date and changes thereafter reflected in revenue, not goodwill; changes the recognition timing for restructuring costs; and requires acquisition costs to be expensed as incurred. Adoption of SFAS 141(R) is required for combinations after December 15, 2008. Early adoption and retroactive application of SFAS 141(R) to fiscal years preceding the effective date are not permitted. The Company is currently evaluating the impact of SFAS 141(R) on the financial statements.

Noncontrolling Interest in Consolidated Financial Statements—In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements (“SFAS 160”). SFAS 160 re-characterizes minority interests in consolidated subsidiaries as non-controlling interests and requires the classification of minority interests as a component of equity.

Under SFAS 160, a change in control will be measured at fair value, with any gain or loss recognized in earnings. The effective date for SFAS 160 is for annual periods beginning on or after December 15, 2008. Early adoption and retroactive application of SFAS 160 to fiscal years preceding the effective date are not permitted. The Company is currently evaluating the impact of SFAS 160 on the financial statements. In March 2008, the FASB issued SFAS No. 161 (“SFAS 161”), Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”). SFAS No. 161 requires companies to provide enhanced disclosures regarding derivative instruments and hedging activities in order to better convey the purpose of derivative use in terms of risk management. Disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (iii) how derivative instruments and hedged items affect a company’s financial position, financial performance, and cash flows, are required. This Statement retains the same scope as SFAS No. 133 and is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact, if any, that the adoption of SFAS No. 161 will have on its consolidated financial position and results of operations.

In December 2007, the FASB ratified EITF Issue No. 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property (“EITF 07-1”). The EITF concluded that a collaborative arrangement is one in which the participants are actively involved and are exposed to significant risks and rewards that depend on the ultimate commercial success of the endeavor. Revenues and costs incurred with third parties in connection with collaborative arrangements would be presented gross or net based on the criteria in EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, and other accounting literature. Payments to or from collaborators would be evaluated and presented based on the nature of the arrangement and its terms, the nature of the entity’s business, and whether those payments are within the scope of other accounting literature. The nature and purpose of collaborative arrangements are to be disclosed along with the accounting policies and the classification and amounts of significant financial statement amounts related to the arrangements. Activities in the arrangement conducted in a separate legal entity should be accounted for under other accounting literature; however, required disclosure under EITF 07-1 applies to the entire collaborative agreement. This Issue is effective for fiscal years beginning after December 15, 2008, and is to be applied retrospectively to all periods presented for all collaborative arrangements existing as of the effective date. The Company is currently evaluating the impact that this pronouncement may have on its consolidated financial position and results of operations.

Note 4—Deferred Acquisition Costs

As of March 31, 2008, the Company has accumulated approximately $1,421,000 in deferred costs related to the proposed merger with the Global Ship Lease (Note 2). These costs will be capitalized contingent upon the completion of the Business Combination following the required approval by the Company’s stockholders and the fulfillment of certain other conditions. If the acquisition is not completed or if the proposed merger is considered either a re-capitalization or reverse merger for accounting purposes, these costs will be recorded as an expense. Deferred acquisition costs consist primarily of approximately $1,341,000 for legal services, $58,000 for due diligence services and $22,000 for other related deal expenses.

Note 5—Initial Public Offering

On August 30, 2006, the Company sold to the public 37,500,000 units (“Units”) at a price of $8.00 per unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a Business Combination with a Target Business or November 24, 2007 and expiring August 24, 2010, unless earlier redeemed. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

In accordance with the Warrant Agreement related to the Warrants (the “Warrant Agreement”), the Company is only required to use its best efforts to effect the registration of the shares of common stock underlying the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

On September 27, 2006 the Company sold an additional 2,535,850 Units pursuant to the Over-Allotment Option Exercise.

As of March 31, 2008, after giving effect to the Company’s withdrawals of funds for tax purposes and for working capital requirements subsequent to completion of its initial public offering, approximately $316,143,000 was held in trust. As of March 31, 2008, however, we had only approximately $2.1 million of unrestricted cash available for completing our merger with GSL Holdings, Inc. for payment of approximately $3.1 million of accrued expenses and for general corporate purposes. As a result, we cannot assure you that the cash we have available will be sufficient to cover our expenses.

Note 6—Note Payable to Affiliate and Related Party Transactions

The Company issued an aggregate of $225,000 in an unsecured promissory note to the Company’s chairman, chief executive officer and secretary on May 10, 2006. The note was non-interest bearing and was payable on the earlier of December 31, 2006 or the consummation of the Offering by the Company. The note was fully repaid on August 30, 2006 and no further amounts are due.

The Company has agreed to pay up to $7,500 a month in total for office space and general and administrative services to an affiliate of the Company’s chairman, chief executive officer and secretary. Services will commence on the completion of the Offering and will terminate upon the earlier of (i) the consummation of a Business Combination, or (ii) the liquidation of the Company. Through March 31, 2008, the Company had incurred approximately $22,500 for both the three months ended March 31, 2008 and the three months ended March 31, 2007, and $142,500 for the period from April 27, 2006 through March 31, 2008, respectively, in accordance with this agreement.

On August 30, 2006, Marathon Investors, LLC, an entity owned and controlled by the Company’s chairman, chief executive officer and secretary, purchased an aggregate of 5,500,000 sponsor warrants at a price of $1.00 per warrant from the Company. Marathon Investors, LLC has agreed that it will not sell or transfer these warrants until completion of a Business Combination, except in certain limited circumstances.

The Initial Stockholders and Marathon Investors, LLC will be entitled to make up to two demands that the Company register the 9,375,000 shares and the 5,500,000 shares of common stock underlying the sponsor warrants, pursuant to an agreement signed in connection with the Offering. The Initial Stockholders and Marathon Investors, LLC may elect to exercise these registration rights at any time (i) after the expiration of the transfer restrictions relating to the shares of common stock and (ii) after the sponsor warrants have become exercisable by their times, in the case of such warrants and the underlying common stock. In addition, the Initial Stockholders and Marathon Investors, LLC have certain “piggy back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are no longer subject to such transfer restrictions or the sponsor warrants become exercisable. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Note 7—Units

On May 11, 2006, the Initial Stockholders purchased 9,375,000 of the Company’s securities for an aggregate purchase at a price of $25,000. Each security consisted of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock. On July 31, 2006, the Initial Stockholders irrevocably agreed to relinquish all of their right, title and interest in and to the warrants contained in such securities. As a result, the Company has cancelled these warrants.

Note 8—Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Note 9—Income Taxes

The Company’s provision for income taxes consisted of the following:

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	Period from April 27, 2006 (inception) through March 31, 2008
Current
Federal	$678,744	$1,171,000	$6,952,660
State	212,216	599,000	3,323,292

Total current	890,960	1,770,000	10,275,952
Deferred	—	(131,000)	(193,440)

Provision for income taxes	$890,960	$1,639,000	$10,082,512

The difference between the actual income tax expense and that computed by applying the U.S. federal income tax rate of 35% to pretax income from operations is summarized below:

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Computed expected tax expense	35.0%	35.0%
State and local income taxes net of federal benefit	10.2%	10.2%
Change in valuation allowance	934.1%	—

Effective tax rate	979.3%	45.2%

The Company is considered in the development stage for income tax reporting purposes. Federal income tax regulations require that the Company defer certain expenses for tax purposes. Therefore, the Company has recorded for the three months ended March 31, 2008 a deferred income tax asset of $906,000. The Company believes that it is more likely than not that it will not be able to realize this deferred tax asset in the future and, therefore, it has provided a valuation allowance against this deferred tax asset as of March 31, 2008. As a result, the Company’s statement of operations for the three months ended March 31, 2008 reflects a provision for income taxes of $890,960 against income before provision for income taxes of $90,629. The Company’s 2006 Federal and State tax returns have not been audited, and remain subject to tax audit.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MARATHON ACQUISITION CORP.,

GSL HOLDINGS, INC.,

GLOBAL SHIP LEASE, INC.

AND

CMA CGM S.A.

DATED AS OF MARCH 21, 2008

EXHIBITS

Exhibit A-1:	Registration Rights Agreement
Exhibit A-2:	Second Amended and Restated Asset Purchase Agreement
Exhibit A-3:	Amended and Restated Charter Agreement
Exhibit A-4:	Amended and Restated Ship Management Agreement
Exhibit A-5:	Transitional Services Agreement
Exhibit A-6:	Amended and Restated Global Expense Agreement
Exhibit A-7:	Amended and Restated Guarantees
Exhibit B:	Stockholders Agreement
Exhibit C:	Amended and Restated Articles of Incorporation
Exhibit D:	CMA Representation Letter

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of March 21, 2008, by and among:

•	Marathon Acquisition Corp., a Delaware corporation (“MAQ”);

•	GSL Holdings, Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Merger Subsidiary”);

•	Global Ship Lease, Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”); and

•	CMA CGM S.A., a société anonyme organized under the laws of France (“CMA”).

The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all Schedules and Exhibits hereto.

RECITALS

WHEREAS, the Company filed a registration statement with the SEC on Form F-1 for the registration of registered common shares under the Securities Act of 1933, as amended, to be offered in an initial public offering;

WHEREAS, in lieu of such initial public offering of the common shares of the Company, the Board of Directors of the Company and the Board of Directors of MAQ each deem it advisable and in the best interests of their respective companies and shareholders that MAQ, the Merger Subsidiary and the Company engage in a business combination in order to advance the long-term strategic business interests of MAQ and the Company;

WHEREAS, to effect such business combination, upon the terms and subject to the conditions set forth herein, MAQ will merge with and into the Merger Subsidiary with the Merger Subsidiary continuing as the surviving company and the Company will then merge with and into the Merger Subsidiary with the Merger Subsidiary continuing as the surviving company in the merger;

WHEREAS, MAQ, as the sole shareholder of the Merger Subsidiary, has approved the Migratory Merger (as defined below) and adopted this Agreement;

WHEREAS, CMA, as the sole shareholder of the Company, has approved the GSL Merger (as defined below) and adopted this Agreement;

WHEREAS, the parties contemplate that the cash portion of the merger consideration will be obtained from the amount disbursed to the Surviving Company from the Trust Fund (which amount is more completely described in Section 6.10);

WHEREAS, concurrent with the Closing, the Surviving Company and CMA (or the applicable affiliate of CMA) will enter into (i) a Registration Rights Agreement, dated as of the Closing, in the form annexed hereto as Exhibit A-1, (ii) the Second Amended and Restated Asset Purchase Agreement in the form annexed hereto as Exhibit A-2 (the “Asset Purchase Agreement”), (iii) the Amended and Restated Charter Agreements in the form annexed hereto as Exhibit A-3 (the “Amended Charter Agreements”), (iv) the Amended and Restated Ship Management Agreement in the form annexed hereto as Exhibit A-4, (v) the Transitional Services Agreement in the form annexed hereto as Exhibit A-5, (vi) the Amended and Restated Global Expense Agreement in substantially the form annexed hereto as Exhibit A-6 and (vii) the amended and restated guarantees executed and delivered by each of the Company and CMA in respect of certain obligations under the Amended Charter Agreements in substantially the form annexed hereto as Exhibit A-7 (collectively, the “CMA/GSL Transaction Agreements”);

WHEREAS, concurrent with the Closing, the Surviving Company, Marathon Founders LLC, a Delaware limited liability company, and CMA will be entering into a Stockholders Agreement (the “Stockholders Agreement” and, together with the CMA/GSL Transaction Agreements, the “Transaction Agreements”), dated as of the Closing, in the form annexed hereto as Exhibit B;

WHEREAS, the Company has entered into a credit agreement dated December 10, 2007, as amended by Addendum No. 1, dated December 10, 2007, with the lenders listed therein (collectively, the “Credit Facility”), and has obtained agreements from such lenders to consent to certain changes thereto in order to permit and further the transactions contemplated hereby; and

WHEREAS, at the Effective Time, the Articles of Incorporation of the Merger Subsidiary as the surviving company of the GSL Merger shall be amended and restated in the form attached hereto as Exhibit C (the “Restated Articles”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in ARTICLE X, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE MERGER

1.1 The Mergers. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the Delaware General Corporation Law (the “Delaware Law”) and the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”), MAQ shall merge with and into the Merger Subsidiary with the Merger Subsidiary continuing as the surviving company (the “Migratory Merger”). Immediately after the Migratory Merger, the Company shall merge with and into the Merger Subsidiary with the Merger Subsidiary continuing as the surviving company (the “GSL Merger” and, together with the Migratory Merger, the “Mergers). The Merger Subsidiary, as the surviving company after the GSL Merger is hereinafter referred to as the “Surviving Company.” After the Effective Time, the name of the Surviving Company shall be “Global Ship Lease, Inc.”

1.2 Effective Time of the Merger; Closing. As soon as practicable on the Closing Date (as defined below), (a) MAQ and the Merger Subsidiary (i) shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary”) a certificate of merger with respect to the Migratory Merger (the “Certificate of Merger”), which Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the Delaware Law and (ii) shall file with a Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands (the “Marshall Islands Registrar”) duplicate originals of the articles of merger with respect to the Migratory Merger (the “Migratory Articles of Merger”), which Migratory Articles of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the BCA and (b) then the Company and the Merger Subsidiary shall file with the Marshall Islands Registrar duplicate originals of the articles of merger with respect to the GSL Merger (the “GSL Articles of Merger”), which GSL Articles of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the BCA. The GSL Merger shall become effective at such date and time as MAQ, CMA and the Company shall agree and shall be specified in the GSL Articles of Merger. As used in this Agreement, the term “Effective Time” shall mean the date and time when the GSL Merger becomes effective. Unless this Agreement has been terminated pursuant to Section 9.1, the closing of the Mergers (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in ARTICLE VII, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or electronic mail.

1.3 Effect of the Mergers. The Mergers shall have the effects set forth in the applicable provisions of the Delaware Law and the BCA.

1.4 Charter Documents; Directors and Officers.

(a) At the Effective Time, the Articles of Incorporation of the Merger Subsidiary shall be amended and restated in substantially the form attached hereto as Exhibit C and such Articles of Incorporation as so amended and restated shall be the Articles of Incorporation of the Surviving Company from and after the Effective Time, until thereafter amended in accordance with the terms thereof and applicable laws.

(b) MAQ, the Merger Subsidiary and the Company shall use their commercially reasonable best efforts to cause the Board of Directors of the Surviving Company (the “Surviving Board”) as of immediately following the Effective Time, and subject to compliance with any provisions contained in the Fundamental Documents of the Company and MAQ and any Legal Requirements, to consist initially of an odd number of members, each of whom shall serve upon the Effective Date of the GSL Merger until their successors have been duly elected. Prior to the Closing Date, MAQ will identify in writing the members of the Surviving Board. The officers of the Surviving Company as of immediately following the Effective Time shall be the officers of the Company who held such positions immediately prior to the Effective Time.

1.5 Effect on Shares.

(a) Subject to the terms and conditions of this Agreement, at the effective time of the Migratory Merger, by virtue of the Migratory Merger and this Agreement and without any action on the part of any party hereto, the following shall occur:

(i) Conversion of MAQ Shares. At the effective time of the Migratory Merger, other than any shares to be canceled pursuant to this Section 1.5(a), each share of common stock of MAQ issued and outstanding immediately prior to the effective time of the Migratory Merger shall be converted into the right to receive one share of common stock of the Merger Subsidiary.

(ii) Cancellation of Treasury Stock. At the effective time of the Migratory Merger, each share of common stock or other equity interest of MAQ held by the Company, MAQ, the Merger Subsidiary or any of their respective Subsidiaries immediately prior to the effective time of the Migratory Merger shall be canceled and extinguished without any conversion or payment in respect thereof.

(b) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the GSL Merger and this Agreement and without any action on the part of any party hereto, the following shall occur:

(i) Conversion of Company Shares. At the Effective Time, other than any shares to be canceled pursuant to this Section 1.5(b), all of the outstanding common shares of the Company shall be converted into the right for CMA to receive an aggregate of 7,844,600 shares of Class A Common Stock of the Surviving Company, 5,000,000 shares of Class B Common Stock of the Surviving Company and 12,375,000 shares of Class C Common Stock of the Surviving Company and US$66,570,135 in cash (the “Initial Cash Amount”), payable in accordance with Section 1.6.

(ii) Conversion of MAQ Shares. At the Effective Time, each share of common stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Class A Common Stock of the Surviving Company; provided that, of the shares to be received by Marathon Founders, LLC, and each of the outside directors of MAQ, a portion equaling 5,000,000 shares shall be Class B Common Stock, to be determined on a pro rata basis based on the shareholdings of MAQ Common Stock held by each of Marathon Founders, LLC and the outside directors of MAQ, as of the date of this Agreement.

(iii) Cancellation of Treasury Stock. At the Effective Time, each share of common stock or other equity interest of the Company or the Merger Subsidiary held by the Company, MAQ, the Merger Subsidiary or any of their respective Subsidiaries immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

1.6 Payment of Initial Cash Amount. At the Effective Time, the Surviving Company shall direct The Bank of New York, as the Account Agent under the Trust Account Agreement, to cause the Initial Cash Amount to be disbursed from the Trust Fund by wire transfer on the Closing Date in immediately available federal funds directly to the account or accounts specified by CMA in writing to MAQ prior to the Closing Date, without any form of set-off, counterclaim, condition or fee, and clear of any tax deduction.

1.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property rights, privileges, powers and franchises of the Company and MAQ, the officers and directors of the Surviving Company, in the name and on behalf of MAQ and the Company, will take all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

CMA and the Company jointly and severally represent and warrant to MAQ and the Merger Subsidiary as set forth below in this Article II:

2.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has the power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the “Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Fundamental Documents of the Company, as amended and currently in effect, have been heretofore delivered to MAQ or MAQ’s counsel.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1(b).

2.2 Subsidiaries.

(a) The Company does not have any direct or indirect Subsidiaries other than those listed in Schedule 2.2(a). Except for the Subsidiaries so listed, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person.

(b) Each Subsidiary of the Company that is a corporation, limited partnership or limited liability company is duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its state of incorporation or organization (as listed in Schedule 2.2(a)) and has the requisite corporate, partnership or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Fundamental Documents of each Subsidiary of the Company, as amended and currently in effect, have been heretofore delivered to MAQ or MAQ’s counsel.

(c) Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation, limited partnership or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2(c).

2.3 Capitalization.

(a) The authorized Equity Interests of the Company consists solely of (i) 100,000,000 registered common shares, par value US$0.01 per share, of which 100 shares are issued and outstanding and owned beneficially and of record by CMA, and (ii) 5,000,000 registered preferred shares, par value US$0.01 per share, of which none are issued or outstanding.

(b) The authorized and outstanding Equity Interests of each Subsidiary of the Company is as set forth in Schedule 2.3(b). Except as set forth on Schedule 2.3(b), the Company owns all of the outstanding Equity Interests of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries.

(c) All outstanding Equity Interests of the Company and its Subsidiaries (i) are validly issued, fully paid and non-assessable and (ii) have been issued in compliance with all Legal Requirements and all Company Contracts.

(d) Except as set forth in Schedule 2.3(d), there are no Commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such Commitment.

(e) Except as contemplated by this Agreement or as set forth in Schedule 2.3(e), there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company is bound, with respect to any Equity Interest of the Company or any of its Subsidiaries.

(f) No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except as described in the Registration Statement (excluding the exhibits thereto); all dividends and other distributions declared and payable on the shares of Common Stock of the Company and on the capital stock of each Subsidiary may be declared and paid without the necessity of obtaining any consents, approvals, authorizations, orders licenses, registrations, clearances and qualifications of or with any Governmental Entity or any stock exchange authorities in their respective jurisdictions of incorporation.

2.4 Authority Relative to this Agreement.

(a) The Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger).

(b) The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary action on the part of the Company.

(c) This Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Fundamental Documents of the Company or the Company’s Subsidiaries, (ii) conflict with or violate any Legal Requirements applicable to the Company or the Company’s Subsidiaries, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, redemption or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Contract, including any “change in control” or similar provision of any Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including lenders and lessor), except (i) for appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is licensed or qualified to do business, including the filing by the Company of the GSL Articles of Merger with the Marshall Islands Registrar, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5, (iv) any consents, approvals, authorizations, filings or exemptions in connection with compliance with the rules of the American Stock Exchange (“AMEX”) or any other national securities exchange, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

2.6 Compliance.

(a) Neither the Company nor any of its Subsidiaries is in breach or violation of, or in default under (nor has any event occurred which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any Indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such Indebtedness under), (i) its Fundamental Documents, (ii) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of Indebtedness, or any license, lease, contract or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected, (iii) any Legal Requirements, (iv) any rule or regulation of any Governmental Entity, or (v) any Order applicable to it or any of its properties, except in the case of the foregoing clauses (ii), (iii), (iv) and (v) as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect on the Company.

(b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “Foreign Corrupt Practices Act”).

(c) No action, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries or any of the Vessels with respect to the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, is pending, or to the Company’s or CMA’s knowledge, threatened.

(d) To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

2.7 Financial Statements.

(a) The Company has made available to MAQ the Carve-Out Financial Statements and the Company Financial Statements, together with the related notes and schedules, included in the Registration Statement (the “Financial Statements”).

(b) The Financial Statements related to the Predecessor present fairly in all material respects the consolidated financial position of the Predecessor as of the dates indicated and the consolidated results of operations and, cash flows of the Predecessor and have been prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved, except that the unaudited interim financial statements were, are or will be subject to normal year-end adjustments which were not or are not expected to be material; and the Financial Statements related to the Company present fairly in all material respects the financial position of the Company as of the date indicated and have been prepared in conformity with U.S. GAAP. The Financial Statements included in the Registration Statement were prepared in compliance with all material requirements of Form F-1 of the Securities Act.

(c) The total amount of outstanding Indebtedness of the Company and its Subsidiaries does not exceed US$582,000,000 and, as of June 30, 2008, the total amount of cash of the Company and its Subsidiaries shall be not less than US$4,000,000.

2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8, the Company and its Subsidiaries have no Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to financial statements prepared in accordance with U.S. GAAP, except: (i) Liabilities provided for in or otherwise disclosed in the most recent balance sheet included in the Company Financial Statements referenced in Section 2.7 or in the notes thereto, and (ii) such Liabilities arising in the Ordinary Course of the Company’s business since the date of such balance sheet, none of which would reasonably be expected to result in a Material Adverse Effect.

2.9 Absence of Certain Changes or Events. Since June 30, 2007, and except as set forth in Schedule 2.9, there has not been (i) any material adverse change in (A) the business, properties, management, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or the Predecessor, (B) the ability of any party to this Agreement or the other Transaction Agreements to consummate the transactions contemplated hereby or thereby or (C) the ability of any party to perform under this Agreement or any other Transaction Agreement, (ii) any transaction which is material to the Company and its Subsidiaries, taken as a whole, (iii) any obligation or Liability, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any Subsidiary, which is material to the Company and its Subsidiaries, taken as a whole, (iv) any change in the capital stock or outstanding indebtedness of the Company or any of its Subsidiaries or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any of its Subsidiaries.

2.10 Litigation. There are no Proceedings pending or, to the knowledge of CMA or the Company, threatened to which the Company or any of its Subsidiaries or any of their respective directors or officers is or would be a party or of which any of their respective properties or any Vessel is or would be subject at law or in equity, before or by any Governmental Entity, except any such action, suit, claim, investigation or proceeding which, if resolved adversely to the Company or any Subsidiary, would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

2.11 Company Benefit Plans.

(a) Set forth in Schedule 2.11(a) is a true and complete list of the Employee Benefit Plans maintained, sponsored or contributed to by the Company or any of its Subsidiaries for the benefit of any current independent contractor or employee of the Company or any of its Subsidiaries (the “Company Plans”).

(b) Each Company Plan has been established and administered in accordance, in all material respects, with its terms and applicable Legal Requirements. Each Company Plan that is required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities. No Company Plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or other U.S. Legal Requirements.

(c) Except as set forth in Schedule 2.11(c), the consummation of the transactions contemplated hereby (either alone or in connection with any termination of employment following the Closing) shall not (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefit due any such employee or officer, or (iii) require the Company or any of its Subsidiaries to fund any vehicle for the benefit of any of their respective employees.

2.12 Labor Matters. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) there is (A) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the knowledge of CMA or the Company, threatened and (B) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of CMA or the Company, threatened against the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, no union organizing activities are currently taking place concerning the employees of the Company or any of its Subsidiaries and (iii) to its knowledge, there has been no violation of any Legal Requirements relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws concerning the employees of the Company or any of its Subsidiaries.

2.13 Vessels; Property.

(a) Schedule 2.13(a) sets forth the name, owner, flag state of registration (including any bareboat registration), charterer, International Maritime Organization number and call sign, classification society, year of construction, date of last special survey, capacity (gross tonnage or deadweight tonnage, as specified therein), hull type and date of last drydocking and details of any warranty claims for all of the vessels currently owned by the Company and its Subsidiaries (the “Vessels”). Each Vessel is owned directly by the applicable Subsidiary of the Company as set forth on Schedule 2.13(a) and such Subsidiary of the Company has good and marketable title to the applicable Vessel owned by it, free and clear of all Liens. Each Vessel listed on Schedule 2.13(a) is duly registered in the name of the Subsidiary that owns it under the laws and regulations and the flag of such Vessel’s flag state (as set forth on Schedule 2.13(a)) and no other action is necessary to establish and perfect such Subsidiary’s title to and interest in the applicable Vessel as against any charterer or third party.

(b) Except as set forth in Schedule 2.13(b), each Vessel is (i) adequate and suitable for use by the Company and its Subsidiaries in its business as presently conducted by it in all material respects; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) in the same condition in all material respects as such Vessel was at the time of receipt by the applicable Subsidiary of the Company, fair wear and tear excepted; (iv) insured against all material risks, and in amounts, consistent with common industry practices; (v) in compliance in all material respects with all applicable Legal Requirements, including, but not limited to MTSA, ISM and ISPS Codes; (vi) certified by a member of the International Association of Classification Societies to be in class, without condition or recommendation, free of average damage affecting such Vessel’s class and with classification certificates and national certificates, as well as all other certificates such Vessel had at the time of such inspection, valid and unextended without material condition or recommendation by a classification society and with an unexpired term of at least three (3) months, and (vii) free and clear of arrest and detention. To the Company’s knowledge, including by reason of classification society reports, any current condition of class or recommendation existing on any Vessel, or any current suspension of a Vessel from its class is set forth on Schedule 2.13(b).

(c) Except as set forth in Schedule 2.13(c), (i) there is no Contract, option or commitment or other right or understanding in favor of, or held by, any Person to acquire any Vessels and (ii) there is no material Liability, debt or obligation of or claim against any Vessel.

(d) Except as set forth in Schedule 2.13(d), since June 30, 2007, there has not been any material adverse change in any of the Vessels.

(e) Since June 30, 2007, (i) there has not been a material partial loss or total loss of or to any of the Vessels, whether actual or constructive, (ii) no Vessel has been arrested or requisitioned for title or hire and (iii) none of the Company and its Subsidiaries, as a whole, has sustained any material loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or Order.

(f) All the property described in the Registration Statement, if any, as being held under lease by the Company or any of its Subsidiaries is held thereby under valid, subsisting and enforceable leases.

2.14 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, provincial, local and foreign taxes, including without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property, severance, stamp, capital stock, environmental or windfall taxes, assessments, governmental charges, duties or other like assessments or charges of any kind whatsoever together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.14:

(i) All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries by the Internal Revenue Code of 1986, as amended (the “Code”) or by applicable state, local or foreign Tax laws with any Tax authority prior to the date hereof have been timely filed. All Tax Returns filed by the Company or any of its Subsidiaries are true, correct and complete in all material respects. All Taxes due and payable of the Company and its Subsidiaries (whether or not reflected on any such Returns) have been timely paid in full.

(ii) Neither the Company nor any of its Subsidiaries has any liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Financial Statements (without taking into account any reserve for deferred taxes), whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may accrue on the Closing Date or have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the Ordinary Course, none of which is material to the business, results of operations or financial condition of the Company or any of its Subsidiaries.

(iii) There are no liens for Taxes with respect to any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

(iv) All Taxes that the Company and its Subsidiaries are required by Legal Requirement to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities or deposited in accordance with Legal Requirements.

(v) Neither the Company nor any Subsidiary has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed, or been requested to execute, any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which return has not yet been filed. No power of attorney with respect to any Taxes has been executed or filed with any Tax authority by or on behalf of the Company or any of its Subsidiaries

(vi) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries by any Tax authority is in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

(vii) Neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax authority); (B) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income tax return; or (C) has any liability for Taxes of any person arising from the application of Treasury Regulation 1.1502-6 or any analogous provision of state, local or foreign law, or a transferee or successor, by contract or otherwise.

(viii) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued, but was not recognized, in a Pre-Closing Tax Period, as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

(ix) The Company has made available to MAQ for inspection complete and correct copies of all material Tax Returns of the Company and its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired.

(x) Schedule 2.14 sets forth (i) each jurisdiction in which the Company or any Subsidiary joins, has joined or is or has been required to join for any taxable period ending after 2007 in the filing of any consolidated, combined or unitary Tax Return, and (ii) the common parent corporation and the other individual members of the consolidated, combined or unitary group filing such Tax Return.

(xi) Schedule 2.14 sets forth each state, county, local, municipal or foreign jurisdiction in which the Company or any of its Subsidiaries files, or is or has been required to file, a Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes or is or has been liable for any Taxes on a “nexus” basis at any time for a taxable period for which the relevant statutes of limitation have not expired.

(xii) At all times since its inception, the Company has been properly treated as a corporation for U.S. federal income tax purposes, and no actions have been taken which are inconsistent with this treatment. No election has been made with respect to the Company for it to be treated as a partnership or disregarded entity for U.S. federal income tax purposes.

(xiii) The Migratory Merger, the GSL Merger, and the transactions contemplated by the Asset Purchase Agreement are intended to be part of a plan or series of related transactions.

(xiv) The terms of the Merger Agreement and the Asset Purchase Agreement were determined through arms’ length negotiations between the managements of MAQ and CMA.

2.15 Environmental Matters. The Company and its Subsidiaries and their respective properties, assets and operations are in compliance with, and the Company and each of its Subsidiaries hold all permits, authorizations and approvals required under, Environmental Laws (as defined below), except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company; there are no past or present events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to the Company or any Subsidiary under, or to interfere with or prevent compliance by the Company or any Subsidiary with, Environmental Laws, in any such case, in a manner that is not materially reflected in current operating costs or budgeted capital expenditures which have been made available to MAQ; except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries (a) is the subject of any investigation, (b) has received any notice or claim, (c) is a party to or affected by any pending or, to the knowledge of CMA or the Company, threatened Proceeding, (d) is bound by any Order or (e) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below) (as used herein, “Environmental Law” means any Legal Requirement relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law).

2.16 Brokers; Third Party Expense. Except as to the advisor fees set forth in Schedule 2.16 (the “Broker Fees”), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. No Equity Interests of either the Company or any of its Subsidiaries are payable by the Company to any third party by the Company or any of its Subsidiaries as a result of the Mergers.

2.17 Agreements, Contracts and Commitments.

(a) Schedule 2.17(a) sets forth a true, complete and accurate list of all Material Company Contracts as of the date hereof.

(b) For purposes of this Agreement, the term “Company Contracts” shall mean all Contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries are bound, subject or affected.

(c) For purposes of this Agreement, the term “Material Company Contracts” shall mean (x) each Company Contract (i) providing for payments in any calendar year to or by the Company or any of its Subsidiaries in excess of US$250,000 in the aggregate that is not terminable by the Company or its Subsidiaries without penalty or cost within thirty (30) days or less, or (ii) under which or in respect of which the Company or any of its Subsidiaries presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of US$250,000 and (y), without limitation of subclause (x), each of the following Company Contracts:

(i) any Company Contract which has the effect of restricting or limiting the Company or any of its Subsidiaries from freely engaging in any business or prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, including any non-competition, no disparagement and non-interference agreements;

(ii) any partnership agreement, limited liability company agreement, operating agreement, shareholder agreement or joint venture agreement or any agreement relating to the ownership, voting or disposal of any Equity Interests of any Person;

(iii) any Company Contract providing for the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries or providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;

(iv) any Company Contract for the chartering or management of any Vessel;

(v) any Company Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of its Subsidiaries of any operating business or material assets or Equity Interests of any other Person;

(vi) any Company Contract obligating the Company to make payments, contingent or otherwise, arising out of the prior sale or acquisition of any business, assets or stock to or of any other Person;

(vii) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any interest (including a leasehold interest) in real property;

(viii) any Company Contract to which any Related Party of the Company is a party or to which any Related Party has an interest in or receives any benefit; and

(ix) any construction contract, purchase contract, operating agreement, management agreement, crewing agreement, contract of affreightment, financial lease, sale/leaseback, option contract and any contract that contains warranties, in each case as may be material to any Vessel.

(d) True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have provided to MAQ or MAQ’s counsel prior to the date of this Agreement.

(e) Except as set forth in Schedule 2.17(e), neither the Company (or its applicable Subsidiary) nor, to the knowledge of CMA or the Company, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to be have a Material Adverse Effect on the Company.

2.18 Insurance. Each subsidiary of CMA that owned a Vessel maintained, and the Company and each Subsidiary of the Company that currently owns a Vessel maintains, or has caused the technical manager of the Vessels to maintain for its benefit as of the date hereof and as of the date of each Vessel’s acquisition, insurance or a membership in a mutual protection and indemnity association covering its properties, operations, personnel and businesses as deemed adequate by such subsidiary of CMA, the Company or its Subsidiary, as the case may be; such insurance or membership insured, insures or will insure against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Vessels and, in the case of insurance or a membership maintained by or for the benefit of the Company and its Subsidiaries, their businesses; any such insurance or membership maintained by a subsidiary of CMA was fully in force until the time of sale of such Vessels to the Company and any such insurance or membership maintained by or for the benefit of the Company and its Subsidiaries was fully in force at the time of sale of such Vessels and will continue to be fully in force through the Effective Time; there are no material claims by a subsidiary of CMA, the Company or any of its Subsidiaries under any insurance policy or instrument as to which any insurance company or mutual protection and indemnity association is denying liability or defending under a reservation of rights clause; neither the Company nor any of its Subsidiaries is currently required to make any material payment, or is aware of any facts that would require the Company or any Subsidiary to make any material payment, in respect of a call by, or a contribution to, any mutual protection and indemnity association; and neither the Company nor any of its Subsidiaries has reason to believe that it will not be able to renew or cause to be renewed for its benefit any such insurance or membership in a mutual protection and indemnity association as and when such insurance or membership expires or is terminated.

2.19 Governmental Actions/Filings. Each of the Company and its Subsidiaries has all necessary licenses, permits, franchises, registrations, authorizations, consents and approvals and has made all necessary filings required under any applicable Legal Requirement, and has obtained all necessary licenses, permits, franchises, registrations, authorizations, consents and approvals from other Persons, in order to conduct their respective businesses and to own and operate the Vessels; neither the Company nor any of its Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, permits, franchises, registrations, authorizations, consent or approval or any Legal Requirements or any Order applicable to the Company or any of its Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

2.20 Related Party Transactions. Except as set forth in Schedule 2.20 or contemplated by this Agreement, any Transaction Agreement or the Registration Statement, since the date of the Registration Statement, no Related Party (i) has been a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company or any of its Subsidiaries (each such Contract or transaction, understanding or arrangement, a “Related Party Arrangement”), or (ii) to the knowledge of the Company, owns any property or right, tangible or intangible, which is used by the Company or any of its Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CMA

CMA represents and warrants to MAQ and the Merger Subsidiary as set forth below in this ARTICLE III:

3.1 Organization and Qualification.

(a) CMA is a société anonyme duly organized, validly existing and in good standing under the laws of France and has the power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. CMA is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMA.

(b) CMA is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMA.

3.2 Authority Relative to this Agreement.

(a) CMA has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger).

(b) The execution and delivery of this Agreement and the consummation by CMA of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary action on the part of CMA.

(c) This Agreement has been duly and validly executed and delivered by CMA, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of CMA, enforceable against CMA in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company and CMA do not, and the performance of this Agreement by the Company and CMA shall not, (i) conflict with or violate the Fundamental Documents of CMA, (ii) conflict with or violate any Legal Requirements applicable to CMA, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Contracts to which CMA is a party, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any such Contract to which CMA is a party, including any “change in control” or similar provision of any such Contract to which CMA is a party, except, with respect to clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on CMA or prevent consummation of the Mergers or otherwise prevent CMA from performing its obligations under this Agreement.

(b) The execution and delivery of this Agreement by CMA do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which CMA is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 3.3(b), and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMA or prevent consummation of the Mergers or otherwise prevent CMA from performing its obligations under this Agreement.

3.4 Related Party Transactions. Except as set forth in Schedule 3.4 or contemplated by this Agreement, any Transaction Agreement or the Registration Statement, since the date of the Registration Statement, no Related Party (i) has been a party to any Related Party Arrangement or (ii) to the knowledge of CMA, owns any property or right, tangible or intangible, which is used by the Company or any of its Subsidiaries.

3.5 Governmental Actions/Filings. CMA, and each of its Affiliates which is a party to a Transaction Agreement, has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any Legal Requirement, and has obtained all necessary licenses, authorizations, consents and approvals from other Persons, to perform its obligations under each Transaction Agreement to which it is a party and to consummate the transactions contemplated thereby, except where the failure to have such licenses, authorizations, consents and approvals or to have made such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Company; no such party is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval or any filing required under any Legal Requirement or any Order applicable to it or any of the Vessels, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect on CMA or prevent consummation of the Mergers or otherwise prevent CMA from performing its obligations under this Agreement.

3.6 Investment.

(a) CMA is acquiring the Common Shares for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act and it does not have any present intention to transfer the Common Shares to any other person or entity and it shall not assign, encumber or dispose of any interest in the Common Shares acquired pursuant to the terms of this Agreement except in compliance with applicable securities laws.

(b) CMA understands that the Common Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of CMA’s investment intent as expressed herein.

(c) CMA understands that the Common Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, it must hold the Common Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. CMA acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Common Shares, and other requirements which are outside of CMA’s control.

(d) CMA understands that any certificates representing the Common Shares shall bear the following legends (as well as any legends required by applicable United States securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MAQ

MAQ and the Merger Subsidiary jointly and severally represent and warrant to the Company and CMA as set forth in ARTICLE IV:

4.1 Organization and Qualification.

(a) MAQ is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by MAQ to be conducted. MAQ is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by MAQ to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MAQ. Complete and correct copies of the Fundamental Documents of MAQ, as amended and currently in effect, have been heretofore delivered to the Company. MAQ is not in violation of any of the provisions of MAQ’s Fundamental Documents.

(b) The Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has the power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Merger Subsidiary to be conducted. The Merger Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Merger Subsidiary to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Merger Subsidiary. Complete and correct copies of the Fundamental Documents of the Merger Subsidiary, as amended and currently in effect, have been heretofore delivered to the Company. The Merger Subsidiary is not in violation of any of the provisions of its Fundamental Documents.

(c) MAQ is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MAQ. The Merger Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Merger Subsidiary.

4.2 Subsidiaries. Except for the Merger Subsidiary, MAQ has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and MAQ has not agreed and is not obligated to make nor is bound by any Contract, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

4.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of MAQ consists of 249,000,000 shares of MAQ Common Stock and 1,000,000 shares of preferred stock, par value US$0.0001 per share (“MAQ Preferred Stock”), of which 49,410,850 shares of MAQ Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of MAQ Preferred Stock are issued and outstanding. MAQ has 45,535,850 MAQ Warrants outstanding as of the date of this Agreement. As of the date of this Agreement, the authorized Equity Interests of the Merger Subsidiary consists solely of 1,000 registered common shares, par value US$0.01 per share (the “Merger Subsidiary Shares”), of which 1,000 shares are issued and outstanding and owned beneficially and of record by MAQ.

(b) Except as set forth in Schedule 4.3(a) or in the MAQ SEC Reports, (i) no shares of MAQ Common Stock, MAQ Preferred Stock or the Merger Subsidiary Shares are reserved for issuance upon the exercise of outstanding options to purchase MAQ Common Stock, MAQ Preferred Stock or the Merger Subsidiary Shares granted to employees of MAQ or other parties and there are no outstanding options to purchase MAQ Common Stock, MAQ Preferred Stock or the Merger Subsidiary Shares; (ii) no shares of MAQ Common Stock, MAQ Preferred Stock or the Merger Subsidiary Shares are reserved for issuance upon the exercise of outstanding warrants to purchase MAQ Common Stock, MAQ Preferred Stock or the Merger Subsidiary Shares and there are no outstanding MAQ Warrants; and (iii) no shares of MAQ Common Stock or MAQ Preferred Stock are reserved for issuance upon the conversion of the MAQ Preferred Stock or any outstanding convertible notes, debentures or securities. All shares of MAQ Common Stock, MAQ Preferred Stock or the Merger Subsidiary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of MAQ Common Stock and all outstanding MAQ Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable Legal Requirements, and (y) all requirements set forth in any applicable MAQ Contracts. MAQ has heretofore made available to the Company true, complete and accurate copies of the MAQ Warrants, including any and all documents and agreements relating thereto.

(c) Except as contemplated by this Agreement or the MAQ SEC Reports, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the MAQ or the Merger Subsidiary is a party or by which the MAQ or the Merger Subsidiary is bound with respect to any equity security of any class of the MAQ or the Merger Subsidiary.

(d) Except as provided for in this Agreement or as set forth in the MAQ SEC Reports, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which MAQ or the Merger Subsidiary is a party or by which it is bound obligating MAQ or the Merger Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of the MAQ or Merger Subsidiary or obligating MAQ or the Merger Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

4.4 Authority Relative to this Agreement. Each of MAQ and the Merger Subsidiary has full entity power and authority to: (i) execute, deliver and perform this Agreement and each ancillary document that MAQ or the Merger Subsidiary, as applicable, has executed or delivered or is to execute or deliver pursuant to this Agreement; and (ii) carry out its obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Mergers). The execution and delivery of this Agreement and the consummation by MAQ and the Merger Subsidiary of the transactions contemplated hereby (including the Mergers) have been duly and validly authorized by all necessary entity action on the part of MAQ and the Merger Subsidiary (including the approval by each of their boards of directors), and no other corporate proceedings on the part of MAQ or the Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the MAQ Stockholder Approval. This Agreement has been duly and validly executed and delivered by MAQ and the Merger Subsidiary and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of MAQ and the Merger Subsidiary, enforceable against MAQ or the Merger Subsidiary in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 4.5, the execution and delivery of this Agreement by MAQ and the Merger Subsidiary do not, and the performance of this Agreement by MAQ and the Merger Subsidiary shall not: (i) conflict with or violate Fundamental Documents of MAQ or the Merger Subsidiary, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair MAQ’s or the Merger Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of MAQ or the Merger Subsidiary, as applicable, pursuant to, any MAQ Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a material effect on MAQ or the Merger Subsidiary.

(b) Except as set forth in Schedule 4.5, the execution and delivery of this Agreement by MAQ and the Merger Subsidiary do not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which MAQ or the Merger Subsidiary is qualified to do business, including the filing by MAQ of the Migratory Certificate of Merger with the Delaware Secretary and the Migratory Articles of Merger and the GSL Articles of Merger with the Marshall Islands Registrar, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) any consents, approvals, authorizations, filings or exemptions in connection with compliance with the rules of the AMEX or any other applicable national securities exchange and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material effect on MAQ or the Merger Subsidiary, or prevent consummation of the Mergers or otherwise prevent the parties hereto from performing its obligations under this Agreement.

4.6 Compliance. Each of MAQ and the Merger Subsidiary has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a material effect on MAQ or the Merger Subsidiary, as applicable. The business and activities of MAQ and the Merger Subsidiary have not been and are not being conducted in violation of any Legal Requirements. MAQ is not in default or violation of any term, condition or provision of its Fundamental Documents. No written notice of non-compliance with any Legal Requirements has been received by MAQ or the Merger Subsidiary.

4.7 SEC Filings; Financial Statements.

(a) MAQ has made available to the Company a correct and complete copy of each report and registration statement filed by MAQ with the SEC, and will promptly provide to the Company a true and complete copy of any such reports filed after the date hereof and prior to the Closing Date.

(b) Since its inception, MAQ has filed all reports, registration statements and other documents, together with any amendments thereto, required to be filed or submitted under the Securities Act and the Exchange Act, including but not limited to reports on Form 8-K, Form 10-K and Form 10-Q and its Common Stock has been registered under Section 12 of the Exchange Act on Form 8-A (all such reports, registration statements and documents, including its Form 8-A, filed or to be filed with the SEC, including MAQ’s initial registration statement relating to the MAQ Common Stock, and the MAQ Warrants, with the exception of the Proxy/Registration Statement, are collectively referred to herein as the “MAQ SEC Reports”). All MAQ SEC Reports were filed in a timely manner. As of their respective dates, the MAQ SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MAQ SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, MAQ makes no representation or warranty whatsoever concerning any MAQ SEC Report as of any time other than the date or period with respect to which it was filed.

(c) Each set of financial statements (including, in each case, any related notes thereto) contained in MAQ SEC Reports, complied in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of MAQ at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal year-end adjustments which were not or are not expected to be material.

(d) Neither MAQ nor the Merger Subsidiary nor any of their respective directors or officers is the subject of any investigation, inquiry or proceeding before the SEC or any state securities commission or administrative agency.

(e) MAQ maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.8 Taxes.

(a) Tax Returns and Audits. Except as set forth in Schedule 4.8:

(i) All Tax Returns required to be filed by or on behalf of MAQ or the Merger Subsidiary by the Code or by applicable state, local or foreign Tax laws with any Tax authority prior to the date hereof have been timely filed. All Tax Returns filed by MAQ or the Merger Subsidiary are true, correct and complete in all material respects. All Taxes due and payable of MAQ (whether or not reflected on any such Returns) have been timely paid in full.

(ii) Neither MAQ nor the Merger Subsidiary has any liability for any unpaid Taxes which have not been accrued for or reserved on MAQ’s balance sheets included in the latest MAQ SEC Report prior to the date hereof (without taking into account any reserve for deferred taxes), whether asserted or unasserted, contingent or otherwise, which is material to MAQ, other than any liability for unpaid Taxes that may accrue on the Closing Date or may have accrued since the end of the most recent fiscal year in connection with the operation of the business of MAQ in the Ordinary Course, none of which is material to the business, results of operations or financial condition of MAQ.

(iii) There are no liens for Taxes with respect to any of the assets or properties of MAQ or the Merger Subsidiary, other than with respect to Taxes not yet due and payable.

(iv) All Taxes that MAQ or the Merger Subsidiary is required by Legal Requirement to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities or deposited in accordance with Legal Requirements.

(v) Neither MAQ nor the Merger Subsidiary has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against MAQ or the Merger Subsidiary, as applicable, nor has MAQ or the Merger Subsidiary executed, or been requested to execute, any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Neither MAQ nor the Merger Subsidiary has requested any extension of time within which to file any Tax Return, which return has not yet been filed. No power of attorney with respect to any Taxes has been executed or filed with any Tax authority by or on behalf of MAQ.

(vi) No audit or other examination of any Tax Return of MAQ or the Merger Subsidiary by any Tax authority is in progress, nor has MAQ been notified in writing of any request for such an audit or other examination.

(vii) Neither MAQ nor the Merger Subsidiary (A) is a party to or is not bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax authority); (B) is or has ever been a member of an affiliated group (other than a group the common parent of which is MAQ) filing a consolidated federal income tax return; or (C) has any liability for Taxes of any person arising from the application of Treasury Regulation 1.1502-6 or any analogous provision of state, local or foreign law, or a transferee or successor, by contract or otherwise.

(viii) Neither MAQ nor the Merger Subsidiary will be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued, but was not recognized, in a Pre-Closing Tax Period, as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

(ix) MAQ has made available for inspection to the Company and CMA complete and correct copies of all material Tax Returns of MAQ and Merger Subsidiary for all taxable periods for which the applicable statute of limitations has not yet expired.

(x) Schedule 4.8(x) sets forth (i) each jurisdiction in which MAQ joins, has joined or is or has been required to join for any taxable period ending after 2007 in the filing of any consolidated, combined or unitary Tax Return, and (ii) the common parent corporation and the other individual members of the consolidated, combined or unitary group filing such Tax Return.

(xi) Schedule 4.8(xi) sets forth each state, county, local, municipal or foreign jurisdiction in which MAQ files, or is or has been required to file, a Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes or is or has been liable for any Taxes on a “nexus” basis at any time for a taxable period for which the relevant statutes of limitation have not expired.

(xii) The Migratory Merger, the GSL Merger, and the transactions contemplated by the Asset Purchase Agreement are intended to be part of a plan or series of related transactions.

(xiii) The terms of the Merger Agreement and the Asset Purchase Agreement were determined through arms’ length negotiations between the managements of MAQ and CMA.

4.9 No Undisclosed Liabilities. Neither MAQ nor the Merger Subsidiary has any Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in MAQ SEC Reports, prepared in accordance with U.S. GAAP, that are, individually or in the aggregate, material to the business, results of operations or financial condition of MAQ, except (i) Liabilities provided for in or otherwise disclosed in MAQ SEC Reports filed prior to the date hereof and (ii) Liabilities incurred since September 30, 2007 in the Ordinary Course, none of which would have a material effect on MAQ.

4.10 Absence of Certain Changes or Events. Except as set forth in MAQ SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since January 1, 2007, there has not been: (i) any Material Adverse Effect on MAQ or the Merger Subsidiary, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any capital stock of MAQ or the Merger Subsidiary, or any purchase, redemption or other acquisition by MAQ or the Merger Subsidiary of any capital stock of MAQ or the Merger Subsidiary or any other securities of MAQ or the Merger Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any capital stock of MAQ or the Merger Subsidiary, (iv) any material change by MAQ in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (v) any change in the auditors of MAQ, (vi) any issuance of capital stock of MAQ, (vii) any revaluation by MAQ of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of MAQ other than in the Ordinary Course or (viii) any agreement, whether written or oral, to do any of the foregoing.

4.11 Litigation. There are no Proceedings pending, or to the knowledge of MAQ, threatened against MAQ or the Merger Subsidiary before any Governmental Entity that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to have a material effect on MAQ or the Merger Subsidiary or have a material effect on the ability of the parties hereto to consummate the Mergers.

4.12 Employee Benefit Plans. Except as may be contemplated by this Agreement, neither MAQ nor the Merger Subsidiary maintains, or has any liability under, any employee compensation, incentive, fringe or benefit plans, policies, programs or arrangements covering any active or former officer, employee or director of MAQ or the Merger Subsidiary (individually a “Plan” and collectively the “Plans”), and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of MAQ or the Merger Subsidiary.

4.13 Labor Matters. Neither MAQ nor the Merger Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to employees of MAQ and MAQ does not know of any activities or proceedings of any labor union to organize any such employees.

4.14 Title to Property. Except as set forth in the MAQ SEC Reports, neither MAQ nor the Merger Subsidiary owns or leases any real property or personal property. Except as set forth in Schedule 4.14, there are no options or other contracts under which MAQ or the Merger Subsidiary has a right or obligation to acquire or lease any interest in real property or personal property.

4.15 Brokers. Except as set forth in Schedule 4.15, neither MAQ nor the Merger Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.16 Agreements, Contracts and Commitments.

(a) Except as set forth in the MAQ SEC Reports filed prior to the date of this Agreement, except those agreements containing only confidentiality and nondisclosure terms, non-solicitation terms and no other material provisions and except engagement letters with advisors, there are no Contracts or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which MAQ or the Merger Subsidiary is a party or by or to which any of the properties or assets of MAQ or the Merger Subsidiary may be bound, subject or affected without penalty or cost, which either (i) creates or imposes a liability greater than US$250,000 or (ii) may not be cancelled by MAQ on thirty (30) days’ or less prior notice (the “MAQ Contracts”). All MAQ Contracts are listed in Schedule 4.16(a) other than this Agreement, those contemplated by this Agreement and those that are exhibits to the MAQ SEC Reports filed prior to the date of this Agreement.

(b) Each MAQ Contract is valid and binding upon and enforceable against MAQ or the Merger Subsidiary, as applicable, and, to MAQ’s knowledge, each of the other parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). True, correct and complete copies of all MAQ Contracts have been heretofore made available to the Company.

(c) Neither MAQ, the Merger Subsidiary, nor, to the knowledge of MAQ, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any MAQ Contract, and no party to any MAQ Contract has given any written notice of any claim of any such breach, default or event, except, in each case, as would not individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on MAQ or the Merger Subsidiary. Each agreement, contract or commitment to which MAQ or the Merger Subsidiary is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a material effect on MAQ or the Merger Subsidiary, as applicable.

4.17 Insurance. Except as set forth in Schedule 4.17, and except for directors’ and officers’ liability insurance, neither MAQ nor the Merger Subsidiary maintains any Insurance Policies.

4.18 Indebtedness. Neither MAQ nor the Merger Subsidiary has any indebtedness for borrowed money.

4.19 American Stock Exchange Quotation. MAQ Common Stock is quoted on the AMEX and is a member in good standing with AMEX. There is no action or proceeding pending or, to the knowledge of MAQ, threatened against MAQ by the American Stock Exchange with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

4.20 Board Approval. The Board of Directors of each of MAQ and the Merger Subsidiary has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Mergers are in the best interests of the holders of MAQ Common Stock and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance of the Trust Fund (excluding deferred underwriting discounts and commissions).

4.21 Trust Fund. As of February 29, 2008, MAQ has in the Trust Fund (prior to the payment of the amounts contemplated as being deducted from or reserved against such Trust Fund in accordance with Section 6.10) no less than US$314,870,000 invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended.

4.22 Governmental Filings. Except as set forth in Schedule 4.22, each of MAQ and the Merger Subsidiary has been granted and holds, and has made, all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any applicable Legal Requirement, and has obtained all necessary licenses, authorizations, consents and approvals from other persons, in order to conduct its business (as presently conducted and as intended to be conducted following the Effective Time) or used or held for use by MAQ or the Merger Subsidiary, and true, complete and correct copies of which have heretofore been delivered to the Company. Each of MAQ and the Merger Subsidiary is in compliance in all material respects with all of its respective obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any material modification or termination of any such licenses, authorizations, consents, approval and filings.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by the Company and MAQ. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall and shall cause its Subsidiaries to, and MAQ shall and shall cause its Subsidiaries to, except in each case to the extent that the other party shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on their businesses in the usual, regular and Ordinary Course, in substantially the same manner as heretofore conducted, and use their commercially reasonable efforts to (i) preserve substantially intact their present business organization, (ii) keep available the services of their present officers and key employees, (iii) keep in full force and effect all of their material insurance policies and (iv) preserve their relationships with significant customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. Furthermore, except as required or permitted by the terms of this Agreement, or as set forth in Schedule 5.1, without the prior written consent of the other parties (which consents shall not be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement pursuant to Section 9.1 or (ii) the Closing, the Company shall not, and shall cause its Subsidiaries not to, and MAQ shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(b) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock;

(c) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(d) Except to the extent required to comply with its obligations hereunder or applicable Legal Requirements, amend its Fundamental Documents;

(e) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any vessels or any material assets, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(f) Sell, lease, license, charter, encumber or otherwise dispose of any vessels or other properties or assets, except the chartering of vessels to CMA in the Ordinary Course;

(g) Except as set forth in Schedule 5.1(g), incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into by the Company or any of its Subsidiaries in the Ordinary Course with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except, in the case of the Company and its Subsidiaries only, in the Ordinary Course and only to the extent required to comply with applicable Legal Requirement;

(i) Grant any severance or termination pay to any officer or employee except pursuant to applicable Legal Requirements, or adopt any new severance plan, agreement or arrangement, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(j) Except as set forth in Schedule 5.1(j) or except as in the Ordinary Course, pay, discharge, settle or satisfy any claims, Liabilities or obligations, or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in monetary settlements only that do not exceed US$300,000 for any individual claim, liability or obligation and US$1,000,000 in the aggregate, or in accordance with their terms, or Liabilities recognized or disclosed in the Financial Statements or in the most recent financial statements included in the MAQ SEC Reports filed prior to the date of this Agreement, as applicable, or waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary or to which MAQ or the Merger Subsidiary is a party or of which MAQ or the Merger Subsidiary is a beneficiary, as applicable;

(k) Except as disclosed in Schedule 5.1(k), modify, amend or terminate any MAQ Contract or Material Company Contract, as the case may be, or waive, delay the exercise of, release or assign any material rights or claims thereunder, in each case outside the Ordinary Course;

(l) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(m) Except as set forth in Schedule 5.1(m), incur or enter into any material agreement, contract or commitment outside the Ordinary Course;

(n) Depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating any Vessel;

(o) Defer any scheduled maintenance on any Vessel;

(p) Settle any claim or litigation to which a Related Party is a party or where the consideration given by the Company is other than monetary;

(q) Make or rescind any material Tax elections, settle or compromise any material income tax liability, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, surrender any right to claim a refund, or, except as required by applicable Legal Requirement, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(r) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(s) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, stockholders or other Affiliates other than the payment of salary and benefits in the Ordinary Course; or

(t) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.1(a) through (s).

5.2 Exclusivity.

(a) From the date of this Agreement until its termination pursuant to Section 9.1, neither MAQ, the Merger Subsidiary, CMA, the Company nor any of its Subsidiaries shall, and MAQ, the Merger Subsidiary, CMA, the Company and its Subsidiaries shall use their commercially reasonable best efforts to cause each of their officers, directors, affiliates, managers, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person (a “Third Party”) concerning any Acquisition Transaction or (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Acquisition Transaction. For purposes of this Agreement, the term “Acquisition Transaction” shall mean any of the following involving MAQ, the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction, or (ii) any sale, lease, exchange, transfer or other disposition of any material portion of the assets of MAQ, the Company or any of its Subsidiaries or any shares of the capital stock of MAQ, the Company or any of its Subsidiaries in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for or an unsolicited indication of a serious interest in entering into, an Acquisition Transaction, communicated in writing to MAQ or the Company or any of its Subsidiaries, or any of their representatives or agents (each, an “Acquisition Proposal”), such party shall as promptly as practicable (and in any event within one (1) business day after receipt) advise the other parties to this Agreement orally and in writing of any Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal. Each party shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy/Registration Statement; Special Meeting.

(a) As soon as is reasonably practicable after the date of this Agreement, MAQ and the Company shall jointly prepare and MAQ shall file with the SEC under the Securities Act and the Exchange Act, and with all other applicable regulatory bodies, a proxy statement of MAQ and a registration statement of the Merger

Subsidiary (together with all amendments and supplements thereto, the “Proxy/Registration Statement”), for the purpose of (i) soliciting proxies from MAQ’s stockholders for the purpose of obtaining the requisite approval of the transactions contemplated hereby (the “MAQ Stockholder Approval”) at a meeting of MAQ’s stockholders to be called and held for such purpose (the “Special Meeting”), (ii) soliciting consents from holders of MAQ Warrants for obtaining the requisite approval of amendments to the warrant agreement required for the transactions contemplated hereby (the “MAQ Warrantholder Approval”, and (iii) registering the securities of the Merger Subsidiary to be issued to MAQ’s securityholders in connection with the Mergers. Each of the parties hereto shall cooperate in the preparation, filing and mailing of the Proxy/Registration Statement. The Proxy/Registration Statement will comply in all material respects with Legal Requirements. As soon as reasonably practicable (but in any event within ten (10) business days following the date of this Agreement), the Company shall deliver the GSL Information and MAQ shall deliver the MAQ Information to each other. Each of the parties hereto shall also furnish to each other on a timely basis all other information as may be requested in connection with the preparation of the Proxy/Registration Statement. Each of MAQ and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Proxy/Registration Statement received from the SEC or any other Governmental Entity. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on the Proxy/Registration Statement and any amendments or supplements thereto in advance of filing such with the SEC and/or each other applicable Government Entity.

(b) Each party will advise the other parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy/Registration Statement. If, at any time prior to the Effective Time, any information relating to MAQ or the Company, or any of their respective Affiliates, officers or directors, is discovered by MAQ or the Company and such information should be set forth in an amendment or supplement to the Proxy/Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other parties hereto and, to the extent required by Legal Requirement, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of MAQ.

(c) As soon as practicable following its approval by the SEC, MAQ shall distribute the Proxy/Registration Statement to its stockholders and warrantholders and shall call the Special Meeting in accordance with its certificate of incorporation, bylaws and Delaware Law and solicit proxies and consents from such stockholders and warrantholders to vote in favor of all of the proposals contained in the Proxy/Registration Statement. MAQ shall comply with all applicable federal and state securities laws.

(d) MAQ, acting through its board of directors, shall include in the Proxy/Registration Statement the recommendation of its board of directors that MAQ’s stockholders vote in favor of adoption of this Agreement.

6.2 MAQ SEC Reports; Proxy/Registration Statement.

(a) MAQ will file all MAQ SEC Reports required to be filed by it from the date of this Agreement to the Closing Date and will use commercially reasonable best efforts to do so in a timely manner. The MAQ SEC Reports (i) will be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MAQ SEC Reports, and (ii) will not at the time they are filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information relating to the Company and its Subsidiaries supplied by the Company or any of its Subsidiaries for inclusion in the Proxy/Registration Statement will not, as of the date of its distribution to MAQ’s stockholders (or any amendment or supplement thereto), or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(c) The information relating to MAQ or the Merger Subsidiary supplied to the Company and CMA for inclusion in the Proxy/Registration Statement will not, as of the date of its filing with the SEC (or on the dates of any amendments or supplements thereto filed with the SEC), contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

6.3 Public Disclosure. From the date of this Agreement until the Closing or the termination of this Agreement, neither CMA, the Company nor any of their Affiliates shall issue or otherwise make any press releases, public announcements or communications with third parties pertaining to this Agreement or the transactions contemplated hereby (collectively, “Public Disclosure”) (other than (i) any communications with its customers, lenders and other sources of capital, joint venture partners, advisors, suppliers, distributors, licensors, licensees and other third parties with which it has significant business dealings that is limited to information contained in the Proxy/Registration Statement, or (ii) as required by Legal Requirements) without the prior consent of MAQ, which consent shall not be unreasonably withheld or delayed. From the date of this Agreement until Closing or the termination of this Agreement, Public Disclosure by MAQ or the Merger Subsidiary shall comply with applicable Legal Requirements and the provisions of Section 6.13(b) herein; provided further, that if Public Disclosure by MAQ or the Merger Subsidiary is in written form and includes the names of CMA or the Company or their respective management teams and information about them which is substantially different than the Proxy/Registration Statement or any previous Public Disclosure, then MAQ shall provide copies of such Public Disclosure to the Company and CMA and their advisors reasonably in advance of its issuance or dissemination and shall incorporate any changes thereto that the Company and CMA may reasonably request (unless such Public Disclosure is required by Legal Requirements or by a MAQ SEC Report).

6.4 Access; Inspection.

(a) The Company will and will cause its Subsidiaries to afford MAQ and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company and its Subsidiaries during the period prior to the Closing to obtain all information concerning the business, properties, results of operations and personnel of the Company and its Subsidiaries, as MAQ may reasonably request. In addition, the Company shall provide MAQ no later than thirty (30) days following the end of any calendar month or forty-five (45) days following the end of any calendar quarter, with access to and copies of the monthly or quarterly consolidated balance sheet and related consolidated statements of income and cash flows, of the Company and its Subsidiaries for such calendar month or quarter. No information or knowledge obtained by MAQ in any investigation pursuant to this Section 6.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

(b) MAQ will afford CMA and the Company and their financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of MAQ during the period prior to the Closing to obtain all information concerning the business, properties, results of operations and personnel of MAQ, as CMA or the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 6.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

(c) The Company will and will cause its Subsidiaries to permit MAQ and its representatives to conduct a physical inspection of the Vessels during the period prior to the Closing (such inspections to be performed

(i) after providing reasonable advance notice to CMA and the Company of the specific inspection requests, (ii) during normal daylight business hours and (iii) without interfering with the normal course of business of the Vessels and their respective crew members). The parties acknowledge and agree that, notwithstanding Section 6.6 or other provisions herein to the contrary, (i) neither CMA nor the Company shall be obligated to repair any Vessel or cure any breach related to the Vessels as a result of such inspection, and (ii) that any costs or expenses to remedy the conditions and exceptions set forth in Schedule 2.13(b) shall remain the obligation of the Company and the Surviving Company after the Effective Time; provided that, this sentence is not intended to alter any of the rights or obligations under the Asset Purchase Agreement.

6.5 Takeover Laws. Each of MAQ, the Merger Subsidiary and the Company and their respective boards of directors or other governing bodies shall grant such approvals and take all actions necessary so that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the Delaware Law and Division 10 under the BCA) is or may become applicable to this Agreement or to the transactions contemplated hereby.

6.6 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of MAQ, the Merger Subsidiary, CMA and the Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VII to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5(b), (iv) the defending of any Proceedings, whether judicial or administrative, concerning this Agreement and the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Each of the Company, CMA, MAQ and the Merger Subsidiary shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Legal Requirements to consummate the Mergers and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and MAQ) and/or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated hereby. Subject to applicable Legal Requirements relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company, CMA, MAQ and the Merger Subsidiary, and their respective advisors, shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company, CMA, MAQ and the Merger Subsidiary shall act reasonably and as promptly as practicable.

(c) Without limiting anything else contained in this Agreement, including in Section 6.1 and this Section 6.6, from the date of this Agreement until the Effective Time, MAQ and the Merger Subsidiary, on the one hand, and the Company and its Subsidiaries, on the other hand, each shall, and shall use their commercially reasonable efforts to cause each of their respective officers, directors, employees, advisors, attorneys, accountants and representatives to, provide all cooperation reasonably requested by the other parties in connection with the Proxy/Registration Statement, the Special Meeting, and any financing arrangements that may be entered into by MAQ or the Merger Subsidiary or the Company or its Subsidiaries in connection with the transactions contemplated hereby, including (i) using commercially reasonable efforts to (A) cause appropriate officers, managers and employees to be available, on a customary basis and on reasonable notice, to meet with prospective and current lenders and investors in meetings, presentations, road shows and due diligence sessions, (B) assist with the preparation of disclosure documents in connection therewith, and (C) cause their independent accountants to provide assistance to the parties hereto, including authorizing the preparation and use of such accountants’ audit reports, SAS 100 reviews and “comfort letters.”

6.7 No Claim Against Trust Fund.

FOR AND IN CONSIDERATION OF MAQ’S AGREEMENT TO ENTER INTO THIS AGREEMENT, EACH OF THE COMPANY AND CMA HEREBY IRREVOCABLY AND ABSOLUTELY WAIVES ANY RIGHT, TITLE, INTEREST OR CLAIM OF ANY KIND (ANY “CLAIM”) IT HAS OR MAY HAVE IN THE FUTURE, IN OR TO ANY MONIES IN THE TRUST FUND AND AGREES NOT TO SEEK RECOURSE AGAINST THE TRUST FUND OR ANY AMOUNTS DISTRIBUTED THEREFROM AS A RESULT OF, OR ARISING OUT OF, ANY CLAIMS AGAINST MAQ IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER IS INTENDED AND SHALL BE BINDING ON THE COMPANY’S AND CMA’S SUBSIDIARIES, AFFILIATED ENTITIES, MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS, SHAREHOLDERS, REPRESENTATIVES, ADVISORS, ALL OTHER ASSOCIATES AND AFFILIATES, AND RESPECTIVE SUCCESSORS AND ASSIGNS, AS THE CASE MAY BE.

6.8 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of MAQ, the Merger Subsidiary and the Company as provided in the applicable Fundamental Documents or in any indemnification agreements shall survive the Mergers and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, the Surviving Company shall cause to be maintained in effect the current policies of directors and officers liability insurance maintained by MAQ and the Company, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date; provided, however, that in no event will the Surviving Company be required to expend in any one year an amount in excess of 300% of the aggregate annual premiums currently paid by each of the MAQ and the Company.

(c) If the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of MAQ, the Merger Subsidiary or the Company or any of its Subsidiaries for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

6.9 HSR. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, each of the parties hereto (or, if applicable, their respective ultimate parents) shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission or Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. The parties hereto shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be paid by MAQ.

6.10 Trust Fund Disbursement. MAQ shall cause the Trust Fund to disburse to MAQ (and in part to CMA in accordance with Section 1.6 herein), immediately upon the Closing, an amount not less than US$314,870,000 (plus interest accrued on such amount from February 29, 2008 and until the Closing Date pursuant to the terms of the Trust Account Agreement) less (i)) the US$6,405,736 of deferred underwriting fees, (ii) Liabilities in respect of MAQ Dissenting Shares, and (iii) all MAQ Tax Liabilities, and adequate reserves shall be made against applicable amounts distributed from the Trust Fund therefor. The aggregate amount actually disbursed to MAQ pursuant to this Section 6.10, and to CMA pursuant to Section 1.6 herein, is referred to herein as the “Disbursement Amount”). At the Closing, the Disbursement Amount shall be no less than US$240 million.

6.11 Section 16 Matters. Prior to the Effective Time, each of MAQ, the Merger Subsidiary and the Company shall use its commercially reasonable best efforts to cause any acquisitions or dispositions of equity securities of the Company, MAQ or the Merger Subsidiary (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is, or as a result of the transactions contemplated by this Agreement will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, MAQ or the Merger Subsidiary to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12 Termination of Related Party Arrangements. Effective from and after the Effective Time, the Surviving Company and each of its Subsidiaries shall be released automatically and without any further action from any and all obligations or Liabilities under each Related Party Arrangement to which any Related Party and the Company or any of its Subsidiaries is a party (including any Indebtedness owed to CMA under the Shareholder Loan dated December 11, 2007 or the Current Account Advance Agreement dated December 11, 2007) (other than any related agreements contemplated by this Agreement and those Related Party Arrangements set forth on Schedule 6.12) and no such agreement or transaction shall have any further force or effect from and after the Effective Time (and each such agreement shall be deemed cancelled and terminated with no penalties, payments or continuing obligations of any kind).

6.13 Non-Solicitation; Confidentiality.

(a) The parties to this Agreement hereby covenant and agree on behalf of themselves and their Affiliates that from and after the Closing Date until one (1) year thereafter, neither they nor any of their Affiliates shall, directly or indirectly, solicit or hire for employment (or make offers of employment to, or accept any business services from, including as a consultant) any employee or any other party to this Agreement.

(b) The Company and its Subsidiaries, CMA, MAQ and the Merger Subsidiary shall keep, and shall cause their Affiliates and their respective employees to keep, any and all confidential and proprietary information, know-how, technical information or trade secrets to the extent relating to CMA, MAQ, the Merger Subsidiary, the Company and its Subsidiaries, their business and the Vessels (collectively, “Confidential Information”), confidential and shall not disclose any Confidential Information to any Person and shall not use any Confidential Information for their own purposes or advantages unless and until such information (i) is or becomes a matter of public knowledge through no breach by the Company and its Subsidiaries, MAQ, the Merger Subsidiary, CMA or any of their Affiliates of any obligation to the Surviving Company or its Affiliates, (ii) is lawfully acquired from a third party without restrictions of confidentiality, (iii) is independently developed by the Company and its Subsidiaries, CMA, MAQ, or the Merger Subsidiary or their Affiliates without reliance on other Confidential Information or (iv) is required to be disclosed by applicable Legal Requirement, subpoena or other legal process; provided, that in case of any potential disclosure under this subclause (iv), the party that is required to disclose the Confidential Information shall provide the other non-disclosing parties with prompt written notice of such requirement, including copies of subpoenas or Orders requesting or ordering such disclosure of Confidential Information, cooperate reasonably with the other parties in resisting the disclosure of such Confidential Information via a protective Order or other appropriate legal action, and shall incorporate the other parties and the other parties’ advisors’ comments to such disclosure.

6.14 Payment of Certain Fees. MAQ acknowledges and agrees that the Advisor Fees and the fees and expenses set forth in Schedule 6.14 are liabilities of the Company (and of the Surviving Company after the Effective Time) that are due and payable upon the Closing or promptly thereafter.

6.15 Internal Controls. As of the Effective Time, the Company, and each of its Subsidiaries, shall have systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.16 Tax Treatment. The parties intend to obtain the opinion of Akin, Gump, Strauss, Hauer & Feld LLP, tax counsel to MAQ, to the effect that (i) the Migratory Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain should be recognized by the shareholders of MAQ in the Migratory Merger, and (iii) the Merger Subsidiary should not be treated as a U.S. corporation pursuant to Section 7874 of the Code (such opinions described in clauses (i)-(iii), the “Tax Opinions”). For purposes of the Tax Opinions described above, MAQ and the Merger Subsidiary shall provide representation letters reasonably required by Akin, Gump, Strauss, Hauer & Feld LLP (the “MAQ Representation Letters”) and CMA shall provide a representation letter substantially in the form of Exhibit D hereto (the “CMA Representation Letter”), each dated on or about the Closing Date, and if necessary, on or about the date the Proxy/Registration Statement shall become effective. Each of MAQ, the Merger Subsidiary, CMA and the Company and each of their respective Affiliates shall not knowingly take any action, fail to take any action, cause any action to be taken or not taken, or suffer to exist any condition, which action or failure to take action or condition would prevent, or would be reasonably likely to prevent, the Tax Opinions from being delivered and none of MAQ, the Merger Subsidiary, CMA or the Company shall take any position for U.S. federal, state or local tax purposes that is inconsistent with the Tax Opinions.

6.17 Purchase of MAQ Shares. From the date hereof until the Effective Time, CMA shall not, and shall not permit its Affiliates to, acquire beneficial ownership of any shares of MAQ Common Stock or other equity securities of MAQ (including MAQ Warrants).

ARTICLE VII

CONDITIONS TO THE TRANSACTION

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (with the result that, at the time the Migratory Merger is effected, all conditions to the GSL Merger shall have been met or waived):

(a) MAQ Stockholder Approval and MAQ Warrantholder Approval. MAQ shall have obtained the MAQ Stockholder Approval and the MAQ Warrantholder Approval.

(b) MAQ Common Stock. Holders of less than 20% of the shares of MAQ Common Stock issued in MAQ’s initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with MAQ’s Fundamental Documents.

(c) HSR Act. All specified waiting periods applicable to MAQ, the Company or any ultimate parent entity thereof under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making any of the Mergers illegal or otherwise prohibiting consummation of any of the Mergers substantially on the terms contemplated by this Agreement.

(d) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making any of the Mergers illegal or otherwise prohibiting consummation of any of the Mergers, on the terms contemplated by this Agreement.

(e) Tax Opinion. MAQ and the Merger Subsidiary shall have received the Tax Opinions, dated as of the Closing Date, and if necessary, dated as of the date the Proxy/Registration Statement becomes effective. In rendering the Tax Opinions, Akin, Gump, Strauss, Hauer & Feld LLP shall be entitled to rely upon the MAQ Representation Letters and the CMA Representation Letter.

7.2 Additional Conditions to Obligations of the Company and CMA. The obligation of the Company and CMA to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and CMA:

(a) Representations and Warranties. The representations and warranties of MAQ and the Merger Subsidiary set forth in this Agreement that are (i) qualified as to “Material Adverse Effect” shall have been true and correct as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date, and (ii) not qualified as to “Material Adverse Effect” shall have been true and correct as of the date hereof and true and correct in all material respects as of the Closing Date, with the same force and effect as if made on the Closing Date. The Company and CMA shall have received a certificate with respect to the foregoing signed on behalf of MAQ and the Merger Subsidiary by an authorized officer of each of MAQ and the Merger Subsidiary (the “MAQ Closing Certificate”).

(b) Agreements and Covenants. MAQ and the Merger Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the MAQ Closing Certificate shall include a provision to such effect.

(c) Trust Fund. MAQ shall have made appropriate arrangements reasonably satisfactory to the Company and CMA to have the Trust Fund, which shall contain no less than the Disbursement Amount described in

Section 6.10, disbursed to MAQ upon the Closing and to CMA in accordance with Sections 1.6 and 6.10 at the Closing.

(d) Material Adverse Effect. At any time on or after the date of this Agreement, there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on MAQ or the Merger Subsidiary.

(e) Ancillary Documents. Marathon Founders LLC shall have executed and delivered the Stockholders Agreement.

7.3 Additional Conditions to the Obligations of MAQ. The obligation of MAQ and the Merger Subsidiary to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by MAQ:

(a) Representations and Warranties. The representations and warranties of the Company and CMA set forth in this Agreement that are (i) qualified as to “Material Adverse Effect” shall have been true and correct as of the date hereof and as of the Closing Date, with the same force and effect as if made on the Closing Date (or, if given as of a specific date, as of such date) and (ii) not qualified as to “Material Adverse Effect” shall have been true and correct as of the date hereof as stated and as of the Closing Date in all material respects. MAQ and the Merger Subsidiary shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company and an authorized officer of CMA (the “Company/CMA Closing Certificate”).

(b) Agreements and Covenants. The Company and CMA shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company/CMA Closing Certificate shall include a provision to such effect.

(c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(d) Credit Facility. The Credit Facility shall be in full force and effect as of the Effective Time.

(e) Ancillary Documents. The Company and its Subsidiaries, CMA or their applicable Affiliates shall have executed and delivered each of the Transaction Agreements.

ARTICLE VIII

TAX MATTERS

8.1 Tax Covenants. The parties hereto hereby agree that the Surviving Company shall pay all transfer, documentary, sales, use, registration and similar Taxes not based on net income together with any related fees, penalties, interest and additions to such Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes), incurred in connection with the Mergers (“Transfer Taxes”). Each party shall use reasonable efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other parties in a timely manner providing any information and documentation, including resale certificates, that may be necessary to obtain such exemptions.

8.2 Cooperation. CMA, the Company, MAQ and the Merger Subsidiary shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

8.3 Coordination with Agreement. In the event the provisions of this ARTICLE VIII conflict with any other provisions of this Agreement, this ARTICLE VIII shall exclusively govern all matters concerning Taxes.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of MAQ and CMA at any time;

(b) by either MAQ or CMA if the Mergers shall not have been consummated by August 31, 2008 (the “Termination Date”) for any reason; provided, however, that each party’s right to terminate this Agreement under this Section 9.1(b) shall not be available if the other party’s action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before the Termination Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either MAQ, CMA or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting any of the Mergers which order, decree, ruling or other action is final and non-appealable;

(d) by the Company or CMA, (i) upon a material breach of any representation, warranty, covenant or agreement on the part of MAQ or the Merger Subsidiary set forth in this Agreement, or if any representation or warranty of MAQ shall have become untrue, in either case such that the conditions set forth in ARTICLE VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if MAQ or the Merger Subsidiary, as applicable, proceed in its sole discretion to cure such breach prior to the Termination Date, then the Company or CMA may not terminate this Agreement under this Section 9.1(d) for thirty (30) calendar days after delivery of written notice from the Company to MAQ of such breach, provided, MAQ or the Merger Subsidiary continues to exercise commercially reasonable efforts to cure such breach and provides written evidence to the Company and CMA of its efforts (it being understood that the Company or CMA may not terminate this Agreement pursuant to this Section 9.1(d) if it shall have materially breached this Agreement or if such breach by MAQ or the Merger Subsidiary is cured during such thirty (30) calendar day period) or (ii) if MAQ’s Board of Directors or management has withdrawn or changed its recommendation to the MAQ stockholders regarding the Mergers;

(e) by MAQ, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or CMA set forth in this Agreement, or if any representation or warranty of the Company or CMA shall have become untrue, in either case such that the conditions set forth in ARTICLE VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if the Company or CMA proceed in its sole discretion to cure such breach prior to the Termination Date (including any material breach of the representations and warranties contained in Section 2.13), then MAQ may not terminate this Agreement under this Section 9.1(e) for thirty (30) calendar days after delivery of written notice from MAQ to the Company or CMA of such breach, provided, the Company and CMA continues to exercise commercially reasonable efforts to cure such breach and provides written evidence to MAQ of its efforts (it being understood that MAQ may not terminate this Agreement pursuant to this Section 9.1(e) if it shall have materially breached this Agreement or if such breach by the Company or CMA is cured during such thirty (30) calendar day period); or

(f) by either MAQ, CMA or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to have received the MAQ Stockholder Approval and the MAQ Warrantholder Approval of this Agreement, or the holders of 20% or more of the number of shares of MAQ Common Stock issued in MAQ’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of MAQ Common Stock held by them into cash in accordance with MAQ’s certificate of incorporation (any shares with respect to which such conversion has been exercised, the “MAQ Dissenting Shares”).

9.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 will be effective immediately upon (or, if the termination is pursuant to Section 9.1(d) or Section 9.1(e), and the proviso therein is applicable, thirty (30) calendar days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, the Mergers shall be abandoned and there shall be no liability on the part of any of the parties, except for (i) Sections 6.7, 9.2 and 9.3, ARTICLE X (Defined Terms) and ARTICLE XI (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

9.3 Fees and Expenses. Except as stated in Section 6.14 herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

ARTICLE X

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph number in which definition of each such term is located:

Term	Section
Acquisition Proposal	5.2(b)
Acquisition Transaction	5.2(a)
Affiliate	11.2
Agent	11.6(b)
Agreement	Preamble
Amended Charter Agreements	Recitals
AMEX	2.5(b)
Approvals	2.1(a)
Asset Purchase Agreement	Recitals
BCA	1.1
Broker Fees	2.16
Carve-out Financial Statements	11.2
Certificate of Merger	1.2
Claim	6.7
Closing	1.2
Closing Date	1.2
CMA	Preamble
CMA Representation Letter	6.16
CMA/GSL Transaction Agreements	Recitals
Code	2.14
Commitment	11.2
Common Shares	11.2
Company	Preamble

Term	Section
Company Contracts	2.17(b)
Company Financial Statements	11.2
Company Plans	2.11(a)
Company/CMA Closing Certificate	7.3(a)
Confidential Information	6.13(b)
Confidentiality Agreement	11.4
Contract	11.2
Credit Facility	Recitals
Delaware Law	1.1
Delaware Secretary	1.2
Disbursement Amount	6.10
Effective Time	1.2
Employee Benefit Plan	11.2
Environmental Law	2.15
Equity Interest	11.2
ERISA	2.11(b)
Exchange Act	11.2
Financial Statements	2.7(a)
Foreign Corrupt Practices Act	2.6(b)
Fundamental Documents	11.2
Governmental Entity	11.2
GSL Articles of Merger	1.2
GSL Information	11.2
GSL Merger	1.1
Guaranty	11.2
Hazardous Materials	2.15
Hedging Contracts	11.2
HSR Act	2.5(b)
Indebtedness	11.2
Initial Cash Amount	1.5(b)
ISM Code	11.2
ISPS Code	11.2
Legal Requirements	11.2
Liabilities	11.2
Lien	11.2
MAQ	Preamble
MAQ Closing Certificate	7.2(a)
MAQ Common Stock	11.2
MAQ Contracts	4.16(a)
MAQ Dissenting Shares	9.1(f)
MAQ Information	11.2
MAQ Preferred Stock	4.3(a)
MAQ Representation Letters	6.16
MAQ SEC Reports	4.7(b)
MAQ Stockholder Approval	6.1(a)
MAQ Warrantholder Approval	6.1(a)
MAQ Warrants	11.2
Maritime Guidelines	11.2
Marshall Islands Registrar	1.2
Material Adverse Effect	11.2
Material Company Contracts	2.17(c)

Term	Section
Merger Subsidiary	Preamble
Merger Subsidiary Shares	4.3(a)
Mergers	1.1
Migratory Articles of Merger	1.2
Migratory Merger	1.1
MTSA	11.2
Order	11.2
Ordinary Course	11.2
Person	11.2
Plan	4.12
Plans	4.12
Pre-Closing Tax Period	11.2
Predecessor	11.2
Proceedings	11.2
Proxy/Registration Statement	6.1(a)
Public Disclosure	6.3
Registration Statement	11.2
Related Party	11.2
Related Party Arrangement	11.2, 2.20
Restated Articles	Recitals
SEC	11.2
Securities Act	11.2
Special Meeting	6.1(a)
Stockholders Agreement	Recitals
Subsidiary	11.2
Surviving Board	1.4(b)
Surviving Company	1.1
Tax	2.14
Tax Opinions	6.16
Tax Return	11.2
Taxes	2.14
Termination Date	9.1(b)
Third Party	5.2(a)
Transaction Agreements	Recitals
Transfer Taxes	8.1
Trust Account Agreement	11.2
Trust Fund	11.2
U.S. GAAP	11.2
Vessels	2.13(a)

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

if to MAQ, the Merger Subsidiary or the Surviving Company, to:

c/o Marathon Acquisition Corp.
500 Park Avenue, Fifth Floor
New York, New York 10022
Attention: Michael S. Gross
Tel: (212) 993-1670
Fax: (212) 993-1679

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Gary L. Sellers, Esq.
Edward J. Chung, Esq.
Tel: (212) 455-2000
Fax: (212) 455-2502

if to the Company, to:

Global Ship Lease, Inc.
10 Greycoat Place
London SW1P 1SB
Attention:	Ian J. Webber
Tel: +44 (0) 20 7960 6340
Fax: + 44 (0) 20 7960 6012

with a copy to:

Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, NY 10103
Attention:	Antonios C. Backos, Esq.
Tel: (212) 506-5000
Fax: (212) 506-5151

if to CMA, to:

CMA CGM S.A.
4, quai d’Arenc 13235
Marseille cedex 02
France
Attention:	Jean-Yves Schapiro
Tel: + 33 (0) 4 88 91 90 00
Fax: +33 (0) 4 88 91 83 77

with a copy to:

Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, NY 10103
Attention:	Antonios C. Backos, Esq.
Tel: (212) 506-5000
Fax: (212) 506-5151

11.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement, the following terms shall have the following meaning:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Carve-out Financial Statements” means, collectively, (a) the financial statements of the Predecessor (together with the notes thereto) and (b) the financial statements of the Delmas vessels (together with the notes thereto).

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Fundamental Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Common Shares” means shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of the Surviving Company.

“Company Financial Statements” means the financial statements of the Company and its Subsidiaries.

“Contract” shall mean any written agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment.

“Employee Benefit Plan” means each pension, profit sharing, retirement, severance, medical insurance, life insurance, welfare (including retiree welfare), disability, deferred compensation, stock purchase, stock option, stock-based award, employment, consulting, change-in-control, retention, fringe benefit, bonus or incentive agreement, program, policy or other arrangement, including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto and (c) with respect to the foregoing or any other Person, any other direct or indirect equity ownership or participation in such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Fundamental Documents” of a corporation would be its certificate or articles of incorporation and bylaws, the “Fundamental Documents” of a limited liability company would be its certificate of formation and its operating agreement and the “Fundamental Documents” of a limited partnership would be its certificate of limited partnership and its partnership agreement.

“Governmental Entity” means any (i) region, state, county, municipality, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, self-regulatory organization or other entity and any court or other tribunal), (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature (including the International Maritime Organization), (v) arbitral body or (vi) official of any of the foregoing.

“GSL Information” means information about the Company and its Subsidiaries reasonably sufficient to permit the preparation and filing with the SEC of the Proxy/Registration Statement or such other statement or report as may be required by the federal securities laws.

“Hedging Contracts” means, except as required by the terms of the Credit Facility, any interest rate swap agreement, interest cap agreement, interest collar agreement, interest hedging agreement, foreign exchange contract, currency swap agreement or any agreement designed to protect against fluctuations in currency values.

“Indebtedness” means with respect to any Person the aggregate amount (including the current portions thereof), without duplication, of all (a) indebtedness for money borrowed from others and purchase money indebtedness (other than accounts payable in the Ordinary Course to the extent that such accounts payable are not more than thirty (30) days past due); (b) indebtedness of the type described in clause (a) above guaranteed in any manner by such Person or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of the indebtedness against loss (any such arrangement being hereinafter referred to as a “Guaranty”); (c) all indebtedness of the type described in clauses (a) and (b) above secured by any Lien upon property owned by such Person, even though it has not in any manner become liable for the payment of such indebtedness; (d) all obligations relating to or arising under Hedging Contracts, if any; and (e) obligations of such Person to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person, as of such date computed in accordance with U.S. GAAP.

“ISM Code” means the International Safety Management Code of the Safe Operating Ships and for Pollution Prevention constituted pursuant to Resolution A 741(18) of the International Maritime Organization and incorporated in the Safety of Life at Sea Convention.

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization, including any amendments and extensions of this code and any regulation taken in application of this code.

“Legal Requirements” means any federal, state, local, municipal, foreign, maritime, international, supranational or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, regulation, ruling, convention, agreement or requirement enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (including any Maritime Guidelines).

“Liabilities” means all liabilities, whether secured or unsecured, accrued, contingent, known, absolute, inchoate or otherwise.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, pledge, option, restriction on transfer of title or voting, right of first refusal/offer, preemptive right, easement, servitude, right of way, community property interest, equitable interest, or other restriction or charge of any kind (including any title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any affiliate of the seller, or any agreement to give any security interest), whether or not relating to the extension of credit or the borrowing of money, whether imposed by Contract, Legal Requirement, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities laws.

“MAQ Common Stock” means the common stock, par value US$0.0001 per share, of MAQ.

“MAQ Information” means information about MAQ and the Merger Subsidiary reasonably sufficient to permit the preparation and filing with the SEC of the Proxy/Registration Statement or such other statement or report as may be required by the federal securities laws.

“MAQ Warrants” means the warrants issued by MAQ in connection with the IPO.

“Maritime Guidelines” means any United States, international or non-United States (including the Marshall Islands and France) rule, requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject and required to comply with, imposed or promulgated by any Governmental Entity, such Vessel’s classification society or the insurer(s) of such Vessel.

“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect, individually or when aggregated with other changes, events, circumstances or effects, that would either (a) have a material adverse effect on (i) the business, properties (including the Vessels), financial condition, or results of operations of such entity (or, in the case of the Company, the Predecessor) and its Subsidiaries taken as a whole, (ii) the validity of this Agreement or any Transaction Agreement or (iii) the ability of any party to perform under this Agreement or any Transaction Agreement, or (b) prevent or materially interfere with the consummation of the transactions contemplated by this Agreement or any Transaction Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any change, event, circumstance or effect arising from or relating to (1) general business, economic or industry conditions, (2) national or international political or social conditions, including the engagement by the United States or the United Kingdom in hostilities, whether or not pursuant to the declaration of a national emergency or war, (3) changes in U.S. GAAP, (4) changes in Legal Requirements, or (5) the taking of any action required by this Agreement or any Transaction Agreement, except, in the case of subclauses (1), (2), (3) and (4), for purposes of determining the amount of material adversity in subclause (a), to the extent such change, event, circumstance or effect has a disproportionate adverse effect on the entity as compared to other Persons engaged in the same industry.

“MTSA” means the Maritime Transportation Security Act of 2002.

“Order” means any order by, before, or under the supervision of any Governmental Entity, arbitrator, or mediator.

“Ordinary Course” means the ordinary course of business consistent with past practice.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date or, with respect to the portion of such period that ends on the Closing Date, any taxable period that includes (but does not end on) such date.

“Predecessor” means the predecessor to the Company contemplated in the Carve-out Financial Statements.

“Proceedings” means actions, suits, claims and investigations and legal, administrative or arbitration proceedings.

“Registration Statement” means the registration statement of the Company, as filed on November 13, 2007 with the SEC on Form F-1 (File No. 333-147070), as amended through Amendment #3.

“Related Party” means an officer, director, manager, employee, Affiliate or shareholder of the Company or any of its Subsidiaries.

“Related Party Arrangement” shall have the meaning given to it in Sections 2.20 or 3.4, as applicable.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means with respect to any Person, any other Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of the second Person’s Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person.)

“Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed with respect to or in connection with the calculation, determination, assessment or collection of any Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated tax.

“Trust Account Agreement” means the trust account agreement between MAQ and The Bank of New York, dated August 30, 2006.

“Trust Fund” means the MAQ’s trust account at The Bank of New York with The Bank of New York, acting as Trustee.

“U.S. GAAP” means generally accepted accounting principles of the United States.

11.3 Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

11.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) except as provided in the following sentence, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder. All of the confidentiality obligations, agreements and covenants under paragraphs 3 and 5 of that certain Letter of Intent, dated February 24, 2008, between MAQ and CMA (the “Confidentiality Agreement”) shall survive the termination of this Agreement without any modification thereof, provided, that to the extent there is a conflict between the provisions of the Confidentiality Agreement and the provisions of this Agreement, this Agreement shall prevail to that extent.

11.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6 Jurisdiction; Enforcement.

(a) The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or if (but only if) that court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts and to accept service of process in any manner permitted by such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to lawfully serve process, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(b) By its execution and delivery of this Agreement, each of CMA and the Company (i) irrevocably designates and appoints CMA CGM (America) LLC (the “Agent”) as its authorized agent upon which process may be served in any Proceeding arising out of or relating to this Agreement or any Transaction Agreement and (ii) agrees that service of process upon the agent shall be deemed, in every respect, effective service of process upon CMA or the Company, as applicable, in any such Proceeding. Each of CMA and the Company further agrees, at its own expense, to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Agent in full force and effect. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Law of the State of New York, without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

11.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 11.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties; provided, however, that after adoption of this Agreement by the stockholders of MAQ, no amendment shall be made, that by Legal Requirement requires further approval by the stockholders, without such further approval.

11.11 Independence of Covenants and Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

11.12 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.14 Nonsurvival of Representations and Warranties. None of the representations and warranties or covenants contained in this Agreement shall survive the Effective Time, except those covenants set forth in Sections 6.7, 6.8, 6.12, 6.13, 6.14, 9.2 and 9.3 and in Articles VIII, X and XI which shall survive after the Effective Time.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

MARATHON ACQUISITION CORP.

By:	/s/ MICHAEL GROSS
Name:	Michael Gross
Title:	Chairman and CEO

GSL HOLDINGS, INC.

By:	/s/ BRIAN GERSON
Name:	Brian Gerson
Title:	Vice President and Treasurer

CMA CGM S.A.

By:	/s/ JEAN-YVES SCHAPIRO
Name:	Jean-Yves Schapiro
Title:	Executive Vice President, Finance & Control

GLOBAL SHIP LEASE, INC.

By:	/s/ IAN J. WEBBER
Name:	Ian J. Webber
Title:	CEO

GLOBAL SHIP LEASE, INC.

By:	/s/ SERGE CORBEL
Name:	Serge Corbel
Title:	Authorized Signatory

Appendix B

Jefferies & Company, Inc

520 Madison Avenue

New York, NY 10022

Tel 212.284.2550

Fax 212.284.2111

www.jefferies.com

March 21, 2008

Board of Directors

Marathon Acquisition Corp.

500 Park Avenue, Fifth Floor

New York, New York 10022

Members of the Board:

We understand that Marathon Acquisition Corp. (“Parent”) has proposed to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with GSL Holdings, Inc., a Marshall Islands corporation and a wholly owned subsidiary of Parent (“MergerSub”), CMA CGM S.A., a société anonyme organized under the laws of France (the “Stockholder”), and Global Ship Lease, Inc., a Marshall Islands corporation and a wholly owned subsidiary of Stockholder (the “Company”). Pursuant to the Merger Agreement, (i) Parent will merge (the “First Merger”) with and into Merger Sub (after the First Merger, the “Surviving Corporation”) and each share of common stock of Parent (“Parent Common Stock”) will be converted into one share of Class A Common Stock of the Surviving Corporation, other than a certain proportion of Parent Common Stock held by the Founders (as defined below), which will be converted into an aggregate of 4,375,000 shares of Class A Common Stock of the Surviving Corporation, and 5,000,000 shares of Class B Common Stock of the Surviving Corporation on a pro rata basis based on the shareholdings of Parent Common Stock held by each of the Founders as of the final date of the Merger Agreement, and (ii) the Company will merge (the “Second Merger” and, together with the First Merger, the “Mergers”) with and into the Surviving Corporation and the Stockholder will receive $66,570,135 in cash, 7,844,600 shares of the Class A Common Stock of the Surviving Corporation, 5,000,000 shares of the Class B Common Stock of the Surviving Corporation and 12,375,000 shares of the Class C Common Stock of the Surviving Corporation (collectively, the “Merger Consideration”). For the purposes of this letter, “Founders” means Marathon Founders, LLC and each of the outside directors of Parent.

In addition, we understand that as a condition to the closing of the Mergers, the Stockholder and the Company will enter into a Second Amended and Restated Asset Purchase Agreement (the “Asset Purchase Agreement” and, together with the Merger Agreement, the “Transaction Agreements”), pursuant to which the Surviving Corporation will purchase five vessels from the Stockholder (the “Asset Purchase” and, together with the Mergers, the “Transaction”) and the Stockholder will receive $338,000,000 in cash (the “Asset Purchase Consideration” and, together with the Merger Consideration, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Transaction Agreements. For purposes of this opinion letter, the Consideration to be paid to Stockholder will be deemed to have been paid by Parent.

You have asked for our opinion as to whether (i) the Consideration to be paid by Parent pursuant to the Transaction is fair, from a financial point of view, to Parent, and (ii) the fair market value of the Company, assuming the closing of the Transaction, is at least equal to 80% of the amount in the Parent’s Trust Account, as defined in the Merger Agreement, excluding any amount that is or will be due and payable as deferred underwriting discounts and commissions pursuant to the terms and conditions of the underwriting agreement

B-1

entered into in connection with initial public offering of Parent Common Stock (as adjusted, the “Trust Account Assets”).

In arriving at our opinion, we have also, among other things:

(i)	reviewed the final Merger Agreement, dated March 21, 2008;

(ii)	reviewed the final Asset Purchase Agreement, dated March 21, 2008;

(iii)	reviewed certain publicly available financial and other information about Parent and the Company;

(iv)	reviewed certain information furnished to us by the Company’s management, including historical financial information and financial forecasts and analyses relating to the business, operations and prospects of the Company;

(v)	held discussions with members of senior management of Parent and the Company concerning the matters described in clauses (iii) and (iv) above;

(vi)	reviewed the share trading price history for Parent Common Stock for the period ending March 14, 2008, and considered the liquidation value per share as of February 29, 2008 as provided by Parent;

(vii)	reviewed the valuation multiples for certain publicly traded companies that we deemed relevant;

(viii)	compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant;

(ix)	reviewed and compared the net asset value of the Parent to the indicated fair market value of the Company; and

(x)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not independently investigated or verified, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by Parent and the Company or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, Parent or the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company, and we have relied solely upon such financial forecasts prepared by the management of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

B-2

We have made no independent investigation of any legal or accounting matters affecting Parent or the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to Parent and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreements to Parent and its stockholders. We have assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent, the Company or the contemplated benefits of the Transaction.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the Consideration, or any other aspects of the Transaction. We did not participate in negotiations with respect to the terms of the Transaction and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from Parent’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might result in terms and conditions more favorable to Parent or its stockholders than those contemplated by the Transaction Agreements.

It is understood that our opinion is for the use and benefit of the Board of Directors of Parent in its consideration of the Transaction, and our opinion does not address the relative merits of the transactions contemplated by the Agreements as compared to any alternative transaction or opportunity that might be available to Parent, nor does it address the underlying business decision by Parent to engage in the Transaction. Our opinion does not constitute a recommendation as to how any holder of shares of Parent Common Stock should vote on the Transaction or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Transaction; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Parent or the Company, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid by Parent pursuant to the Agreements or otherwise. We express no opinion as to the price at which shares of the Surviving Corporation or Parent Common Stock will trade at any time. This opinion has been approved by a fairness committee of Jefferies & Company, Inc.

We have been engaged by Parent in connection with the delivery of this opinion and will receive a fee for our services, a portion of which is payable upon the delivery of our opinion and the balance of which is payable upon the consummation of the Mergers. We also will be reimbursed for expenses incurred. Parent has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. In the ordinary course of our business, we and our affiliates may trade or hold securities of Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to Parent, the Company or entities that are affiliated with Parent or the Company, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with Parent, our opinion may not be used or referred to by Parent, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, (i) the Consideration to be paid by Parent pursuant to the Transaction is fair, from a financial point of view, to Parent, and (ii) the fair market value of the Company is at least equal to 80% of the Trust Account Assets.

Very truly yours,

/s/ Jefferies & Company, Inc.

JEFFERIES & COMPANY, INC.

B-3